As filed with the Securities and Exchange Commission on February 11, 2000
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                     -------------------------------------

                               ICICI Bank Limited
             (Exact name of Registrant as specified in its charter)

                                 Not Applicable
                (Translation of Registrant's name into English)

                             The Republic of India
         (State or other jurisdiction of incorporation or organization)

                                      6029
            (Primary Standard Industrial Classification Code Number)

                                      None
                      (I.R.S. Employer Identification No.)

                     -------------------------------------

                                  ICICI Towers
                              Bandra-Kurla Complex
                             Mumbai 400 051, India
                               011-91-22-653-1414
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                     -------------------------------------

                             CT Corporation System
                               111 Eighth Avenue
                            New York, New York 10011
                                  212-894-8940
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                     -------------------------------------

                                   Copies to:

      Margaret E. Tahyar                          Stuart K. Fleischmann
     Davis Polk & Wardwell                         Shearman & Sterling
      99 Gresham Street                          599 Lexington Avenue
       London EC2V 7NG                         New York, New York 10022
            England                                   212-848-4000
     011-44-171-418-1300

                     -------------------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
Title of each class of securities    Amount to be      Proposed maximum    Proposed maximum        Amount of
to be registered(1)                   registered      offering price per       aggregate      registration fee(2)
                                                             ADS            offering price
-------------------------------------------------------------------------------------------------------------------
Equity shares, par value Rs. 10                                              $125,000,000             $33,000
per share, each represented by
o American Depositary Shares(3)
-------------------------------------------------------------------------------------------------------------------

(1) Assumes that all the equity shares sold in the offering are sold in the United States.
(2) Calculated on the basis of the maximum aggregate offering price pursuant to Rule 457(o) under the Securities Act of 1933.
(3) American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of these Equity Shares are being registered under a separate registration statement on Form F-6. Each American Depositary Share will represent o equity shares.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2000

PROSPECTUS
                          o American Depositary Shares
                                     [LOGO]
                          Representing o Equity Shares


     We are offering up to o American Depositary Shares or ADSs of ICICI Bank outside India, including in the United States. Each American Depositary Share represents o equity shares.

     In India, our equity shares are listed on several Indian stock exchanges, including the Stock Exchange, Mumbai, known as the BSE, and the National Stock Exchange of India Limited, known as the NSE, the principal stock exchanges in India.

     We have applied to list our American Depositary Shares on the New York Stock Exchange, subject to official notice of issuance, under the symbol o.

     It is anticipated that the price to public per ADS will be determined by reference to the prevailing market prices of the equity shares after taking in account prevailing market conditions and certain other factors. The last reported sale price of our equity shares on the BSE on February 10, 2000 was Rs. 170.45 per equity share and the last reported sale price of our equity shares on the NSE on February 10, 2000 was Rs.169.10 per equity share.

                                ----------------

     Investing in the American Depositary Shares involves certain risks which are described in the Risk Factors beginning on page o.

                               ----------------

                                                    Underwriting
                                                    discount and     Proceeds to
                                Price to public     commissions           us
                                ---------------     ------------     -----------
     Per ADS................... $                   $                $

     Total..................... $                   $                $

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We have granted the underwriters the right to purchase up to an additional
o American Depositary Shares at the public offering price, less underwriting discount and commissions, within 30 days from the date of this prospectus to cover over-allotments.

                                ----------------

                Joint Global Coordinators and Joint Book Runners
                            (listed alphabetically)
Merrill Lynch & Co.                                   Morgan Stanley Dean Witter



         , 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Information about the Offering
     Prospectus Summary......................................................
     The Offering............................................................
     Summary Financial and Operating Data....................................
     Risk Factors............................................................
     Use of Proceeds.........................................................
     Capitalization..........................................................
     Exchange Rates..........................................................
Information about Our Business
     Overview of the Indian Banking Sector...................................
     Relationship with the ICICI Group.......................................
     Business................................................................
          Overview...........................................................
          History............................................................
          Our Strategy.......................................................
          Our Principal Business Activities..................................
          Corporate Banking..................................................
          Retail Banking.....................................................
          Treasury...........................................................
          Funding............................................................
          Loan Portfolio.....................................................
          Non-Performing Loans...............................................
          Risk Management....................................................
          Technology.........................................................
          Competition........................................................
          Employees..........................................................
          Properties.........................................................
          Legal and Regulatory Proceedings...................................
     Selected Financial and Operating Data...................................
     Management's Discussion and Analysis of Financial Condition and
          Results of Operations .............................................
     Management..............................................................
      Related Party Transactions.............................................
Information about India
     The Republic of India...................................................
     Reforms in Some Key Sectors of the Indian Economy.......................
     Overview of the Indian Financial Sector.................................
     Supervision and Regulation..............................................
     Exchange Controls.......................................................
     Nature of the Indian Securities Trading Market..........................
     Restriction on Foreign Ownership of Indian Securities...................
Other Information
     Principal Shareholders..................................................
     Dividends...............................................................
     Dilution................................................................
     Description of Equity Shares............................................
     Description of the American Depositary Shares...........................
     Taxation................................................................
     Underwriting............................................................
     Legal Matters...........................................................
     Experts.................................................................
     Presentation of Financial Information...................................
     Forward-Looking Statements..............................................
     Where You Can Find Additional Information...............................

     Enforcement of Civil Liabilities Against Foreign Persons................
     Selected Financial Information under Indian GAAP........................
     Significant Differences between Indian GAAP and US GAAP.................
Financial Information
     Index to US GAAP Financial Statements...................................

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               PROSPECTUS SUMMARY

     You should read the following summary with the more detailed financial information about us and our financial statements, including the notes to the financial statements, included at the end of this prospectus. In this prospectus, all references to "we", "our", "us" and "ICICI Bank" are to ICICI Bank Limited. References to "ICICI" are to ICICI Limited on an unconsolidated basis and references to the "ICICI group" and "the group" are to ICICI Limited and its consolidated subsidiaries including us.

Overview

     We are a private sector commercial bank organized under the laws of India and one of the nine new private sector banks formed since 1993. We offer a wide range of banking products and services to corporate and retail customers through a variety of delivery channels. We are a subsidiary of ICICI Limited, one of the largest of all Indian financial institutions, banks and finance companies in terms of assets, a well recognized brand in the Indian financial sector and the first Indian company to list its securities on the New York Stock Exchange (symbol: IC and IC.d). At December 31, 1999, we had the largest deposit base of all of the new private sector banks in India. At year-end fiscal 1999, we had assets of Rs. 74.8 billion (US$ 1.7 billion) and stockholders' equity of Rs. 2.8 billion (US$ 65 million). In fiscal 1999, our net income was Rs. 503 million (US$ 12 million). At December 31, 1999, we had assets of Rs. 102.2 billion (US$ 2.3 billion) and stockholders' equity of Rs.
3.7 billion (US$ 85 million). Our net income for the nine months ended December 31, 1999 was Rs. 1.0 billion (US$ 24 million).

     Our organization is divided into three business units: corporate banking, retail banking and treasury. Our primary business is to develop a strong asset portfolio consisting mainly of working capital loans and terms loans for corporate borrowers funded by corporate and retail deposits. We seek to provide a wide variety of fee-based corporate products and services, like documentary credits, cash management services, standby letters of credit and treasury-based derivative products that help us increase our non-interest income. In building our corporate banking business, we have capitalized on the strong relationships that our parent company, ICICI, enjoys with many of India's leading corporations. We intend to generate significant growth in revenues based on increased synergies with ICICI and its group of companies.

     Our retail products and services include payroll accounts, online bill payment, online remittance facilities, credit cards, depositary share accounts, retail loans against time deposits and loans against subscriptions for initial public offerings. We offer our customers a choice of delivery channels including physical branches, automated teller machines or ATMs, telephone banking call centers and the Internet. In recent years, we have expanded our physical delivery channels, including bank branches and ATMs, to cover a total of 121 locations in 40 cities throughout India at December 31, 1999. We intend to continue to use technology to increase the speed and efficiency of the delivery of our products and services. We have built a base of demand and time deposits (494,480 retail customer accounts at December 31, 1999), representing 1.08% of total deposits held by commercial banks in India.

     We were the first bank to offer Internet banking in India. Since inception, we have consistently used technology to differentiate our products and services from those of our competitors. Our technology driven products include Internet banking, electronic commerce based banking solutions, cash management services and credit cards. To support our technology initiatives, we have set up online real time transaction processing systems. We have upgraded our product offering in response to changes in customer needs and technological advances. We believe that our Internet banking platform delivers competitive, efficient and low cost banking solutions to our customers.

Our Strategy

         We believe the recent upturn in the Indian economy provides us with a significant opportunity to strengthen our position as one of the largest and most innovative new generation private sector commercial banks in India. Our objective is to be the leading provider of banking products through technology driven distribution channels servicing a targeted group of corporate and retail customers.

     To achieve this objective, the key elements of our strategy are to:

     o    Increase our market share in corporate banking;
     o    Build a profitable retail franchise;
     o Apply Internet technologies to existing product offerings and create new business opportunities;
     o    Use technology to provide a multi-channel distribution network;
     o    Enhance recurring fee income; and
     o    Maintain and enhance asset quality.

                                  THE OFFERING

Offering ................................   o ADSs being offered outside India which would be approximately
                                            o% of our issued and outstanding equity shares after the
                                            offering, assuming no exercise of the underwriters' over-allotment option, and o%, assuming the underwriters exercise their
                                            over-allotment option described below. The offering consists of the
                                            US offering and the international offering.

US Offering..............................   o ADSs being offered in the United States and Canada.

International Offering...................   o ADSs being offered outside the United States, Canada and
                                            India to institutional investors in Europe and the rest of the world.

Offering Price...........................   The offering price is $o per ADS.

Underwriters' Over-Allotment
Option..................................    We have granted the underwriters in the offering an option, exercisable for up to 30 days after the date of this prospectus, to purchase up to o additional ADSs to cover over-allotments, if any.

Listing.................................    We have applied to list our ADSs on the New York Stock Exchange, subject to official notice of issuance, under the symbol o.

American Depositary Shares..............    Each ADS represents o equity shares, par value Rs. 10 per
                                            share. The ADSs will be evidenced by American Depositary Receipts.

Equity Shares to be outstanding
after the Offering. .....................   o equity shares (including any equity shares to be issued in the event the underwriters' over-allotment option is exercised in full in the offering).


Use of Proceeds ........................    The net proceeds from the offering will be used for funding future growth and for other general corporate purposes. We expect that the net proceeds from the offering will allow us to strengthen our capital adequacy so as to be more in line with the benchmarks of leading, well capitalized international banks and to be in compliance with capital adequacy requirements in India. We may also selectively pursue growth opportunities through acquisitions and strategic investments.

Dividends...............................    We have declared and paid dividends since fiscal 1996. The declaration, amount and payment of dividends are subject to the recommendation of our board of directors and the approval of our shareholders. Holders of equity shares and ADSs will be entitled to dividends paid, if any. Holders of ADSs will be entitled to full dividends in fiscal 2001 and will not be entitled to any dividends in fiscal 2000.

                                       6



Voting Rights............................   The ADSs will have no voting rights. Under the deposit agreement, the depositary will vote the equity shares deposited with it as directed by our board of directors. See "Description of the American
                                            Depositary Shares--Voting Rights".

Indian Taxation..........................   Any transfer of ADSs or equity shares outside India by a
                                            non-resident investor to another non-resident investor does not give rise to Indian capital gains tax. Subject to any relief under any relevant double taxation treaty, a gain arising on the sale of an equity share to a resident of India or where the sale is made inside
                                            India will generally give rise to a liability for Indian capital gains tax. During the period the underlying equity shares are held by non-resident investors on a transfer from the depositary upon redemption of ADSs, the provisions of the avoidance of double taxation agreement entered into by the government of India with the country of residence of the non-resident investors will be applicable in the matter of taxation of any capital gain arising on transfer of the equity shares. The double taxation treaty between the United States and India does not provide US residents with any relief from Indian tax on capital gains. The exact procedures for the computation and collection of Indian capital gains tax are not settled. See "Taxation--Indian Tax--Taxation on Sale of Equity Shares
                                            or ADSs".

                      SUMMARY FINANCIAL AND OPERATING DATA

     Our summary financial and other data at year-end fiscal 1998 and 1999 and for fiscal 1997, 1998 and 1999 and at and for the nine months ended December 31, 1998 and 1999 have been prepared in accordance with US GAAP and are included in this prospectus. The summary financial data presented below under the captions "Selected income statement data", "Per common share data" and "Selected balance sheet data" for and at the end of each of the years in the three years ended March 31, 1999 are derived from our financial statements. These financial statements have been audited by KPMG, independent accountants. The summary financial and other data at year-end fiscal 1997 have been derived from our financial statements that are not included in this prospectus. The summary financial and other data at December 31, 1998 and 1999 and for the nine months ended December 31, 1998 and 1999 have been derived from our unaudited interim financial statements prepared in accordance with US GAAP. Capital adequacy ratios have been calculated both from the financial statements prepared in accordance with Indian GAAP and the financial statements prepared in accordance with US GAAP. Five years of selected Indian GAAP financial information is given in "Selected Financial Information under Indian GAAP".

     You should read the following data with the more detailed information contained in "Selected Consolidated Financial and Operating Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, included in this prospectus. Historical results do not necessarily predict the results in the future. The results for the nine months ended December 31, 1999 are not necessarily indicative of the results to be expected for the full fiscal 2000.

                                                   Year ended March 31,                Nine months ended December 31,
                                        -------------------------------------------   --------------------------------
                                          1997       1998       1999       1999(1)      1998        1999      1999(1)
                                        --------   --------   --------   ----------   --------   ---------   ---------
                                                         (in millions, except per common share data)
Selected income statement data:
Interest revenue......................  Rs. 1,843  Rs. 2,579   Rs. 5,390     US$ 124   Rs. 3,758   Rs. 5,837    US$ 134
Interest expense......................     (1,170)    (1,854)     (4,244)        (98)     (2,962)     (4,783)      (110)
                                        ---------  ---------   ---------     -------   ---------   ---------    -------
Net interest revenue..................        673        725       1,146          26         796       1,054         24
Provisions for credit losses..........       (187)      (360)       (540)        (12)       (398)       (218)        (5)
                                        ---------  ---------   ---------     -------   ---------   ---------    -------
Net interest revenue after provisions
   for credit losses..................        486        365         606          14         398         836         19
Non-interest revenue, net...........          317        591         866          20         551       1,343         31
Net revenue...........................        803        956       1,472          34         949       2,179         50
Non-interest expense................        (406)      (554)       (799)        (18)       (517)       (850)        (19)
                                        ---------  ---------   ---------     -------   ---------   ---------    -------
Income before taxes...................        397        402         673          16         432       1,329         31
Income tax expense....................      (155)      (104)       (170)         (4)       (112)       (303)        (7)
                                        ---------  ---------   ---------     -------   ---------   ---------    -------
Net income............................    Rs. 242    Rs. 298     Rs. 503      US$ 12     Rs. 320   Rs. 1,026     US$ 24
                                        =========  =========   =========     =======   =========   =========    =======
Per common share data:
Net income--basic......................   Rs. 1.61   Rs. 1.84     Rs.3.05    US$ 0.07    Rs. 1.94    Rs. 6.22   US$ 0.14
Net income--diluted...................        1.61       1.84        3.05        0.07        1.94        6.22       0.14
Dividends.............................        1.00       1.00        1.20        0.03           -           -          -
Book value............................       10.67      14.98       17.15        0.39       16.02       22.24       0.51
Common shares outstanding at end of
   period (in millions of common
   shares)..........................          150        165         165                     165         165
Weighted average common shares
   outstanding basic (in millions of
   common shares).....................        150        162         165                     165         165
Weighted average common shares
   outstanding diluted (in millions
   of common shares)..................        150        162         165                     165         165

                                               At March 31,                              At December 31,
                               ----------------------------------------------  ------------------------------------
                                 1997         1998         1999      1999(1)      1998         1999       1999(1)
                               ----------  ----------   ----------  ---------  ----------  -----------  -----------
                                                       (in millions, except percentages)
Selected balance sheet
   data:
Total assets................   Rs. 19,766  Rs. 35,278   Rs. 74,825  US$ 1,720  Rs. 59,346  Rs. 102,205   US$ 2,349
Loans, net(2)...............        8,374      12,765       27,597        634      20,880       37,749         868
Securities..................        3,816       1,476        3,963         91       2,912        4,402         101
Non-performing loans, net...            -         179          733         17         594          882          20
Total liabilities...........       18,016      32,807       71,995      1,655      56,703       98,536       2,264
Long-term debt..............           89         129        1,764         41       1,110        1,734          40
Deposits....................       13,476      26,290       60,729      1,396      46,424       85,002       1,953
Stockholders' equity........        1,750       2,471        2,830         65       2,643        3,669          85

Period average(3):
Total assets................       15,958      26,661       52,605      1,209      48,715       82,044       1,886
Interest-earning assets.....       11,730      19,467       42,521        977      38,599       62,349       1,433
Loans, net(2)...............        7,224       9,498       18,546        426      16,623       28,469         654
Total liabilities...........       14,270      24,351       49,937      1,148      46,142       78,779       1,811
Interest-bearing liabilities        9,484      17,185       41,212        947      37,837       63,202       1,453
Long-term debt..............           76         109        1,127         26         958        1,763          41
Deposits....................        7,753      15,140       35,916        825      33,533       56,608       1,301
Stockholders' equity........        1,688       2,310        2,668         61       2,573        3,265          75


                                                                                                At or for the
                                                                                                 Nine months
                                                                    At or for the year ended   ended December
                                                                             March 31,                31,
                                                                    -------------------------  ---------------
                                                                     1997      1998    1999     1998     1999
                                                                    -------  -------- -------  -------  ------
                                                                                 (in percentages)
Profitability(4):
Net income as a percentage of:
   Average total assets.......................................       1.52%    1.12%    0.96%    0.88%    1.67%
   Average stockholders' equity...............................       14.34    12.90    18.85    16.58    41.90
Dividend payout ratio(5)......................................       61.98    59.89    43.30        -        -
Spread(6).....................................................        3.38     2.46     2.38     2.54     2.39
Net interest margin(7)........................................        5.74     3.72     2.70     2.75     2.25
Cost-to-income ratio(8).......................................       41.01    42.10    39.71    38.38    35.47
Cost-to-average assets ratio(9)...............................        2.54     2.08     1.52     1.42     1.38

Capital:
Total capital adequacy ratio (10).............................       13.04    13.48    11.06    11.60     9.41
Tier 1 capital adequacy ratio (10)............................       12.71    13.38     7.32     9.18     6.60
Tier 2 capital adequacy ratio (10)............................        0.33     0.10     3.74     2.42     2.81
Average stockholders' equity as a percentage of average total
    assets....................................................       10.58     8.66     5.07     5.28     3.98

Asset quality:
Gross non-performing loans as a percentage of gross loans.....        2.18     4.58     5.66     6.53     5.06
Net non-performing loans as a percentage of net loans.........           -     1.40     2.66     2.84     2.34
Net non-performing loans as a percentage of total assets......           -     0.51     0.98     1.00     0.86
Allowance for credit losses as a percentage of gross non-
   performing loans...........................................      100.00    70.36    54.56    58.08    55.11
Allowance for credit losses as a percentage of gross total
    loans.....................................................        2.18     3.22     3.09     3.79     2.79

---------
(1) Rupee amounts for fiscal 1999 and for the nine months ended December 31, 1999 have been translated into US dollars using the noon buying rate in effect on December 31, 1999 of Rs. 43.51 = US$ 1.00.
(2)  Net of allowance for credit losses in respect of non-performing loans.
(3)  Average balances are the daily average of outstanding.
(4) Profitability data for the nine months ended December 31, 1998 and 1999 is annualized.

(5) Represents the ratio of total dividends payable on common stock, including the dividend distribution tax, as a percentage of net income.
(6) Represents the difference between yield on average interest-earning assets and cost of average interest-bearing liabilities. Yield on average interest-earning assets is the ratio of interest revenue to average interest-earning assets. Cost of average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities.
(7) Represents the ratio of net interest revenue to average interest-earning assets. The difference in net interest margin and spread arises due to the difference in the amount of average interest-earning assets and average interest-bearing liabilities. If average interest-earning assets exceed average interest-bearing liabilities, net interest margin is greater than spread, and if average interest-bearing liabilities exceed average interest-earning assets, net interest margin is less than spread.
(8) Represents the ratio of non-interest expense to the sum of net interest revenue, dividends and non-interest revenue.
(9)  Represents the ratio of non-interest expense to average total assets.
(10) Our capital adequacy is computed in accordance with the Reserve Bank of India guidelines. The computation is based on our financial statements prepared in accordance with Indian GAAP. Selected financial information under Indian GAAP and a comparison between Indian GAAP and US GAAP are included in this prospectus. Our total capital adequacy ratio computed under the applicable Reserve Bank of India guidelines and based on our financial statements prepared in accordance with US GAAP was 9.08% at December 31, 1999. Using the same basis of computation, our Tier 1 capital adequacy ratio was 6.69% and our Tier 2 capital adequacy ratio was 2.39% at December 31, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Financial Condition--Capital".

                                  RISK FACTORS

You should carefully consider the following risk factors as well as the other information contained in this prospectus in evaluating us and our business before purchasing the ADSs offered by this prospectus.

Risks Relating to India

     A slowdown in economic growth in India could cause our business to suffer.

     Our performance and the quality and growth of our assets are necessarily dependent on the health of the overall Indian economy. The Indian economy has grown significantly over the past few years with real GDP increasing from Rs. 7,990.8 billion (US$ 183.7 billion) in fiscal 1994 to Rs. 11,122.1 billion (US$
255.6 billion) in fiscal 1999. However, there was a slowdown in industrial growth from fiscal 1997 through fiscal 1999. Industrial production in India suffered as a result of the global downturn in commodity prices, particularly in the man-made fibers, iron and steel and textile sectors. Although industrial growth has recovered significantly in fiscal 2000, if any slowdown in the Indian economy recurs, industrial production or global commodity prices could adversely affect our borrowers and contractual counterparties. This in turn could adversely affect our business, including our ability to grow our asset portfolio, the quality of our assets, and our ability to implement our strategy.

     A significant change in the Indian government's economic liberalization and deregulation policies could disrupt our business and cause the price of our equity shares and our ADSs to go down.

     We are an Indian company and all our operations are conducted, and almost all of our assets and customers are located, in India. The Indian government has traditionally exercised and continues to exercise a dominant influence over many aspects of the economy. Its economic policies have had and could continue to have a significant effect on private-sector entities, including us, and on market conditions and prices of Indian securities, including our equity shares and our ADSs. However, since 1991, the Indian government has adopted a policy of deregulating the domestic economy, has been opening the economy to foreign trade and has been reforming the framework for foreign investment.

     Since 1996, the government of India has changed four times. The most recent parliamentary elections were completed in October 1999. A coalition government led by the Bhartiya Janata Party was formed with A. B. Vajpayee as the Prime Minister of India. Although we expect the Vajpayee government to continue India's current economic liberalization and deregulation policies, a significant change in these policies could adversely affect business and economic conditions in India in general as well as our business and the price of our equity shares and our ADSs.

     Financial instability in other countries, particularly emerging market countries in Asia, could disrupt our business and cause the price of our equity shares and our ADSs to go down.

     The Indian market and the Indian economy are influenced by economic and market conditions in other countries, particularly emerging market countries in Asia. Financial turmoil in Asia, Russia and elsewhere in the world in recent years had affected different sectors of the Indian economy in varying degrees. Although economic conditions are different in each country, investors' reactions to developments in one country can have adverse effects on the securities of companies in other countries, including India. A loss of investor confidence in the financial systems of other emerging markets may cause increased volatility in Indian financial markets. Financial disruptions may happen again and could have an adverse effect on our business or the price of our equity shares and our ADSs.

     Deteriorating trade deficits and economic sanctions could cause our business to suffer and the price of our equity shares and our ADSs to go down.

     India's trade relationships with other countries can also influence Indian economic conditions. In fiscal 1999, India experienced a trade deficit of Rs.
554.8 billion (US$ 12.8 billion). If trade deficits increase or are no longer manageable, the Indian economy, our business and the price of our equity shares and our ADSs, could be adversely affected. In May 1998, the United States imposed economic sanctions against India in response to India's continued testing of nuclear devices. These sanctions have now been partly lifted. However, we cannot be sure that these sanctions would not be reactivated or that additional economic sanctions of this nature will not be imposed by the United States or any other country, or that such sanctions will not have a material adverse effect on our business or the price of our equity shares and our ADSs.

     A significant change in the composition of the Indian economy may affect our business.

     The Indian economy is in a state of transition. The share of the services sector of the total GDP is rising while that of the industrial and agricultural sector is declining. It is difficult to gauge the impact of such fundamental economic changes on our business. We cannot be certain that these changes will not have a material adverse effect on our business.

     If regional hostilities increase, our business could suffer and the price of our equity shares and our ADSs could go down.

     India has from time to time experienced social and civil unrest and hostilities with neighboring countries. During May-July 1999, there were armed conflicts over parts of Kashmir involving the Indian army and infiltrators from Pakistan into Indian territory. India and Pakistan were in a heightened state of hostilities with significant loss of life and troop conflicts. The hostilities have since substantially abated. The hostilities between India and Pakistan are particularly threatening because both India and Pakistan are nuclear powers. Additionally, Pakistan experienced a military coup in October 1999 resulting in further tensions between India and Pakistan. Although these recent hostilities and the change of government in Pakistan did not have an adverse impact on our business, hostilities and tensions may occur in the future and on a wider scale. These hostilities and tensions could lead to political or economic instability in India and a possible adverse effect on our business and the price of our equity shares and our ADSs.

Risks Relating to Our Business

     Our business is particularly vulnerable to volatility in interest rates.

     Our results of operations are substantially dependent upon the level of our net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. Interest rates are highly sensitive to many factors beyond our control, including deregulation of the financial sector in India, the Reserve Bank of India's monetary policies, domestic and international economic and political conditions and other factors. Changes in market interest rates could affect the interest rates charged on the interest-earning assets differently than the interest rates paid on interest-bearing liabilities. This difference could result in an increase in interest expense relative to interest income leading to a reduction in our net interest income. Our asset-liability gap position at March 31, 1999 was such that, if interest rates increased by 25 basis points, we believe that our net interest revenue for fiscal 2000 would fall by approximately Rs. 8 million (US$ 184,000) which would have been 1.6% of our net income for fiscal 1999. Income from treasury operations is particularly vulnerable to interest rate volatility. If interest rates increased by 25 basis points, we believe that the value of our fixed income trading portfolio would fall, on a tax adjusted basis, by approximately Rs. 66 million (US$ 2 million) which would have been 13.0% of our net income for fiscal 1999. The volatility in interest rates could adversely affect our business, future financial performance and the price of our equity shares and our ADSs.

     Our limited capital base could expose us to higher risk in the event of sudden changes in the Indian financial markets and could restrict our ability to grow our business as anticipated.

     We are a relatively small participant in the Indian banking industry. Our limited capital base severely restricts our ability to absorb sudden changes in the financial markets such as tightening of monetary policy, increases in interest rates and significant reductions in deposits. The Indian economy is prone to these sudden changes as a result of its political and economic situation. Therefore, any sudden change in the Indian economy could have a material adverse effect on our business, results of operations and financial position and may restrict our ability to grow our business as anticipated.

     Our funding is primarily short-term and if depositors do not roll over deposited funds upon maturity our business could be adversely affected.

     Most of our funding requirements are met through short-term funding sources, primarily in the form of deposits and inter-bank deposits. However, a portion of our assets had medium or long-term maturities, creating a potential for funding mismatches. At December 31, 1999, savings deposits and non-interest bearing demand deposits together constituted 14.5% of our total deposits and 12.5% of our total liabilities. In addition, time deposits with a residual maturity of one year or less constituted 79.4% of our total deposits and 68.5% of our total liabilities. At December 31, 1999, loans having residual maturity of one year or more constituted 23.6% of our net assets. In our experience, a substantial portion of our customer deposits has been rolled over upon maturity and has been, over time, a stable source of funding. However, no assurance can be given that this experience will continue. If a substantial number of our depositors do not roll over deposited funds upon maturity, our liquidity position could be adversely affected. This could have a material adverse effect on our business or the price of our equity shares and our ADSs.

     We could be subject to volatility in income from our treasury operations.

     Non-interest revenue from trading account assets (primarily government of India securities), securities and foreign exchange transactions represented 33.7% of our net revenue for fiscal 1999 and 42.9% of our net revenue for the nine month period ended December 31,1999. This treasury revenue is vulnerable to volatility in the market caused by, among other things, changes in interest rates, foreign currency exchange rates and equity prices. Any decrease in our income due to volatility in income from treasury operations could have a material adverse affect on the price of our equity shares and our ADSs.

     We have high concentrations of loans to certain customers and to certain sectors and if any of these loans were to become non-performing, the quality of our loan portfolio could be adversely affected.

     At December 31, 1999, our 10 largest loans, based on outstanding balances, totaled approximately Rs. 4.3 billion (US$ 100 million), which represented approximately 11.2% of our total loans and 118.4% of our stockholders' equity. Our largest single loan exposure, based on outstanding balances, at that date was Rs. 800 million (US$ 18 million), which represented approximately 2.1% of our total loans and approximately 21.8% of our stockholders' equity. At December 31, 1999, the largest group of companies under the same management control accounted for approximately 2.1% of our total loans and approximately 21.9% of our stockholders' equity. At December 31, 1999, none of our 10 largest loans based on outstanding balances was classified as non-performing and our largest non-performing loan was our 40th largest loan overall. However, if any of our ten largest loans was to become non-performing, the quality of our loan portfolio and the price of our equity shares and our ADSs could be adversely affected.

     At December 31, 1999, we had extended loans to nearly every industrial sector in India. At that date, approximately 58.7% of our gross non-performing loan portfolio was concentrated in three sectors: light manufacturing, textiles and iron and steel. 17.0% of our total loan portfolio was concentrated in these three sectors. Recently, these sectors have been adversely affected in varying degrees by declining commodity prices, the revaluation of south-east Asian currencies and the slowdown in industrial growth. Industry specific difficulties in other sectors could increase our level of non-performing loans and adversely affect our business, results of operations and financial position and the price of our equity shares and our ADSs.

     Because the regulations for the classification and treatment of non-performing loans in India are not as stringent as regulations in the US and other developed economies, we may classify and reserve against non-performing loans significantly later than our counterparts in other developed countries and we may not set aside comparable amounts of allowance for credit losses.

     The Indian financial system is primarily regulated by the Reserve Bank of India. Rules and regulations relating to banks and financial institutions in India are less restrictive than in the United States and other developed countries.

     The most significant area is the treatment of non-performing loans in India. We treat loans as non-performing and place them on a non-accrual basis (that is, we no longer recognize payments of interest unless and until payments are actually received) when we determine that interest or principal is past due beyond specified periods or that the payment of interest or principal is doubtful. Under Indian practice, loans are classified as non-performing when interest or principal is past due for 180 days (typically two payments). Payments on most loans are on quarterly basis. This time period is much longer than in the United States and other developed countries where loans are generally placed on a non-accrual basis when any payment, including any periodic principal payment, is not paid for a 90-day period. In addition, under US GAAP, we provide for loan losses based on our internal subjective assessment of the possibility of recovery of such loans based principally on the extent to which we are able to capture sufficient cash flows from the borrower and secondarily on the realizable value of collateral. We may classify and reserve against non-performing loans significantly later than they would be in other developed countries. As a result, we may not set aside comparable amounts of allowance for credit losses as would financial institutions in the United States or other developed countries.

     If we are unable to control or reduce the level of non-performing loans in our portfolio, our business will suffer.

     Our gross non-performing loans represented 5.7% of our gross loan portfolio at March 31, 1999 and 5.1% at December 31, 1999. Our net non-performing loans represented 2.7% of our net loans at March 31, 1999 and 2.3% at December 31, 1999. Although we believe that our allowance for loan losses is adequate to cover all known or knowable losses in our portfolio of assets, the level of our non-performing loans is higher than the average percentage of non-performing loans in the portfolios of banks in other more developed countries. In addition, in absolute terms, our gross non-performing loans grew by Rs. 1.0 billion (US$ 23 million) or 167.1% in fiscal 1999 and by Rs. 417 million (US$ 10 million) or 223.0% in fiscal 1998. As a percentage of net loans, net non-performing loans increased to 2.7% at year-end fiscal 1999 from 1.4% at year-end fiscal 1998. The growth in non-performing loans in fiscal 1999 can be attributed to several factors, including a sharp decline in commodity prices, which reduced profitability for certain of our borrowers, a slowdown in industrial growth, increased competition arising from economic liberalization in India and the restructuring of certain Indian companies in sectors such as iron and steel and textiles. Also, at December 31, 1999, 5.5% of our directed lending loan portfolio is non-performing. We may experience a significant increase in non-performing priority sector loans because economic difficulties are likely to affect these borrowers more severely and we are less able to control the quality of this portfolio.

     A number of factors which are not in our control will affect our ability to control and reduce non-performing loans, including developments in the Indian economy, movements in global commodity markets, global competition, interest rates and exchange rates. Although we are increasing our efforts to improve collections and to foreclose on existing non-performing loans, we may not be successful in our efforts and the overall quality of our loan portfolio may deteriorate in the future. Our recent entry into credit card business may cause our non-performing loans to increase and the overall quality of our loan portfolio to deteriorate. If the number of our non-performing loans increases significantly, we may be unable to execute our business plan as expected and that could adversely affect the price of our equity shares and our ADSs. Further, our growth-oriented strategy has involved a significant increase in our loan portfolio which may result in additional non-performing loans.

     If we are unable to improve our allowance for credit losses as a percentage of non-performing loans, the price of the equity shares and the ADS could go down.

     Our allowance for credit losses represented 55.1% of our gross non-performing loans at December 31, 1999 compared to 54.6% at March 31, 1999. Although we believe that our allowance for credit losses is adequate to cover all known or foreseeable losses in our asset portfolio and is in accordance with US GAAP, we cannot assure you that our allowance will be adequate to cover any further deterioration in our non-performing loan portfolio. In the event of any further deterioration in our non-performing loan portfolio, there will be an adverse impact on our net income.

     We may experience delays in enforcing our collateral when borrowers default on their obligations to us which may result in failure to recover the expected value of collateral security exposing us to a potential loss.

     Our loan portfolio consists primarily of working capital loans that are typically secured by a first lien on inventory, receivables and other current assets. In some cases, we may take further security of a first or second lien on fixed assets, a pledge of financial assets like marketable securities, corporate guarantees and personal guarantees. In India, foreclosure on collateral generally requires a written petition to an Indian court. An application, when made, may be subject to delays and administrative requirements that may result in, or be accompanied by, a decrease in the value of the collateral. These delays can last for several years leading to deterioration in the physical condition and market value of the collateral. Collateral, consisting of inventory and receivables, is particularly vulnerable to decrease in value due to any delay in enforcement of the collateral. In the event a borrower makes a reference to a specialized quasi-judicial authority called the Board for Industrial and Financial Reconstruction, foreclosure and enforceability of collateral is stayed. We cannot guarantee that we will be able to realize the full value on our collateral, due to, among other things, delays on our part in taking immediate action, delays in bankruptcy foreclosure proceedings, defects in the perfection of collateral and fraudulent transfers by borrowers. We may also face problems realizing the full value of any fixed assets that we secure on a second lien basis if the party having the first lien security interest has already partly or fully realized the value of this collateral. Additionally, we are a member of a consortium of banks for which we are not the lead lender for 12 or 26.1% of our non-performing loans, including, four of our top ten non-performing loans. Accordingly, we do not control the negotiation, restructuring or settlement of these loans and may not be able to enforce these obligations on the most advantageous terms to us. A failure to recover the expected value of collateral security could expose us to a potential loss. Any unexpected losses could reduce the value of our stockholders' equity and adversely affect our business.

     We face greater credit risks than banks in developed countries.

     Our principal business is providing financing to our clients, virtually all of whom are based in India. Our loans to middle market companies can be expected to be more severely affected than loans to large corporations by adverse developments in the Indian economy than loans to large corporations. In all of these cases, we are subject to the credit risk that our borrowers may not pay us in a timely fashion or at all. The credit risk of all our borrowers is higher than in other developed countries due to the higher uncertainty in our regulatory, political and economic environment and inability of our borrowers to adapt to rapid technological advancements taking place across the world. Unlike in most other developed countries, we are required to do directed lending to certain sectors, specified by the Reserve Bank of India, together called the priority sector. These sectors generally have greater credit risks than our normal lending business. Higher credit risk may expose us to a potential loss which would adversely affect our business and the price of our equity shares and our ADSs.

     We are subject to the control of ICICI and could be subject to the control of other shareholders.

     Although ICICI will own o% of our outstanding equity shares after the completion of the offering, its voting power is limited due to Indian regulations that require that holders of 10.0% or more of a bank's outstanding equity shares may only vote 10.0% of the outstanding equity shares. Due to this voting restriction, ICICI effectively controls a minimum of 28.0% of the voting power of our outstanding equity shares. After the completion of the offering, ICICI's effective voting power will decrease to a minimum of o% since its shareholding in us will be diluted. The shares issued in this offering will be o% of the outstanding equity shares and will be voted by the depositary as directed by our board. The remainder of our outstanding equity shares is widely dispersed among other institutional investors and corporate bodies and individual domestic investors.

     Additionally, because of the limited voting power of ICICI, it is possible that a consortium of shareholders that acquires a minority of our outstanding equity shares could effectively control us. If such shareholders decide to significantly alter our business plan and change or terminate our relationship with the ICICI group, it is likely to have a significant effect on the price of our equity shares and ADSs. Under the current regulations, the approval of the Reserve Bank of India is required before we can register the transfer of shares for an individual or group, which acquires 5.0% or more of our total paid up capital.

     Under the terms of our organizational documents, ICICI is entitled to appoint one third of the members of our board of directors, including the Executive Chairman and Managing Director of our board. ICICI is also permitted to vote on the appointment of the remaining members of our board. ICICI has appointed two directors to our current eight member board. Accordingly, ICICI may be able to exercise effective control over our board and over matters subject to a shareholder vote.

     We work closely with ICICI and conflicts of interest with ICICI or the deterioration of our relationship with ICICI could adversely affect our business.

     We offer products and services which complement the product and services offered by ICICI and other ICICI group members. We seek to take advantage of the customer relationships of ICICI group. Because both ICICI and we are offering financial products and services, there may be conflicts of interest between ICICI and us that could adversely affect our business and the price of our equity shares and our ADSs. There is a risk that ICICI may seek to facilitate its needs or the needs of other ICICI group entities.

     Additionally, in the future, there is a risk that ICICI may be directed to divest some of its holdings in us. Under current law, ICICI would be required by the Reserve Bank of India to reduce its ownership interest in us to no more than 40.0%. Any such divestment may result in our inability to continue to exploit the corporate and retail relationships of the ICICI group. This would adversely affect our business, results of operations and financial position. However, a discussion paper issued by the Reserve Bank of India in January 1999 states that if a long-term lending institution chooses to provide commercial banking services directly, permission to create a 100.0% owned banking subsidiary would be considered. ICICI is presently in discussion with the Reserve Bank of India to determine the extent to which it is required to sell or reduce its interest in us, if required.

     Any deterioration in the financial condition of our parent company, ICICI, could adversely impact our business operations.

     We fund our business operations independently of ICICI and our business and outlook differs to some extent from the business or outlook of ICICI. However, any deterioration in ICICI's financial condition may adversely impact our reputation and affect the confidence of our customers in us. In addition, this could affect our ability to raise deposits from and make loans to customers and adversely impact our business and results of operations.

     If we are unable to manage our rapid growth, our business could be disrupted and the price of the equity shares and the ADSs could go down.

     Since our inception in 1994, we have experienced rapid growth. Our asset growth rate has been significantly higher than the Indian GDP growth rate over the last five fiscal years. Our balance sheet growth was 78.5% in fiscal 1998, 112.1% in fiscal 1999 and 36.6% in the nine months ended December 31, 1999 compared to March 31, 1999. We expect to continue to implement a strategy of aggressive growth. Our growth is expected to place significant demands on our management and other resources and will require us to continue to develop and improve our operational, credit, financial and other internal risk controls. This growth will also provide challenges in our effort to improve the quality of our assets. Our inability to manage our growth effectively could have a material adverse effect on our business and the price of our equity shares and our ADSs.

     The success of our Internet banking strategy will depend, in part, on the development of the new and evolving market for Internet banking in India.

     We have offered Internet banking services to our customers since October 1997, although there are low volumes of such transactions being conducted in India. At December 31, 1999, we had approximately 24,000 subscribers to our Infinity Internet banking service. The demand and market acceptance for Internet banking are subject to a high level of uncertainty and are substantially dependent upon the adoption of the Internet for general commerce and financial services transactions in India. In 1999, there were between approximately 1.5 and 2.0 million Internet users in India and approximately 175 Internet service providers, 30 of which had commenced operations. The International Data Corporation estimates that the number of Internet users will increase to 4.5 million in 2002 and 12.3 million in 2005.

     Many of our existing customers and potential customers have only a very limited experience with the Internet as a communications medium. In order to realize significant revenue from our Infinity services, we will have to persuade our customers to conduct banking and financial transactions through the Internet. In addition, the cost to Indian consumers of obtaining the hardware, software and communications links necessary to connect to the Internet is too high to enable many people in India to afford to use these services. Moreover, although relevant legislation has been proposed by the government of India, critical issues concerning the commercial use of the Internet, such as security, legal recognition of electronic records, validity of contracts entered into online and the validity of digital signatures, remain unresolved. If Internet banking does not continue to grow or grows slower than expected, we will not be able to meet our projected earnings and growth strategy related to our Internet banking business.

     The success of our Internet banking strategy will depend, in part, on the development of adequate infrastructure for the Internet in India.

     The Internet may not be accepted as a viable commercial marketplace in India for a number of reasons, including inadequate development of the necessary network infrastructure. There can be no assurance that the Internet infrastructure in India will be able to support the demands of its anticipated growth. Inadequate infrastructure could result in slower response times and adversely affect usage of the Internet generally. If the infrastructure for the Internet does not effectively support growth that may occur, we will not be able to execute our growth strategy related to our Internet banking business.

     If we are unable to succeed in our new business areas, we may not be able to execute our growth strategy.

     We have recently launched several Internet banking products for our retail and corporate customers including online bill payments and online account opening. We have also recently entered the Indian credit card market. ICICI group also intends to provide online brokering services. We expect to provide online integration between the customer's book entry share account, bank account and brokerage account. We intend to continue to explore Internet-based new business opportunities and other opportunities in both retail and corporate banking. We cannot assure you that we have accurately estimated the relevant demand for these new banking products or that we will be able to master the skills and management information systems necessary to successfully manage our new products and services. Our inability to grow in new business areas could adversely affect our revenues and the price of our equity shares and our ADSs.

     Material changes in the regulations which govern us could cause our business to suffer and the price of our equity shares and our ADSs to go down.

     Banks in India operate in a highly regulated environment in which the Reserve Bank of India extensively supervises and regulates banks. Our business could be directly affected by any changes in policies for banks in respect of directed lending and reserve requirements. In addition, banks are generally subject to changes in Indian law, as well as to changes in regulation and governmental policies, income tax laws and accounting principles. We cannot assure you that laws and regulations governing the banking sector will not change in the future or that any changes will not adversely affect our business and the price of our equity shares and our ADSs.

     Our business is very competitive and our growth strategy depends on our ability to compete effectively.

     Interest rate deregulation and other liberalization measures affecting the Indian banking sector have increased competition. This liberalization process has led to increased access for our customers to alternative sources of funds, such as domestic and foreign commercial banks and the domestic and international capital markets. Our corporate and retail lending business will continue to face competition from Indian and foreign commercial banks and non-banking finance companies. In addition, we will face increasing competition for deposits from other banks, non-banking entities like mutual funds and non-banking finance companies. Our future success will also depend upon our ability to compete effectively with the public sector banks which generally have significantly greater resources than us. Our business could also be affected by the increasing use of technology by our competitors. Due to competitive pressures, we may be unable to successfully execute our growth strategy and offer products and services at reasonable returns and this may adversely impact our results from operations.

     We face risks associated with potential strategic partnerships or other ventures, including whether any such transactions can be completed and the other party integrated with our business on favorable terms.

     We may seek opportunities for growth through future acquisitions, investments, strategic partnerships or ventures. Any such future transactions may involve a number of risks, including increased costs, diversion of our management's attention required to integrate the acquired business and the failure to retain key acquired personnel and clients, some or all of which could have an adverse effect on our business.

     If we are unable to adapt to the rapid technological changes, our business could suffer.

     Our success will depend, in part, on our ability to respond to technological advances and emerging banking industry standards and practices on a cost-effective and timely basis. The development and implementation of such technology entails significant technical and business risks. There can be no assurance that we will successfully implement new technologies effectively or adapt our transaction-processing systems to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, our business could be materially adversely affected.

     Significant security breaches and fraud could adversely impact our business.

     We must protect our computer systems and network infrastructure from physical break-ins as well as security breaches and other disruptive problems caused by our increased use of the Internet. Computer break-ins and power disruptions could affect the security of information stored in and transmitted through such computer systems and network infrastructure. We employ security systems, including firewalls and password encryption, designed to minimize the risk of security breaches. Though, we intend to continue to implement security technology and establish operational procedures to prevent break-ins, damage and failures, there can be no assurance that these security measures will be successful. A significant failure of security measures could have a material adverse effect on our business, results of operations and financial condition.

     Our business operations are highly transaction-oriented. Although we take adequate measures to safeguard against fraud, there can be no assurance that we would be able to prevent fraud. Our reputation could be adversely affected by significant fraud committed by employees or outsiders.

Risks Relating to the ADSs and Equity Shares

     You will not be able to vote your ADSs.

     Investors in ADSs will have no voting rights unlike holders of the equity shares who have voting rights. The depositary will exercise its right to vote the equity shares represented by the ADSs as directed by our board of directors. If you wish, you may withdraw the equity shares underlying the ADSs and seek to vote the equity shares you obtain upon withdrawal. However, for foreign investors, this withdrawal process may be subject to delays. For a discussion of the legal restrictions triggered by a withdrawal of the equity shares from the depositary facility upon surrender of ADSs, see "Restriction on Foreign Ownership of Indian Securities."

     Your ability to withdraw equity shares from the depositary facility is uncertain and may be subject to delays.

     India's restrictions on foreign ownership of Indian companies limit the number of shares that may be owned by foreign investors and generally require government approval for foreign ownership. Although we have sought all necessary government approvals for the offering, investors who withdraw equity shares from the depositary facility will be subject to Indian regulatory restrictions on foreign ownership upon withdrawal. It is possible that this withdrawal process may be subject to delays. For a discussion of the legal restrictions triggered by a withdrawal of equity shares from the depositary facility upon surrender of ADSs, see "Restriction on Foreign Ownership of Indian Securities".

     Your ability to sell in India any equity shares withdrawn from the depositary facility may be subject to delays if specific government approval is required.

     Investors seeking to sell in India any equity shares withdrawn upon surrender of an ADS will require Reserve Bank of India approval for each such transaction unless the sale of such equity shares is made on a stock exchange or in connection with an offer made under the regulations regarding takeovers. We cannot guarantee that any approval will be obtained in a timely manner or at all. Because of possible delays in obtaining requisite approvals, investors in equity shares may be prevented from realizing gains during periods of price increases or limiting losses during periods of price declines.

     You are unable to withdraw and redeposit shares in the depositary facility.

     Because of certain Indian legal restrictions, the supply of ADSs may be limited. The only way to add to the supply of ADSs will be through a primary issuance because the depositary will not be permitted to accept deposits of outstanding equity shares and issue ADSs representing such shares. Therefore, an investor in ADSs who surrenders an ADS and withdraws equity shares will not be permitted to redeposit his equity shares in the depositary facility. In addition, an investor who has purchased equity shares on the Indian market will not be able to deposit them in the ADS program. The inability of investors to withdraw from and re-enter the depositary facility increases the risk that the market price of our ADSs will be below that of our equity shares.

     Conditions in the Indian securities market may affect the price or liquidity of the equity shares and the ADSs.

     The Indian securities markets are smaller and more volatile than securities markets in developed economies. The Indian stock exchanges have in the past experienced substantial fluctuations in the prices of listed securities and the price of our stock has been especially volatile. In 1999, our stock price ranged from a high of Rs. 75.00 (US$ 1.72) in December 1999 to a low of Rs. 20.75 (US$ 0.48) in February 1999. During January 2000, on the NSE, our stock price reached a peak of Rs. 146.10 (US$ 3.36) and at February 10, 2000 was Rs. 169.10 (US$ 3.89).

     Indian stock exchanges have also experienced problems that have affected the market price and liquidity of the securities of Indian companies. These problems have included temporary exchange closures, broker defaults, settlement delays and strikes by brokers. The Stock Exchange, Mumbai, formerly known as the Bombay Stock Exchange or the BSE, was closed for three days in March 1995 following a default by a broker. In addition, the governing bodies of the Indian stock exchanges have from time to time imposed restrictions on trading in certain securities, limitations on price movements and margin requirements. Further, from time to time, disputes have occurred between listed companies and stock exchanges and other regulatory bodies, which in some cases may have had a negative effect on market sentiment. Similar problems could happen in the future and, if they did, they could affect the market price and liquidity of our equity shares and our ADSs.

     There is a limited market for the ADSs.

     Before the offering, there has been no market for our ADSs in the United States. Even though we have applied to list our ADSs on the New York Stock Exchange, we cannot be certain that any trading market for our ADSs will develop or be sustained after the offering, or that the public offering price will correspond to the price at which our ADSs will trade in the public market after the offering. We cannot guarantee that a market for the ADSs will develop or continue.

     Settlement of trades of equity shares on Indian stock exchanges may be subject to delays.

     The equity shares represented by our ADSs are expected to be listed on the Calcutta, Delhi, Madras and Vadodara Stock Exchanges, the BSE and the NSE. Settlement on these stock exchanges may be subject to delays and an investor in equity shares withdrawn from the depositary facility upon surrender of ADSs may not be able to settle trades on such stock exchanges in a timely manner.

     As a result of Indian government regulation of foreign ownership, the price of the ADSs could go down.

     Foreign ownership of Indian securities is heavily regulated and is generally restricted. ADSs issued by companies in certain emerging markets, including India, may trade at a discount or premium to the underlying equity shares, in part because of the restrictions on foreign ownership of the underlying equity shares.

     Your holdings may be diluted by additional issuances of equity by us and any dilution may adversely affect the market price of our ADSs.

     Any future issuances of equity by us will dilute the positions of investors in our ADSs and could adversely affect the market price of our ADSs. Although we do not anticipate issuing additional equity in the immediate future, there is a risk that our continued rapid growth could require us to fund this growth through additional equity offerings. Our recently approved employee stock option plan could, subject to its approval by our shareholders on February 21, 2000, lead to the issuance of up to 5.0% of our shares.

     You may be unable to exercise preemptive rights available to other shareholders.

     A company incorporated in India must offer its holders of equity shares preemptive rights to subscribe and pay for a proportionate number of shares to maintain their existing ownership percentages prior to the issuance of any new equity shares, unless these rights have been waived by at least 75% of the company's shareholders present and voting at a shareholders' general meeting. US investors in our ADSs may be unable to exercise preemptive rights for our equity shares underlying our ADSs unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements of the Securities Act is available. Our decision to file a registration statement will depend on the costs and potential liabilities associated with any such registration statement as well as the perceived benefits of enabling US investors in our ADSs to exercise their preemptive rights and any other factors we consider appropriate at the time. We do not commit that we would file a registration statement under these circumstances. If we issue any such securities in the future, such securities may be issued to the depositary, which may sell such securities in the securities markets in India for the benefit of the investors in our ADSs. There can be no assurance as to the value, if any, the depositary would receive upon the sale of these securities. To the extent that investors in our ADSs are unable to exercise preemptive rights, their proportional interests in us would be reduced.

     Because the equity shares underlying our ADSs are quoted in rupees in India, you may be subject to potential losses arising out of exchange rate risk on the Indian rupee and risks associated with the conversion of rupee proceeds into foreign currency.

     Investors that purchase our ADSs will be required to pay for the ADSs in US dollars. Investors will be subject to currency fluctuation risks and convertibility risks since the equity shares are quoted in rupees on the Indian stock exchanges on which they are listed. Dividends on the equity shares will also be paid in rupees, and then converted into US dollars for distribution to ADS investors. Investors that seek to convert the rupee proceeds of a sale of equity shares withdrawn upon surrender of ADSs into foreign currency and export the foreign currency will need to obtain the approval of the Reserve Bank of India for each such transaction. In addition, investors that seek to sell equity shares withdrawn from the depositary facility will have to obtain approval from the Reserve Bank of India, unless the sale is made on a stock exchange or in connection with an offer made under the regulations regarding takeovers. Holders of rupees in India may also generally not purchase foreign currency without general or special approval from the Reserve Bank of India. However, dividends received by the depositary in rupees and, subject to approval by the Reserve Bank of India, rupee proceeds arising from the sale on an Indian stock exchange of equity shares which have been withdrawn from the depositary facility, may be converted into US dollars at the market rate.

     On an average annual basis, the rupee has declined against the US dollar since 1980. As measured by the Reserve Bank of India's reference rate, the rupee lost approximately 21.7% of its value against the US dollar in the last three years, depreciating from Rs. 35.75 per US$ 1.00 at December 31, 1996 to Rs. 43.51 per US$ 1.00 at December 31, 1999. In addition, in the past, the Indian economy has experienced severe foreign exchange shortages, creating future potential decline in the value of the rupee. In 1991, the government of India obtained substantial foreign financial assistance, including a US$ 2.3 billion standby arrangement with the International Monetary Fund, in order to avert difficulties in servicing India's external debt. The government of India repaid US$ 1.1 billion of this amount in April 1994. India's foreign exchange reserves have since increased and stood at US$ 35.2 billion at January 21, 2000.

     You may be subject to Indian taxes arising out of capital gains.

     Generally, capital gains, whether short-term or long-term, arising on the sale of the underlying equity shares in India are subject to Indian capital gains tax. For the purpose of computing the amount of capital gains subject to tax, Indian law specifies that the cost of acquisition of the equity shares will be deemed to be the share price prevailing on the BSE or the NSE on the date the depositary advises the custodian to redeem receipts in exchange for underlying equity shares. The period of holding of such equity shares, for determining whether the gain is long-term or short-term, commences on the date of the giving of such notice by the depositary to the custodian. Investors are advised to consult their own tax advisers and to consider carefully the potential tax consequences of an investment in our ADSs.

     You may not be able to enforce a judgment of a foreign court against us.

     We are a limited liability company incorporated under the laws of India. All our directors and executive officers and some of the experts named in this prospectus are residents of India and almost all of our assets and the assets of such persons are located in India.

     India is not a party to any international treaty in relation to the recognition or enforcement of foreign judgments. We have been advised by our Indian legal advisors that recognition and enforcement of foreign judgments is provided for under Section 13 of The Code of Civil Procedure, 1908 of India on a statutory basis and that foreign judgments shall be conclusive regarding any matter directly adjudicated upon except:

     o where the judgment has not been pronounced by a court of competent jurisdiction;
     o    where the judgment has not been given on the merits of the case;

     o where it appears on the face of the proceedings that the judgment is founded on an incorrect view of international law or a refusal to recognize the law of India in cases in which such law is applicable;
     o where the proceedings in which the judgment was obtained were opposed to natural justice;
     o    where the judgment has been obtained by fraud; or
     o where the judgment sustains a claim founded on a breach of any law in force in India.

     It may not be possible for investors in our ADSs to effect service of process upon us or our directors and executive officers and experts named in the prospectus that are residents of India outside India or to enforce judgments obtained against us or such persons in foreign courts predicated upon the liability provisions of foreign countries, including the civil liability provisions of the federal securities laws of the United States. Moreover, it is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages as excessive or inconsistent with Indian practice.

     There may be less company information available in Indian securities markets than securities markets in developed countries.

     There is a difference between the level of regulation and monitoring of the Indian securities markets and the activities of investors, brokers and other participants and that of markets in the United States and other developed economies. The Securities and Exchange Board of India is responsible for improving disclosure and other regulatory standards for the Indian securities markets. The Securities and Exchange Board of India has issued regulations and guidelines on disclosure requirements, insider trading and other matters. There may, however, be less publicly available information about Indian companies than is regularly made available by public companies in developed economies.

                                USE OF PROCEEDS

         The net proceeds to us from the sale of the o ADSs to be sold in the offering are estimated to be US$ o (US$ o if the underwriters'
over-allotment option is exercised in full), at the public offering price of US$ o per ADS and after deducting the underwriting discount and estimated offering expenses. The net proceeds from the offering will be used for funding future growth and for other general corporate purposes. We expect that the net proceeds from the offering will allow us to strengthen our capital adequacy so as to be more in line with the benchmarks of leading, well capitalized international banks and to be in compliance with capital adequacy requirements in India. We may also selectively pursue growth opportunities through acquisitions and strategic investments.

                                 CAPITALIZATION

     The following table sets forth our capitalization at December 31, 1999 and our capitalization adjusted to give effect to the sale of ADSs (including the equity shares to be issued in the event the underwriters' over-allotment option is exercised in full) pursuant to the offering.

     There have been no material changes to our capitalization since December 31, 1999. However, we have raised funds through borrowings in the ordinary course of business subsequent to December 31, 1999.


                                                                         At December 31, 1999
                                                          ---------------------------------------------------
                                                                  Actual                       Adjusted
                                                          ------------------------    -----------------------
                                                                            (in millions)
Liabilities:
     Short term liabilities(1):
         Deposits.....................................     Rs. 79,850    US$ 1,835    Rs. 79,850    US$ 1,835
         Short term borrowings........................          3,978           92         3,978           92
         Long term debt maturing within one year......              -            -             -            -
                                                           ----------    ---------    ----------    ---------
     Total short-term liabilities.....................         83,828        1,927        83,828        1,927
                                                           ----------    ---------    ----------    ---------
     Long-term liabilities(1):
         Deposits.....................................          5,152          118         5,152          118
         Long-term debt, net of current maturities....          1,734           40         1,734           40
                                                           ----------    ---------    ----------    ---------
     Total long-term liabilities......................          6,886          158         6,886          158
                                                           ----------    ---------    ----------    ---------
Total liabilities.....................................         90,714        2,085        90,714        2,085
                                                           ----------    ---------    ----------    ---------
Stockholders' equity:
         Common stock.................................          1,650           38             o            o
         Additional paid-in capital...................            375            9             o            o
         Retained earnings............................          1,563           35         1,563           35
         Other comprehensive income(2)................             81            2            81            2
                                                           ----------    ---------    ----------    ---------
Total stockholders' equity............................          3,669           84             o            o
                                                           ----------    ---------    ----------    ---------
Total capitalization..................................     Rs. 94,383        2,169             o            o
                                                           ==========    =========    ==========    =========

---------
(1) Short-term liabilities have residual maturity of less than one year while long-term liabilities have residual maturity of one year and more.
(2) Represents unrealized gains and losses on marketable equity securities and debt securities available for sale, net of applicable income taxes.

                                 EXCHANGE RATES

     Fluctuations in the exchange rate between the Indian rupee and the US dollar will affect the US dollar equivalent of the Indian rupee price of the equity shares on the Indian stock exchanges and, as a result, will affect the market price of the ADSs in the United States. These fluctuations will also affect the conversion into US dollars by the depositary of any cash dividends paid in Indian rupees on the equity shares represented by ADSs.

     On an average annual basis, the rupee has consistently declined against the dollar since 1980. In early July 1991, the government of India adjusted the rupee downward by an aggregate of approximately 20.0% against the dollar as part of an economic package designed to overcome an external payments crisis.

     The following table sets forth, for the periods indicated, certain information concerning the exchange rates between Indian rupees and US dollars based on the noon buying rate:

Fiscal Year                                                  Period End(1)   Average(1)(2)     High      Low
----------------------------------------------------------   -------------   -------------   -------   -------
1995.....................................................        31.43           31.38        31.90     31.37
1996.....................................................        34.35           33.47        38.05     31.36
1997.....................................................        35.88           35.70        36.85     34.15
1998.....................................................        39.53           37.37        40.40     35.71
1999.....................................................        42.50           42.27        43.60     39.55
2000 (through February 10, 2000).........................        43.58           43.62        43.65     43.55

---------
(1) The noon buying rate at each period end and the average rate for each period differed from the exchange rates used in the preparation of our financial statements.
(2) Represents the average of the noon buying rate on the last day of each month during the period.

     Although we have translated in this prospectus certain rupee amounts into dollars for convenience, this does not mean that the rupee amounts referred to could have been, or could be, converted into dollars at any particular rate, the rates stated below, or at all. Except in the sections on "The Republic of India", and "Reforms in Some Key Sectors of the Indian Economy" which are based on publicly available data, all translations from rupees to dollars are based on the noon buying rate in the City of New York for cable transfers in rupees at December 31, 1999. The Federal Reserve Bank of New York certifies this rate for customs purposes on each date the rate is given. The noon buying rate on December 31, 1999 was Rs. 43.51 per US$ 1.00 and on February 10, 2000 was Rs.
43.58 per US$ 1.00. The exchange rates used for convenience translations differ from the actual rates used in the preparation of our financial statements.

                     OVERVIEW OF THE INDIAN BANKING SECTOR

     The information in this section has been extracted from publicly available documents from various sources, including officially prepared materials from the government of India and its various ministries and the Reserve Bank of India, and has not been prepared or independently verified by us or the underwriters, or any of their respective affiliates or advisors. This is the latest available information to our knowledge.

     The Indian banking sector primarily consists of commercial and cooperative banks. The commercial banks include public sector banks, new and old private sector banks, foreign banks and regional rural banks. The cooperative banks serve the agricultural industry and small businesses in urban and semi-urban areas. Commercial banks provide all the traditional services provided by banks such as taking deposits, making loans, and providing payment and money transmission services as well as domestic and foreign treasury activities, settlement and clearing services, advisory services and auxiliary financial services. Commercial banks in India have traditionally focused on meeting the short-term financial needs of industry, trade and agriculture. At September 30, 1999, there were 298 commercial banks in India, with a network of 65,294 branches serving approximately Rs. 7.4 trillion in deposit accounts.

     The following table below sets forth the number of Indian commercial banks by category.

                                                        At March 31,
                                              --------------------------------
                                              1997          1998          1999
                                              ----          ----          ----
Public sector banks.........................   27            27            27
Old private sector banks....................   25            25            25
New private sector banks....................    9             9             9
Foreign banks...............................   38            42            44
Regional rural banks........................  196           196           196
                                              ---           ---           ---
Total commercial banks......................  295           299           301
                                              ===           ===           ===
---------
Source: Reserve Bank of India Report on Trends and Progress of Banking in India, 1998-1999 and 1997-1998; Reserve Bank of India Quarterly Handout, September 1999 and June 1997.

     The geographic spread and reach of commercial banks are vast, with nearly three out of four bank branches located in rural or semi-urban areas of the country. A large number of these branches belong to the public sector banks.

     Public sector banks make up the largest category in the Indian banking system. They include the State Bank of India (a government-controlled bank and today the largest bank in India) and its associates (other government-controlled banks with a regional presence), 19 other nationalized banks and 196 regional rural banks. Excluding the regional rural banks, the remaining public sector banks had 45,761 branches and accounted for 77.8% of the outstanding loans and 79.5% of the aggregate deposits of commercial banks at September 30, 1999. Public sector banks compete on the basis of providing products and services through their vast branch networks and their relatively low cost of funds.

     The Indian private sector banks consist of 25 old private sector banks which existed before July 1993 and nine new private sector banks, including us, which began operations after July 1993. In response to the need to introduce greater competition and achieve higher productivity and efficiency in the Indian banking industry, the Reserve Bank of India issued guidelines in 1993 which permitted the entry of new private sector banks into the industry. At September 30, 1999, the private sector banks had a network of 4,883 branches which accounted for 7.5% of the total branch network of commercial banks. At September 30, 1999, private sector banks accounted for approximately 10.2% of aggregate deposits and 11.3% of outstanding loans of all commercial banks. New private sector banks, though small in number, hold over 35.0% of the total assets of all private sector banks and compete by providing efficient service, quick responses to loan applications, technology-based, cost effective solutions and innovative products and services using multiple channels of delivery.

     There were 44 foreign banks with 192 branches operating in India at March 31, 1999. The major foreign banks include Citibank, Bank of America, American Express Bank, Hong Kong and Shanghai Banking Corporation, Standard Chartered Bank, Deutsche Bank and ANZ Grindlays Bank. At March 31, 1999, foreign banks accounted for 6.2% of aggregate deposits and 8.6% of outstanding loans of commercial banks. The primary activity of most foreign banks in India has been servicing corporate customers in the wholesale segment, including meeting the banking needs of their global customers who have operations in India. Some of the larger foreign banks have a significant presence in consumer finance products such as automobile finance, home loans, credit cards and household consumer finance.

     The following table sets forth, for the periods indicated, the profile of loans and the aggregate deposit distribution in the Indian banking industry.

                                                                                At March 31,
                                                                 -------------------------------------
                                                                     1998           1999            %
                                                                 -----------    -----------    -------
                                                                       (in billions, except percentages)
Deposits:
     Public sector banks.................................        Rs. 5,317.2    Rs. 6,386.6     79.8%
     Old private sector banks............................              477.8          560.2       7.0
     New private sector banks............................              217.4          308.1       3.9
     Foreign banks.......................................              428.3          474.5       5.9
     Regional rural banks................................              221.9          270.1       3.4
                                                                 -----------    -----------    ------
Total....................................................        Rs. 6,662.6    Rs. 7,999.5    100.0%
                                                                 ===========    ===========    ======
Loans(1):
     Public sector banks.................................        Rs. 3,039.1    Rs. 3,576.1      77.3
     Old private sector banks............................              288.8          343.4       7.4
     New private sector banks............................              141.8          211.1       4.6
     Foreign banks.......................................              336.8          386.6       8.4
     Regional rural banks................................               90.1          105.6       2.3
                                                                 -----------    -----------    ------
Total....................................................        Rs. 3,896.6    Rs. 4,622.8    100.0%
                                                                 ===========    ===========    ======

---------
Source: Reserve Bank of India Statistical Tables Relative to Banks in India,
        1998-1999.
(1) Loans include advances and investments in non-statutory ratio securities.


     New private sector banks have grown their assets and deposits aggressively since commencing their operations in 1993 and, at March 31, 1999, accounted for approximately 3.9% of aggregate deposits and 4.6% of loans outstanding of all Indian commercial banks. At March 31, 1999, we were the largest new private sector bank and accounted for 18.1% of the total assets of new private sector banks. After the completion of the proposed merger of two new private sector banks, HDFC Bank and Times Bank our assets will be less than the assets of the merged entity at December 31, 1999. We will still be the largest among new private sector banks in terms of deposits.

     In addition to commercial banks, a variety of financial intermediaries in the public and private sector participate in India's financial sector, including long-term lending financial institutions, like ICICI, non-bank finance companies, other specialized financial institutions and state-level financial institutions. See "Overview of the Indian Financial Sector" for a more in-depth discussion.

                       RELATIONSHIP WITH THE ICICI GROUP

General

     The ICICI group is a diversified financial services group organized under the laws of India. The ICICI group includes ICICI, the parent, and its subsidiaries and associated companies, which operate in the areas of commercial banking, investment banking, venture capital, information technology, Internet-based stock trading, retail banking and asset management. ICICI is one of the largest of all Indian financial institutions, banks and finance companies in terms of assets. ICICI has close relationships with a client base of over 1,000 Indian companies, a growing retail base of three million purchasers of its bonds and a strong pool of experienced and talented professionals. In the last five years, the ICICI group has begun to offer retail banking services, including taking retail deposits and offering retail bonds. Other recent retail products include home and automobile loans and other consumer finance products and services. At year-end fiscal 1999, the ICICI group had consolidated assets of Rs. 653.3 billion (US$ 15.0 billion) and consolidated stockholders' equity of Rs. 36.5 billion (US$ 839 million), and, in fiscal 1999, the ICICI group had consolidated net income of Rs. 7.5 billion (US$ 173 million). At December 31, 1999 the ICICI group had consolidated assets of Rs. 742.3 billion (US$ 17.1 billion) and consolidated stockholders' equity of Rs. 67.4 billion (US$ 1.5 billion), and in the nine months ended December 31, 1999, the ICICI group had consolidated net income of Rs 6.9 billion (US$ 160 million).

     Most of the activities of the ICICI group are carried out through the parent company, ICICI, which is listed on the New York Stock Exchange (symbol:
IC and IC.d). ICICI accounted for over 87.5% of the consolidated assets at year-end fiscal 1999 and 91.6% of the consolidated net income for fiscal 1999. We are the largest subsidiary in the ICICI group, accounting for 11.4% of the consolidated assets at year-end fiscal 1999 and 7.7% of the consolidated net income for fiscal 1999.

         The following chart sets forth the organizational structure of the group.

                                 ICICI Limited
                               (Parent Company)
                                 (Diversified
                              Financial Services)
ICICI Personal   ICICI Infotech   ICICI Bank    ICICI          ICICI Web      12 Other
Financial                                       Securities     Trade          Subsidiaries
Services                                                                      including ICICI Venture
100.0% owned     100.0% owned     74.3% owned
(Retail          (Technology)     (Commercial   99.9% owned    100.0% owned
Products)                         (Banking)     (Securities)   (Internet
                                                               Brokerage)


Capital, Dividend and Voting Limitations

     Under the conditions of the commercial banking license granted to ICICI in 1994 to establish us, there must be an arms' length relationship organizationally and operationally between ICICI and us. We are also prohibited from extending any credit to ICICI. We have no agreement with ICICI and no plans to enter into such an agreement regarding any future contribution of capital by ICICI to us for maintenance of our minimum capital adequacy ratio or any future issuance of equity shares by us to ICICI. Any declaration and payment of a dividend by us to any shareholder, including ICICI, would have to be recommended by our board of directors and approved by our shareholders in accordance with applicable Indian law, and if the dividend is in excess of 25.0% of the par value of our shares (or Rs. 413 million (US$ 9 million) before the completion of the offering), we would have to obtain prior approval from the Reserve Bank of India.

     After giving effect to the offering, ICICI will own o% of our equity shares (o% if the underwriters' over-allotment option is exercised in full). Under Indian law, no person holding shares in a banking company can vote more than 10.0% of the outstanding equity shares. This means that while ICICI owns 74.3% of our equity shares, it can only vote 10.0% of our equity shares. Due to this voting restriction and the fact that no other shareholder owns
10.0% or more of our outstanding equity shares, ICICI effectively controls a minimum of 28.0% of the voting power of our outstanding equity shares. After the completion of the offering, ICICI's effective voting power will decrease to a minimum of o% (assuming the underwriters' over-allotment option is exercised in full) since its shareholding in us will be diluted. Our organizational documents permit ICICI to appoint up to one third of the members of our board, including the Executive Chairman and Managing Director of our board. Pursuant to this authority, ICICI has appointed two directors to our eight-member board of directors. ICICI may also vote for the remaining members of our board of directors. Pursuant to our organizational documents, to convene a board meeting, one of the two ICICI directors on our board of directors must be present unless they waive this requirement in writing.

Complementary Product Ranges

     Traditionally, regulation in the banking and financial services sector in India segregated the offering of various products and services between commercial banks like us and financial institutions like ICICI. In recent years, some of these restrictions have been relaxed, but certain restrictions remain and practical considerations still result in limited overlap. The product ranges are complementary and enable the ICICI group to improve its ability to attract and retain customers by providing a complete range of financial products and services.

     Corporate Lending

     Both we and ICICI offer term loans and guarantees. However, the disparity in the respective balance sheet sizes and the relatively shorter duration of our funding sources, means that we rarely compete in these areas. ICICI typically offers loans of a larger size and longer duration, while we offer smaller loans of shorter duration. ICICI offers letters of credit, but these can only be offered to customers having an available line of foreign currency credit with them, and only for import of capital goods. It is not permitted to offer these products for the import of raw materials, which we can do.

     Retail Lending

     While ICICI does not offer credit cards, it offers retail asset products including auto loans and mortgages which are marketed through one of its subsidiaries. We offer credit cards, loans against time deposits and loans against subscriptions to initial public offerings of Indian companies. We plan to use the distribution network of the ICICI group to offer auto and home mortgage loans in fiscal 2001. Pursuant to an understanding between ICICI and us, we intend to place many of those loans in our books. Home mortgages of up to Rs. 1 million and auto loans to professionals qualify as priority sector lending and we believe that they offer us an appropriate avenue to meet our priority sector lending target without sacrificing our standards for credit quality.

     Funding

     ICICI is not permitted to offer banking products involving checking facilities including savings accounts, checking accounts, cash management services and time deposits of a maturity of less than one year. Our ability to offer these products is an important building block for the ICICI group.

     Treasury

     The foreign exchange desk of our treasury does not compete with that of ICICI as we are a full-fledged authorized dealer while ICICI is permitted to deal only with regard to its underlying transactions.

Our domestic treasury desk operates independently with its customers and has no connection with the ICICI desk.

     As we describe in "Group Operating Strategy" below, we work closely with ICICI and, given its large ownership stake in us (currently 74.3% and o% after the offering if the underwriters' over-allotment option is exercised in full), ICICI has an incentive to help us perform well. There is a risk that ICICI may seek to facilitate its needs or the needs of other ICICI group entities.

     Additionally, in the future, there is a risk that ICICI may be directed to divest some of its holdings in us under current law. ICICI would be required by the Reserve Bank of India to reduce its ownership interest in us to no more than 40.0% at some point in the future. Any such divestment may result in our inability to continue to exploit the corporate and retail relationships of the ICICI group. This would adversely affect our business, results of operations and financial position. However, a discussion paper issued by the Reserve Bank of India in January 1999 states that if a long-term lending institution chooses to provide commercial banking services directly, permission to create a 100.0% owned banking subsidiary would be considered. ICICI is presently in discussion with the Reserve Bank of India to determine the extent to which it is required to sell or reduce its interest in us, if required. See also "Related Party Transactions".

Group Operating Strategy

     In fiscal 1999, in an effort to enhance the seamless delivery of products and services to clients, the ICICI group decided to reorganize its structure. Three client relationship groups, the Major Clients Group, the Growth Clients Group and the Personal Financial Services Group, were formed for this purpose.

     The relationship managers in the Major Clients Group and the Growth Clients Group are drawn from companies across the group, including from us. These relationship managers are responsible for offering the full range of the ICICI group's corporate banking products and services with an emphasis on cross-selling products and services offered by ICICI group companies and the generation of fee-based income. These groups are client-driven, so they cater to the needs of the ICICI group's customers regardless of what relationship manager is servicing a particular customer and whether the product is one offered by us or ICICI. The salary and other expenses of a relationship manager that is working for one of these client relationship groups are borne by the company that has seconded the relationship manager to one of these client relationship groups.

     The ICICI group restructuring has enabled us to take advantage of ICICI's strong relationships with over 1,000 corporations in India to sell our products and services. These relationships have been particularly effective in helping us gain access to the larger corporations, as our balance sheet on a stand-alone basis would not have permitted us to take the large exposures that may be underwritten by ICICI given its large balance sheet capabilities. As described in greater detail below, in cases where ICICI and we both provide credit to the same customer, we appraise the customers' credit requirements separately and independently. On the basis of our credit analysis, pricing, portfolio exposure and other factors, we determine whether and to what extent we take an exposure. Our decision is independent of ICICI's credit approval and appraisal processes.

     We also seek to benefit from ICICI's corporate relationships in growing our retail business. We sell retail products to the employees of the ICICI group's corporate customers, including offering corporate customers our payroll deposit scheme for their employees. ICICI's three million retail bond customers present us with an opportunity for cross-selling a variety of products, including bank accounts, credit cards, depositary share accounts and, to a limited extent, retail loans.

     Both our and the ICICI group's retail strategy depends on the offering of multiple products through multiple delivery channels to provide choice and convenience to customers. Offering the entire range of products and services through multiple channels also results in greater economies of scale. The channels are owned by different ICICI group companies. We own the bank branch channel, and Infinity, the Internet banking channel, and ICICI owns the call centers. Substantially all of the ATMs are leased from ICICI. The call centers are owned by ICICI Personal Financial Services Limited and we use their services to offer telephone banking to our customers. For this purpose, we pay them on the basis of actual call volume. The ICICI centers are owned by ICICI, our parent. Our credit card back-end processing operations are managed by ICICI Personal Financial Services. We pay ICICI Personal Financial Services on a cost plus 10.0% markup basis. See "Business--Retail Banking--Credit Cards" and "Related Party Transactions".

     To enable the pooling of talent and a compensation structure aligned to those of other information technology companies, the group decided to consolidate the technology teams from all group companies into one information technology company, ICICI Infotech. ICICI Infotech now offers technology solutions to the entire ICICI group. We outsource our information technology requirements from ICICI Infotech and 33 of their employees have been seconded to us. These officers are dedicated to meet our requirements and we pay ICICI Infotech the salary expenses of these ICICI Infotech employees. While the personnel are outsourced from ICICI Infotech, the existing hardware and software continue to be owned by us.

                                    BUSINESS
Overview

     We are a private sector commercial bank organized under the laws of India and one of the nine new private sector banks formed since 1993. We offer a wide range of banking products and services to corporate and retail customers through a variety of delivery channels. We are a subsidiary of ICICI Limited, one of the largest of all Indian financial institutions, banks and finance companies in terms of assets, a well recognized brand in the Indian financial sector and the first Indian company to list its securities on the New York Stock Exchange (symbol: IC and IC.d). At December 31, 1999, we had the largest deposit base of all of the new private sector banks in India. At year-end fiscal 1999, we had assets of Rs. 74.8 billion (US$ 1.7 billion) and stockholders' equity of Rs. 2.8 billion (US$ 65 million). In fiscal 1999, our net income was Rs. 503 million (US$ 12 million). At December 31, 1999, we had assets of Rs. 102.2 billion (US$ 2.3 billion) and stockholders' equity of Rs.
3.7 billion (US$ 85 million). Our net income for the nine months ended December 31, 1999 was Rs. 1.0 billion (US$ 24 million).

     Our organization is divided into three business units: corporate banking, retail banking and treasury. Our primary business is to develop a strong asset portfolio consisting mainly of working capital loans and terms loans for corporate borrowers funded by corporate and retail deposits. We seek to provide a wide variety of fee-based corporate products and services, like documentary credits, cash management services, standby letters of credit and treasury-based derivative products that help us increase our non-interest income. In building our corporate banking business, we have capitalized on the strong relationships that our parent company, ICICI, enjoys with many of India's leading corporations. We intend to generate significant growth in revenues based on increased synergies with ICICI and its group of companies.

     Our retail products and services include payroll accounts, online bill payment, online remittance facilities, credit cards, depositary share accounts, retail loans against time deposits and loans against subscriptions for initial public offerings. We offer our customers a choice of delivery channels including physical branches, automated teller machines or ATMs, telephone banking call centers and the Internet. In recent years, we have expanded our physical delivery channels, including bank branches and ATMs, to cover a total of 121 locations in 40 cities throughout India at December 31, 1999. We intend to continue to use technology to increase the speed and efficiency of the delivery of our products and services. We have built a base of demand and time deposits (494,480 retail customer accounts at December 31, 1999), representing 1.08% of total deposits held by commercial banks in India.

     We were the first bank to offer Internet banking in India. Since inception, we have consistently used technology to differentiate our products and services from those of our competitors. Our technology driven products include Internet banking, electronic commerce based banking solutions, cash management services and credit cards. To support our technology initiatives, we have set up online real time transaction processing systems. We have upgraded our product offering in response to changes in customer needs and technological advances. We believe that our Internet banking platform delivers competitive, efficient and low cost banking solutions to our customers.

     Our principal corporate office is located at ICICI Towers, Bandra-Kurla Complex, Mumbai 400 051, India and our telephone number is 011-91-22-653-1414.

History

     We were formed in 1994 as a part of the ICICI group of companies. Our initial equity capital was contributed 75.0% by ICICI and 25.0% by SCICI Limited, a diversified finance and shipping finance lender of which ICICI owned 19.9% at December 1996. In December 1996, SCICI was merged into ICICI. As a result, we became a wholly-owned subsidiary of ICICI. We have grown rapidly in size to become a leading player among the new private sector Indian banks.

     When ICICI obtained the commercial banking license to establish us in 1994, the Reserve Bank of India imposed a condition that ICICI reduce its ownership interest in us to no more than 40.0%. This condition reflected the government policy of preventing monopolization of economic power. A discussion paper issued by the Reserve Bank of India in January 1999 states that if a long-term lending institution chooses to provide commercial banking services directly, permission to create a 100.0% owned banking subsidiary would be considered. ICICI is presently in discussion with the Reserve Bank of India to determine the extent it is required to sell or reduce its interest in us, if required. In 1997, ICICI sold a 25.7% interest in us in an offering in India to the public and to employees of the ICICI group. Upon completion of the offering, ICICI's shareholding in us will decrease to o%.

     Effective April 1, 1999, we reorganized our business by function to form three strategic business units, corporate banking, retail banking and treasury. We believe that this reorganization has resulted in increased customer focus, superior product delivery and improved profit orientation. As part of our initiatives in corporate governance, we also formed a number of board committees, including an Audit and Risk Committee, a Compensation Committee and a Nomination Committee, to improve the accountability of our board of directors and to improve our public reporting.

Our Strategy

     We believe the recent upturn in the Indian economy provides us with a significant opportunity to strengthen our position as one of the largest and most innovative new generation private sector commercial banks in India. Our objective is to be the leading provider of banking products through technology driven distribution channels servicing a targeted group of corporate and retail customers.

     To achieve this objective, the key elements of our strategy are to:

     o    Increase our market share in corporate banking;
     o    Build a profitable retail franchise;
     o Apply Internet technologies to existing product offerings and create new business opportunities;
     o    Use technology to provide a multi-channel distribution network;
     o    Enhance recurring fee income; and
     o    Maintain and enhance asset quality.

     Increase Our Market Share in Corporate Banking

     Our corporate lending business, consisting principally of working capital finance and term lending, has grown at a compound annual growth rate of 56.9% over the past three years. We expect that short-term finance will continue to represent a significant growth opportunity as the economy in India develops.

     The ICICI group enjoys strong financial ties with over 1,000 of India's leading corporations, mainly through long-term funding relationships. Together with other members of the ICICI group, we participate in joint marketing teams, to provide a comprehensive range of financial products to these corporate customers. Our integrated product offerings and the group relationships have enabled us to significantly enhance our market share in short-term funding. We expect to continue to work closely with the ICICI group to harness synergies in the marketing of our complementary range of products and rapidly expand our asset base.

     Over the past year, we have shifted our focus in favor of financing large, highly rated corporations, although we continue to seek to identify and gain market share in the new growth sectors of the Indian economy. Further, in all of our activities, we seek to be flexible and adapt to our clients needs, while at the same time maintaining safeguards through conservative risk management practices. We believe we can continue to expand our market presence through the effective use of technology, speedy response times, quality service and the provision of structured financial products and value-added solutions designed to meet specific customer needs.

     Build a Profitable Retail Franchise

     We believe the "ICICI" brand name is well established and one of the most respected names in the financial services business in India. We believe that this strength in brand identity, together with the ICICI group's strong corporate relationships and existing retail investor base, provides us with a unique opportunity to build a profitable retail franchise in India. Within India, we have a target market of 34 million households. Our target segment consists principally of professionals and high net worth individuals as well as select wage and salary earners. This market is supplemented by 22 million non-resident Indians, a significant portion of whom are well educated and affluent. We expect "Power Pay", a direct deposit product that allows our corporate customers' employee salaries to be directly credited to special savings accounts, to significantly drive the growth in the number of our savings accounts. We believe this and similar products will facilitate further penetration of the Indian retail consumer market.

     We will continue to seek to provide our target market with a growing range of deposit, funds transfer, and retail bank products to meet their growing financial needs. For example, we have recently begun to offer VISA credit cards and plan soon to introduce electronic debit cards. We will continue to expand our range of retail savings products tailored to meet the needs of our customer base, such as foreign currency denominated accounts for non-resident Indians, as well as premium current accounts for small businesses.

     We believe the lack of strong mass market players in retail assets in India creates a significant growth opportunity. While our retail asset products at present are limited to loans against term deposits, roll-over credit in credit cards and loans against subscriptions for initial public offerings in India, we intend to grow our retail asset base by offering residential mortgages and auto loans. We expect to take advantage of the ICICI group's established presence in these segments, and we have agreed upon an asset sharing mechanism. We will continue to broaden our range of retail products and services in an effort to gain market share among our target customer base.

     We are using the Retail Customer Data Mart, a database that consolidates retail customer and product data across all ICICI group companies including ICICI's three million retail bond customers. This data is constantly analyzed for customer segmentation and is used in marketing campaigns. We plan to continue our use of this and similar information systems to enhance customer loyalty through increased cross selling.

     Apply Internet Technologies to Existing Product Offerings and Create New Business Opportunities on the Internet

     Our focus on applying Internet technologies to our products and services is based on our belief that the Internet will become a key distribution channel and we would be in an advantageous position by virtue of our first mover status. We also believe that through the Internet we can integrate the entire value chain, spanning customers, retailers, distributors, manufacturers, their vendors and suppliers and the banking system. Lower costs from effective use of technology coupled with increased scale of operations should allow us to deliver greater value to more customers.

     Accordingly, we were the first bank in India to introduce an Internet banking service and an Internet-based bills payment system, and even today are one among very few banks offering this service in India. We pioneered online business-to-business solutions in India by launching "i-payments", a payments tool connecting our customers with their suppliers and vendors. We offer online electronic payment facilities to our corporate customers and their suppliers and dealers as a closed user group using the Internet as the delivery platform. Our product offerings have resulted in significant cost savings to our clients, allowing us to develop client loyalty while at the same time better understanding the needs of our clients. In all of our endeavors, we intend to use the Internet as a means of enhancing our accessibility and overall customer convenience and satisfaction.

     Use Technology to Provide a Multi-Channel Distribution Network

     The use of online delivery channels presents added convenience for our customers while markedly reducing the cost of financial transactions, and the need to have an extensive branch network. We believe that product differentiation through delivery helps increase customer attraction and enables gains in market share. Accordingly, we have tried to provide products and services, using the Internet, ATMs and other technology to increase our service and attract and satisfy customers. Given our relatively recent entry into the banking sector, we have been able to develop all our systems using new technology. Our technology architecture is expected to allow the customer to access any product through any delivery channel and thereby give the customer the option of choosing the most convenient channel. To further increase our ATM network, we have entered into alliances with petroleum companies, department stores and cyber cafes to deploy ATMs at select high traffic locations. Our proposed strategic alliance with an Internet portal is intended to help distribute our banking products on the Internet. Our goal is to develop a cost efficient, highly effective distribution network, which ensures quality customer service.

     Enhance Recurring Fee Income

     We will continue to seek to develop value-added products and services in an effort to enhance our market share and to increase our recurring fee income. Our fees, commission and brokerage income has grown at an average rate of 57.6% per annum since fiscal 1997, principally from issuing guarantees, documentary credits and similar instruments. We believe we are the third largest provider of cash management services in India and are among the market leaders in providing trust, retention and escrow account services. We have developed countrywide collection and payment mechanisms for rural and cooperative banks with limited geographic presence. We continue to seek to provide funds collection and transfer services to our clients and clients of the ICICI group. We also offer our customers depositary share account and custody services and direct sales of third party mutual funds and propose to offer insurance products in the near future. Through Infinity, our Internet banking service, we offer Money2India, our online remittance facility for non-resident Indians, which is already generating fee income. We also offer "i-payments", our business-to-business solution for corporate customers, and online utility bills for retail customers, which are presently free to increase customer acquisition. We believe all these initiatives will enhance our fee revenue in ways that are responsive to the needs of our customers and will minimize the need to use or rely on our capital resources.

     Maintain and Enhance Asset Quality

     We believe conservative risk management policies, processes and controls are critical for our long-term success. While we will continue to extend credit to growth oriented companies with strong financial positions, we expect that our emphasis on lending primarily to higher rated credits and active management of older less creditworthy assets will help improve the risk profile of our loan portfolio.

     We expect to build on our established credit risk management procedures, credit evaluation and rating methodology, credit risk pricing models, proprietary analytics and monitoring and control mechanisms.

     Finally, we believe that our adoption of U.S. GAAP accounting including its heightened provisioning requirements embodies a more conservative approach to quantifying credit losses.

Our Principal Business Activities

     Our principal business activities include the corporate banking, retail banking and treasury, which are undertaken by three business units. Under corporate banking, we make working capital loans and term loans to our corporate borrowers, take deposits from corporate customers and provide a range of fee-based products and services. Under retail banking, we take deposits from retail customers through multiple products and delivery channels. We also offer credit cards and other retail loan products.

     The following table sets forth, for the periods indicated, the share of our corporate and retail banking activities in our total business:


                                   At or for the year ended              At or for nine months ended
                                         March 31, 1999                       December 31, 1999
                              -----------------------------------     ----------------------------------
                               Corporate     Retail                    Corporate    Retail
                                banking      banking      Total        banking      banking      Total
                              -----------  ----------   ---------     -----------  ---------   ---------
                                              (in Rs. billion, except percentages)
Gross loans.............            27.4         1.1        28.5           38.0         0.8        38.8
   % of total...........           96.1%        3.9%      100.0%          98.0%        2.0%      100.0%
Deposits...............             45.6        15.1        60.7           59.6        25.4        85.0
   % of total..........            75.1%       24.9%      100.0%          70.1%       29.9%      100.0%

     Our treasury business unit manages our balance sheet through the maintenance of regulatory reserves and optimizes profits from both our regulatory and trading portfolios by taking advantage of market opportunities.

Corporate Banking

     General

     Our largest strategic business unit in terms of deposits and gross loans is our corporate banking operations. At December 31, 1999, corporate banking represented 70.1% of our deposits and 98.0% of our gross loans.

     Our key corporate banking products include loan products and fee and commission-based products and services. Loan products consist of working capital loans, including cash credit facilities (a revolving floating rate asset-backed overdraft facility) and bill discounting, and term loans. Fee and commission-based products and services include documentary credit and standby letters of credit, forward contracts, interest and currency swaps, cash management services, trust and retention accounts and payment services. Most of these fee and commission-based products and services provide recurring fees from each customer. We also take deposits from our corporate customers. These deposits are rupee or foreign currency deposits with fixed or floating interest bases. Our deposit taking products include certificates of deposit, checking accounts and time deposits. We deliver our corporate banking products and services through a combination of physical branches, correspondent banking networks and the Internet.

     We seek to differentiate ourselves from our competitors primarily by capitalizing on the relationships of the ICICI group and through speedy and efficient client servicing. We seek to achieve this through the effective use of technology, high quality staff, speedy decision-making and the provision of structured financial products to meet specific customer needs.

     We provide our products and services to a wide range of private sector and public sector commercial and industrial corporations, including some of India's leading companies as well as growth-oriented, middle market commercial enterprises, traders and service providers and to the agricultural sector. In the first few years of our operations, due to our small balance sheet size, small to medium-sized middle market companies were our target customers. Over the past year as our balance sheet has grown, we have, consistent with our strategy of focusing on quality growth opportunities, concentrated on financing large, highly-rated corporations by taking advantage of the corporate relationships of the ICICI group. Of our 800 corporate customers at December 31, 1999, 171 were also ICICI customers.

     Loan Products

     Our loan products consist of working capital finance and term loans.

          Working Capital Finance

     Under working capital finance, we offer our corporate customers cash credit facilities and bill discounting. At December 31, 1999, gross working capital loans outstanding were Rs. 26.0 billion (US$ 598 million), constituting 67.0% of our gross loan portfolio.

     Cash Credit Facilities. Cash credit facilities are the most common form of working capital financing in India. Cash credit facilities are given to the borrowers to finance the cash flow gap arising out of the time difference between purchase of raw materials and realization of sale proceeds. A cash credit facility is a revolving overdraft line of credit for meeting the working capital needs of companies and is generally backed by current assets like inventories and receivables. Under the cash credit facility, we provide a line up to a pre-established amount based on the borrower's projected level of inventories, receivables and cash deficits. Within this limit, disbursals are made based on the actual level of inventories and receivables. A portion of the cash credit facility can also be made in the form of a demand loan. A cash credit facility is typically given to companies in the manufacturing, trading and service sectors on a floating interest rate basis. The facility is generally given for a period of up to 18 months, with a review after 12 months. Our cash credit facility is generally fully secured with full recourse to the borrower. In most cases, we have a first lien on the current assets, which normally are inventory and receivables. Additionally, in some cases, we may take further security of a first or second lien on fixed assets including real estate, a pledge of financial assets like marketable securities and corporate or personal guarantees.

     Cash credit facilities are extended to borrowers by either a single bank, multiple banks or a consortium of banks with a lead bank. The nature of arrangement depends upon the amount of working capital financing required by the borrower, the risk profile of the borrower and the amount of loan exposure a single bank can take on the borrower. Though in the past we have extended cash credit facilities on our own, with our increased focus on highly rated large corporations, we are increasingly participating in multiple banking and consortium arrangements. Regardless of the arrangement, we undertake our own due diligence and follow our credit risk policy to determine whether we should lend money to the borrower and, if so, the amount to be lent to the borrower. For more details on our credit risk procedures, see "--Risk Management--Credit Risk". We earn interest on this facility on a quarterly basis, based on the daily outstanding amounts.

     In cases where ICICI provides long-term loans for financing projects of corporations, we seek to participate in the working capital consortia of these corporations by providing short-term demand loans and other working capital products.

     Bill Discounting. Bill discounting involves the financing of short-term trade receivables of corporations through negotiable instruments. These negotiable instruments can then be discounted with other banks if required, providing us liquidity. In addition to traditional bill discounting, we also provide customized solutions to our corporate customers having large dealer networks. Loans are approved to dealers in the form of working capital lines of credit, based on analysis of dealer credit risk profiles. These dealer financing facilities help us to deepen our relationships with our corporate customers and may be expanded into Internet-based corporate banking services.

          Term Loans

     Term loans are amortizing loans given typically for a period of three to seven years for financing core working capital requirements and normal capital expenditures of small and medium-sized companies. Our term credits include rupee loans, foreign currency loans, lease financing and subscription to preferred stock. These products also include marketable instruments such as fixed rate and floating rate debentures. In the case of rupee and foreign currency loans, we generally have a security interest and first lien on all the fixed assets of the borrower. The security interest typically includes property, plant and equipment and other tangible assets of the borrower. We typically provide term loans of smaller size, generally up to Rs. 200 million, (US$ 5 million), considering our liability profile and refer larger loans to ICICI.

     At December 31, 1999, gross term loans outstanding were Rs. 12.0 billion (US$ 277 million), constituting 31.0% of our gross loan portfolio.

     Fee and Commission-Based Activities

     Our fee and commission-based products and services include documentary credits, standby letter of credits, forward contracts, interest and currency swaps, cash management services, trust and retention accounts and payment services.

          Documentary Credits

     We provide documentary credit facilities to our working capital loan customers both for meeting their working capital needs as well as for capital equipment purchases. For working capital purposes, we issue documentary credits on behalf of our customers for the sourcing of their raw materials and stock inputs. Lines of credit for documentary credits and standby letters of credit are approved as part of a working capital loan package provided to a borrower. These facilities, like cash credit facilities are generally given for a period up to 18 months, with review after 12 months. Typically, the line is drawn down on a revolving basis over the term of the facility, resulting in recurring fee income. A significant proportion of our documentary credits for capital equipment was issued on behalf of borrowers who also had taken term loans from ICICI.

     We issue documentary credits on behalf of borrowers both for domestic and foreign purchases. The term of these documentary credits is generally up to 180 days. Borrowers pay a fee to us based on the amount drawn down from the facility and the term of the facility. This facility is generally secured by same collateral available for cash credit facilities. We also take collateral in the form of cash deposits from our borrowers.

          Standby Letters of Credit

     We also provide standby letter of credit facilities, called guarantees in India, that can be drawn down any number of times up to the committed amount of the facility. We issue standby letters of credit on behalf of our borrowers in favor of corporations and government authorities inviting bids for projects, guaranteeing the performance of our borrowers. We also issue standby letters of credit as security for advance payments made to our borrowers by such project authorities and for deferral of and exemption from the payment of import duties granted to our borrowers by the government against fulfillment of certain export obligations by our borrowers. The term of these standby letters of credit is generally up to 18 months. This facility is generally secured by collateral similar to that of documentary credits.

     At December 31, 1999, we had a portfolio of documentary credits of Rs. 7.8 billion (US$ 179 million) and a portfolio of standby letters of credit of Rs.
6.7 billion (US$ 154 million).

          Forward Contracts and Interest and Currency Swaps

     We provide forward contracts to our customers for hedging their short-term exchange rate risk on foreign currency denominated receivables and payables. We generally provide this facility for a term of up to six months and occasionally up to 12 months. We also offer interest rate and currency swaps to our customers for hedging their medium and long-term risks due to interest rate and currency exchange rate movements. We offer these swaps for a period ranging from three to ten years. Our customers pay a commission to us for this product that is included in the price of the product and is dependent upon market conditions.

     At December 31, 1999, we had a portfolio of outstanding forward contracts of Rs. 49.6 billion (US$ 1.1 billion) and a portfolio of interest and currency swaps of Rs. 8.6 billion (US$ 198 million).

          Cash Management Services

     Under cash management services, we offer our corporate clients custom-made payment and remittance services allowing them to reduce the time period between collections and remittances, thereby streamlining their cash flows. Our cash management products include physical check-based clearing in locations where settlement systems are not uniform, electronic clearing services, central pooling of country-wide collections, dividend and interest remittance services and Internet-based payment products. We believe we are the third largest provider of cash management services in India. We also provide cash management services to our parent, ICICI. Our customers including ICICI pay a fee to us for these services based on the volume of the transaction, the location of the check collection and speed of delivery.

     The total amount handled under cash management services was Rs. 44.1 billion (US$ 1.00 billion) for the nine month period ended December 31, 1999, resulting in fee income of Rs. 74 million (US$ 2.0 million). At December 31, 1999, we had 231 cash management services customers. ICICI paid us Rs. 14 million (US$ 322,000) for the nine months ended December 31, 1999 for these services.

          Trust and Retention Accounts

     We offer trust and retention account facilities to lenders in limited and non-recourse project finance transactions who typically require the setting up of trust and retention accounts as part of the project financing structure and a number of our customers include power and telecommunications companies. This service enables us to capture the receivables of the project on behalf of the lenders and channel the cash flows in a pre-determined manner. We also offer escrow account facilities for securitization and merger and acquisition transactions. Our customers pay a negotiated fee to us for this product based on the complexity of the structure and the level of monitoring involved in the transaction.

     We actively provide these services and utilize the strengths of our parent as a leading project financier in the country to obtain customers for these services. We believe that we are the market leader in providing these services in India, with about 90 accounts. The cash flows managed under this product during the nine months ended December 31, 1999 were about Rs. 22.0 billion (US$ 506 million).

          Payment Services

     We offer online electronic payment facilities to our corporate customers and their suppliers and dealers as a closed user group, where the entire group is required to maintain bank accounts with us. We use the Internet as the delivery platform for this product. Under this service, all payments from our corporate customers to their suppliers and payments from the dealers to our corporate customers are made electronically. This service offers a high level of convenience since no physical instruments are required, all transactions are done online and the information may be viewed on the Internet. This product can be customized to meet the specific requirements of individual customers. All transactions are secured using 128 bit encryption technology and secure ID cards. We do not charge a fee for this service, as it results in large low cost funds for short durations in checking accounts of customers which we invest profitably.

     We have already partnered with 101 large Indian corporations, many of whom have come to us as a result of our relationship with members of the ICICI group. We believe that, based on ICICI's corporate relationship base of over 1,000 customers, we have the potential to grow to service 15,000 small, medium and large corporate users over the next few years.

     Other Corporate Banking Activities

          International Banking Business

     We provide a wide range of cross-border banking services from our 25 branches spread across the country. Our international business services include foreign currency loans for imports and exports, documentary credits, standby letters of credit and collection and funds transfer services. All these branches are connected directly to the SWIFT network, the Society for Worldwide Inter-Bank Financial Telecommunication network, to quickly facilitate transactions. We also have correspondent arrangements with over 105 international banks covering all major countries with which India has trade relationships. These arrangements facilitate the execution of cross border transactions including letters of credit and funds transfers. We provide our customers with information about their trade-related international counterparties through our correspondent banking relationships and subscription to reputed international databases. We also provide travel-related services to our corporate customers including money changing, sale and cashing of travelers' checks and foreign currency remittances to international travel destinations. Our customers pay fees to us for substantially all of these products and services.

          Treasury Products

     We provide liquidity management services to our corporate customers to enable them to invest their short-term cash surpluses in a variety of short-term treasury and deposit-based instruments, including treasury bills, commercial paper and certificates of deposit. These products allow our customers to earn income on their short-term cash surpluses since deposits for periods of less than 15 days are non-interest-bearing pursuant to Reserve Bank of India regulations. We also facilitate the holding of foreign currency accounts. Our target customers for these products are large public and private sector companies, provident funds and high net worth individuals.

          Products for Other Banks

     Various cooperative banks and rural banks in India are limited to geographic areas. These banks need relationships with banks present in most of the large cities in India to be able to service the needs of their customers for country-wide collection and payment mechanisms. We have developed customized products and solutions for cooperative banks. Although we do not charge a fee for these products, they result in large amounts being maintained with us in non-interest-bearing checking accounts that we can invest profitably.

     Corporate Loan Pricing

     We price our corporate loans over our prime lending rate based on four factors:

     o    our internal credit rating of the company;
     o the nature of the banking arrangement (either a single bank, multiple bank or consortium arrangement);
     o    the collateral available; and
     o    market conditions.

     Our current credit approval process generally requires a minimum credit rating of A-. For a description of our credit rating system, see "--Risk Management--Credit Risk".

     Our Asset-Liability Management Committee fixes prime lending rates based on yield curve factors like interest rate and inflation rate expectations and business needs. Working capital financing is usually contracted at rates linked to the prime lending rate for maturities over 365 days. The prime lending rates relevant to other maturities are used for short-term bills discounting products.

     We have four prime lending rates linked to the term of the loan. At December 31, 1999, our prime lending rates per annum were as follows:

Term                                                     Prime lending rate
----                                                     ------------------
Up to 90 days............................................       11.75%
91 days to 180 days......................................       12.50%
181 days to 364 days.....................................       13.00%
365 days and over........................................       13.50%

     Under the existing Reserve Bank of India regulations, loan exposures through corporate debt instruments and bill discounting are not subject to the prime lending rate regulations. Banks can lend at an interest rate below their prime lending rates when delivery is through these products.

     One of our competitive advantages in the corporate banking industry is our speed of delivery. We are generally able to preliminarily approve credit requests within two business days since we study the borrower and its credit rating well in advance of our marketing efforts. The formal credit approval process, including due diligence generally take about three to four weeks to complete. We believe this is a key factor in giving us a substantive competitive advantage and enabling us to charge a premium in pricing over many of our competitors.

     Directed Lending

          Priority Sector Lending

     The Reserve Bank of India has established guidelines requiring banks to lend 40.0% of their net bank credit (total domestic loans less marketable debt instruments and certain exemptions permitted by the Reserve Bank of India from time to time) to certain specified sectors called priority sectors. Priority sectors include small-scale industries, the agricultural sector, food and agro-based industries and small businesses. Out of this, we are required to lend a minimum of 18.0% to the agriculture sector and the balance to some specified sectors including small scale industries, which are defined as manufacturing, processing and services businesses with a limit on investment in plant and machinery of Rs. 10 million, small businesses, including retail traders, professional and other self employed persons and road and water transport operators and loans to state financial corporations and state industrial development corporations.

     Any shortfall in the amount required to be lent to the priority sectors may be required to be deposited with Indian developmental banks like the National Bank for Agriculture and Rural Development and the Small Industries Development Bank of India. These deposits have a maturity of up to five years and carry interest rates lower than market rates. These deposits would in turn satisfy part of our priority sector requirement.

     The Reserve Bank of India requires us to lend up to 3.0% of our incremental deposits in the previous fiscal year for housing finance. This can be in the form of home loans to individuals or subscription to the debentures and bonds of the National Housing Bank and housing development institutions recognized by the government of India.

     The following table sets forth, for the periods indicated, our priority sector loans broken down by type of borrower.

                                                                                                                % of net
                                                                                                               bank credit
                                                At March 31,                            At December 31,             at
                           --------------------------------------------------------   --------------------       December
                             1997        1998                   1999                    1998        1999         31, 1999
                           ---------   ---------   --------------------------------   ---------   --------     ------------
                                                        (in millions, except percentages)
Small scale industries..   Rs. 1,860   Rs. 2,753   Rs. 3,510     US$ 81   Rs. 3,180   Rs. 3,717     US$ 85         13.2%
Other including small
  businesses............         231         513       1,959         45         392       1,022         24           3.6
Agricultural sector.....         252         501         675         16         491       1,912         44           6.8
                           ---------   ---------   ---------    -------   ---------   ---------    -------         -----
Total...................   Rs. 2,343   Rs. 3,767   Rs. 6,144    US$ 142   Rs. 4,063   Rs. 6,651    US$ 153         23.6%
                           =========   =========   =========    =======   =========   =========    =======         ====

     We are required to comply with the priority sector lending requirements at the end of each fiscal year. At March 31, 1999, our priority sector loans were Rs. 6.1 billion, constituting 30.2% of net bank credit. This led to a shortfall of Rs. 1.9 billion in our priority sector lending. The Reserve Bank of India required us to deposit the above shortfall in the National Bank for Agriculture and Rural Development as and when they make a demand on us. At the present time, this bank has taken deposits of only Rs. 19 million from us. We believe that a large number of Indian commercial banks have had a shortfall in meeting their directed lending requirements. It is a general practice in the industry to meet a part of the shortfall by making deposits with specified Indian development banks.

     During fiscal 2001, as part of our retail banking activities, we intend to offer mortgages of less than Rs. 1 million and auto loans to professionals since they qualify as priority sector lending. ICICI, through its subsidiaries, has offered these retail loans since fiscal 2000 and intends to continue to offer these loans in the future other than those that qualify for priority sector lending.

     For a discussion of the asset quality of our priority sector loan portfolio, see "--Non-Performing Loans--Analysis of Non-Performing Loans by Directed Lending Sector".

          Export Credit

     As part of directed lending, the Reserve Bank of India also requires us to make loans to exporters at concessional rates of interest. We provide export credit for pre-shipment and post-shipment requirements of exporter borrowers in rupees and foreign currencies. At the end of our fiscal year, 12.0% of our net bank credit is required to be in the form of export credit. We have complied with these requirements since inception. The Reserve Bank of India provides export refinancing for an eligible portion of total outstanding export loans at a concessional rate that is 2.0% lower than the concessional rate of interest on export credit. The interest income earned on export credits is supplemented through fees and commissions earned from these exporter customers from other fee-based products and services taken by them from us, such as foreign exchange products and bill handling. At December 31, 1999, our export credit was Rs. 3.4 billion (US$ 78 million), constituting 11.9% of our net bank credit. At December 31, 1999, the weighted average interest rate on our export credit was 10.61%.

     Corporate Deposits

     We take deposits from our corporate clients with terms predominantly ranging from 15 days to one year. We routinely provide interest quotes for deposits in excess of Rs. 10 million on a daily basis (uncommon in India), based on rates in the inter-bank term money market and other money market instruments such as treasury bills and commercial paper. The Reserve Bank of India regulates the term of deposits in India but not the interest rates with some minor exceptions. Pursuant to Reserve Bank of India regulations, deposits denominated in rupees may be accepted by us for periods ranging from 15 days to ten years. We currently accept deposits for periods ranging from 15 days to seven years but a substantial portion of our corporate deposits mature between 15 days and 12 months. We are not permitted to pay interest for periods less than 15 days. Also, pursuant to the current regulations, we have divided our deposit interest rate structure into six categories, deposits of less than Rs. 1.5 million, deposits of between Rs. 1.5 million and less than 10 million, deposits of between 10 million and less than 100 million, deposits of between 100 million and less than 500 million, deposits of between 500 million and less than 2 billion and deposits of Rs. 2 billion and over. We are allowed to change these categories and the interest rates without restrictions. Corporate deposits include funds taken by us from large public sector corporations, government organizations, other banks and large private sector companies. Corporate deposits have grown from Rs. 45.6 billion (US$ 1.0 billion) at March 31, 1999 to Rs. 59.6 billion (US$ 1.4 billion) at December 31, 1999, constituting 70.1% of our total deposits and 60.5% of total liabilities at December 31, 1999.

     We offer flexible deposit services to our corporate customers. We take rupee or foreign currency denominated deposits with fixed or floating interest. Our deposit products for corporations include certificates of deposit, checking accounts and time deposits. We have also introduced "Quantum Corporate", a value-added checking account, which provides automatic transfer of idle balances from current accounts to time deposits. Whenever there is a shortfall in the current accounts, deposits are transferred back from the fixed deposit accounts. This offers our corporate customer liquidity as well as high returns.

     ICICI is one of our deposit customers. At December 31, 1999, we had Rs. 930 million (US$ 21 million) of current deposits and Rs. 737 million (US$ 17 million) of time deposits from ICICI. We do not pay interest on these current deposits and we pay interest on these time deposits at rates which we pay all other customers.

     We market corporate deposits from all our 25 corporate branches, some of our retail branches and directly from our corporate office. With the increase in the number of initial public offerings in the Indian equity markets, we have been actively participating as bankers to the offerings of select companies. These companies are required to maintain the subscription funds from the investors with the bankers to the offering until the allotment of shares and refund of excess subscription is completed. This process generally takes about 30 days, resulting in short-term deposits with us. This has resulted in significant growth in our corporate deposits. For effective asset liability management, we track the daily corporate deposits outstanding. We believe our management of our corporate deposit customers as well as our ability to offer competitive rates on large deposits significantly reduces the volatility in our corporate deposit base. We believe that approximately 65.0% of our corporate deposits can be considered as core deposits, which are routinely rolled-over.

     The growth in corporate deposits has been supplemented by our "anywhere banking service", which allows multi-locational corporations in India to receive cash inflows and make payments in various cities by maintaining one central pooling account.

     Our key corporate deposit products are:

     o    current and no-lien accounts;
     o    cooperative bank accounts;
     o    time deposit accounts at fixed interest rates;
     o    inter-bank call rate-linked fixed or floating rate deposits;
     o    initial public offering collection funds;
     o payout of refund orders, interest and dividend checks issued to investors and bondholders by corporations; and
     o    foreign currency deposit accounts.

     Client Coverage

     A study conducted by the Indian Banks Association in 1997 has estimated the Indian market for working capital products to be approximately Rs. 1.9 trillion (US$ 43.7 billion). We are focusing our marketing efforts on increasing our market share in this segment. We believe that the ICICI group's existing corporate relationships provides us with an opportunity to provide working capital products to large companies and high growth middle market customers and increase our fee income.

     In fiscal 1999, in an effort to improve corporate client service and profitability, the ICICI group reorganized its corporate structure and created two corporate client relationship groups, the Major Clients Group and the Growth Clients Group. These groups are responsible for offering the full range of the ICICI group's products and services to its clients with an emphasis on cross-selling and the generation of fee income.

     Relationship managers, who represent the entire ICICI group and include members of our staff who participate in these client relationship groups, are responsible for marketing our products and services as well as the products and services of the ICICI group to corporate customers. The basic principles of coverage followed by relationship managers include:

     o    further enhancing the ICICI group's strong customer relationships;
     o    focusing on a well-defined list of high priority clients;
     o increasing the ICICI group's share of clients' total banking requirements;
     o    serving the client needs effectively and proactively;
     o cross-selling the ICICI group's products to improve client profitability; and
     o    facilitating a quick roll-out of new products for the ICICI group.

     The group has structured the cross-selling process as follows:

     o the relationship managers from our company and ICICI make joint marketing calls to targeted corporations to offer the entire range of the group's products and services;
     o products and services accepted by the targeted customer are then independently processed and delivered to the customer by the appropriate ICICI group company; and
     o fee and interest income accrue to the company that processes and delivers the products or services. These amounts are collected directly from the customer.

     Cross-selling is also initiated by our branch managers and operating officers, who interact with the corporate customer on a regular basis for operating and maintaining its various cash credit accounts. They also visit the customer's offices, factories or warehouses periodically. Business opportunities identified are conveyed to our representatives, group relationship managers and to other group companies.

     We believe that we have benefited significantly from this joint marketing relationship. While we had eight common customers with ICICI at March 31, 1998, we had 171 common customers at December 31, 1999. These customers have largely been top tier Indian corporations and improved the credit quality while significantly increasing the size of our loan portfolio. We have also been able to increase fee income from providing cash management services and trust and retention account services to many of these clients.

          Major Clients Group

     We work with the Major Clients Group to offer various corporate banking products and services to the top 150 Indian corporations to further the ICICI group's objective to function virtually as a universal bank. The Major Clients Group is made up of a team of client bankers, taken from ICICI, ICICI Securities and us. The Major Clients Group seeks to build on existing relationships and also focuses on bringing into our portfolio new multinational corporations and large profitable public sector corporations. We currently have four of our employees working as part of the Major Clients Group.

          Growth Clients Group

     The Growth Clients Group focuses on middle market companies. The Growth Clients Group is made up of a team of client bankers, from ICICI and us and geographically dispersed among ICICI's offices across India. Over the past several years, the middle market segment has grown rapidly, particularly in the areas of information technology, automobile components, consumer goods and pharmaceuticals, and traditionally has had less access to financing compared to our major clients. We expect that continued growth among middle market companies will result in greater demand in the volume and type of financial products and services. We believe that rapid growth in the middle market company segment offers us a significant opportunity to provide a wide variety of lending and fee-based banking products, including a substantial number of working capital lines of credit. Our internal estimates indicate that there are over 7,000 middle market companies in India, of which approximately 1,300 are believed to meet our benchmark credit risk rating of A or above. The Growth Clients Group seeks to identify and build relationships with these middle market clients and build upon existing client relationships to facilitate a broader distribution of our products. The Growth Clients Group expects to initially target approximately 800 of these companies, mainly for our loan and deposit products. This group also seeks to provide other products and services, including our cash management services. We currently have 17 of our employees working as a part of the Growth Clients Group at their various locations.

     While marketing and relationship functions are undertaken along with ICICI, the processes of credit appraisal, approval and monitoring are independent activities done by us. Exposures are governed by the policy framework prescribed by our board of directors. For a discussion of our credit approval process, see "--Risk Management".

     Delivery Channels

          Branch Network

     We cater to the banking needs of corporate customers primarily through our corporate banking network of 25 branches out of 71 branches spread across India. All of our corporate branches are located in cities among the top 55 business centers throughout all of India's states in terms of gross bank credit. The corporate banking unit at our head office in Mumbai assists and supervises these branches in the provision of new products, marketing initiatives and credit administration. In order to provide seamless service to clients, our corporate branches work in close coordination with the ICICI group's relationship managers.

          Correspondent Banking Networks

     We have correspondent banking relationships with commercial and cooperative banks in India with large physical branch networks to offer a broader coverage for our funds transfers and remittance related products. As a result of our correspondent banking associations, we provide remittance and cash management services at over 750 locations in India.

          Internet

     Consistent with the ICICI group's strategy to consolidate its position as the leading provider of financial solutions to corporations based in India, in August 1999, we launched an Internet banking services called "Corporate Infinity" to deliver a full range of high quality financial services to corporate customers at their offices. Corporate Infinity provides multi-location, multi-user access to the ICICI group's products and services on a 24-hour basis. This integrated client interface product allows our corporate customers to have a single point contact for their entire relationship with the ICICI group. Corporate Infinity offers the following:

     o details of transactions with the ICICI group relating to term loans, working capital accounts, foreign currency positions, investments, documentary credits and standby letters of credit;
     o real-time access to the foreign exchange markets, domestic treasury and bond markets and the leading stock markets in India;
     o system-generated alerts including principal and interest payment dates, documentary credit and standby letter of credit expiry dates;
     o    online fund transfers;
     o requests for opening of documentary credits, amending of documentary credits, remittances and stop payment requests;
     o generation of output in formats that can be interfaced into the standard accounting software used by our customers;
     o multiple access levels within a corporation to different levels of data, permissions and authorizations;
     o a secure e-mail environment to facilitate communication between the group's relationship managers and our customers; and
     o    robust and advanced security features.

     Currently, we do not charge any fee to our customers for using our Corporate Infinity product. We intend to explore charging our customers a fee for this service in the future. Based on the response for this product among large corporations, we believe that we will be able to attract an increasing number of large corporations to establish banking relationships with us. As a result, we expect to generate additional interest and fee income.

Retail Banking

     General

     Retail banking represented 29.9% of our deposits and 2.0% of our gross loans at December 31, 1999. Our retail loans and deposits represent growth opportunities for us. We intend to continue to grow our retail deposits for funding purposes since retail deposits are a good source of low cost, stable funds. We also intend to introduce new retail loan products on a limited basis, including car loans, mortgages, personal loans and consumer durable loans, during fiscal 2001 to diversify our asset base and increase the proportion of retail loans in our gross loan portfolio.

     Retail deposits constituted approximately Rs. 4,669 billion or 66.0% of total bank deposits in India at March 31, 1998. Traditional players in the Indian banking sector include nationalized banks and foreign banks. While the nationalized banks have a large branch network, we believe that the advantages arising from this network are largely negated by overstaffing, the high cost of physical infrastructure and poor customer service. Foreign banks have mainly concentrated on the high net worth segment and their expansion has been restricted by branch licensing requirements that make it difficult for them to expand their presence. As a recent entrant in the market, we do not have to support unprofitable branches and can open branches in locations with growth potential and, more importantly, use technology to enhance the accessibility of our products and services to customers and to offer a higher level of service than generally available in the market.

     We have decided to target wage earners, professionals, self-employed persons and other members of the middle and upper income segments in India. The National Council for Applied Economic Research, a well established research institute in India, estimated that, in fiscal 1996, these segments (defined as those earning an effective income of more than Rs. 50,000 per annum) totaled approximately 34 million households in India. We have adopted a focused approach by targeting a limited sub-segment of about six million households based on a variety of parameters including residence in selected urban areas. We believe that this sub-segment is underserved and represents an extremely attractive business opportunity for us. Further, we expect our target market to experience continued growth in line with the growth of the Indian economy. Non-resident Indians are another important target market segment for us given their relative affluence and strong links to family members in India.

     According to a March 1999 Reserve Bank of India report, the top 55 cities in India accounted for 52.5% of total deposits, and define our target market. We have focused our business activities extensively in the top eight metros which account for 37.9% of total deposits. We already have branches in 25 out of these 55 cities and hope to have branches in all 55 target locations by year-end fiscal 2002.

     Deposits

     Our deposit products include the following:

     o time deposits - fixed term deposits that accrue interest at a fixed rate and may be withdrawn before maturity by paying penalties including:
          - recurring deposits - periodic deposits of a fixed amount over a fixed term that accrue interest at a fixed rate and may be withdrawn before maturity by paying penalties; and
          -    certificates of deposit;
     o savings deposits - demand deposits that accrue interest at a fixed rate set by the Reserve Bank of India (currently 4.5% per annum); and
     o    current deposits - non-interest-bearing demand deposits.

     We accept time and savings deposits from non-resident Indians, foreign nationals of Indian origin and foreign nationals working in India. The deposits are accepted on a repatriable and a non-repatriable basis and are maintained in rupees and select foreign currencies. The Foreign Exchange Regulation Act and guidelines of the Reserve Bank of India govern deposits by these persons.

     Under Reserve Bank of India regulations, we are permitted to independently determine interest rates offered on time deposits. Domestic time deposits may have a minimum term of 15 days and a maximum term of 10 years. Time deposits from non-resident Indians denominated in foreign currency may have a minimum term of one year and a maximum term of three years. Rupee time deposits from non-resident Indians may have a minimum term of six months and a maximum term of three years. Since April 1998, we have been permitted to offer varying interest rates on domestic deposits of the same maturity subject to certain conditions. For a more detailed discussion of the regulations relating to our deposits, see "Supervision and Regulation--Regulations Relating to Deposits".

     Demand and time deposits of up to Rs. 100,000 (US$ 2,300) must be insured with the Deposit Insurance and Credit Guarantee Corporation, a wholly-owned subsidiary of the Reserve Bank of India.

     In addition to our conventional deposit products, we offer a variety of special value-added products and services which enable the customer to maximize returns as well as convenience.

          Power Pay

     In September 1996, we introduced "Power Pay", a direct deposit product for a select group of our corporate customers, to help them streamline their salary payment systems. Currently, over 850 corporate clients are using this product, which allows their employees' salaries to be directly credited to a special savings account established just for this purpose. This arrangement is convenient for the employee, as he does not have to wait for payroll checks to be deposited and cashed and funds can be withdrawn on pay days using an ATM card.

     To enhance the attractiveness of this product, the following features were added to the savings accounts maintained by the employees:

     o    automatic overdraft up to 50.0% of monthly salary;
     o    personal loans up to Rs. 100,000;
     o    free remittance facility up to Rs. 25,000;
     o    depositary share accounts; and
     o    pre-approved credit cards.

     We intend to leverage on ICICI's relationships with over 1,000 corporates to sell our payroll account "Power Pay" to their employees. On December 31, 1999, the number of "Power Pay" accounts stood at over 106,000, constituting 21.4% of our total account base. The share of new "Power Pay" accounts among all new savings accounts during the nine-month period ended December 31, 1999 was 42.0%.

          Quantum Optima

     We have introduced a savings account product that offers the customer liquidity as well as high returns. This product provides automatic transfer of idle balances from savings accounts to time deposits in units of Rs. 5,000, resulting in higher yields. Whenever there is a shortfall in the customer's savings accounts, deposits are transferred back from the fixed deposit account, automatically in units of Rs. 1,000 to meet the shortfall.

          Premium Current Account

     We launched our premium current account product in August 1999 to meet the needs of the small business segment. In addition to conventional banking facilities, this account offers a free cash transfer remittance facility, free cash pick-up and delivery, pick-up of checks and documents and a sweep facility to automatically transfer any excess balance in their current account to a time deposit.

     Internet Banking Services

          Infinity

     In October 1997, we launched Infinity, India's first Internet banking service. In September 1999, we introduced an online account opening facility for non-resident Indians. We believe that the increasing number of Internet users, the demographic characteristics of those users and the relative flexibility and convenience of Internet banking provides an opportunity for us to capitalize on our experience in this area and gain market share in the retail banking sector.

     The number of our Internet banking customers has increased from 4,000 at March 31, 1999 to approximately 24,000 at December 31, 1999. We believe that the expected increase in Internet usage will accelerate business-to-business and business-to-consumer transactions, which will ensure our deposit growth through this channel.

     We currently offer the following services to our customers:

     o    access to account information;
     o    transaction tracking;
     o transfer of funds between accounts of the customer and to any other account our bank;
     o    placement of fixed deposits;
     o    secure e-mail facility for with an accounts manager; and
     o    check book and stop payment requests.

     We expect Internet banking services to be a value differentiator and attract new customers, from our target segment. We are constantly enhancing our offering to include more functionality for our customers.

          Online Bill Payment

     On August 15, 1999, we became the first Indian company to introduce utility bill payments through the Internet. We now have tie-ups with leading telecommunications companies like Mahanagar Telephone Nigam Limited or MTNL and Tata Teleservices, Internet service providers like Videsh Sanchar Nigam Limited or VSNL and cellular operators like BPL Mobile and Usha Martin. We are currently offering this service free to our customers with the intention of building a base of users, based on cost sharing arrangements with utility companies. In the future, we expect this facility to be a significant source of fee income from the utility companies and the customers who use the service. We are also in the process of implementing a bill receipt module, which will allow the customer to receive the utility bill online.

          Money2India Remittance Facility

     For easy transfer of funds to India, we have introduced Money2India, a web-based remittance facility. Non-resident Indians can send money to over 173 locations in India. Neither the customer nor the beneficiary needs to have an account with us, and the remittance can be tracked on the web from origin to destination. This facility was launched in October 1999.

          Sawal Jawab - An Online Advisory Service

     In order to invest in India, non-resident Indians often require information relating to financial and tax matters. To meet this need, we have introduced a free advisory service called "Sawal Jawab". This service allows non-resident Indians to post any query related to investment opportunities in India, Indian tax laws, banking and other related issues on the net. Our consultant, who is an expert in the field, replies to these queries and the reply is posted on our website.

          Web Brokering

     Our parent ICICI has recently started a wholly owned subsidiary, ICICI Web Trade Limited, which will facilitate online integration of a customer's various accounts with the ICICI group: book entry share account, bank account and brokering account. Guidelines for e-broking have been announced by the Securities and Exchange Board of India. In line with these guidelines, ICICI Web Trade must obtain various statutory approvals, for which it has applied. It expects to obtain these approvals by early March 2000 and to make this service operational after that. For a description of these guidelines, see "Nature of Indian Securities Market--The Indian Securities Market--Internet Based Securities Trading and Services". We expect this service to significantly aid us in our efforts to acquire new customers and low cost savings deposits as we will provide each e-broking customer with a bank account and a book entry share account.

We also expect web broking to enhance customer retention and provide opportunities to earn fee income by cross-selling other products like loans against subscriptions for initial public offerings and mutual fund units.

     Credit Cards

     We believe that our credit card business will be one of our core retail products and will help us attract and retain customers and generate interest and fee income. As the Indian economy develops, we expect that the retail market will increasingly seek short-term credit for personal use. We believe that the low penetration of credit cards in India presents us with a significant business opportunity while foreign banks today dominate the Indian credit card market. We believe that that there exists a significant population, which prefers to deal with an Indian company. To capitalize on this business opportunity, on January 21, 2000 we launched our credit card business by offering a VISA credit card to retail customers in Mumbai and intend to introduce this product in other cities. We believe our credit card business will facilitate the expansion of our retail banking business and the ongoing development of our retail customer database with information on spending patterns, repayment patterns and credit histories. We will apply our current credit evaluation standards and maintain strict monitoring of repayment patterns to minimize the risks associated with this business.

     Our credit card operations have been outsourced to ICICI Personal Financial Services on a cost plus 10% basis. ICICI Personal Financial Services manages the operations on the basis of guidelines approved by us. A comprehensive credit and operations policy has been laid down for processing card applications and transactions. Credit approval is done by ICICI Personal Financial Services employees seconded to us, on the basis of a variety of factors including the demographic profile of the applicant, stability of earnings and the nature of employment. Physical verification of the applicant's details like residence, office location and the documents submitted by the applicant, is carried out to ensure that only genuine applications are accepted. Card issue, transaction processing and service activities are also carried out by ICICI Personal Financial Services. There are no credit bureaus in India but we are in the process of implementing our own internal credit scoring model.

     We are working closely with Visa International in areas of fraud and risk management. An in-house fraud unit has been set up to proactively detect control and mange frauds. We have also set up a 24 hours by 7 days authorization unit which enables us to track spending patterns of card holders and trigger alerts. Our Vision Plus software system has an elaborate delinquency management functionality, which, we believe, would enable us to actively follow up on delinquent customers. The portfolio quality would be maintained by relying on advanced technology to deliver timely information and analytics.

     We are the first Indian company to provide credit card account information through the Internet. Our card holders have the convenience of applying for their card, accessing card-related information, viewing their statement, checking their balance and making payments online. Another innovation of our credit cards is the flexibility of the cardholder to set different spending limits on supplementary cards. This enables customers to control the spending of their supplementary card holders.

     We offer three credit card products targeted at different customer segments.

     True Blue. Positioned as an entry level offering, the "True Blue" card is a value for money card. Targeted at the mass market, the card is competitively priced with an application fee of Rs. 100 and an annual fee of Rs. 300. Interest is charged on the amount rolled-over to the next month at 2.95% per month. The credit limit is a function of the monthly income of the cardholder and is subject to a maximum limit.

     Sterling Silver. This credit card is a family offering with a free add-on card, along with comprehensive insurance benefits for both primary as well as supplementary card members. Targeted at the upwardly mobile customer, this card is available at an application fee of Rs. 150 and an annual fee of Rs. 600. Interest is charged on the amount rolled-over to the next month at 2.5% per month. The credit limit is subject to a maximum limit.

     Solid Gold. The Solid Gold credit card is presently offered at a special invitation price comprising an application fee of Rs. 300 and an annual fee of Rs. 1200. Interest is charged on the amount rolled-over to the next month at 2.5% per month. The credit limit is subject to a maximum limit based on their income. This globally accepted card offers additional comprehensive travel insurance, as well as a Global One Calling Card, which enables the holder to make telephone calls while travelling abroad.

     Customers do not need to have either a bank account or collateral securities with us to obtain a credit card. For customers with a bank account with us, we have the right to offset any delinquencies in the credit card account against balances in the bank account.

     Retail Loan Products

     Our retail loans were 2.0% of our gross loans at December 31, 1999. In fiscal 2001, we plan to market, sell and book retail loan products, including car loans, mortgages, personal loans and consumer durable loans presently being offered by the ICICI group. Increasing the volume of retail banking will allow us to diversify our asset base and will better enable us to meet the priority sector lending requirements specified by the Reserve Bank of India. Both housing loans up to Rs. 1 million and car loans for a number of categories of professionals qualify as priority sector lending.

          Loans Against Time Deposits

     We provide overdraft and demand loans against the security of time deposits. The loan can be up to 85.0% of the deposit amount. The interest rate is linked to the interest rate on the underlying deposits and our prime lending rate.

          Loans against Shares for Subscription to Initial Public Offerings

     We make short-term loans to individuals to permit them to invest in initial public offerings of select companies, whose share offerings are expected to be significantly oversubscribed. These loans are secured by a lien on the shares to be allotted in the offering.

          Overdrafts and Personal Loans

     We provide overdraft and personal loans to our Power Pay account holders.

          Roll-Over Credit to Credit Card Customers.

     Credit card holders have the option to pay only 5.0% of their monthly bill and roll-over the balance to the next month. Interest is charged at the monthly percentage rate. We also offer a balance transfer facility to our Sterling Silver and Solid Gold cardholders with a monthly percentage rate of 1.75% and 1.5%, respectively, for the first six months.

     Fee-Based Products and Services

          Mutual Fund Sales

     We have entered into arrangements with a few mutual funds, including Prudential ICICI Mutual Fund, Templeton and Kothari, to distribute their products through our branches a franchisee network and our website, for which we earn front-end and back-end commissions. We believe that due to the growing popularity of mutual funds in India, this service has the potential to generate a significant fee income and strengthen customer relationships.

          Depositary Share Accounts

     Our parent ICICI is a depositary participant with the National Securities Depository Limited. We have been offering depositary share accounts to our customers since January 1999, and this has enabled us to earn fees, attract and retain customers and increase balances in the savings and current accounts of our customers. These depositary share accounts hold the customer's equity securities that are in book-entry form and handle purchase and sale transactions. At December 31, 1999, ICICI had approximately 64,000 depositary share accounts with a custody value of over Rs. 20.0 billion.

          Life Insurance

     The Insurance Regulatory and Development Authority Bill has been enacted by the Parliament. This authority is expected to issue guidelines for new players by April 2000. New players are expected to be operational by end 2000.

     ICICI has signed a memorandum of understanding with Prudential Insurance Plc, UK for entering the life insurance business. The Life Insurance products would be distributed through the group's distribution channels including our network of branches, subject to obtaining necessary approvals. We expect this to be another source of fee income in the future.

     Distribution Channels

     We deliver our products and services through a variety of distribution outlets, ranging from traditional bank branches to ATMs and website access. We believe that India's vast geography necessitates a variety of distribution channels to best service our customers' needs. The key components of our distribution network are described below.

          Branches

     At December 31, 1999, we had a fully computerized network of 71 branches (including 25 corporate branches) and 13 extension counters in 40 cities. Extension counters are small areas primarily within office buildings that provide commercial banking services. Before opening a branch, we conduct a detailed study in which we assess the lending potential as well as market demand for deposits. We believe that we have achieved the basic geographic spread for our branch network and now propose to consolidate the branch network in the top eight metropolitan cities. Branch locations are largely leased rather than owned. We are in the process of centralizing back office operations at regional processing centers. This is expected to reduce the number of employees required at the branch office, enabling us to create a more efficient branch network.

     As a part of its branch licensing conditions, the Reserve Bank of India has stipulated that at least 25.0% of our branches must be located in semi-urban and rural areas. A semi-urban area is defined as a center with a population of greater than 10,000 but less than 100,000. A rural area is defined as a center with a population of less than 10,000. The population figures relate to the 1991 census. We have adhered to this requirement as shown in the table below.

     The following table sets forth, for the period indicated, the number of branches broken down by area.

                                           At December 31, 1999
                                    ---------------------------------
                                                                % of
                                    Number of branches          total
                                    ------------------          -----
 Metropolitan/urban.............            49                   69.0
 Semi-urban/rural...............            22                   31.0
                                            --                  -----
 Total..........................            71                  100.0
                                            ==                  =====

     We expect to open 16 branches before the end of this fiscal year to reach a total number of 100 branches and extension counters, subject to issuance of the necessary licenses by the Reserve Bank of India.

          ATMs

     We have the largest network of ATMs in the country. Of the 121 ATMs we operate, 89 are located at our branches and extension counters. The remaining 32 are located at the offices of select corporate clients, large residential colonies, airports and on major roads in metropolitan cities. At December 31, 1999, we had 183,470 ATM cardholders. We currently lease substantial part of our ATMs from ICICI. See "Related Party Transactions".

     To increase the number of off-site ATMs, we have entered into agreements with three major public sector petroleum companies in India. Under these agreements, we propose to deploy ATMs at the gas station outlets of these oil companies at strategic locations in metropolitan cities. We also propose to install ATMs at cyber cafes and at the outlets of consumer durable companies and retail chain stores.

     By the end of fiscal 2001, we intend to grow our ATM network to 500 ATMs. The capital expenditure required to complete this expansion project is approximately Rs. 1,300,000 per new ATM. We intend to lease these new ATM facilities from ICICI. See "Related Party Transactions".

     We propose to issue electronic debit cards as an associate member of VISA. We also plan to join "Swadhan", a Mumbai based shared payment network of ATMs promoted by the Indian Banks Association. We may also offer our ATM network for third party transactions.

          Internet

     We believe that many of our corporate and retail customers demand Internet banking services as a convenient and cost effective mean of conducting financial transactions. We offer online banking services through our website.

     Market Potential of the Internet in India. In India, the delivery of banking products has traditionally been through large physical branch networks. Rapid developments in telecommunications and the Internet are reducing the importance of physical channels. Internet banking is relatively new in India and the market for Internet banking services is underdeveloped.

     The growth of the Internet in India was inhibited by high costs of Internet access and an inadequate telecommunications infrastructure. With the liberalization of the telecommunications sector and the entry of private Internet service providers, the quality of infrastructure has improved. The International Data Corporation has predicted that the number of Internet users in India will grow from approximately 1.5 million in 1999 to 4.5 million in 2002 and 12.3 million by 2005. Approximately 22 million persons of Indian origin live overseas and many of these persons are Internet users. India has about 175 licensed Internet service providers, 30 of which have commenced operations. At present, there are 450,000 Internet subscribers in India.

     At March 31, 1999, there were 3.2 million personal computers in India. Most of which were in the corporate segment. High telecommunications charges and high Internet access fees charged by service providers make Internet access from homes expensive. Although the penetration of personal computers is not widespread in India, other means of Internet access are gradually being developed. Cyber cafes, providing Internet access to the public are opening up in all parts of the country and have the potential to be an important distribution channel in the future since customers can access the Internet by paying only for actual Internet usage. Also, India has about 25 million homes having access to cable television. The introduction of set-top boxes, which enable Internet access through cable television, is expected to increase the number of people having access to the Internet and to promote its reach into semi-urban and rural areas. The increase in Internet usage is expected to be driven by cyber-cafes and cable television.

     Strategic Alliances. We believe that we can gain significant advantages by entering into strategic alliances with various parties. We have recently signed a memorandum of understanding with a leading portal and private Internet service provider in India for online distribution of our retail banking products and services.

     We use online banner advertising with other Internet service providers and leading Indian Internet sites like samachar.com, rediff.com, and indiatimes.com.

     See "Technology--Market Trends in India" for a discussion of the Internet market in India.

          Call Centers

     We provide telephone banking services to our customers through call centers at Mumbai and Pune. The call centers have an interactive voice response system as well as call agents. Both call centers work for 24 hours a day, 7 days a week and are managed by ICICI Personal Financial Services Limited. We pay ICICI Personal Financial Services on the basis of the actual call volume. See "Related Party Transactions". The Mumbai call center was launched in September 1999 and Pune call center was launched in January 2000. At December 31, 1999, about 2,790 of our customers had registered for the telephone banking service. A team of 19 customer service officers and four supervisors manage the call center at Mumbai. This call center currently handles about 1,000 calls a day, which includes service calls, and other inbound and outbound marketing calls. Seven customer service officers and one supervisor manage the call center at Pune. Four more call centers are planned and expected to be operational by the end of the first quarter of fiscal 2001. Currently, long distance telecommunications tariffs and regulations do not make a centralized call center attractive. We expect that with continued liberalization and convergence taking place in the telecom sector, this scenario will change. We will then consolidate the call centers into two or three regional centers.

     Our Customer Information File is extensively used at the call center. This database issues a unique relationship number to each customer relationship that enables the call agent to cross-sell other products to the customer. For example, if a customer calls to pay his last auto loan installment, this database will signal the call agent to sell him either a loan to upgrade the car, a mortgage, a tax saving investment product or a recurring deposit. A rules engine is being tested that, when operational, will check the customer's profile, apply a set of business rules and display the product to be cross-sold on the call agent's screen.

          Franchisee Network

     Our parent ICICI has a franchisee network consisting of 31 agents in 15 cities at December 31, 1999 to sell the retail products of the group. We use the same franchisee network for distributing our retail deposit products. The franchisees have a dedicated work force for each line of products. These franchisees are unaffiliated entities acting as agents on behalf of ICICI. They will supplement our growing network of branches and other electronic delivery channels and enable us to achieve deeper penetration by offering doorstep account opening facilities to the customer. These agents market ICICI group's products exclusively and are not expected to market or act on behalf of any of our competitors. Agents receive a fee based on the volume of business and the number of client relationships generated.

          Mobile Banking

     We are in the process of finalizing an agreement with several telecommunications companies, after which customers will be able to conduct banking operations through their mobile phones. We expect to provide mobile banking services by the end of fiscal 2000. This service will enable customers to view their account details. Gradually, this application is scheduled to adopt wireless application protocol technology to provide greater functionality to users.

Treasury

     Our treasury is one of our three independent business units. Its objectives are to manage our balance sheet through the maintenance of required regulatory reserves and to optimize profits from both our regulatory portfolio and our trading portfolio by taking advantage of market opportunities using funds acquired from the inter-bank markets and corporate deposits.

     Due to regulatory requirements, a substantial portion of our trading portfolio is government of India securities. At March 31, 1999, government of India securities represented 91.3% of our trading portfolio. The remainder included domestic debt and equity securities and foreign currency assets. The Reserve Bank of India requires us to maintain 9.0% of our demand and time liabilities in a current account with the Reserve Bank of India. This is called the cash reserve ratio. The Reserve Bank of India pays no interest on cash reserves up to 3.0% of the demand and time liabilities and pays 4.0% on the balance. In calculating the cash reserve requirements, we exclude the following liabilities from demand and time liabilities:

     o    inter-bank liabilities;
     o    liabilities to primary dealers;
     o deposits from non-resident Indians, both repatriable and non-repatriable ;
     o    foreign currency deposits from non-resident Indians; and
     o from the Reserve Bank of India and other institutions permitted to offer refinancing to banks.

     We are also required to maintain 25.0% of our total demand and time liabilities by way of approved securities, such as government of India securities and state government securities. This is called the statutory liquidity ratio. We maintain the statutory liquidity ratio through a portfolio of government of India securities that we actively trade to optimize the yield and benefit from price movements to increase our trading income from this portfolio.

     For further discussion of these regulatory reserves, see "Supervision and Regulation--Legal Reserve Requirements".

     As part of our treasury activities, we maintain proprietary trading portfolios in domestic debt and equity securities and in foreign currencies. We have a limited equity portfolio because the Reserve Bank of India restricts our incremental investment in equity securities in a fiscal year to 5.0% of the increase in deposits in the previous fiscal year.

     Our treasury engages in domestic and foreign exchange operations from a centralized trading floor in Mumbai. We believe that our dealing room is one of the best in India in terms of technological capability and skills. The infrastructure includes the latest voice systems and electronic dealing terminals with access to real time market information feeds. We are upgrading our decision support systems.

     The treasury has access to the ICICI group's research teams that regularly track the debt, equity and currency markets. This helps us to respond quickly to capitalize on market opportunities.

     The treasury consists of two divisions, domestic treasury and foreign exchange treasury.

     Domestic Treasury

     Our domestic treasury manages our liquidity and regulatory reserves with an objective of optimizing yield on our investment portfolio.

     Our investment policy was instituted in June 1994 and is updated periodically. This policy sets out the broad guidelines for transactions in securities and incorporates the various regulatory requirements. These guidelines include several checks on risk, including a duration limit, holding period limits and stop-loss limits. Our investment policy vests the Investment Committee, dealers and other officers with different levels of authority for investment decisions.

     Liquidity management involves maintaining an optimum level of liquidity and complying with the cash reserve ratio. The objective is to ensure the smooth functioning of all our branches and at the same time avoid holding of excessive cash. Our domestic treasury maintains a fine balance between interest-earning liquid assets and cash to optimize earnings.

     Reserve management involves maintaining statutory reserves, including the cash reserve ratio and the statutory liquidity ratio.

     Our domestic treasury division undertakes transactions in fixed income securities and equity securities. The fixed income securities include short-term money market instruments and medium to long-term instruments. The money market instruments mainly consist of treasury bills, commercial paper, inter-bank deposits and certificates of deposit. The medium to long-term instruments consist of government of India securities, zero coupon bonds, inflation-linked bonds, state government securities, public sector undertaking bonds and corporate debentures. The equity securities include equity securities and units of mutual funds.

     Our proprietary trading portfolio consists mainly of fixed income securities. At March 31, 1999, fixed income securities were 96.1% of our proprietary trading portfolio.

     The domestic money markets in India are telephone-based and require our dealers to continuously interact with market participants and intermediaries. We believe that the trading skills of the dealers have helped to optimize the performance of the domestic treasury.

     Our securities are classified into two categories, trading securities and available for sale securities. Trading securities contribute a major portion of our portfolio. The following table sets forth, for the periods indicated, certain information related to our trading portfolio.

                                                          At March 31,                          At December 31,
                                             ----------------------------------------      -------------------------
                                               1998                   1999                            1999
                                             ---------      -------------------------      -------------------------
                                                                        (in millions)
Government of India securities.........      Rs. 6,987      Rs. 14,449        US$ 332      Rs. 28,100        US$ 646
Equity securities......................            101             198              5             165              4
                                             ---------      ----------        -------      ----------        -------
Total..................................      Rs. 7,088      Rs. 14,647        US$ 337      Rs. 28,265        US$ 650
                                             =========      ==========        =======      ==========        =======

     The following table sets forth, for the periods indicated, certain information related to interest and dividends on trading securities, net gain from the sale of these securities and unrealized gain/(loss) on these securities:

                                                         Year ended March 31,                   Nine months ended
                                             ----------------------------------------              December 31,
                                               1998                   1999                            1999
                                             ---------      -------------------------      -------------------------
                                                                        (in millions)
Interest and dividends......................   Rs. 865      Rs. 2,247         US$ 52       Rs. 2,079         US$ 48
Gain on sale of trading securities..........       274            111              3             364              8
Unrealized gain/(loss) on trading securities      (127)            23              1             334              8
                                             ---------      ---------         ------       ---------         ------
Total....................................... Rs. 1,012      Rs. 2,381         US$ 56       Rs. 2,777         US$ 64
                                             =========      =========         ======       =========         ======

     In addition to trading securities, we also hold available for sale securities, primarily corporate debt securities. The following tables set forth, for the periods indicated, certain information related to our available for sale securities.

                                                                 At March 31,
                       --------------------------------------------------------------------------------------------------
                                             1997                                               1998
                       -------------------------------------------------  -----------------------------------------------
                                      Gross        Gross                                 Gross       Gross
                       Amortized    unrealized   unrealized                Amortized   unrealized  unrealized
                          cost         gain         loss      Fair value      cost        gain        loss     Fair value
                       ----------   ----------   ----------   ----------  ----------   ----------  ----------  ----------
                                                               (in millions)
Corporate debt
  Securities.........    Rs.  580           -     Rs.  (9)     Rs.  571   Rs. 1,117      Rs. 33    Rs. (14)    Rs.1,136
Government of
  India securities...       3,156           -         (10)        3,146          59           1          -           60
                         --------       -----     -------      --------   ---------      ------    -------     --------
Total debt securities       3,736           -         (19)        3,717       1,176          34        (14)       1,196

                                      55


Mutual fund
  Securities.........           -           -            -            -         280           -           -         280
                        ---------       -----     -------    ----------   ---------      ------    -------     --------
Total ...............   Rs. 3,736           -     Rs. (19)   Rs.  3,717   Rs. 1,456      Rs. 34    Rs. (14)    Rs.1,476
                        =========       =====     =======    ==========   =========      ======    =======     ========

                                         At March 31,                                   At December 31,
                       ----------------------------------------------   ----------------------------------------------
                                             1999                                             1999
                       ----------------------------------------------   ----------------------------------------------
                                    Gross       Gross                                 Gross       Gross
                       Amortized  unrealized  unrealized                Amortized   unrealized  unrealized
                          cost       gain        loss      Fair value      cost        gain        loss     Fair value
                       ---------- ----------  -----------  ----------   ---------   ----------  ----------  ----------
                                      (in millions)                                    (in millions)
Corporate debt
  Securities.........    Rs.2,860     Rs. -          -      Rs. 2,860   Rs. 2,218      Rs. 45          -     Rs.2,263
Government of
  India securities...         775        50          -            825         916          75          -          991
                         --------    ------     ------      ---------   ---------     -------   --------     --------
Total debt securities       3,635        50          -          3,685       3,134         120          -        3,254
Mutual fund
  Securities.........         266        12          -            278       1,158           -        (10)       1,148
                         --------    ------     ------      ---------   ---------     -------   --------     --------
Total ...............    Rs.3,901    Rs. 62          -      Rs. 3,963   Rs. 4,292     Rs. 120   Rs.  (10)    Rs.4,402
                         ========    ======     ======      =========   =========     =======   ========     ========

     The following table sets forth, for the periods indicated, an analysis of the maturity profile of our investments in corporate debt securities classified as available for sale securities and the yields thereon.

                                                                     At December 31, 1999
                                  ----------------------------------------------------------------------------------------------
                                     Up to one year         One to five years        Five to ten years       More than ten years
                                  --------------------    --------------------       -------------------     -------------------
                                  Amount         Yield      Amount       Yield       Amount       Yield       Amount     Yield
                                  -------        -----    ---------      -----       -------      ------      ------     -----
                                                                        (in millions)
Corporate debt securities...      Rs. 263        9.37%    Rs. 1,492      8.69%       Rs. 455      10.88%      Rs. 53     14.15%
Other debt securities.......            -            -            -          -             -           -           -          -
                                  -------        -----    ---------      -----       -------      ------      ------     ------
Total interest-earning
  securities................      Rs. 263        9.37%    Rs. 1,492      8.69%       Rs. 455      10.88%      Rs. 53     14.15%
                                  =======        =====    =========      =====       =======      ======      ======     ======
Total amortized cost........      Rs. 263                 Rs. 1,467                  Rs. 438                  Rs. 50
Total market value..........          263                     1,492                      455                      53

     Foreign Exchange Treasury

     Our foreign exchange treasury manages our foreign currency exposures, offers foreign exchange and risk hedging derivative products to our customers and engages in proprietary trading of currencies.

          Managing our Foreign Currency Exposures

     We deal in 15 major foreign currencies. The nature of treasury operations requires us to maintain non-interest-earning nostro accounts in each of these currencies at various locations across the world. Nostro accounts are our foreign exchange-denominated current accounts with our correspondent banks. The foreign exchange treasury tracks balances on a real time basis to optimize the yield on funds across all currencies, using foreign exchange swaps and short-term deposits with correspondent banks.

     We take deposits from non-resident Indians in four major foreign currencies. We also manage onshore accounts in foreign currencies. The foreign exchange treasury manages the portfolio through money market and foreign exchange instruments to optimize yield and liquidity.

     We control the market risk and credit risk on our foreign exchange trading portfolio through an internal model which sets counterparty limits, stop-loss limits and limits on the loss of the entire foreign exchange trading operations and exception reporting. We also use a Value at Risk model to monitor our spot positions.

          Corporate Foreign Exchange

     We provide customer specific transactions and risk hedging solutions in 15 currencies. These are offered to meet the trade and service-related requirements of our corporate clients. The products and services offered include:

     o spot foreign exchange for conversion of foreign currencies without any value restrictions;
     o forward foreign exchange for hedging future receivables and payables, without any value restriction, up to a maximum period of three years; and
     o foreign exchange and interest rate derivatives for hedging long-term exposures

     We earn commissions on these products and services from our corporate customers.

          Proprietary Trading in Currencies

     We are active in the proprietary trading of currencies. We are among the few Indian banks to be approved by the Reserve Bank of India to initiate cross currency positions abroad. Our trading is focused on US dollar, the Euro, the Japanese yen and the UK pound sterling. The average monthly inter-bank volumes in the nine months ended December 31, 1999 was US$ 1,860 million increasing from US$ 1,764 million in fiscal 1999.

     The following table sets forth, for the periods indicated, our growth in turnover in various segments of our foreign exchange operations.

                                           Year ended March 31,                    Nine months ended December 31,
                                   ---------------------------------------    ----------------------------------------
                                     1998                  1999                  1998                 1999
                                   ---------     -------------------------    ----------    --------------------------
                                            (in billions, except number of currencies and nostro accounts)
Turnover:
    Inter-bank.................    Rs. 422.6     Rs. 898.7        US$ 20.7     Rs. 551.3      Rs. 971.4      US$ 22.3
    Merchants..................         38.8          57.4             1.3          35.9           76.6           1.8
                                   ---------     ---------        --------     ---------    -----------      --------
Total turnover.................    Rs. 461.4     Rs. 956.1        US$ 22.0     Rs. 587.2    Rs. 1,048.0      US$ 24.1
                                   =========     =========        ========     =========    ===========      ========
Size of foreign currency book..     Rs. 59.0      Rs. 86.6        US$  0.2      Rs. 90.1       Rs. 99.6      US$  0.2
Number of currencies...........           12            15                            15             15
Number of nostro accounts......           14            20                            20             21

Funding

     Our funding operations are designed to ensure both stability of funding and effective liquidity management. The primary source of funding is deposits raised from corporate customers, which were over 70% of total deposits at December 31, 1999. Retail deposits, which provide a cheaper source of funds, are the other source of deposits. We expect retail deposits to account for a greater share of deposits in the coming years on account of several initiatives undertaken at the group level. We adjust our funding strategy with a view to minimizing funding costs and matching maturities with our loan portfolio.

     Corporate Deposits

     We take deposits from our corporate clients with terms predominantly ranging from 15 days to one year. We provide interest quotes for deposits in excess of Rs. 10 million on a daily basis (not very common in India), based on rates in the inter-bank term money market and for other money market instruments such as treasury bills and commercial paper. Corporate deposits include funds taken by us from large public sector corporations, government organizations, other banks and large private sector companies and include certificates of deposit, checking accounts and time deposits. Corporations are also serviced through flexible deposit products. We take rupee or foreign currency denominated deposits with fixed or floating rate interest bases. Corporate deposits have grown from Rs. 45.6 billion (US$ 1.0 billion) at March 31, 1999 to Rs. 59.6 billion (US$ 1.4 billion) at December 31, 1999, and were 70.1% of our total deposits at December 31, 1999.

     The following table sets forth, for the periods indicated, our corporate deposits by product.

                                                    At March 31,
                                  ---------------------------------------------------       At December 31,
                                     1997          1998           1999         1999               1999
                                  ---------     ----------    ----------    ---------   ----------------------
                                                                (in millions)
Current accounts..............     Rs.2,990      Rs. 3,345     Rs. 5,162      US$ 118    Rs. 6,873     US$ 158
Current accounts-banks........           34             37            74            2          267           6
Fixed deposits-others.........        4,036          9,917        25,883          595       42,910         986
Fixed deposits-banks..........          945          2,586        13,140          302        9,200         211
Certificates of deposits......        1,335          3,169         1,330           31          330           8
                                  ---------     ----------    ----------    ---------   ----------   ---------
Total.........................    Rs. 9,340     Rs. 19,054    Rs. 45,589    US$ 1,048   Rs. 59,580   US$ 1,369
                                  =========     ==========    ==========    =========   ==========   =========

     The following table sets forth, for the periods indicated, our corporate deposits by type of customer.


                                                    At March 31,
                                  ---------------------------------------------------        At December 31,
                                     1997          1998           1999         1999                1999
                                  ---------     ----------    ----------    ---------   -------------------------
                                                                (in millions)
Banks.........................    Rs.    978    Rs.  2,623    Rs. 13,214    US$   304   Rs.   9,467  US$     218
Corporations..................         8,063        14,384        28,297          650        45,952        1,055
Others(1).....................           299         2,047         4,078           94         4,161           96
                                  ----------    ----------    ----------    ---------   -----------  -----------
Total.........................    Rs.  9,340    Rs. 19,054    Rs. 45,589    US$ 1,048   Rs.  59,580  US$   1,369
                                  ==========    ==========    ==========    =========   ===========  ===========

---------
(1) Others include government agencies, charitable trusts, societies and institutions.

     The following table sets forth, for the period indicated, the maturity profile of our corporate deposits of Rs. 10 million (US$ 230,000) or more:

                                                                        At December 31, 1999
                                                                 ------------------------------------
                                                                                           % of total
                                                                                            deposits
                                                                                           ----------
                                                                  (in millions, except percentages)
Less than three months.......................................    Rs. 31,320     US$   720     36.9%
Above three months and less than six months..................         3,720            86      4.4
Above six months and less than twelve months.................         7,850           180      9.2
More than twelve months......................................           630            14      0.7
                                                                 ----------     ---------     ----
Total deposits of Rs. 10 million and more....................    Rs. 43,520     US$ 1,000     51.2%
                                                                 ==========     =========     ====

     Retail Deposits

     We offer a range of retail deposit products tailored to meet each customer segment's financial profile. These include demand deposits and time deposits, and also some special retail deposit products. We also accept deposits from non-resident Indians, foreign nationals of Indian origin and foreign nationals working in India on a repatriable and non-repatriable basis in rupees and select foreign currencies. Retail deposits have grown from Rs 15.1 billion (US$
0.4 billion) at March 31, 1999 to Rs 25.4 billion (US$ 0.6 billion) at December 31, 1999 and were 29.9% of our total deposits at December 31, 1999.

     The following table sets forth, for the periods indicated, our retail deposits.

                                             At March 31,                             At December 31,
                          ----------------------------------------------------    ------------------------
                            1997          1998                 1999                         1999
                          ----------    ----------    ------------------------    ------------------------
                                                       (in millions)
Retail deposits.......    Rs.  4,140    Rs.  7,240    Rs.  15,140     US$  348     Rs.  25,422     US$ 584

     Out of the retail deposits of Rs. 25.4 billion at December 31, 1999, demand deposits (savings and current) were Rs. 5.2 billion or 20.4% of our total retail deposits.

     At December 31, 1999, we had 219,326 savings account customers maintaining an average balance of approximately Rs. 20,000 in each account.

     The following table sets forth, for the period indicated, the number of retail deposit accounts and the balance outstanding by type of deposit.

                                                              At December 31, 1999
                                              -------------------------------------------------
                                                                         Number of
                                               Balance outstanding       accounts    % of total
                                              ----------------------     ---------   ----------
                                                                 (in millions)
Current....................................      Rs. 880      US$ 20       6,167        1.3%
Savings....................................        4,310          99     219,326       44.3
Time deposits..............................       20,230         465     268,987       54.4
                                              ----------     -------     -------      -----
Total retail deposits......................   Rs. 25,420     US$ 584     494,480      100.0%
                                              ==========     =======     =======      =====

     The following table sets forth, for the periods indicated, the amount of retail deposits outstanding by type of account holder.

                                                      At March 31,
                                            ------------------------------------          At December 31,
                                              1998                1999                          1999
                                            ---------    -----------------------      -----------------------
Individuals............................     Rs. 6,090    Rs. 12,590      US$ 289      Rs. 20,470      US$ 470
Associations...........................           310           530           12           1,112           26
Clubs.................................             10            80            2              70            2
Partnership and proprietorship
     concerns.........................            530         1,120           26           1,710           39
Societies and trusts..................            300           820           19           2,060           47
                                            ---------    ----------     --------      ----------     --------
Total retail deposits.................      Rs. 7,240    Rs. 15,140     US$  348      Rs. 25,422     US$  584
                                            =========    ==========     ========      ==========     ========

     The following table sets forth, the amount of retail deposits outstanding by type of product.

                                                    At March 31,
                                       ----------------------------------------        At December 31,
                                         1998                   1999                         1999
                                       ---------     --------------------------   -----------------------
Non-resident Indian deposits....       Rs. 1,766      Rs. 2,805        US$   64    Rs. 4,282       US$ 98
Quantum Optima..................             450          2,240              52        4,600          106
Power Pay.......................             250            780              18        2,140           49
Others..........................           4,774          9,315             214       14,400          331
                                       ---------     ----------        --------   ----------      -------
Total retail deposits...........       Rs. 7,240     Rs. 15,140        US$  348   Rs. 25,422      US$ 584
                                       =========     ==========        ========   ==========      =======

     Total Deposits

     The following table sets forth, for the periods indicated, our average outstanding deposits based on daily balances and the percentage composition by each category of deposits. The average cost (interest expense divided by average of daily balances) for each category of deposits is provided in the footnotes.

                                                                   Year ended March 31,
                                       -----------------------------------------------------------------------------
                                               1997                        1998                        1999
                                       ---------------------     ------------------------     ----------------------
                                       Amount     % of total      Amount       % of total      Amount     % of total
                                       ------     ----------     --------      ----------     --------    ----------
                                                                      (in millions)
Non-interest-bearing demand
   deposits.....................        2,170       21.87%         3,399          18.33%        3,539        8.97%
Savings deposits (1)............          304         3.06           815            4.40        1,569         3.98
Time deposits(2)................        7,449        75.07        14,325           77.27       34,347        87.05
                                        -----       ------        ------          ------       ------       ------

                                      59


Total ..........................        9,923       100.0%        18,539          100.0%       39,455       100.0%
                                        =====       ======        ======          ======       ======       ======

---------
(1) With an average cost of 3.29% in fiscal 1997, 3.44% in fiscal 1998 and 3.44% in fiscal 1999.
(2) With an average cost of 12.91% in fiscal 1997, 11.10% in fiscal 1998 and 10.64% in fiscal 1999.


     Short-Term Borrowings

     The following table sets forth for the periods indicated, certain information related to our short-term rupee borrowings from banks, primary dealers and financial institutions.

                                                                                                      Nine
                                                                                                     months
                                                                                                     ended
                                                             Year ended March 31,(1)                December
                                                       ------------------------------------------      31,
                                                          1997            1998            1998        1999
                                                       ---------       ----------        -------    --------
                                                                 (in millions, except percentages)
Year end balance...............................         Rs.  100       Rs.  1,500        Rs. 325    Rs.  633
Average balance during the year(2).............            1,024            1,250          2,193       2,576
Maximum month-end balance......................            2,476            3,195          3,968       6,172
Average interest rate during the year(3).......           12.70%           14.56%         10.31%       9.90%
Average interest at year end/Quarter end(4)....             7.00            10.30          10.64        5.88

---------
(1) Short-term borrowings include trading liabilities, such as borrowings in the call market and repurchase agreements.
(2)  Average of daily balances outstanding.
(3) Represents the ratio of interest expense on short-term borrowings to the average of daily balances of short-term borrowings.
(4) Represents the weighted average rate of the short-term borrowings outstanding at fiscal year end for 1996-97, 1997-98 and 1998-99 and at quarter ended December 1999.

     Other Sources of Funds

     We also obtain funds from issuances of subordinated debt securities. In May 1998, we issued Rs. 1.0 billion of subordinated debt due August 2003. In January 1999, we issued an additional Rs. 680 million of subordinated debt due April 2006. This debt is also classified as Tier 2 capital in calculating our capital adequacy ratio. Under the Reserve Bank of India's capital adequacy requirements, we are required to maintain a minimum ratio of capital to risk adjusted assets and off-balance sheet items of 8.0% (9.0% effective March 31, 2000), at least half of which must be Tier 1 capital. Total subordinated debt classified as Tier 2 capital cannot exceed 50.0% of Tier 1 capital.

Loan Portfolio

     At December 31, 1999, our gross loan portfolio, which includes our holdings of corporate debt instruments was Rs. 38.8 billion (US$ 893 million) and included a total of approximately 1,400 loans outstanding. Corporate debt instruments amounted to Rs. 8.5 billion (US$ 195 million) at December 31, 1999, constituting 21.8% of our gross loans. No trading market exists for these corporate debt securities, but we believe that as the secondary debt markets in India become more active, lenders will be able to more easily sell these corporate debt securities, thereby allowing for better management of mismatches in the maturity of assets and liabilities and providing additional liquidity. Almost all of our loans are to Indian borrowers.

     The following table sets forth, for the periods indicated, our gross loan portfolio classified by product group.

                                                   At March 31,                      At December 31,
                                       ------------------------------------      -----------------------
                                         1997          1998         1999            1999          1999
                                       ---------    ---------    ----------      ----------      -------
                                                                (in millions)
Working capital.................       Rs. 6,705    Rs. 9,256    Rs. 17,508      Rs. 26,005      US$ 598
Term loans(1)...................           1,477        3,344         9,859          12,047          277
Retail loans....................             380          590         1,110             780           18
                                       ---------    ---------    ----------      ----------      -------
Gross loans.....................       Rs. 8,562    Rs.13,190    Rs. 28,477      Rs. 38,832      US$ 893
                                       =========    =========    ==========      ==========      =======
    Of which:
    Corporate debt instruments...      Rs.   153    Rs. 1,424    Rs.  6,762      Rs.  8,471      US$ 195

---------------
(1) Includes lease finance products and corporate debt instruments. We had lease finance of Rs. 339 million (US$ 8 million) at December 31, 1999, representing 0.9% of our gross loans. We discontinued all of our lease finance activities in fiscal 1997.

     Credit Policy

     Our credit policy includes, among others, the following internal restrictions:

     o All credit exposures will be subject to our internal credit risk rating. Since April 1999, all new credit exposures have been generally subject to a benchmark credit risk rating of "A", as per our internal credit rating model, prior to that time, our benchmark credit risk rating was BBB.
     o Our focus will continue to be on short-term working capital financing. We focus on corporate lending to large and medium-sized industries and trade and service sectors.;
     o Term loan exposure will be limited to 15.0% to 25.0% of our loan portfolio, in line with our resources profile;
     o Credit exposure to a particular industry is restricted to 15.0% of our gross loan assets;
     o We will extend credit to non-banking finance companies selectively - only to those who are registered with the Reserve Bank of India and having an acceptable credit rating from reputed credit rating agencies;
     o We normally do not grant fixed rate loans except for credit in the form of marketable corporate debt investments;
     o Rates of interest on foreign currency loans are generally with reference to London Inter-Bank Offer Rate;
     o We have set a benchmark level current ratio (current assets to current liabilities) of 1.25 and a benchmark level ratio of total liabilities to tangible net worth of 2.50 for our borrowers. Deviation from these levels are permitted by us only in exceptional cases.

     Over the past year, consistent with our strategy of focusing on quality growth opportunities, we have concentrated on financing large, highly-rated corporations by taking advantage of the corporate relationships of the ICICI group.

     The following table sets forth, for the periods indicated, the volume of our corporate loan business to new customers broken down by the turnover of these new customers. This table demonstrates the shift in our loan portfolio from small to medium-sized enterprises to large corporations.

                                                        Nine months ended December 31,
                                  -----------------------------------------------------------------------
                                                1998                                 1999
                                  ----------------------------------   ----------------------------------
                                              Loans to                             Loans to
                                  Number of      new                   Number of      new
Turnover                          companies   customers   % of total   companies   customers   % of total
-----------------------------     ---------   ---------   ----------   ---------   ---------   ----------
                                          (in millions, except number of companies and percentages)
Below Rs. 5 million..........             5   Rs.    36         0.7%           6   Rs.    28         0.3%
Rs. 5 to 100 million.........            30         544         10.7          48         481          4.9
Rs. 100 to 1,000 million.....            40         904         17.8          76       1,402         14.4
Rs. 1 to 10 billion..........            21       3,107         61.2          74       5,629         57.7
Rs. 10 to 20 billion.........             -           -            -           6       1,004         10.3
Above Rs. 20 billion.........             3         488          9.6           7       1,210         12.4
                                  ---------   ---------   ----------   ---------   ---------   ----------
Total........................            99   Rs. 5,079       100.0%         217   Rs. 9,754       100.0%
                                  =========   =========   ==========   =========   =========   ==========

     Collateral - Completion, Perfection and Enforcement

     Our loan portfolio consists predominantly of working capital loans. These loans are typically secured by a first lien on current assets, which normally consist of inventory and receivables. Additionally, in some cases, we may take further security of a first or second lien on fixed assets, a pledge of financial assets like marketable securities, corporate guarantees and personal guarantees. These security interests are perfected by the registration of these interest within 30 days with the Registrar of Companies pursuant to the provisions of the Indian Companies Act. This registration amounts to a constructive public notice to other business entities. At December 31, 1999, 93.3% of our gross loans were secured. In general, our loans are over secured. In India, there are no regulations stipulating any loan-to-collateral limits.

     In India, foreclosure on collateral generally requires a written petition to an Indian court. An application, when made, may be subject to delays and administrative requirements that may result, or be accompanied by, a decrease in the value of the collateral. These delays can last for several years leading to deterioration in the physical condition and market value of the collateral. In the event a borrower makes a reference to a specialized quasi-judicial authority called the Board for Industrial and Financial Reconstruction, foreclosure and enforceability of collateral is stayed. For a discussion of the activities of the Board of Industrial and Financial Reconstruction, see "Republic of India--The Indian Economy--Legislative Framework for Restructuring Sick Companies".

     We recognize that our ability to realize the full value on our collateral in respect of current assets is difficult, due to, among other things, delays on our part in taking immediate action, delays in bankruptcy foreclosure proceedings, defects in the perfection of collateral and fraudulent transfers by borrowers. However, we can rely upon their cashflows in their cash credit facility for recovery of past due amounts. In addition, we have a right of set-off for amounts due to us on this facility. Also, we monitor the cashflows of our working capital loan customers on a daily basis so that we can take any actions required before the loan becomes non-performing. On a case-by-case basis, we may also stop or limit the borrower from drawing further credit from its facility.

     Most of our corporate borrowers having large working capital requirements borrow from more than one bank either under a consortium arrangement or under a multiple banking arrangement. Under a consortium arrangement, the financial banks formally decide on the credit proposal of the company and decide how the funding should be distributed among the consortium banks. A lead bank, usually the bank providing the largest share of the overall credit, is appointed under a consortium lending arrangement. The lead bank coordinates credit appraisals, execution of joint documents, regular review meetings and security inspections.

     Under a consortium arrangement, typically the security is in the form of a first lien on current assets, which is shared on a proportionate basis among the participating banks. Theoretically, a member can exit from a consortium, with its share taken either by an existing member or by induction of a new member in the consortium. However, in the case of a non-performing loan, this exit route is generally not available since the other members of the consortium are not likely to take up additional credit that is impaired. Further, a member is generally not allowed to take recovery action independent of the consortium in the case of a non-performing loan. Hence, recovery from non-performing companies that are under a consortium arrangement may be delayed.

     Under a multiple banking arrangement, each bank stipulates its own terms and obtains distinct and identifiable collateral. Individual documents are also obtained and requisite liens created. Unlike in the case of a consortium arrangement lending, in the case of multiple lending and sole bank lending, we can independently pursue recovery of past due amounts either through full cash recovery, a negotiated settlement or through a legal suit. At December 31, 1999, loans with consortium arrangements accounted for 46.0% of our gross non-performing loans, loans with multiple banking arrangements accounted for 29.5% of our gross non-performing loans and sole bank lending accounted for 24.5% of our gross non-performing loans.

     Loan Concentration

     Pursuant to the guidelines of the Reserve Bank of India, our credit exposure to individual borrowers must not exceed 25.0% (20.0% effective April 1, 2000) of our capital funds calculated under Indian GAAP. Our exposure to a group of companies under the same management control must not exceed 50.0% of our capital funds unless the exposure is in respect of an infrastructure project. In that case, the exposure to a group of companies under the same management control may be up to 60.0% of our capital funds. Pursuant to the Reserve Bank of India guidelines, an exposure is calculated as the sum of 100.0% of the committed funded amount or the outstanding funded amount, which ever is higher, and 50.0% of the committed non-funded amount or the outstanding non-funded amount which ever is higher. Our loan exposures to individual borrowers and group borrowers have been generally within the percentages prescribed by the Reserve Bank of India based on the capital funds calculated under Indian GAAP. In exceptional cases, where we have exceeded these percentages, we have obtained the ratification of the Reserve Bank of India as required.

     We follow a policy of portfolio diversification and evaluate our total financing exposure in a particular industry in light of our forecasts of growth and profitability for that industry. Our economists monitor all major sectors of the economy and specifically follow industries in which we have credit exposures. We respond to any stress in an industrial segment by restricting new credits to that industry segment and any growth in an industrial segment by increasing new credits to that industry segment, resulting in active portfolio management.

     The following table sets forth, for the periods indicated, our gross loans outstanding by the borrower's industry or economic activity and as a percentage of our gross loans.

                                                     At March 31,                                           At December 31,
                           -----------------------------------------------------------------------   ------------------------------
                                   1997                  1998                       1999                           1999
                           -----------------     -----------------     ---------------------------   ------------------------------
                                                                (in millions, except percentages)
Agriculture..............  Rs. 252      3.0%     Rs. 501      3.8%     Rs. 675     US$ 15     2.4%   Rs. 1,912     US$ 44     4.9%
Auto including trucks....        -         -         600       4.5       1,006         23      3.5       1,518         35      3.9
Cement...................       60       0.7         170       1.3         540         12      1.9       1,060         24      2.7
Chemicals, drugs and
    pharmaceuticals......      490       5.7       1,092       8.3       2,420         56      8.5       4,221         97     10.9
Computer software........        -         -         230       1.7         460         11      1.6         650         15      1.7
Construction(1)..........      510       6.0         770       5.8         740         17      2.6         940         22      2.4
Electricity..............      470       5.5         540       4.1       1,488         34      5.2       1,645         38      4.2
Finance..................      890      10.4         780       5.9       1,949         45      6.9       2,700         62      7.0
Iron and steel...........      380       4.4         460       3.5         620         14      2.2         715         16      1.8
Light manufacturing......    1,280      14.9       1,300       9.9       2,800         64      9.8       4,528        104     11.7
Other industries(2)......    2,390      27.9       4,057      30.8      11,362        261     39.9      14,894        342     38.4
Other metals and metal
  products...............      220       2.6         330       2.5       1,370         31      4.8       1,120         26      2.9
Other personal loans.....      380       4.4         590       4.5       1,110         26      3.9         780         18      2.0
Paper and paper products.      150       1.8         240       1.8         373          9      1.3         663         15      1.7
Textiles.................      860      10.0       1,170       8.9       1,405         32      4.9       1,375         32      3.5
Transport................      230       2.7         360       2.7         159          4      0.6         111          3      0.3
                          --------    ------   ---------    ------   ---------   --------   ------   ---------    -------   ------
Gross loans.............. Rs.8,562    100.0%   Rs.13,190    100.0%   Rs.28,477   US$  654   100.0%   Rs.38,832    US$ 893   100.0%
                          ========    ======   =========    ======   =========   ========   ======   =========    =======   ======

---------
(1) Includes light manufacturing, procurement and construction projects and building construction.
(2)  Includes over 40 different industries.

     At December 31, 1999, no single industry accounted for more than 15% of our gross loan portfolio.

     In fiscal 1998 and 1999, there was an increase in the proportion of assets in the chemicals, drugs and pharmaceuticals and other metals and metal products sectors, while there was a decrease in the proportion of assets in the construction, iron and steel, and textiles sectors. In fiscal 1995 and 1996 our gross loans were significantly less than our gross loans at year-end fiscal 1998 and 1999 and there were no distinct trend in sectoral distribution of assets.

     Our ten largest loan exposures at December 31, 1999 totaled approximately Rs. 4.3 billion (US$ 100 million) and represented 11.2% of our total gross loan portfolio. The largest group of companies under the same management control accounted for approximately 2.1% of our portfolio.

Non-Performing Loans

     The following discussion on non-performing loans is based on US GAAP. For classification of non-performing loans under Indian regulatory requirements, see "Supervision and Regulation".

     Impact of Economic Environment

     The Indian economy was adversely affected by negative trends in the global marketplace, particularly in the commodities markets, in fiscal 1998 and 1999, which caused a slowdown in the industrial sector. The Indian industrial sector has been subject to competitive pressures, and Indian corporations have had to respond to these pressures through a process of restructuring and repositioning. This restructuring process is taking place in several industries, primarily in sectors where many small, uneconomic manufacturing facilities have existed, principally the iron and steel and textiles industries. This has led to stress on the operating performance of Indian corporations and the impairment of related loan assets in the financial system, including some of our assets. In fiscal 1999 gross non-performing loans increased primarily due to an increase in non-performing loans to light manufacturing, iron and steel and textiles industries.

     At December 31, 1999, our gross non-performing loans as a percentage of gross loan assets was 5.1% and our gross non-performing loans net of valuation allowances as a percentage of net loan assets was 2.3%. We have made total valuation allowances for 72.3% of our gross non-performing loans on which we have made valuation allowances based on the expected realization of cash flows from these assets. We had not made valuation allowances on 23.8% of our gross non-performing loans at December 31, 1999 based on the fact that the discounted cash flows from these borrowers were sufficient to cover the entire exposure of these loans. At December 31, 1999, we had 70 non-performing loans outstanding of which the top ten represented 59.8% of all non-performing loans and 3.0% of our gross loan portfolio.

     The following table sets forth, for the periods indicated, certain details of our gross non-performing portfolio.

                                                                 At March 31,                       At December 31,
                                                  ------------------------------------------     ---------------------
                                                   1997        1998              1999                    1999
                                                  ------      -------   --------------------     --------------------
                                                                  (in millions, except percentages)
Non-performing working capital loans........      Rs. 66      Rs. 558   Rs. 1,158     US$ 27     Rs.1,408      US$ 32
Non-performing term loans...................         121           46         236          5          245           6
Non-performing lease loans..................           -            -         144          3          237           5
Non-performing corporate debt
  instruments(1)............................           -            -          75          2           75           2
                                                  ------      -------   ---------     ------     --------      ------
Gross non-performing loans..................      Rs.187       Rs.604    Rs.1,613     US$ 37     Rs.1,965      US$ 45
                                                  ======      =======   =========     ======     ========      ======
Gross non-performing loans without                Rs.  -      Rs.  26    Rs.  466     US$ 11      Rs. 467      US$ 11
     valuation allowances(2)................
Gross non-performing loans with valuation
     allowances(3)..........................         187          578       1,147         26        1,498          34
Total valuation allowances..................         187          425         880         20        1,083          25
Non-performing loans net of valuation
     allowances.............................           -          179         733         17          882          20
Gross loan assets..........................        8,562       13,190      28,477        654       38,832         893
Net loan assets.............................       8,375       12,765      27,597        634       37,749         868
Gross non-performing loans as a percentage
     of gross loan assets...................        2.2%         4.6%        5.7%                    5.1%

                                      64


Gross non-performing loans with valuation
    allowances as a percentage of gross loan
     assets.................................         2.2          4.4         4.0                     3.9
Non-performing loans net of valuation
     allowances as a percentage of net
     loan assets............................           -          1.4         2.7                     2.3
Total valuation allowances as a percentage
     of non-performing loans with valuation
     allowances.............................       100.0         73.5        76.7                    72.3

---------
(1)  Includes debentures, preferred stock and bonds.
(2) Includes non-performing loans on which we have not made a valuation allowance.
(3) Includes non-performing loans on which we have made a valuation allowance.

     Recognition of Non-Performing Loans

     We identify loans as non-performing and place them on a non-accrual basis once we determine that interest or principal is past due beyond specific periods or that the payment of interest or principal is doubtful. Regarding interest or principal that is past due beyond specified periods, we classify loans as non-performing when interest or principal is past due for 180 days (typically two payment periods). We may consider the payment of interest or principal to be doubtful if the borrower has ceased operations or has incurred cash losses and the probability of revival is uncertain or the borrower's industry is under stress. We provide for loan losses based on our internal subjective assessment of the possibility of recovery of such loans based principally on the realizable value of collateral.

     We do not recognize interest on non-performing loans or credit interest to our income account unless it is collected. Any interest accrued and not received on non-performing loans is reversed and charged against current earnings. We return non-performing loans to accrual status when all contractual principal and interest amounts are reasonably assured of repayment and, in the case of term loans, there is a sustained period of repayment performance in accordance with the contractual terms for at least one year.

     Our non-performing loans, net of allowances for credit losses increased by Rs. 554 million (US$ 13 million) in fiscal 1999 to Rs. 733 million (US$ 17 million) at March 31, 1999. Net non-performing loans were 2.7% of our total net loan assets at March 31, 1999 compared to 1.4 % at March 31, 1998. At December 31, 1999, net non-performing loans increased to Rs. 882 million (US$ 20 million) and net non-performing loans as a percentage of total net loan assets reduced to 2.3%.

     Under Indian GAAP, net non-performing loans outstanding (determined in accordance with the Reserve Bank of India guidelines applicable at that time) increased from Rs. 121 million (US$ 3 million) at March 31, 1998 to Rs. 608 million (US$ 14 million) at March 31, 1999 to Rs. 686 million (US$ 16 million) at December 31, 1999. We did not have any net non-performing loans at March 31, 1995, 1996 and 1997 under Indian GAAP. For a description of the differences between Indian GAAP and US GAAP, see "Significant Differences Between Indian GAAP and US GAAP".

     Analysis of Non-Performing Loans by Directed Lending Sector

     In lending to priority sector required under Indian regulatory requirements, we follow the same credit risk assessment and credit approval processes as in all our lending. In view of the higher incidence of impairment in priority sector lending, we maintain the option of fulfilling our priority sector obligations by subscribing to eligible bonds as these yield a better risk adjusted return on capital, though the nominal returns are much lower than in making loans.

     The following table sets forth, for the periods indicated, our gross loans and our gross non-performing loans by segment and our gross non-performing loans as a percentage of our gross loans in the same segment.

                                                                          At March 31,
                              ------------------------------------------------------------------------------------------------------
                                            1997                              1998                                 1999
                              -----------------------------    -----------------------------    ------------------------------------
                                            Non-                              Non-
                               Gross     performing             Gross      performing            Gross      Non-performing
                               loans        loans        %      loans         loans      %       loans           loans           %
                              --------   ----------    ----    --------    ----------   ----   ---------    ---------------     ----
                                                            (in millions, except percentages)
Priority sector:
  Agriculture..............    Rs. 252       Rs. 10    4.0%    Rs.  501        Rs.33    6.6%      Rs.675      Rs.96    US$2    14.2%
  Small scale industries...      1,860           37     2.0       2,753          170     6.2       3,510        209       5      6.0
  Others...................        231            -       -         513            -       -       1,959          -       -        -
                              --------      -------    ----   ---------    ---------    ----   ---------   --------   -----   ------
Total priority sector......      2,343           47     2.0       3,767          203     5.4       6,144        305       7      5.0
Other sectors..............      6,220          140     2.3       9,423          401     4.3      22,333      1,308      30      5.9
                              --------      -------    ----   ---------    ---------    ----   ---------   --------   -----   ------
Total......................   Rs.8,562       Rs.187    2.2%   Rs.13,190       Rs.604    4.6%   Rs.28,477   Rs.1,613   US$37     5.7%
                              ========      =======    ====   =========    =========    ====   =========   ========   =====   ======
Allowance for credit
  losses...................                 Rs.(187)                        Rs. (425)                       Rs.(880)    (20)
                                            -------                        ---------                       --------   -----
Net non-performing loans...                       -                         Rs.  179                         Rs.733   US$17
                                            =======                        =========                       ========   =====

                                                                   At December 31,
                                                 ----------------------------------------------------
                                                                         1999
                                                 ----------------------------------------------------
                                                 Gross loans      Non-performing loans            %
                                                 -----------    --------------------------      -----
                                                          (in millions, except percentages)
Priority sector:
    Agriculture................................     Rs. 1,912       Rs.  137       US$  3        7.2%
    Small scale industries.....................         3,717            231            5         6.2
    Others.....................................         1,022              -            -           -
                                                  -----------  -------------   ----------        ----
Total priority sector..........................     Rs. 6,651        Rs. 368       US$  8        5.5%
Other sectors..................................        32,181          1,597           37         5.0
                                                  -----------  -------------   ----------        ----
Total..........................................    Rs. 38,832    Rs.   1,965    US$    45        5.1%
                                                  ===========  =============   ==========        ====
Allowance for credit losses....................                  Rs.  (1,083)   US$   (25)
                                                               -------------   ----------
Net non-performing loans.......................                 Rs.      882    US$    20
                                                               =============   ==========

     As shown by these tables, the quality of our priority sector loan portfolio is in line with the quality of the rest of our loan portfolio. At December 31, 1999, non-performing loans in the priority sector as a percentage of gross loans was 5.5% and non-performing loans in the other sectors as a percentage of gross loans was 5.0%.

     Analysis of Non-Performing Loans by Product

     The following tables set forth, for the periods indicated, our non-performing loans by product, and as a percentage of our non-performing loans.

                                                                    At March 31,
                                  --------------------------------------------------------------------------------
                                            1997                  1998                          1999
                                  ---------------------  ---------------------   ---------------------------------
                                                         (in millions, except percentages)
Working capital loans:
     Cash credits/demand loans        Rs. 66      35.3%     Rs. 537      88.9%   Rs. 1,130       US$ 26      70.1%
     Bill discounting.........             -          -          21        3.5          28            1        1.7
Term loans....................           121       64.7          46        7.6         236            5       14.7
Lease finance.................             -          -           -          -         144            3        8.8
Marketable corporate debt
  instruments.................             -          -           -          -          75            2        4.7
                                    --------     ------    --------     ------   ---------     --------     ------
Total non-performing loans....       Rs. 187     100.0%     Rs. 604     100.0%   Rs. 1,613     US$   37     100.0%
                                    ========     ======    ========     ======   =========     ========     ======
Allowance for credit losses...      Rs. (187)              Rs. (425)              Rs. (880)    US$  (20)
                                    --------               --------              ---------     --------
Net non-performing loans......             -                Rs. 179              Rs.   733     US$   17
                                    ========               ========              =========     ========

                                                                             At December 31, 1999
                                                                   ----------------------------------------
                                                                      (in millions, except percentages)
Working capital loans:
     Cash credits/demand loans.................................     Rs. 1,339          US$ 31         68.1%
     Bill discounting..........................................            69               2           3.5
Term loans.....................................................           245               5          12.5
Lease finance..................................................           237               5          12.1
Marketable corporate debt instruments..........................            75               2           3.8
                                                                   ----------        --------        ------
Total non-performing loans.....................................     Rs. 1,965        US$   45        100.0%
                                                                   ==========        ========        ======
Allowance for credit losses....................................    Rs. (1,083)       US$  (25)
                                                                   ----------        --------
Net non-performing loans.......................................       Rs. 882        US$.  20
                                                                   ==========        ========

     Although lease finance represented 0.9% of our gross loans at December 31, 1999, it represented 12.1% of our gross non-performing loans. In 1995-1996, we engaged in some lease finance activities due to the tax advantages to us from these transactions. We discontinued these activities in 1997 once the Indian tax authorities disputed this tax treatment. For a discussion of this dispute, see "--Legal and Regulatory Proceedings". In our initial years, we offered these lease finance products to small and medium sized companies, including companies in certain industry sectors that have experienced a slowdown, such as the textiles sector. Due to the small size of these borrowers and their industry concentration, we believe that our gross non-performing loans are greater for this type of exposure compared to others.

     Analysis of Non-Performing Loans by Industry Sector

     The following table sets forth, for the periods indicated, our non-performing loans by borrowers' industry or economic activity and as a percentage of our loans in the respective industry or economic activity sector.

                                                                       At March 31,
                         ------------------------------------------------------------------------------------------------------
                                       1997                             1998                                  1999
                         -----------------------------    ------------------------------   ------------------------------------
                                      Non-                              Non-
                          Gross    performing              Gross     performing             Gross      Non-performing
                          loans      loans       %         loans       loans      %         loans           loans          %
                         --------  ----------  ----       --------  ----------  -----      --------  ------------------  -----
                                                         (in millions, except percentages)
Agriculture...........     Rs.252     Rs. 10   4.0%       Rs. 501       Rs. 33   6.6%      Rs. 675     Rs. 96     US$ 2  14.2%
Auto including trucks.          -          -      -           600            -      -        1,006          -         -      -
Cement................         60          -      -           170            -      -          540          -         -      -
Chemicals, drugs and
    pharmaceuticals...        490          -      -         1,092           58    5.3        2,420         79         2    3.3
Computer software.....          -          -      -           230            -      -          460          -         -      -
Construction..........        510          -      -           770           24    3.1          740         24         1    3.2
Electricity...........        470          -      -           540            -      -        1,488          -         -      -
Finance...............        890          -      -           780            -      -        1,949         61         1    3.1
Iron and steel........        380          -      -           460           56   12.2          620        268         6   43.2
Light manufacturing...      1,280        148   11.6         1,300           94    7.2        2,800        400         9   14.3
Other industries......      2,390         29    1.2         4,057          277    6.8       11,362        372         9    3.3
Other metals and
  metal products......        220          -      -           330            -      -        1,370          -         -      -
Other personal loans..        380          -      -           590            -      -        1,110          -         -      -
Paper and paper
    products..........        150          -      -           240            -      -          373          -         -      -
Textiles..............        860          -      -         1,170           62    5.3        1,405        313         7   22.3
Transport.............        230          -      -           360            -      -          159          -         -      -
                         --------   --------  -----     ---------    ---------  -----    ---------  ---------   -------  -----
Total.................   Rs.8,562   Rs.  187   2.2%     Rs.13,190    Rs.   604   4.6%    Rs.28,477   Rs.1,613   US$  37   5.7%
                         ========   ========  =====     =========    =========  =====    =========  =========   =======  =====
Allowance for credit
  losses..............              Rs. (187)                         Rs. (425)                      Rs. (880)  US$ (20)
                                    --------                         ---------                      ---------   -------
Net non-performing
  loans...............              Rs.    -                         Rs.   179                       Rs.  733   US$  17
                                    ========                         =========                      =========   =======

                                                                    At December 31, 1999
                                                  ----------------------------------------------------------
                                                  Gross loans       Non-performing loans                %
                                                  ------------   ---------------------------           -----
                                                             (in millions, except percentages)
Agriculture..................................        Rs. 1,912       Rs. 137          US$  3           7.2%
Auto including trucks........................            1,518             -               -              -
Cement.......................................            1,060             -               -              -
Chemicals, drugs and
  pharmaceuticals............................            4,221            90               2            2.1
Computer software............................              650             -               -              -
Construction.................................              940             6               -            0.6
Electricity..................................            1,645             -               -              -
Finance......................................            2,700            56               1            2.1
Iron and steel...............................              715           274               6           38.3
Light manufacturing..........................            4,528           581              13           12.8
Other industries.............................           14,894           522              13            3.5
Other metals and metal products..............            1,120             -               -              -
Other personal loans.........................              780             -               -              -
Paper and paper products.....................              663             -               -              -
Textiles.....................................            1,375           299               7           21.7
Transport....................................              111             -               -              -
                                                     ---------   -----------       ---------          -----
Total........................................        Rs.38,832     Rs. 1,965         US$  45           5.1%
                                                     =========   ==========        =========          =====
Allowance for credit losses..................                    Rs. (1,083)       US$  (25)
                                                                 ----------        --------
Net non-performing loans.....................                      Rs.  882         US$  20
                                                                 ==========        ========

     Our gross non-performing loans as a percentage of gross loans in the respective industries was the highest in the iron and steel, textiles and light manufacturing industries.

     Iron and Steel. Over the last few years, a sharp reduction in international steel prices to historic lows has had a significant impact on the companies in this sector. In addition, a substantial reduction in import tariffs over the last three years led to price competition from certain countries, significantly reducing domestic prices. Our outlook for the medium-term for the sector is positive due to the anticipated increase in prices from the historic lows reached in fiscal 1999 and an increase in domestic consumption. The majority of our loans to small steel plants and small re-rolling mills have already been classified as non-performing, and the balance of loans in this sector is primarily to economically sized plants with advanced technology. At December 31, 1999, we had classified 38.3% of our loans in this sector as non-performing.

     Textiles. The textiles industry saw a reduction in exports following the devaluation of the south-east Asian currencies in 1998. This resulted in Indian textile exports being less competitive. The reduction in exports was also due to reduced demand in the entire region. High cotton prices in the last two years also increased the costs for Indian manufacturers. The majority of our loans to small entities in this sector have been classified as non-performing, and the balance of our exposure is primarily to large economically sized plants. Our total exposure to this sector declined to Rs. 1,375 million at December 31, 1999 from Rs. 1,610 million at December 31, 1998. At December 31, 1999, we had classified 21.7% of total loans in this sector as non-performing.

     Light Manufacturing. The light manufacturing industry category includes manufacturers of electronic equipment, electrical cables, fasteners, watches and light manufacturing items. At December 31, 1999, 80.0% of the non-performing loans in this sector were to middle market companies. The downturn in certain sectors of the Indian economy during the last few years affected the middle market companies to a greater extent in view of their higher vulnerability to external factors. At December 31, 1999, of the non-performing loans in the light manufacturing sector, 51.0% were six companies engaged in the manufacture of equipment, 15.0% were three companies in the forging sector, and 8.0% were two manufacturers of electronic equipment. The lesser number of new projects during the last three years has led to the depressed performance of companies engaged in the manufacture of equipment. The increase in our exposure to this sector at December 31, 1999 over March 31, 1999 has been to large sized companies with a diversified product range. At December 31, 1999, we had classified 12.8% of our gross loans in this sector as non-performing.

     Top Ten Non-Performing Loans

     At December 31, 1999, we had 70 non-performing loans outstanding, of which the top ten represented 59.8% of our gross non-performing loans, 84.5% of our net non-performing loans and 3.0% of our gross loan portfolio. None of our top ten non-performing loans has been restructured so far. We are currently working out detailed restructuring packages for four borrowers along with other term lenders and other working capital consortium members. Four other borrowers have made a reference to the Board for Industrial and Financial Reconstruction. For a discussion of the activities of the Board for Industrial and Financial Reconstruction, see "Republic of India--The Indian Economy--Legislative Framework for Restructuring Sick Companies".

     The following table sets forth, for the period indicated, certain information regarding our ten largest non-performing loans.

                                                             At December 31, 1999
                    ----------------------------------------------------------------------------------------------------
                                                                            Principal                       Currently
                                                                         outstanding net                    Servicing
                                                               Gross      of allowance                         All
                                          Type of banking    principal     for credit                        Interest
                         Industry           arrangement     outstanding     losses(1)    Collateral(2)(3)    Payments
                    -------------------- ------------------ ----------- ---------------- ---------------  --------------
                                                                (in millions)
Borrower A .......  Textile              Consortium              Rs. 210       Rs. 210         Rs. 237          Yes
Borrower B........  Steel                Multiple                    172           172             218          Yes
Borrower C .......  Light manufacturing  Consortium                  161            65             146          Yes
Borrower D .......  Light manufacturing  Multiple                    104           104              40           No
Borrower E........  Energy               Multiple                     96            84              96          Yes
Borrower F .......  Textile              Consortium                   93            19              59           No
Borrower G .......  Steel                Consortium                   92             -              66           No
Borrower H .......  Light manufacturing  Multiple                     90            63             105           No
Borrower I........  Sugar                Multiple                     82             -               -           No
Borrower J .......  Hotels/Resorts       Consortium                   75            28              56           No
                                                               ---------       -------       ---------
Total                                                          Rs. 1,175       Rs. 745       Rs. 1,023
                                                               =========       =======       =========

---------
(1) The net realizable value of these loans on a present value basis is determined by discounting the estimated cash flow over the expected period of repayment by the rate implicit in the loan. Under US GAAP, the net present value of a non-performing loan includes the net present value, to the extent realizable, of the underlying collateral, if any.
(2) Collateral value is that reflected on the borrower's books, or that determined by third party appraisers to be realizable, whichever is lower or available. We have collateral in the form of first charge on current assets for nine of these borrowers. Exposure to one borrower is additionally secured by fixed assets. The exposure to the remaining borrowers is secured by a charge on fixed assets.
(3) Out of the above 10 cases, collection in the cases of borrower G and J are collateral dependent. In all other cases, we are primarily dependent on recovery through cash flows, collateral being of secondary importance.

     Five of our top ten non-performing loans were to borrowers where we acted together with other banks or as part of a consortium of banks with our share of exposure being a maximum of 10.0% of the total exposure of all banks to these borrowers.

     Interest Foregone

     Interest forgone is the interest due on non-performing loans that has not been accrued in our books of accounts. Interest actually received is included in interest foregone since borrowers of some of our non-performing loans are still making interest payments. The following table sets forth, for the periods indicated, the amount of interest foregone.

                                                   Interest foregone
                                              -----------------------------
                                                     (in millions)
Fiscal 1997...................................   Rs. 26          US$ 1
Fiscal 1998...................................       81              2
Fiscal 1999...................................       93              4
Nine months ended December 31, 1999...........       74              5

     Restructuring of Non-Performing Loans

     Our non-performing loans are restructured on a case-by-case basis after our management has determined that restructuring is the best means of realizing repayment of the loan. These loans continue to be on a non-accrual basis and will be reclassified as performing loans only after sustained performance under the loan's renegotiated terms for at least a period of one year.

     The following table sets forth, for the periods indicated, our non-performing loans that have been restructured through rescheduling of principal repayments and deferral or waiver of interest.

                                                 At March 31,
                                   ----------------------------------------   At December 31,
                                   1997        1998             1999                 1999
                                   ----        ----     -------------------   -----------------
                                                           (in millions)
Gross restructured loans....          -           -     Rs.   38    US$ 0.9   Rs. 44    US$ 1.0
Allowance for credit losses.          -           -          (22)      (0.5)     (26)       0.6
Net restructured loans......          -           -           16        0.4       18        0.4
Gross restructured loans as
   a percentage of gross
   non-performing loans.....          -           -         2.4%          -      2.2%          -
Net restructured loans as a
   percentage of net non-
   performing loans.........          -           -         2.2%          -      2.2%          -

     We are currently working out restructuring packages for six borrowers along with other term lenders and working capital consortium members in the case of our non-performing loans under a consortium arrangement, and in the case of three borrowers who are under sole banking arrangements. Five other borrowers have made a reference to the Board for Industrial and Financial Reconstruction. For a discussion of the activities of the Board for Industrial and Financial Reconstruction, see "Republic of India--The Indian Economy--Legislative Framework for Restructuring Sick Companies".

     Non-Performing Loan Strategy

     The recovery and settlement of non-performing loans is of high priority to us. In fiscal 1999, we set up a Special Asset Management Group for finding early solutions and pursuing recovery in non-performing loans. The group, centralized at our corporate office in Mumbai, is headed by one of our senior employees with over 20 years of experience in the banking sector, and has representatives located at two branches having a higher concentration of non-performing loans. The branch managers at the branches having non-performing loans are also actively involved in supporting the efforts of the Special Asset Management Group. This group works closely with the special asset management group established in ICICI to work on restructuring and settlement packages for common customers and to adapt successful recovery strategies of ICICI. The group also uses the services of outside legal experts, accountants and specialized agencies for due diligence, valuation and legal advice to expedite early settlements.

     We closely monitor migration of the credit ratings of our borrowers so we can take proactive remedial measures to prevent loans from becoming non-performing. We constantly review the industry outlook and also analyze the impact of changes in the regulatory and fiscal environment. This also helps us to contain the non-performing loans. Our quarterly review systems help us to monitor the health of accounts and to take prompt remedial measures.

     Methods for resolving non-performing loans include the following:

     o    negotiated or compromise settlements on a one-time settlement basis;

     o encouraging the financial restructuring of troubled but viable corporations;
     o encouraging the consolidation of troubled borrowers in fragmented industries with stronger industry participants; and
     o    early enforcement of collateral through judicial means.

     In the last 14 months, we fully recovered the principal outstanding of Rs. 62 million from six non-performing borrowers. In six other non-performing loan accounts, we negotiated settlements of Rs. 40 million.

     Our current approval process generally requires a minimum credit rating of A-. However, prior to our organizational restructuring in April 1999, our minimum credit rating was BBB. Given our close monitoring of the credit rating of our borrowers, our rerating of credits that show any signs of deterioration and our prior minimum credit rating, some of our gross non-performing loans are rated BBB or below.

     Allowance for Credit Losses

     The following table sets forth, for the periods indicated, movements in our allowance for credit losses.

                                                                  At March 31,
                                                  ------------------------------------------     At December 31,
                                                    1997        1998             1999                   1999
                                                  ---------   --------    ------------------     -------------------
                                                                            (in millions)
Allowance for credit losses at the beginning          Rs. -    Rs. 187    Rs. 425     US$ 10     Rs.  880     US$ 20
  of the period
Add:
Provisions for credit losses:
     Working capital............................         66        256        349          8          196          5
     Term loans.................................        121        104         17          -           10          -
     Leasing finance............................          -          -        144          3           12          1
     Marketable corporate debt instruments......          -          -         30          1            -          -
                                                  ---------    -------    -------    -------    ---------    -------
Total provisions for credit losses..............        187        360        540         12          218          6
                                                  ---------    -------    -------    -------    ---------    -------
Less:
Write-offs....................................            -       (122)       (85)        (2)         (15)        (1)
                                                  ---------    -------    -------    -------    ---------    -------
Allowances for credit losses at the end of the
    Period......................................    Rs. 187    Rs. 425    Rs. 880    US$  20    Rs. 1,083    US$  25
                                                  =========    =======    =======    =======    =========    =======

     We conduct a comprehensive analysis of our entire loan portfolio on a quarterly basis. The analysis considers both qualitative and quantitative criteria including, among others, the account conduct, future prospects, repayment history and financial performance. This comprehensive analysis includes an account by account analysis of our entire loan portfolio, and an allowance is made for any probable loss on each account. In estimating the allowance, we consider the net realizable value on a present value basis by discounting the future cash flows over the expected period of recovery. Further, we also consider our past history of credit losses and value of underlying collateral. For further discussions of our allowances for credit losses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Result of operations Provisions for Credit Losses".

     Under our US GAAP analysis of the provisions for non-performing loans, we are required to take into account the time delay in our ability to foreclose upon and sell collateral. Under US GAAP, the net present value of a non-performing loan includes the net present value of the underlying collateral, if any. As a result, even though we are generally over-collateralized, allowances are required under US GAAP that would not be required under Reserve Bank of India regulations because US GAAP takes into account the time value of money.

Risk Management

     As a financial intermediary, we are exposed to various risks that are related to our lending and trading businesses, deposit taking activities and our operating environment. Our aim in risk management is to ensure that we understand, measure and monitor the various risks that arise and that our organization adheres strictly to the policies and procedures which are established to address these risks.

     We are exposed to three broad categories of risk: credit risk, market risk and operational and legal risk.

     In October 1999, our risk management function was reorganized and integrated into a single Risk Management Department separate from our strategic business units. The Risk Management Department works in close association with the business units to implement the various risk management strategies. Our Risk Management Department is completely independent of all business operations. This department identifies, assesses, monitors and manages all our principal risks in accordance with well-defined policies and procedures. The Risk Management Department consists of 20 experienced bankers and analysts and is led by a Senior Executive Vice President reporting directly to our Managing Director and Chief Executive Officer and the Audit and Risk Committee of our board of directors.

     The organizational structure of our Risk Management Department is shown in the following chart.

    Managing Director and Chief             Audit and Risk Committee of the
    Executive Officer                       board of directors

                      Senior Executive Vice President and
                       Head, Risk Management Department

     Credit Risk Group        Market Risk Group        Operational Risk
                                                       Group

     The Audit Department undertakes periodic inspection of branches to ensure adherence to policies, systems and procedures. The head of the Audit Department reports to the head of the Risk Management Department.

     Credit Risk

     Credit risk primarily arises in our lending operations from the failure of any party, principally our borrowers, to abide by the terms and conditions of any financial contract with us, principally the failure to make required payments on loans due to us.

     Our standardized credit approval process includes a well-established procedure of credit evaluation and approval. We measure, monitor and manage credit risk for each borrower. We have a comprehensive system for tracking the rating profile of our loan portfolio and are now working on a comprehensive portfolio risk evaluation mechanism.

        Credit Risk Assessment Procedures for Corporate Loans

     In order to assess the credit risk associated with any financing proposal, we assess a variety of risks relating to the borrower and the relevant industry. If the borrower is undergoing a major expansion project that requires them to obtain project finance from a financial institution in addition to working capital loans from us, we also assess the risks relating to the project.

     We evaluate borrower risk by considering:

     o the financial position of the borrower by analyzing the quality of its financial statements, its past financial performance, its financial flexibility in terms of ability to raise capital and its cash flow adequacy;
     o    the borrower's relative market position and operating efficiency; and
     o the quality of management by analyzing their track record, payment record and financial conservatism.

     We evaluate industry risk by considering:

     o certain industry characteristics, such as the importance of the industry to the economy, its growth outlook, cyclicality and government policies relating to the industry;
     o    the competitiveness of the industry; and
     o certain industry financials, including return on capital employed, operating margins and earnings stability.

     After conducting an analysis of a specific borrower's risk, we assign a credit rating to the borrower. We have a scale of ten ratings ranging from AAA to B and an additional default rating of D. Before November 1999, we had a scale of six ratings ranging from AAA to D. We are in the process of re-rating all our existing exposures according to the new credit rating model. We expect to complete this process by the end of the first quarter of fiscal 2001. Credit rating is a critical input for the credit approval process. We use studies on the historical default patterns of loans in order to predict defaults. We determine the desired credit risk spread over our cost of funds by considering the borrower's credit rating and the default pattern corresponding to the credit rating. Our credit approval process generally requires a benchmark minimum credit rating of A-.

     We study industry sectors and published reports from online databases, including the Center for Monitoring the Indian Economy and Internet Securities, (Euromoney Group company) and review our large exposures by industry and by corporate client. We identify, through these internal studies, the growing industry sectors to which we should increase our exposure and the stagnating sectors to which we should decrease our exposure. These ongoing studies and reviews also enable us to regularly adjust a borrower's credit rating in response to changes in that borrower's risk and the risk associated with that borrower's industry.

     Working capital loans are generally approved for a period of 18 months. At the end of 12 months, we review the loan arrangement and the credit rating of the borrower and take a decision on continuation of the arrangement and the changes in the loan covenants as may be necessary. We intend to review the credit rating of borrowers with higher credit risks more frequently.

        Credit Approval Procedures for Corporate Loans

     Our corporate banking approval process is dictated by our credit policy. This policy sets out our maximum credit exposures to individual companies, groups of companies and industries.

     We have established a strong framework for the appraisal and execution of working capital and term loan finance transactions. Pursuant to our organization restructuring that was implemented on April 1, 1999, our credit appraisal and approval processes have been centralized. We evaluate commercial, financial, marketing and management factors relating to the borrower and the sponsor's financial strength and experience. We make use of databases of approximately 3,000 Indian companies that contain historical financial and operating information on these companies. We also extensively use industry analysis reports and interact with external rating agencies to track business cycles in specific sectors and industries, the impact of emerging fiscal, regulatory and other environmental factors and the financial performance of Indian companies. Once this review is completed, an appraisal note is prepared for credit approval purposes. A structured appraisal format is used to ensure a uniform standard across the organization. Quantitative tools like inter-firm comparisons, sensitivity analysis, analysis of demand-supply gap patterns are used to analyze the performance of the borrower. As part of the appraisal process, we generate a risk matrix, which identifies each of the risks, mitigating factors and residual risks associated with the proposal.

        Credit Approval Authority for Corporate Loans

     We have established five distinct levels of credit approval authorities for our corporate banking activities: the head of Corporate Banking, the Managing Director and Chief Executive Officer (the Credit Committee of Executives that acts in the absence of the Managing Director and Chief Executive Officer), the Investment Committee, the Committee of Directors and our board of directors.

     The following table sets forth the composition of the committees and approval authority of the committees and the authorized officers.

     Authorized executives and committees                   Members                      Approval authority
---------------------------------------------     ----------------------------    ------------------------------
Board of Directors                                All the members on our board    All approvals (in practice,
                                                  of directors                    generally above the prescribed
                                                                                  authority of the Committee of
                                                                                  Directors and the Investment
                                                                                  Committee)

Committee of Directors                            Managing Director and Chief     All approvals to companies up to
                                                  Executive Officer and four      Rs. 400 million
                                                  other directors

Investment Committee                              Managing Director and Chief     All approvals for subscribing to
                                                  Executive Officer, heads of     debentures, preferred stock,
                                                  Information Technology,         bonds and commercial paper
                                                  Corporate Banking, Retail
                                                  Banking, Risk Management,
                                                  Domestic Treasury and Foreign
                                                  Exchange Treasury and the
                                                  Chief Financial Officer

Managing Director and Chief Executive Officer                                     All approvals up to Rs. 160
                                                                                  million

Credit Committee of Executives                    Heads of Information            In the absence of the Managing
                                                  Technology, Corporate           Director and Chief Executive
                                                  Banking, Retail Banking and     Officer, all approvals within the
                                                  Risk Management and the Chief   prescribed authority of the
                                                  Financial Officer               Managing Director and Chief
                                                                                  Executive Officer

Head of Corporate Banking                                                         All approvals up to Rs. 100
                                                                                  million

     The branch managers of corporate banking branches are not individually authorized to approve loans. They are however authorized to approve excess borrowing above the approved limits up to Rs. 10 million in respect of commercial loans. These loans are reported to the corporate office for ratification.

        Disbursement Procedures for Corporate Loans

     After credit approval, we disburse the loans though our corporate branches. Our corporate office sends credit approval letters to the branches stating the covenants governing the approval. Based on the credit approval letter received from the corporate office, branches issue a credit arrangement letter to the borrower outlining the terms of the facility, sponsors' obligations, conditions precedent to disbursement and undertakings from and covenants on the borrower. After the borrower accepts the terms, the loan agreement and other documents are executed. The borrower account is then made operational in the case of a working capital facility and disbursements are made to the borrower in the case of other loan facilities. The working capital finance account operates as a revolving asset backed overdraft facility. We determine the amount that can be drawn by the borrower on the basis of monthly cash flow statements or statements of current assets provided by the borrower and the current asset cover margins stipulated.

        Credit Monitoring Procedures for Corporate Loans

     We have established detailed procedures for the monitoring of our credit exposures. Our aim in credit monitoring is to:

     o ensure compliance with the terms and conditions of the credit approval;
     o    review performance of our borrowers against projections;
     o    detect early warning signals and take appropriate corrective actions;
          and
     o    observe the performance of the borrowers.

     With a view to achieve the above, we have laid out operating procedures for our branches and the frequency of credit monitoring activities to be undertaken. Our branches prepare various credit monitoring reports at periodic intervals. Any irregularity in the account is reported to the appropriate authority on a monthly basis. The performance of the borrowers is monitored through quarterly information reports. Monthly cash flow statements are obtained wherever considered necessary. We monitor the performance of companies by comparing the published results against the projections. We undertake stock inspections and stock audits on a regular basis.

        Credit Risk Procedures for Credit Cards

     The initial target group for credit cards are our present Power Pay account holders and ICICI's retail bond customers where relationships are already established and customer details are already available with us.

     The improper verification of identity and applicant information and payment delinquencies are the main source of credit risk in the credit card business.

     We use the services of external agencies for verification of applicant information and for collection of past due amounts. Detailed credit applications have been devised for aggregating information on a prospective customer, such as the person's place of work and residence.

     Credit checks are undertaken before the credit card applicants are approved. These credit checks contain a list of the delinquent customers of ICICI and a few non-banking finance companies. Copies of a prospective customer's income tax return and paycheck are also obtained to determine the income and tax status of the prospective customer. There are no credit bureaus in India, but we are in the process of implementing our own internal credit scoring model. We have set individual credit limits based on the monthly salary of the credit card holder.

     We use the services of external agencies to collect amounts from credit card customers whenever considered necessary.

        Credit Risk Procedures for Retail Loans

     Since substantially all of our retail loans are fully collateralized with either cash (in the case of loans against time deposits) or liquid equity securities (in the case of loans against subscriptions for initial public offering), we have not yet devised any credit risk procedures for these loans.

     Quantitative and Qualitative Disclosures About Market Risk

     Market risk is the risk of loss to future earnings, to fair values, or to future cash flows that may result from changes in the value of a financial instrument as a result of changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market risk sensitive instruments. Market risk is attributed to all market risk sensitive financial instruments, including securities, loans, deposits, borrowings and derivative instruments. Our exposure to market risk is a function of our asset and liability management activities, our proprietary trading activities, and our role as a financial intermediary. The objective of market risk management is to avoid excessive exposure of our earnings and equity to loss and to reduce the volatility inherent in financial instruments.

          Market Risk Management Procedures

     Our board of directors reviews and approves the policies for the management of market risks and have delegated the responsibility for market risk management to the Asset Liability Management Committee. Our Managing Director and Chief Executive Officer chairs the Asset Liability Management Committee. Our Chief Financial Officer, economist and executives of various business units and the Risk Management Department are the members of the committee. The committee generally meets on a monthly basis and reviews our interest rate and liquidity gap position, formulates a view on interest rates, sets deposit and benchmark lending rates and reviews the business profile and its impact on asset liability management. Emergency meetings of the committee are convened to respond to developments in the markets and economy. The committee also sets market risk limits for our trading activities. The committee reports to the Audit and Risk Committee of our board of directors on a quarterly basis.

     We have established a mid-office independent of treasury, which monitors the risks in our treasury operations and ensures adherence to various risk control limits on a real time basis. The mid-office at regular intervals submits reports to the head of the Risk Management Department and the Managing Director and Chief Executive Officer on the extent of our market risk exposure.

     We have established risk control limits, including holding period limits and stop loss limits. Additionally, in the case of foreign exchange trading, we have set up loss limits for each half-year period (April-September and October-March). We have also implemented a value at risk model for measuring market risk of our foreign exchange spot positions.

     Our exposure to market risk arises mainly from interest rate risk, equity risk, exchange rate risk and liquidity risk. We discuss, in the following paragraphs, each of these sources of risk and the methods we have adopted to manage them.

          Interest Rate Risk

     Since our balance sheet consists predominantly of rupee assets and liabilities, movements in domestic interest rates constitute the main source of interest rate risk. Our portfolio of traded debt securities is negatively impacted by an increase in interest rates while our loan portfolio benefits from a rise in interest rates.

     We measure our exposure to fluctuations in interest rates, primarily by way of gap analysis. This provides us a static view of the maturity and re-pricing characteristics of balance sheet positions. An interest rate gap report is prepared by classifying all assets and liabilities into various time buckets according to contracted maturities or anticipated re-pricing date. The difference in the amount of assets and liabilities maturing or being re-priced in any time bucket, would then give us an indication of the extent to which we are exposed to the risk of potential changes in the margins on new or re-priced assets and liabilities.

     Our core business is deposit taking and lending, in both rupees and foreign currencies, as permitted by Reserve Bank of India. As the rupee market differs significantly from the international credit asset markets, our gap positions in these markets are different.

     In the Indian market, our liabilities are mostly at fixed rates of interest for fixed periods. However, we have a mix of floating and fixed interest rate assets. We have tenor-based prime-lending rates. We quote interest rates for our loan products as a markup over the relevant prime-lending rate, effectively making these floating rate loans. Our loan portfolio, which is largely by way of working capital loans, is on a floating rate.


     Our foreign currency liabilities, which are primarily deposits from non-resident Indians, are at fixed rates. A large portion of our foreign currency loans is on a floating rate basis. Although this leads to interest rate risk, the volumes are not significant. Foreign currency liabilities, net of foreign currency loans, enable us to raise rupee liquidity quickly by way of currency swaps, which helps us to address any liquidity risk.

     The following table sets forth for both our loan book and our trading portfolio, for the period indicated, our asset-liability gap position.

                                                                At March 31, 1999(1)-(6)
                            -------------------------------------------------------------------------------------------------
                                                                                           Greater
                                                                                           than one
                                                                                Total      year and     Greater
                                                                                within    up to five   than five
                            0-28 days   29-90 days   91-180 days  6-12 months  one year      years       years        Total
                            ---------   ----------   -----------  -----------  -------    ----------   ----------   ---------
                                                                      (in millions)
Loans, net...............     Rs.   -    Rs.19,870      Rs.   -     Rs.    -    Rs.19,870   Rs. 5,977   Rs. 1,751   Rs.27,598
Securities...............           -            -        1,034           57        1,091       2,172         700       3,963
Fixed assets.............           -            -            -            -            -           -       1,761       1,761
Trading assets...........         606          607           97          217        1,527      10,712       3,583      15,822
Cash and cash
  equivalents............      12,657        1,266        4,565            -       18,488           -           -      18,488
Other assets(6) .........           -            -            -            -            -         396       1,210       1,606
                            ---------    ---------   ----------  -----------  -----------   ---------   ---------   ---------
Total assets.............   Rs.13,263    Rs.21,743    Rs. 5,696      Rs. 274    Rs.40,976   Rs.19,257   Rs. 9,005   Rs.69,238
                            =========    =========   ==========  ===========  ===========   =========   =========   =========

Stockholders' equity.....    Rs.    -      Rs.   -     Rs.    -      Rs.   -      Rs.   -    Rs.    -   Rs. 2,612   Rs. 2,612
Debt(6)..................           -            -            -            -            -       1,084         680       1,764
Deposits.................      13,861       11,245       13,430       11,564       50,100      10,629           -      60,729
Other liabilities(6).....       4,133            -            -            -        4,133           -           -       4,133
                            ---------    ---------   ----------  -----------  -----------   ---------   ---------   ---------
Total liabilities........   Rs.17,994    Rs.11,245    Rs.13,430    Rs.11,564    Rs.54,233   Rs.11,713   Rs. 3,292   Rs.69,238
                            =========    =========   ==========  ===========  ===========   =========   =========   =========
Total gap................   Rs.(4,731)   Rs.10,498   Rs.(7,734)  Rs.(11,290)  Rs.(13,257)    Rs.7,544   Rs. 5,713
                            =========    =========   =========   ==========   ==========    =========   =========

---------
(1) Assets and liabilities are classified into the applicable categories, based on residual maturity or re-pricing date whichever is earlier.
(2) Items that neither mature nor re-price are included in the "greater than five years" category. This includes equity share capital and fixed assets.
(3) Non-performing loans are classified in the "greater than five years" category.
(4) Based on past trends, 80.0% of non-interest-bearing non-maturity deposit accounts have been classified as "greater than one year and up to five years" category and 20.0% in the "0-28 days" category.

(5) Based on past trends, 90.0% of interest-bearing non-maturity deposit accounts have been classified as "greater than one year and up to five years" category and 10.0% in the "0-28 days" category.
(6) The categorization for these items is different from that reported in the financial statements.

The following table sets forth, for the period indicated, the impact of changes in interest rates on net interest revenue for fiscal 2000, assuming a parallel shift in yield curve at year-end fiscal 1999

                                                                         At March 31, 1999
                                                  ---------------------------------------------------------------
                                                                     Change in interest rates
                                                                         (in basis points)
                                                  ---------------------------------------------------------------
                                                      (25)              (10)             10              25
                                                  ------------      ------------     ----------      ------------
                                                                           (in millions)
Rupee portfolio..............................        Rs. 9            Rs. 4            Rs. (4)         Rs. (9)
Foreign currency portfolio...................           (1)              (1)                1               1
                                                  --------          -------          --------        --------
Total........................................        Rs. 8            Rs. 3            Rs. (3)         Rs. (8)
                                                  ========          =======          ========        ========
Profit/(loss) as a % of net income...........         1.6%             0.6%             (0.6%)          (1.6%)
                                                  ========          =======          ========        ========

     Given our asset and liability position at March 31,1999, if interest rates increased by 25 basis points, we expect that net interest revenue from our loan portfolio for fiscal 2000 would fall by Rs. 8 million (US$ 184,000). If interest rates decreased by 25 basis points, our net interest revenue for fiscal 2000 would rise by Rs. 8 million (US$ 184,000). The amount of Rs. 8 million was 1.6% of our net income for fiscal 1999. This sensitivity analysis is for risk management purposes and assumes we make no other changes in our portfolio. Actual changes in net interest revenue will vary from the model.

     The following table sets forth, for the period indicated, the amount of loans with maturities greater than one year that had fixed and variable interest rates. Loans with maturities of greater than one year are 39.0% of our gross loan portfolio at March 31, 1999 and 62.6% of our gross loan portfolio at December 31, 1999.

                                                                    At March 31, 1999(1)
                                                 ---------------------------------------------------------
                                                 Fixed rate      Variable rate
                                                   loans             loans                  Total
                                                 ----------      --------------    -----------------------
                                                                       (in millions)
Loans, net................................       Rs. 6,995         Rs. 4,215       Rs. 11,210      US$ 258

---------
(1) All our variable rate loans have been treated as pricing in the 29 to 90 days category in the asset liability gap table regardless of their nominal maturity hence, the figures in the table will differ from those in the asset liability gap table.

     Price Risk (Trading Portfolio). Trading activities are undertaken primarily to optimize the income from our regulatory fixed income portfolio and secondarily to enhance our earnings through profitable trading for our own account. A substantial proportion of our trading portfolio (91.3%) consisted of investments in government of India securities at March 31, 1999. We are required by law to invest 25.0% of our demand and time liabilities in specified securities, including government of India securities, which contributes in a significant way to our total investment in government of India securities. Duration limits, holding period limits and stop-loss limits are used by us to manage risks for debt security positions in our trading book.

     At March 31, 1999, the total value of our rupee fixed income trading portfolio was Rs. 15.2 billion (US$ 349 million). As set forth in the table below, if interest rates rose by 25 basis points, the value of this portfolio would fall, on a tax-adjusted basis, by Rs. 66 million (US$ 2 million) and if the interest rates fell by 25 basis points, the value of this portfolio would rise, on a tax-adjusted basis, by Rs. 66 million (US$ 2 million). The sensitivity of the net interest revenue to interest rate changes is largely due to the fixed income specified securities that we are required to hold by law. This sensitivity analysis is for risk management purposes and assumes that we make no other changes in our portfolio. Actual changes may vary from the model.

     The following table sets forth, for the period indicated, the impact of changes in interest rates on a tax adjusted basis on the value of our fixed income trading portfolio as a percentage of net income, assuming a parallel shift in the yield curve at year-end fiscal 1999.

                                                                             At March 31, 1999
                                                              -----------------------------------------------
                                                                          Change in interest rates
                                                                             (in basis points)
                                                              -----------------------------------------------
                                          Portfolio Size         (25)        (10)          10         25
                                          --------------        -------     ------        -----      -----
                                                                               (in millions)
Government of India securities(1) ......       14,449             65          26          (26)        (65)
Others..................................          751              1          -            -           (1)
                                             --------           ----        ----         ----       -----
Total...................................       15,200             66          26          (26)        (66)
                                             ========           ====        ====         ====       =====
Profit/loss as % of net income..........                        13.1%        5.2%        (5.2%)     (13.1%)

---------
(1) For the purpose of analysis, certain quasi-government corporate securities are included as government of India securities.

          Equity Risk

     Our equity positions include both direct equity holdings and positions in equity-oriented mutual funds. We only invest in equity securities in book-entry form, which decreases our settlement and liquidity risk. However, our total exposure to these investments is not significant. Position limits, stop-loss limits and holding period limits are used by us to manage risks for equity positions in the trading book. The Reserve Bank of India requires that the net incremental investment by banks in equity securities in a fiscal year cannot exceed 5.0% of the incremental deposits in the previous fiscal year.

          Exchange Rate Risk

     We offer foreign currency hedge instruments like swaps and forwards to our clients. We actively use cross currency swaps and forwards to hedge ourselves against exchange risks arising out of these transactions. Our trading activities in the foreign currency markets exposes us to exchange rate risks. We seek to control this by setting counterparty limits, stipulating stop-loss limits by deal and limits on the loss of the entire foreign exchange trading floor, implementing an internal Value at Risk model for all spot positions and engaging in exception reporting.

          Liquidity Risk

     Liquidity risk arises in the funding of lending, trading and investment activities and in the management of trading positions. It includes both the risk of unexpected increases in the cost of funding our asset portfolio at appropriate maturities and the risk of being unable to liquidate a position in a timely manner at a reasonable price. The goal of liquidity management is for us to be able, even under adverse conditions, to meet all our liability repayments on time and fund all investment opportunities.

     We maintain diverse sources of liquidity to facilitate flexibility in meeting funding requirements. We fund our operations principally by accepting deposits from retail and corporate depositors. We also borrow in the short-term inter-bank market. Loan maturities and sale of investments also provide liquidity.

     We use the majority of funds raised by us to extend loans or purchase securities. Generally, deposits are of shorter average maturity than loans or investments.

     We maintain a substantial portfolio of liquid high quality securities that may be sold on an immediate basis to meet the liquidity needs. We also have the option to manage our liquidity by borrowing on the inter-bank market on a short-term basis. While generally this market provides an adequate amount of liquidity, the interest rates at which funds are available can sometimes be volatile. We prepare regular maturity gap analyses to review our liquidity position.

     The Reserve Bank of India adopted a directive on asset liability management in February 1999. Starting from April 1, 1999, we were required to submit gap analysis on a quarterly basis to the Reserve Bank of India. Effective April 1, 2000, our liquidity gap must not exceed 20.0% of outflows in the 0-28 day time category.

          Operational and Legal Risk

     Due to our vast geographical spread and our operations being largely transaction oriented, we are exposed to many types of operational risks. Operational risks are risks arising from non-adherence to systems and procedures or from frauds resulting in financial or reputation loss.

     The Audit Department is part of our operational risk group. It inspects branches and conducts revenue and management audits based on an inspection calendar drawn up each year. The primary objective of the inspection function is to ascertain and ensure that the business activities are carried out in accordance with our guidelines. The Audit and Risk Committee of our board of directors reviews the inspection function each quarter. Any procedural weakness noticed in either systems or procedures is addressed appropriately. The Reserve Bank of India requires us to have a process of concurrent audits at our branches handling large volumes, to cover a minimum of 50.0% of our business volumes. We have instituted systems to conduct concurrent audits, using reputed chartered accountancy firms, to cover about 85.0% of our business.

     We plan to introduce snap audits in the future, which will entail a quick review of the implementation of various procedures in key areas at the branches. These audits are intended to rectify any procedural irregularities, especially in newly opened branches and new activities.

     We are subject to inspections conducted by the Reserve Bank of India under the Indian Banking Regulation Act. The Reserve Bank of India has adopted the global practice of subjecting banks to examination on the basis of the CAMELS model, a model that assigns confidential ratings to banks based on their capital adequacy, asset quality, management, earnings, liquidity and systems and controls. We also have independent statutory audits conducted on a quarterly basis by auditors appointed by our shareholders.

     We are now re-engineering the audit process to make it more risk-oriented. We propose to assign each business unit to a particular level of perceived operational risk. This would then determine a level of capital to be allocated for unexpected losses from that unit. Aggregation of these allocations across business units would enable us to arrive at a capital allocation for operational risks. We have, on the basis of preliminary studies, decided to set aside capital to the extent of 0.25% of our net worth effective April 1, 2000 for operational risks. This capital allocation is not required by Indian regulations. We believe that we are the only bank in India to have this capital allocation for operational risks.

     There is regular monitoring of complaints at the branches to improve customer service. We intend to centralize our complaint tracking mechanisms soon.

     We consider legal risk as a part of operational risk. The uncertainty of the enforceability of the obligations of our customers and counterparties, including the foreclosure on collateral, creates legal risk. Changes in law and regulation could also adversely affect us. Legal risk is higher in new areas of business where the law is often untested in the courts. For example, critical legal issues in the area of Internet banking are unresolved in India as well as other jurisdictions to which we would like to offer our products and services using the Internet. Legislation has been proposed in India in this area, but until this legislation is passed by the parliament, there will be uncertainty regarding the following issues: legal recognition of electronic records, validity of contracts entered into online and the validity of digital signatures. Legal risk in other jurisdictions is also increased by the international reach of Internet delivery.

     We seek to minimize legal risk by using stringent legal documentation, employing procedures designed to ensure that transactions are properly authorized and consulting legal advisers. Our internal auditors scrutinize all loan documents to ensure that these are correctly drawn up to withstand scrutiny in court.

     We are formulating a new product policy that requires the business units to test run their new products a certain number of times before launching them and to prepare detailed product profiles and requires each new product to be vetted by the Operational Risk Management Committee.

     We plan to form an independent Operations Department to oversee our operations, branches and regional processing centers by the end of the first quarter of fiscal 2001. This action will enable the heads of our strategic business units and our Chief Financial Officer to be freed from operational responsibilities. A new Chief Operations Officer will be named as the head of the Operations Department. All branches and other operational units will report to the Chief Operations Officer for operational matters.

          Operational Controls and Procedures in Branches

     We have operating manuals detailing the procedures for the processing of various banking transactions and the operation of our main application software, BANCS2000. Amendments to these manuals are implemented through circulars sent to all offices.

     When taking a deposit from a new customer, we require the new customer to complete a relationship form, which details the terms and conditions for providing various banking services. Photographs of customers are also obtained for our records. Specimen signatures are scanned and stored in the system for online verification. We enter into a relationship with our customer only after the customer is properly introduced to the branch. When time deposits become due for repayment, the deposit is paid to the depositor. System generated reminders are sent to depositors before the due date for repayment. Where the depositor does not apply for repayment on the due date, the amount is transferred to an overdue deposits account for follow up. Balances in overdue deposit accounts are controlled by the corporate office through monthly statements from branches.

     We have a scheme of delegation of financial powers that sets out the monetary limit for each employee with respect to the processing of transactions in a customer's account. Withdrawals from customer accounts are controlled by dual authorization. Senior officers have delegated power to authorize larger withdrawals. Our operating system validates the check number and balance before permitting withdrawals. Cash transactions over Rs. 1 million (US$ 22,983) are subject to special scrutiny to avoid money laundering.

     We have given importance to computer security, both physical and logical. A comprehensive computer security manual has been provided to all offices. There is a system room in each office where the server is located. Access to the server room is regulated. Our banking software, BANCS2000, has multiple security features to protect the integrity of application and data. There are user access rights and terminal-based security features.

          Operational Controls and Procedures for Internet Banking

     The opening of a bank account online by a new customer is a two-step process. First, the customer fills out an online application, giving his personal details. Based on this preliminary information, we allot the customer a user ID and password. Second, the customer must send to us further documentation to prove the customer's identity, including a copy of the customer's passport, a photograph and specimen signature of the customer and a voided personal check so that we can contact his existing bank, if required. After the customer completes these formalities satisfactorily, we give him full access to his account online. For a description of the security features of our technology related to Internet banking, see "--Technology".

          Operational Controls and Procedures in Regional Processing Centers

     To improve customer service at our physical locations, we propose to handle transaction processing centrally by taking away such operations from branches. The centralization is being done both at the corporate office and on a regional basis. We started this process in September 1999 when we implemented the quasi-centralization of branch operations in important cities where we have more than one branch. We have centralized operations in Mumbai, New Delhi, Chennai and Bangalore. These operations, which are called regional processing centers, process clearing checks, inter-branch transactions, inter-city check collections, back office activities for account opening, standing instructions and auto-renewal of deposits. We plan to centralize operations in Pune, Calcutta, Hyderabad and Ahmedabad and add to the list of regionally centralized activities, such as cash pick-up and delivery services.

     We have centralized transaction processing at Mumbai on a nationwide basis for transactions like the issue of ATM cards and PIN mailers, reconciliation of ATM transactions, monitoring of ATM functioning, issue of passwords to internet banking customers and credit card transaction processing. Centralized processing is being extended to the issuance of personalized check books, back office activities of non-resident Indian accounts, opening of new bank accounts who seek web broking services and recovery of service charges for accounts for holding shares in book-entry form.

          Operational Controls and Procedures in Treasury

     Management believes that we have the highest level of automation in dealing operations in India. We use technology to monitor risk limits and exposures on a near real-time basis. We follow international best practices in our treasury operations. Our front office, back office and accounting and reconciliation functions are fully segregated in both the domestic treasury and foreign exchange treasury departments. The respective middle offices use various risk monitoring tools such as counterparty limits, position limits, exposure limits and individual dealer limits. Procedures for reporting breaches in limits are also in place.

     Domestic Treasury. Our front office consists of dealers in fixed income securities, equity securities and inter-bank money markets. The dealers analyze the market conditions and take views on price movements. Thereafter, they strike deals in conformity with various limits relating to counterparties, securities and brokers. The deals are then forwarded to the back office for settlement.

     Our middle office plays the role of a risk manager, reporting to the Risk Management Department, with an emphasis on market risk. The major functions of the middle office are to monitor counterparty limits, evaluate the mark-to-market impact on various positions taken by dealers and monitor market risk exposure of the investment portfolio.

     Our back office undertakes the settlement of funds and securities. The back office exercises controls for minimizing operational risks, including deal confirmations with counterparties; verifies authenticity of counterparty checks and securities; ensures receipt of contract notes from brokers; monitors receipt of interest and principal amounts on due dates; ensures transfer of title in the case of purchases of securities; reconciles actual security holdings with the holdings pursuant to the records; and reports any irregularity or shortcoming observed.

     Foreign Exchange Treasury. The inter-bank foreign exchange operations are conducted through Reuters dealing systems. Brokered deals are concluded through voice systems. Deals done through Reuters systems are captured on a real time basis for processing. Deals carried out through voice systems are input in the system immediately by the dealers for processing. The entire process from deal origination to settlement and reconciliation takes place seamlessly under straight through processing. The processing ensures adequate checks at critical stages. Our foreign exchange dealings are carried out within the guidelines and directives outlined by the Risk Management Department. Trade strategies are discussed frequently and decisions are taken based on the market forecasts, information and liquidity considerations. Dealers are assigned specific currencies for dealing to ensure focused attention. Dealing operations are conducted in conformity with the code of conduct prescribed by internal and regulatory guidelines.

     Our middle office is responsible for monitoring risk inherent to our operations. The middle office monitors counterparty limits, positions taken by dealers and adherence to various market risk limits set by the Risk Management Department.

     Our back office procedures were put in place to ensure speedy processing, confirmation, accounting, confirmation matching, deal settlements and cash balance monitoring. Our back office systems are designed to minimize settlement risk. The matching and checking of counterparty confirmation of deals is fully automated. Our 21 nostro accounts in 15 currencies handle almost 8,000 transactions on average per month. Reconciliation of nostro accounts is automated and is carried out on a daily basis.

          Disaster Recovery

     Our disaster recovery site for treasury operations is located at downtown Mumbai about 15 kilometers away from the existing treasury location. The site is equipped with the standard installations to run full-fledged dealing operations in case of any contingency.

Technology

     With our focus on the application of technology to our business operations, particularly with respect to the Internet and electronic commerce solutions, we believe we are well positioned to continue to gain market share in our target market. We believe technology is the primary source of competitive advantage in the Indian banking sector. Our focus on technology emphasizes:

     o  Electronic and online channels to:
        -  Reach new target customers;
        -  Enhance existing customer relationships;
        -  Offer easy access to our products and services; and
        -  Reduce distribution costs.

     o  Application of information systems to:
        -  Effectively market to our target customers;
        -  Monitor and control risks; and
        -  Identify, assess and capitalize on market opportunities.

     Technology Organization

     Our technology initiatives are undertaken in conjunction with ICICI Infotech Services Limited, the technology arm of the ICICI group and an ISO 9001 certified company. ICICI Infotech is divided into business groups, which include retail banking technology, corporate banking technology, infrastructure (comprising network management and technology operations), software development and web technology. At December 31, 1999 a team of 33 professionals as full time staff seconded to us from ICICI Infotech to supervise our technology operations in retail and corporate banking.

     Electronic and Online Channels

     All of our 84 branches and extension counters are completely automated to ensure prompt and efficient delivery of products and services. We use the branch banking software, BANCS2000, developed by Infosys Technologies Limited, which is flexible and scalable and integrates well with our electronic delivery channels.

     Our 121 ATMs are from NCR and Diebold, the world's leading vendors. These ATMs work with our main banking system, BANCS2000, and are proposed to be integrated with the recently launched credit card system.

     Our telephone banking call centers use an Interactive Voice Response System
(IVRS). The call centers are based on the latest technology, providing an integrated customer database that allows the call agents to get a complete overview of the customer's relationship with other ICICI group companies and us. The database enables customer segmentation and assists the call agent in identifying cross-selling opportunities. We are implementing a technology architecture which enables a customer to access any product from any channel.

     We believe that the Internet in India will help accelerate our customer acquisition rate through our Internet banking service. We expect the Internet to emerge as a key service delivery channel in the future.

     We continually seek to complement our delivery channels and product offerings with strategic alliances. We have recently signed a memorandum of understanding with a leading Indian portal and Internet service provider for online distribution of certain retail banking products and services.

     We are in the process of finalizing agreements with several telecommunications companies. When finalized, these agreements will allow our customers to conduct banking operations through their mobile phones. This service will initially be based on short messaging system technology to offer account balances and stock market quotes. Gradually, this application is scheduled to adopt wireless application protocol technology to provide greater functionality to users.

     Application of Information Systems

       Treasury and Trade Finance Operations

     We believe we have one of the most technologically sophisticated treasury operations in India. We use technology to monitor risk limits and exposures on a real time basis. We have invested significantly to acquire advanced systems from IBM, Reuters and TIBCO and connectivity to the SWIFT network.

       Banking Application Software

     We have installed an advanced banking system which addresses our corporate banking as well as retail banking requirements. It is robust, flexible and scalable and allows us to effectively and efficiently serve our growing customer base.

       High-Speed Electronic Communications Infrastructure

     We have installed a nation-wide data communications network linking all our offices. The network design is based on a mix of dedicated leased lines and satellite links to provide for redundancy and reach which is imperative in a vast country like India. The communications network is monitored 24 hours a day using advanced network management software. We also use a sophisticated data center in Mumbai for data storage and retrieval.

     Security Features of Our Technology

     We depend heavily on our technological base to provide our customers with high-quality service. Security is critical due to the diversity of product delivery platforms and the inherently sensitive nature of banking transactions. We use well laid out processes including access control, complex passwords and dual authentication. For our Internet banking service, we use 128 bit encryption, secure socket layer technology, digital certificates, multiple firewalls and isolation of web servers.

     We also employ the services of technical security advisory organizations for planned penetration of our systems, particularly our Internet banking service. The penetration tests have found our systems to be highly resilient.

     Awards for Technology Usage

     We have received various awards for our innovative use of technology.
Bank Technology News International, in their November 1997 issue, listed us as among the 43 True Internet Banks outside the United States. The Financial Times, London and UUNET, UK have consistently rated our website as a "highly commended" for the last three years. In 1998, we also received the Computer Society of India - Tata Consultancy Services National Award for best information technology usage.

Competition

     We face strong competition in all our principal areas of business from Indian public sector banks, private sector banks, foreign banks and mutual funds. We believe that our principal competitive advantage over our competitors arises from our use of technology, innovative products and services and our highly motivated and experienced staff. In addition, our parent company, ICICI, has long-standing customer relationships which we continue to exploit to cross-sell our products and services. Because of these factors, we believe that we have a strong competitive position in the Indian financial services market.

       Corporate Banking

     Our principal competition in corporate lending comes from public sector banks, which have built extensive branch networks that have enabled them to raise low cost deposits and, as a result, price their loans very competitively. Supported by their large retail deposit bases, public sector banks have over 80.0% of the market share for working capital financing. Their wide geographical reach facilitates the delivery of banking products to their corporate customers located in most parts of the country. We have been able, however, to build a quality loan portfolio without compromising our minimum lending rates, because of our efficient service and prompt turnaround times that are significantly faster than public sector banks. We seek to compete with the large branch networks of the public sector banks through our multi-channel distribution approach.

     Foreign banks have traditionally served Indian corporates with cross-border trade finance, fee-based services and other short-term financing products. We effectively compete with foreign banks in cross-border trade finance as a result of our strong correspondent banking relationships with over 105 international banks our SWIFT-enabled corporate branches and customized trade financing solutions. We have established a strong fee-based cash management service and compete with foreign banks due to our technological edge and competitive pricing strategies.

     Other new private sector banks also compete in the corporate banking market on the basis of efficiency, service delivery and technology. However, the ICICI group's strong corporate relationships and our ability to use technology to provide innovative, value-added products and services provide us with a competitive edge.

     Retail Banking

     In the retail banking market, we face strong competition from commercial banks and mutual funds. Indian commercial banks attract the majority of retail bank deposits, historically the preferred retail savings product in India. We have exploited the ICICI group's corporate relationships to gain individual customer accounts through payroll management products such as Power Pay and will continue to pursue a multi-channel distribution strategy utilizing physical branches, ATMs, telephone banking call centers and the Internet to reach our customers.

     With access to the latest technology and the benefit of strategies developed in mature and highly competitive overseas markets, several foreign banks have recently started to target middle and upper middle class retail customers, particularly salary earners. These banks have installed ATM networks and introduced utility bill payment schemes, mortgages and personal loans.

     We also face competition from foreign banks and some new private sector banks in the areas of retail deposits and credit cards. Citibank recently launched a savings bank product. Other new private sector banks have been launching international debit cards and other innovative deposit schemes. There could be an increase in the consolidation of private sector banks that seek to exploit synergies of branch networks and technologies and realize economies of scale.

     Mutual funds have recently emerged as another source of competition to us. In its last budget, the government of India waived the tax on dividends received from mutual funds. This change has made mutual fund offerings a viable alternative to bank deposits.

     The following table gives a comparison pursuant to Indian GAAP of the relative levels of deposits and loans of leading foreign banks and new private sector banks in India.

                                                               At March 31,
                                             --------------------------------------------
                                              1998          1999         1998       1999
                                             ------        ------       ------     ------
                                                    Deposits                 Loans(1)
                                             --------------------        ----------------
                                                              (in billions)
Total commercial banks.....................Rs. 6,662.6   Rs.7,999.5  Rs.3,896.6 Rs.4,622.8
Total foreign banks........................      428.3        474.5       334.4      386.6

                                       86



Of which leading banks are:
         Citibank NA.......................  Rs.  75.5    Rs.  94.4   Rs.  51.8   Rs. 59.4
         ANZ Grindlays banks...............       77.6         86.9        51.6       57.7
         HSBC..............................       54.9         63.9        33.0       40.9
         Standard Chartered Bank...........       48.1         53.5        34.5       44.4
         Bank of America...................       38.6         35.0        40.6       43.5
         Deutsche Bank.....................       20.2         21.3        19.9       23.9
         ABN Amro Bank.....................       14.6         18.8        16.0       25.9

Total new private sector banks.............  Rs. 217.4    Rs. 308.1   Rs. 141.8   Rs.211.1
Of which leading banks are:
         ICICI Bank........................  Rs.  26.3    Rs.  60.7   Rs.  14.5   Rs. 34.4
         IndusInd Bank.....................       42.7         50.2        28.6       32.3
         Global Trust Bank.................       32.9         41.0        21.4       30.2
         Times Bank(2).....................       22.1         30.1        13.6       16.8
         HDFC Bank(2)......................       21.9         29.2        13.9       24.4
         Centurion Bank....................       12.5         21.4         9.2       18.3

------------
Source: Reserve Bank of India publications.
(1)  Loans include advances and investments in non statutory liquidity ratio securities.
(2)  HDFC Bank and Times Bank agreed to merge in December 1999 subject to the approval of their respective shareholders. The merger is expected to be effective on March 31, 2000.

Employees

     At December 31, 1999, we had 1,190 employees, an increase from 891 employees at March 31, 1999, 603 employees at March 31, 1998 and 445 employees on March 31, 1997. Of the 891 employees at March 31, 1999, 532 are professionals, holding degrees in management, accountancy, engineering, law, computer science, economics and banking.

     We consider our relations with our employees to be good. Our human resource practices are open and transparent. Our employees do not belong to any union.

     We use incentives in structuring compensation packages and have established a performance-based bonus scheme under which permanent employees can significantly increase their pay (up to 100.0% of their base salary). We have a transparent system of performance measurement, consisting of review by an employee's superiors as well as a self review and, in some cases, review by any employee's peers. To encourage commitment to results and productivity, our board has recently approved an employee stock option scheme, subject to the approval of our shareholders at an extraordinary general meeting to be held on February 21, 2000. For further details on this scheme, see "Management--Employee Stock Option Scheme".

     In addition to basic compensation, employees are eligible to receive loans from us at subsidized rates and to participate in our provident fund and other employee welfare plans. The provident fund, to which both we and our employees contribute a defined amount, is a savings scheme, required by government regulation, under which we at present are required to pay to employees a minimum 12.0% annual return. If such return is not generated internally by the fund, we are liable for the difference. Our provident fund has generated sufficient funds internally to meet the 12.0% annual return requirement. We have also set up a superannuation fund to which we contribute defined amounts. In addition, we contribute specified amounts to a gratuity fund set up pursuant to Indian statutory requirements.

     We focus on training our employees on a continuous basis. We were named "learning organization" and were awarded the Asian Banking Award for the year 1998. We have training centers at Delhi and Mumbai, where we conduct regular training programs designed to impart the necessary skills to our employees including orientation sessions for new employees. Training programs are also conducted for developing functional as well as managerial skills. We regularly offer courses conducted by both national and international faculty, drawn from industry, academia and our own organization.

     For the career progression and promotion of employees, we use the assessment center approach to identify the potential of employees to assume new responsibilities. Career progression is assessed on the basis of job performance, future potential and abilities to handle assignments in the higher grade.

     We share no employees with our parent company ICICI. For the nine months ended December 31, 1999, we had seconded 16 employees to ICICI, and ICICI had seconded 33 employees to us. Besides ICICI Infotech had seconded 35 employees to us. When we second an employee to ICICI, we pay the salary of that employee, but this expense is reimbursed to us by ICICI. When ICICI seconds an employee to us, ICICI pays the salary of that employee, but this expense is reimbursed to ICICI by us. We paid Rs. 2 million in fiscal 1997, Rs. 1 million in fiscal 1998 and Rs. 1 million in fiscal 1999 to ICICI for the secondment of ICICI employees to us.

     In accordance with our corporate policy, all our employees, other than those who are executive directors, retire at the age of 58 years.

Properties

     Our registered office is located at Land Mark, Race Course Circle, Vadodara-390 007, Gujarat, India. Our corporate headquarters are located at ICICI Towers, Bandra-Kurla Complex, Mumbai 400 051, Maharashtra, India.

     We had a principal office network consisting of 71 branches, 13 extension counters and 32 off-site ATMs at December 31, 1999. These facilities are located throughout India. Sixteen of these facilities are located on properties owned by us, while the remaining facilities are located on leased properties. The net book value of all our owned properties at December 31, 1999 was Rs. 1,234 million (US$ 28 million), which includes two residential facilities for our employees and residential flats under construction.

Legal and Regulatory Proceedings

     We are involved in a number of legal proceedings in the ordinary course of our business. However, excluding the legal proceedings discussed below, we are not a party to any proceedings and no proceedings are known by us to be contemplated by governmental authorities or third parties, which, if adversely determined, may have a material adverse effect on our financial condition or results of operations.

     We have been assessed an aggregate of Rs. 479 million (US$ 11 million) in income tax, interest tax and sales tax demands by the government of India's tax authorities for past years. We have appealed the tax demands for Rs. 273 million (Rs. 6 million), which represents the disputed amount. We believe that we have a good chance of success in these appeals for the following reasons:

     o The Indian appellate authorities have ruled in our favor in respect of the deductibility of software expenses. The Indian tax authorities, however, have appealed against this ruling that is pending adjudication before a higher appellate authority.

     o Another significant issue that relates to the treatment of interest on securities applies to the entire banking sector. The treatment of such interest by us is in accordance with standard accounting practices and the Reserve Bank of India guidelines.

     o Of the aggregate assessed tax of Rs. 479 million (US$ 11 million), Rs. 271 million (US$ 6 million) represents income tax recoverable from lessees of assets under various lease agreements. In accordance with the expert opinion obtained by us, the tax treatment adopted by us is in conformity with industry practice and in our view, the demand by the Indian tax authorities cannot be substantiated. Accordingly, we have not provided for or disclosed this tax demand as a contingent liability.

                      SELECTED FINANCIAL AND OPERATING DATA

     The selected financial and other data at year-end fiscal 1998 and 1999 and for fiscal 1997, 1998 and 1999 and at and for the nine months ended December 31, 1998 and 1999 have been prepared in accordance with US GAAP. The selected financial data presented below under the captions "Selected income statement data" , "Per common share date" and "Selected balance sheet data" for and at the end of each of the years ended March 31, 1997, 1998 and 1999 are derived from our financial statements. These financial statements have been audited by KPMG, independent accountants. The selected financial and other data at year-end fiscal 1997 have been derived from our financial statements that are not included in this prospectus. The selected financial and other data at December 31, 1998 and 1999 and for the nine months ended December 31, 1998 and 1999 have been derived from our unaudited interim financial statements prepared in accordance with US GAAP. Capital adequacy ratios have been calculated both from the financial statements prepared in accordance with Indian GAAP and the financial statements prepared in accordance with US GAAP. Five years of selected Indian GAAP financial information is given in "Selected Financial Information under Indian GAAP".

     You should read the following data with the more detailed information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, included in this prospectus. Historical results do not necessarily predict the results in the future. The results for the nine months ended December 31, 1999 are not necessarily indicative of the results to be expected for the full fiscal 2000.

                                                  Year ended March 31,               Nine months ended December 31,
                                       ------------------------------------------    ------------------------------
                                        1997       1998       1999       1999(1)      1998        1999     1999(1)
                                       ------     ------     ------     ---------    ------      ------   ---------
                                                       (in millions, except per common share data)
Selected income statement data:
Interest revenue....................  Rs. 1,843  Rs. 2,579   Rs. 5,390    US$ 124   Rs. 3,758  Rs. 5,837    US$ 134
Interest expense....................     (1,170)    (1,854)     (4,244)       (98)     (2,962)    (4,783)      (110)
                                        -------    -------     -------     ------     -------  ---------    -------
Net interest revenue................        673        725       1,146         26         796      1,054         24
Provisions for credit losses........       (187)      (360)       (540)       (12)       (398)      (218)        (5)
                                        -------    -------     -------     ------     -------  ---------    -------
Net interest revenue after
   provisions for credit losses.....        486        365         606         14         398        836         19
Non-interest revenue, net...........        317        591         866         20         551      1,343         31
Net revenue.........................        803        956       1,472         34         949      2,179         50
Non-interest expense................       (406)      (554)       (799)       (18)       (517)      (850)       (19)
                                        -------    -------     -------     ------     -------  ---------    -------
Income before taxes.................        397        402         673         16         432      1,329         31
Income tax expense..................       (155)      (104)       (170)        (4)       (112)      (303)        (7)
                                        -------    -------     -------     ------     -------  ---------    -------
Net income..........................    Rs. 242    Rs. 298     Rs. 503     US$ 12     Rs. 320  Rs. 1,026    US$  24
                                        =======    =======     =======     ======     =======  =========    =======
Per common share data:
Net income--basic....................  Rs. 1.61   Rs. 1.84     Rs.3.05   US$ 0.07    Rs. 1.94   Rs. 6.22   US$ 0.14
Net income--diluted..................      1.61       1.84        3.05       0.07        1.94       6.22       0.14
Dividends............................      1.00       1.00        1.20       0.03           -          -          -
Book value...........................     10.67      14.98       17.15       0.39       16.02      22.24       0.51
Common shares outstanding at end of
   period (in millions of common
   shares)...........................       150        165         165                    165        165
Weighted average common shares
   outstanding basic (in millions
   of common shares).................       150        162         165                    165        165
Weighted average common shares
   outstanding diluted (in millions
   of  common shares)................       150        162         165                    165        165

------------
(1)  Rupee amounts for fiscal 1999 and for the nine months ended December 31,
     1999 have been translated into US dollars using the noon buying rate in effect on December 31, 1999 of Rs. 43.51 = US$ 1.00.

     The following table sets forth, for the periods indicated, selected income statement data expressed as a percentage of our average total assets for the respective period.

                                                                                              Nine months
                                                                 Year ended March 31,      ended December 31,
                                                              -------------------------    ------------------
                                                               1997      1998     1999      1998(1)  1999(1)
                                                              ------    ------   ------    -------- ---------
Selected income statement data:
Interest revenue........................................       11.55%    9.67%   10.25%     10.29%    9.49%
Interest expense........................................       (7.33)   (6.95)   (8.07)     (8.11)   (7.78)
                                                                ----     ----     ----       ----     ----
Net interest revenue....................................        4.22     2.72     2.18       2.18     1.71
Provisions for credit losses............................       (1.17)   (1.35)   (1.03)     (1.09)   (0.35)
                                                                ----     ----     ----       ----     ----
Net interest revenue after provisions for credit losses.        3.05     1.37     1.15       1.09     1.36
Non-interest revenue, net...............................        1.98     2.22     1.65       1.51     2.18
                                                                ----     ----     ----       ----     ----
Net revenue.............................................        5.03     3.59     2.80       2.60     3.54
Non-interest expense....................................       (2.54)   (2.08)   (1.52)     (1.42)   (1.38)
                                                                ----     ----     ----       ----     ----
Income before taxes.....................................        2.49     1.51     1.28       1.18     2.16
Income tax expense......................................       (0.97)   (0.39)   (0.32)     (0.30)   (0.49)
                                                                ----     ----     ----       ----     ----
Net income..............................................        1.52%    1.12%    0.96%      0.88%    1.67%
                                                                ====     ====     ====       ====     ====
------------
(1)  Annualized.


                                          At March 31,                                At December 31,
                          ----------------------------------------------       -------------------------------
                           1997         1998         1999       1999(1)         1998        1999      1999(1)
                          ------       ------       ------     ---------       ------      ------    ---------
                                                    (in millions, except percentages)
Selected balance sheet
   data:
Total assets...........  Rs. 19,766   Rs. 35,278   Rs. 74,825   US$ 1,720    Rs. 59,346  Rs. 102,205  US$ 2,349
Loans, net(2)..........       8,374       12,765       27,597         634        20,880       37,749        868
Securities.............       3,816        1,476        3,963          91         2,912        4,402        101
Non-performing loans,
   net.................           -          179          733          17           594          882         20
Total liabilities......      18,016       32,807       71,995       1,655        56,703       98,536      2,264
Long-term debt.........          89          129        1,764          41         1,110        1,734         40
Deposits...............      13,476       26,290       60,729       1,396        46,424       85,002      1,953
Stockholders' equity...       1,750        2,471        2,830          65         2,643        3,669         85

Period average(3):
Total assets...........      15,958       26,661       52,605       1,209        48,715       82,044      1,886
Interest-earning assets      11,730       19,467       42,521         977        38,599       62,349      1,433
Loans, net(2)..........       7,224        9,498       18,546         426        16,623       28,469        654
Total liabilities......      14,270       24,351       49,937       1,148        46,142       78,779      1,811
Interest-bearing
   liabilities.........       9,484       17,185       41,212         947        37,837       63,202      1,453
Long-term debt.........          76          109        1,127          26           958        1,763         41
Deposits...............       7,753       15,140       35,916         825        33,533       56,608      1,301
Stockholders' equity...       1,688        2,310        2,668          61         2,573        3,265         75

                                                                                           At or for the
                                                              At or for the year ended   nine months ended
                                                                      March 31,             December 31,
                                                              ------------------------   -----------------
                                                               1997     1998     1999     1998       1999
                                                              ------   ------   ------   ------     ------
                                                                    (in millions, except percentages)
Profitability(4):
Net income as a percentage of:
   Average total assets....................................    1.52%    1.12%    0.96%    0.88%     1.67%
   Average stockholders' equity............................    14.34    12.90    18.85    16.58     41.90
Dividend payout ratio(5)...................................    61.98    59.89    43.30        -         -
Spread(6)..................................................     3.38     2.46     2.38     2.54      2.39
Net interest margin(7).....................................     5.74     3.72     2.70     2.75      2.25
Cost-to-income ratio(8)....................................    41.01    42.10    39.71    38.38     35.47
Cost-to-average assets ratio(9)............................     2.54     2.08     1.52     1.42      1.38

Capital:
Total capital adequacy ratio (10)..........................    13.04    13.48    11.06    11.60      9.41
Tier 1 capital adequacy ratio (10).........................    12.71    13.38     7.32     9.18      6.60
Tier 2 capital adequacy ratio (10).........................     0.33     0.10     3.74     2.42      2.81
Average stockholders' equity as a percentage of average
  total assets.............................................    10.58     8.66     5.07     5.28      3.98

Asset quality:
Gross non-performing loans as a percentage of gross loans..     2.18     4.58     5.66     6.53      5.06
Net non-performing loans as a percentage of net loans......        -     1.40     2.66     2.84      2.34
Net non-performing loans as a percentage of total assets...        -     0.51     0.98     1.00      0.86
Allowance for credit losses as a percentage of gross non-
   performing loans........................................   100.00    70.36    54.56    58.08     55.11
Allowance for credit losses as a percentage of gross total
   loans...................................................     2.18     3.22     3.09     3.79      2.79

------------
(1)  Rupee amounts for fiscal 1999 and for the nine months ended December 31,
     1999 have been translated into US dollars using the noon buying rate in effect on December 31, 1999 of Rs. 43.51 = US$ 1.00.
(2)  Net of allowance for credit losses in respect of non-performing loans.
(3)  Average balances are the daily average of outstanding.
(4)  Profitability data for the nine months ended December 31, 1998 and 1999 is annualized.
(5)  Represents the ratio of total dividends payable on common stock, including the dividend distribution tax, as a percentage of net income.
(6)  Represents the difference between yield on average interest-earning assets and cost of average interest-bearing liabilities. Yield on average interest-earning assets is the ratio of interest revenue to average interest-earning assets. Cost of average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities.
(7)  Represents the ratio of net interest revenue to average interest-earning assets. The difference in net interest margin and spread arises due to the difference in the amount of average interest-earning assets and average interest-bearing liabilities. If average interest-earning assets exceed average interest-bearing liabilities, net interest margin is greater than spread, and if average interest-bearing liabilities exceed average interest-earning assets, net interest margin is less than spread.
(8)  Represents the ratio of non-interest expense to the sum of net interest revenue and non-interest revenue.
(9)  Represents the ratio of non-interest expense to average total assets.
(10) Our capital adequacy is computed in accordance with the Reserve Bank of
     India guidelines. The computation is based on our financial statements prepared in accordance with Indian GAAP. Our total capital adequacy ratio computed under the applicable Reserve Bank of India guidelines and based on our financial statements prepared in accordance with US GAAP was 9.08% at
     December 31, 1999. Using the same basis of computation, our Tier 1 capital adequacy ratio was 6.69% and our Tier 2 capital adequacy ratio was 2.39% at
     December 31, 1999. See "Management's Discussion and Analysis of Financial
     Condition and Results of Operation--Financial Condition--Capital".

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations together with our audited financial statements and unaudited interim financial statements included in this prospectus. The following discussion is based on our audited financial statements and unaudited interim financial statements, which have been prepared in accordance with US GAAP. The results for the nine months ended December 31, 1999 are not necessarily indicative of the results to be expected for the full fiscal 2000. Our fiscal year ends on March 31 of each year so all references to a particular fiscal year are to the year ended March 31 of that year.

Introduction

         Our loan portfolio, financial condition and results of operations have been, and in the future, are expected to be influenced by economic conditions, particularly industrial growth, in India and certain global developments, particularly in commodity prices relating to the business activities of our corporate customers. For ease of understanding the discussion of our results of operations that follows, you should consider the introductory discussion of these macroeconomic factors.

     Indian Economy

     Despite the slowdown in the global economy between 1997 and 1999 stemming from the economic crisis in Asia, Russia and elsewhere, the GDP growth rate for the Indian economy was 7.8% in fiscal 1997, 5.0% in fiscal 1998 and 6.8% in fiscal 1999. Growth in industrial production in India, however, slowed to 4.0% in fiscal 1999 from 6.6% in fiscal 1998 and 5.6% in fiscal 1997, with overall GDP growth driven by other sectors such as agriculture and services. Average inflation, as measured by the wholesale price index, remained below 7.0% in each of fiscal 1997, 1998 and 1999. After the Asian crisis in 1997-1998, unlike certain south-east Asian currencies, the rupee maintained its value due to effective exchange rate management by the Reserve Bank of India and the fact that convertibility of the rupee is still controlled.

     The Indian economy registered a GDP growth rate of 5.9% in the six months ended September 30, 1999 compared to 4.0% in the six months ended September 30, 1998. The higher GDP growth rate was due to an improvement in growth in all the three sectors: agriculture, industry and services. Growth in industrial production was also higher at 6.4% in the period April-November 1999 compared to 3.6% in the period April-November 1998. This industrial growth was a result of higher demand for consumer, capital and intermediate goods, an increase in exports and a firming of international commodity prices. This recovery was evident particularly in the textiles, metals and machinery segments. Average inflation, as measured by the wholesale price index, for the period April-November 1999 was 3.0% compared to 7.7% during the corresponding period of the previous year. Lower inflation was essentially due to the easing of prices of primary articles and manufactured products, which more than offset the rise in the price of fuel.

     Fiscal 1999, in particular, was a difficult year for the Indian financial sector. There was an overall decline in asset quality principally due to an increase in non-performing loans to certain borrowers in the manufacturing sectors, particularly in the textiles, man-made fibers and iron and steel industries.

     The rapid reduction in trade barriers and integration with global markets, and the downtrend in global commodity markets, caused difficulty in the Indian economy for those commercial enterprises with cost inefficiencies, poor technology and fragmented capacities. Over the last few years, a sharp reduction in international steel prices to historic lows has had an adverse impact, for example, on the companies in the iron and steel industry. In addition, a significant reduction in import tariffs over the last three years led to price competition from certain countries, substantially reducing domestic steel prices. The textiles industry was also affected by a reduction in exports as a result of the devaluation of certain south-east Asian currencies in 1998, making Indian exports less competitive, and a decrease in demand in Asia.

     The decline in prices of raw materials and commodities has also made it difficult for some Indian companies to operate profitably. While the Indian economy has continued to grow, although at a slower rate than in past periods, certain companies have had to restructure their operations to deal with financial stress they have encountered. In certain cases, the stress has resulted in borrowers incurring cash losses due to their operating at levels below their overall capacities. This had an adverse impact on the financial strength of some of our borrowers, which has resulted in an overall increase in non-performing loans in our loan portfolio. The impact was more on the middle market companies (companies with annual sales of less than Rs. 1.0 billion (US$ 23 million)) due to their generally weaker financial strength and lesser ability to withstand stress. In certain cases, while continuing to generate revenue and net profits, some of our borrowers have had to make significant changes in their operations, selling unproductive assets, merging with other market participants, reducing costs and refocusing their business objectives. This has resulted in the need to restructure and renegotiate credit and related facilities with banks and financial institutions including, in some cases, us.

     Banking Sector

     According to the Reserve Bank of India's data, total deposits of all commercial banks have increased by 16.5% in fiscal 1997, 19.8% in fiscal 1998 and 17.9% in fiscal 1999. In fiscal 1998, the high growth in deposits was primarily due to the shift in the depositor preference towards bank deposits and away from the capital market instruments due to depressed capital market conditions. In fiscal 1999, the government-controlled State Bank of India, the largest commercial bank in India, issued bonds, totaling Rs. 179.5 billion (US$
4.1 billion), to non-resident Indians living abroad. These bonds are included in computing the total deposits of all commercial banks in fiscal 1999. Excluding these proceeds, growth in deposits would have been 15.0% in fiscal 1999. In fiscal 1999, households appeared to prefer holding cash and non-bank deposits, which slowed down the growth in deposits. In the nine months ended December 31, 1999, bank deposits increased 10.4% compared to 13.4% in the nine months ended December 31, 1998. The higher growth rate in the nine months ended December 31, 1998 was also due to the State Bank of India's bond issuance program. Excluding these proceeds, growth in deposits in the nine months ended December 31, 1999 would have been 10.6% compared to 10.4% in the nine months ended December 31, 1998.

     According to the Reserve Bank of India's data, bank credit increased at a slower rate than total bank deposits in recent years, growing 9.6% in fiscal 1997, 16.4% in fiscal 1998 and 13.8% in fiscal 1999. These growth rates reflected the trend in growth in industrial production during these years. Banks in India also invest in commercial paper, medium and long-term bonds and, to a limited extent, in equity securities. Including these investments, the total growth in bank credit was 12.3% in fiscal 1997, 18.1% in fiscal 1998 and 16.4% in fiscal 1999. As a result of improved growth in GDP and industrial production in fiscal 2000, growth in bank credit was 11.3% in the nine months ended December 31, 1999 compared to 7.1% in the nine months ended December 31, 1998. The comparable figures for growth in total bank credit, including investments, was 10.5% in the nine months ended December 31, 1999 and 9.1% in the nine months ended December 31, 1998.

     There has been a downward movement in interest rates during the last three fiscal years principally due to the Reserve Bank of India's policy of assuring adequate liquidity to the banking system and generally lowering the bank rate to ensure that corporate borrowers have access to funding at competitive rates. The Reserve Bank of India's primary motive has been to realign interest rates with the market to facilitate a smooth transition from a government-controlled regime in the early 1990s, when interest rates were heavily regulated, to a more market-oriented interest rate regime. Banks have generally followed the direction of interest rates set by the market and adjusted both their deposit rates and lending rates downward. The following table sets forth the decline in average deposit rates and average lending rates of five major public sector banks for the last three years.

                                        Average deposit rate     Average prime
                                       for over one year term    lending rate
            Fiscal year                        (range)              (range)
------------------------------------   ----------------------    -------------
1997................................         11.0-12.0%           14.5-15.0%
1998................................          10.5-11.0              14.0
1999................................          9.0-11.0             12.0-13.0
2000 (to December 31, 1999).........          8.0-10.5             12.0-12.5

------------
Source: Reserve Bank of India: Handbook of Statistics on Indian Economy, 1999 and Weekly Statistical Supplements.

     Our average deposit rate for a deposit with a maturity of greater than one year decreased to 10.5%-11.0% in the nine months ended December 31, 1999 from 12.0%-14.5% in fiscal 1997 and our average prime lending rate range decreased to 13.5% in the nine months ended December 31, 1999 from 17.0%-18.5% in fiscal 1997.

Results of Operations

     In spite of the slowdown in the economy between 1997 and 1999 and stress on certain core sectors of industry such as iron and steel and textiles, we were able to add to our assets and liabilities at a rapid pace since we were a recent entrant in the commercial banking sector and we were able to acquire new customers from public sector banks. We cannot guarantee that we will be able to continue to achieve the same growth rates as those achieved in the last three fiscal years.

     We analyze our financial performance in terms of deposits, loans, trading assets and securities. We analyze our average cost of deposits, yield on loans and returns from trading portfolio and securities portfolio on a regular basis. Along with these measures, we also focus on the gross non-performing loans, allowance for credit losses, non-interest revenue and non-interest expense to study our profitability. We discuss below these measures of financial performance.

     Summary Nine Months ended December 31, 1999 compared to Nine Months ended December 31, 1998

     Net income increased 220.6% in the nine months ended December 31, 1999 to Rs. 1.0 billion (US$ 24 million) from Rs. 320 million (US$ 7 million) in the nine months ended December 31, 1998. The annualized return on average assets was 1.67% in the nine months ended December 31, 1999 compared to 0.88% in the nine months ended December 31, 1998. The annualized return on average stockholders' equity was 41.90% in the nine months ended December 31, 1999 compared to 16.58% in the nine months ended December 31, 1998.

     Net interest revenue increased 32.4% in the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998 reflecting mainly the following factors:

     o an increase of 61.5% in the average volume of interest-earning assets, offset by

     o a decrease of 50 basis points in the net interest margin to 2.25% in the nine months ended December 31, 1999 from 2.75% in the nine months ended December 31, 1998 and a decrease of 15 basis points in our spread to 2.39% in the nine months ended December 31, 1999 from 2.54% in the nine months ended December 31, 1998.

     The net interest margin decreased primarily due to our shift towards loans to highly rated clients resulting in lower credit spreads, an increase in gross non-performing loans, a 120 basis point decline in yield on cash, cash equivalents and trading account assets and a decline in average interest-earning assets as a proportion of average interest-bearing liabilities to 98.7% in the nine months ended December 31, 1999 from 102.0% in the nine months ended December 31, 1998.

     Gross non-performing loans increased more slowly at 21.8% in the nine months ended December 31, 1999 to Rs. 2.0 billion (US$ 45 million) at December 31, 1999 from Rs. 1.6 billion (US$ 37 million) at year-end fiscal 1999. The increase in non-performing loans was primarily due to our loans made to middle market companies in earlier years becoming non-performing during this period. The gross non-performing loan as a percentage of gross loans declined to 5.06% at December 31, 1999 from 5.66% at year-end fiscal 1999. As a percentage of net loans, net non-performing loans declined to 2.34% at December 31, 1999 from 2.66% at year-end fiscal 1999. Provisions for credit losses in the nine months ended December 31,

1999 decreased 45.2% to Rs. 218 million (US$ 5 million) from Rs. 398 million (US$ 9 million) in the nine months ended December 31, 1998 primarily due to the slower growth in gross non-performing loans in the nine months ended December 31, 1999.

     Non-interest revenue increased 143.7% in the nine months ended December 31, 1999 to Rs. 1.3 billion (US$ 31 million) from Rs. 551 million (US$ 13 million) in the nine months ended December 31, 1998, primarily due to an increase in trading account revenue and fees, commissions and brokerage.

     Non-interest expense increased 64.6% in the nine months ended December 31, 1999 to Rs. 850 million (US$ 20 million) from Rs. 517 million (US$ 12 million) in the nine months ended December 31, 1998. Non-interest expense as a percentage of average total assets decreased to 1.38% in the nine months ended December 31, 1999 from 1.42% in the nine months ended December 31, 1998.

     Our total assets increased 36.6% to Rs. 102.2 billion (US$ 2 billion) at December 31, 1999 from Rs. 74.8 billion (US$ 1.7 billion) at March 31, 1999. Net loans increased 36.8% in the nine months ended December 31, 1999 to Rs. 37.7 billion (US$ 868 million) from Rs. 27.6 billion (US$ 634 million) at March 31, 1999 due to our focus on corporate lending as working capital loans increased 48.5% and term loans increased 22.2%.

     Our total deposits increased 40.0% in the nine month period ended December 31,1999 to Rs. 85.0 billion (US$ 2.0 billion) from Rs. 60.7 billion (US$ 1.4 billion) at March 31, 1999. Our focus on retail deposit taking was reflected in the 67.9% growth in our retail deposits in the nine months ended December 31, 1999 compared to 30.7% growth in our corporate deposits in the same period.

     Our total capital adequacy ratio computed under the applicable Reserve Bank of India guidelines and based on our financial statements prepared in accordance with Indian GAAP was 9.41% at December 31, 1999. Using the same basis of computation, our Tier 1 capital adequacy ratio was 6.60% and our Tier 2 capital adequacy ratio was 2.81% at December 31, 1999. Our total capital adequacy ratio computed under the applicable Reserve Bank of India guidelines and based on our financial statements prepared in accordance with US GAAP was 9.08% at December 31, 1999. Using the same basis of computation, our Tier 1 capital adequacy ratio was 6.69% and our Tier 2 capital adequacy ratio was 2.39% at December 31, 1999.

     Summary Fiscal 1999 compared to Fiscal 1998

     Net income increased 68.8% in fiscal 1999 to Rs. 503 million (US$ 12 million) from Rs. 298 million (US$ 7 million) in fiscal 1998. The return on average assets was 0.96% in fiscal 1999 compared to 1.12% in fiscal 1998 and the return on average stockholders' equity was 18.85% in fiscal 1999 compared to 12.90% in fiscal 1998.

     Net interest revenue increased 58.1% in fiscal 1999 compared to fiscal 1998 reflecting mainly the following factors:

     o an increase of 118.4% in the average volume of interest earning assets, offset by

     o a decrease of 102 basis points in the net interest margin to 2.70% in fiscal 1999 from 3.72% in fiscal 1998 and a decrease of 8 basis points in our spread to 2.38% in fiscal 1999 from 2.46% in fiscal 1998.

     The net interest margin decreased primarily due to our shift towards loans to highly rated clients resulting in lower credit spreads, an increase in gross non-performing loans and the decline in average interest-earning assets as a proportion of average interest-bearing liabilities to 103.2% in fiscal 1999 from 113.3% in fiscal 1998.

     Gross non-performing loans increased 167.1% in fiscal 1999 to Rs. 1.6 billion (US$ 37 million) at year-end fiscal 1999 from Rs. 604 million (US$ 14 million) at year-end fiscal 1998 due to an increase in non-performing loans to the middle market companies which formed a major portion of our loan portfolio in our initial years. The non-performing loans in the light manufacturing, iron and steel and textile sectors increased by Rs. 769 million. The light manufacturing industry category includes manufacturers of electronic equipment, electrical cables, fasteners, windmills and light manufacturing items. As a percentage of net loans, net non-performing loans increased to 2.66% at year-end fiscal 1999 from 1.40% at year-end fiscal 1998. Provisions for credit losses in fiscal 1999 increased 50.0% to Rs. 540 million (US$ 12 million) from Rs. 360 million (US$ 8 million) in fiscal 1998 as a result of the increase in gross non-performing loans.

     Non-interest revenue increased 46.5% in fiscal 1999 to Rs. 866 million (US$ 20 million) from Rs. 591 million (US$ 14 million) in fiscal 1998, primarily due to a 54.2% increase in income from fees, commissions and brokerage and a 99.4% increase in income from foreign exchange transactions offset, in part, by decline in trading account revenue and income from securities transactions.

     Non-interest expense increased 44.2% in fiscal 1999 to Rs. 799 million (US$ 18 million) from Rs. 554 million (US$ 13 million) in fiscal 1998 primarily due to the increase in employee expense, premises and equipment expense and administrative and other expense. Non-interest expense as a percentage of average total assets decreased to 1.52% in fiscal 1999 from 2.08% in fiscal 1998.

     Our total assets increased 112.1% to Rs. 74.8 billion (US$ 1.7 billion) at year-end fiscal 1999 from Rs. 35.3 billion (US$ 811 million) at year-end fiscal 1998 primarily due to the increase in loans, trading assets and cash and cash equivalents. Total liabilities increased 119.5% to Rs. 72.0 billion (US$ 1.7 billion) at year-end fiscal 1999 from Rs. 32.8 billion (US$ 754 million) at year-end fiscal 1998 primarily due to the increase in time deposits.

     Our total capital adequacy ratio computed under the applicable Reserve Bank of India guidelines and based on our financial statements prepared in accordance with Indian GAAP was 11.06% at year-end fiscal 1999. Using the same basis of computation, our Tier 1 capital adequacy ratio was 7.32% and our Tier 2 capital adequacy ratio was 3.74% at year-end fiscal 1999. Our total capital adequacy ratio computed under the applicable Reserve Bank of India guidelines and based on our financial statements prepared in accordance with US GAAP was 10.44% at year-end fiscal 1999. Using the same basis of computation, our Tier 1 capital adequacy ratio was 6.92% and our Tier 2 capital adequacy ratio was 3.52% at year-end fiscal 1999.

     Summary Fiscal 1998 compared to Fiscal 1997

     Net income increased 23.1% in fiscal 1998 to Rs. 298 million (US$ 7 million) from Rs. 242 million (US$ 6 million) in fiscal 1997. The return on average assets was 1.12% in fiscal 1998 compared to 1.52% in fiscal 1997 and the return on average stockholders' equity was 12.90% in fiscal 1998 compared to 14.34% in fiscal 1997.

     Net interest revenue increased 7.7% in fiscal 1998 compared to fiscal 1997 reflecting mainly the following factors:

     o an increase of 66.0% in the average volume of interest-earning assets, offset by

     o a decrease of 202 basis points in the net interest margin to 3.72% in fiscal 1998 from 5.74% in fiscal 1997 and a decrease of 92 basis points in our spread to 2.46% in fiscal 1998 from 3.38% in fiscal 1997.

     The net interest margin decreased primarily due to the over 2.0% decline in our average lending rates in fiscal 1998 and a decline in average interest-earning assets as a proportion of average interest-bearing liabilities to 113.3% in fiscal 1998 from 123.7% in fiscal 1997.

     Gross non-performing loans increased 223.0% in fiscal 1998 to Rs. 604 million (US$ 14 million) at year-end fiscal 1998 from Rs. 187 million (US$ 4 million) at year-end fiscal 1997. All the companies that became non-performing in fiscal 1998 were middle market companies, primarily in textiles and iron and steel industries that were adversely impacted principally by the slowdown in the Indian economy. As a percentage of net loans, net non-performing loans increased to 1.40% at year-end fiscal 1998 from none at year-end fiscal 1997. Provisions for credit losses in fiscal 1998 increased 92.5% to Rs. 360 million (US$ 8 million) from Rs. 187 million (US$ 4 million) in fiscal 1997 as a result of the increase in gross non-performing loans.

     Non-interest revenue increased 86.4% in fiscal 1998 to Rs. 591 million (US$ 14 million) from Rs. 317 million (US$ 7 million) in fiscal 1997, primarily due to the increase in income from fees, commissions and brokerage, trading account revenue and income from foreign exchange transactions offset, in part, by decline in income from securities transactions.

     Non-interest expense increased 36.5% in fiscal 1998 to Rs. 554 million (US$ 13 million) from Rs. 406 million (US$ 9 million) in fiscal 1997 primarily due to the increase in employee expense and premises and equipment expense. Non-interest expense as a percentage of average total assets decreased to 2.08% in fiscal 1998 from 2.54% in fiscal 1997.

     Our total assets increased 78.5% to Rs. 35.3 billion (US$ 811 million) at year-end fiscal 1998 from Rs. 19.8 billion (US$ 454 million) at year-end fiscal 1997 primarily due to the increase in trading assets, cash and cash equivalents and loans. Total liabilities increased 82.1% to Rs.32.8 billion (US$ 754 million) at year-end fiscal 1998 from Rs. 18.0 billion (US$ 414 million) at year-end fiscal 1997 primarily due to the increase in time deposits.

     Our total capital adequacy ratio computed under the applicable Reserve Bank of India guidelines and based on our financial statements prepared in accordance with Indian GAAP was 13.48% at year-end fiscal 1998. Using the same basis of computation, our Tier 1 capital adequacy ratio was 13.38% and our Tier 2 capital adequacy ratio was 0.10% at year-end fiscal 1998.

     Average Balance Sheet

     The average balance is the daily average of balances outstanding. The amortized portion of loan origination fees (net of loan origination costs) is included in interest revenue on loans, representing an adjustment to the yield. The average yield on average interest-earning assets is the ratio of interest revenue to average interest-earning assets. The average cost on average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities. The average balances of loans include non-performing loans and are net of allowance for credit losses. We have not recalculated tax-exempt income on a tax-equivalent basis because we believe that the effect of doing so would not be significant.

     The following tables set forth, for the periods indicated, the average balances of our assets and liabilities outstanding, which are major components of interest revenue, interest expense and net interest margin.

                                                           Nine months ended December 31,
                                    ---------------------------------------------------------------------------
                                                   1998                                    1999
                                    -----------------------------------    ------------------------------------
                                                 Interest      Average                   Interest      Average
                                     Average     revenue/      yield/       Average      revenue/       yield/
                                     balance      expense      cost(1)      balance      Expense       cost(1)
                                    ---------   ----------    ---------    ---------    ----------    ---------
                                                         (in millions, except percentages)
Assets:
Interest-earning assets:
Cash, cash equivalents and
  trading assets(2)...........     Rs.  19,524   Rs.  1,640     11.20%    Rs. 28,548     Rs. 2,142      10.00%
Securities(3)..................          2,452          209      11.36         5,332           525       13.13
Loans net......................         16,623        1,853      14.86        28,469         3,080       14.43
Other interest income(4).......                          56                                     90
                                   -----------   ----------               ----------     ---------
Total interest-earning assets..         38,599        3,758      12.98        62,349         5,837       12.48

                                       97



Non-interest-earning assets:
Cash and cash equivalents(5)...          3,537                                 5,473
Acceptances....................          3,988                                 6,978
Property and equipment.........          1,397                                 1,606
Other assets...................          1,194                                 5,638
Total non-earning assets.......         10,116                                19,695
                                   -----------   ----------               ----------     ---------
Total assets...................    Rs.  48,715   Rs.  3,758               Rs. 82,044     Rs. 5,837
                                   ===========   ==========               ==========     =========


                                                         Nine months ended December 31(1),
                                     ----------------------------------------------------------------------------
                                                   1998                                    1999
                                     ------------------------------------    ------------------------------------
                                                   Interest     Average                   Interest      Average
                                      Average      revenue/     yield/       Average      revenue/       yield/
                                      balance      expense      cost(1)      balance      Expense       cost(1)
                                     ---------    ----------   ---------    ---------    ----------    ---------
                                                       (in millions, except percentages)
Liabilities:
Interest-bearing liabilities:
Savings account deposits.........  Rs.   1,447     Rs.   36       3.32%    Rs.  3,176      Rs.   81       3.40%
Time deposits....................       32,086        2,573       10.69        53,432         4,091       10.21
Long-term debt...................          958          102       14.20         1,763           184       13.92
Trading account and
  other liabilities..............        3,346          251       10.00         4,831           427       11.78
                                   -----------     --------                ----------      --------
Total interest-bearing
  liabilities....................       37,837        2,962       10.44        63,202         4,783       10.09
                                   -----------     --------                ----------      --------
Non-interest-bearing liabilities:
Non-interest-bearing deposits....        3,444                                  5,626
Other liabilities................        4,861                                  9,951
Total non-interest-bearing
  liabilities....................        8,305                                 15,577
                                   -----------                             ----------
Total liabilities................       46,142        2,962                    78,779         4,783
                                   -----------     --------                ----------      --------
Stockholders' equity.............        2,573                                  3,265
Total liabilities and
  stockholders' equity...........  Rs.  48,715                             Rs. 82,044
                                   ===========                             ==========


                                                                       Year ended March 31,
                                 -------------------------------------------------------------------------------------------------
                                              1997                             1998                              1999
                                 -----------------------------     -----------------------------     -----------------------------
                                            Interest   Average                Interest   Average                Interest   Average
                                 Average    Revenue/    yield/     Average    Revenue/    Yield/     Average    revenue/   yield/
                                 Balance    Expense      cost      balance    Expense      Cost      balance    expense     cost
                                 -------    --------   -------     -------    --------   -------     -------    --------   -------
                                                                 (in millions, except percentages)
Assets:
Interest-earning assets:
Cash, cash equivalents and       Rs. 1,159  Rs.   81     6.99%    Rs. 8,637   Rs.   913   10.57%  Rs. 21,143   Rs. 2,297    10.86%
trading assets(2)..............
Securities(3)..................      3,347       421     12.58        1,332         148    11.11       2,832         305     10.77
Loans, net.....................      7,224     1,341     18.56        9,498       1,499    15.78      18,546       2,707     14.60
Other interest income(4).......          -         -         -            -          19        -           -          81         -
                                 ---------  --------              ---------   ---------           ----------   ---------
Total interest-earning assets..     11,730     1,843     15.71       19,467       2,579    13.25      42,521       5,390     12.68
                                 ---------  --------              ---------   ---------           ----------   ---------
Non-interest-earning assets:
Cash and cash equivalents(5)...      1,287                            2,776                            3,625
Acceptances....................      2,507                            2,575                            4,388
Property and equipment.........        212                              910                            1,704
Other assets...................        222                              933                              367
Total non-earning assets.......      4,228                            7,194                           10,084
                                 ---------                        ---------   ---------           ----------
Total assets...................  Rs.15,958  Rs.1,843              Rs.26,661   Rs. 2,579           Rs. 52,605   Rs. 5,390
                                 =========  ========              =========   =========           ==========   =========

                                                                     Year ended March 31,
                              --------------------------------------------------------------------------------------------------
                                           1997                             1998                              1999
                              -----------------------------    -------------------------------    ------------------------------
                                         Interest   Average                 Interest   Average               Interest    Average
                              Average    Revenue/    yield/     Average     Revenue/   yield/     Average    revenue/    yield/
                              Balance    Expense      cost      balance     expense     cost      balance     expense     cost
                              -------    --------   -------     -------     --------   -------    -------    --------    -------
                                                              (in millions, except percentages)
Liabilities:
Interest-bearing liabilities:
Savings account deposits....  Rs.   304  Rs.    10    3.29%    Rs.    815   Rs.    28    3.44%  Rs.  1,569   Rs.    54     3.44%
Time deposits...............      7,449        962    12.91        14,325       1,590    11.10      34,347       3,653     10.64
Long-term debt..............         76         13    17.11           109          16    14.68       1,127         155     13.75
Trading account and
  other liabilities.........      1,655        185    11.18         1,936         220    11.36       4,169         382      9.16
                              ---------  ---------             ----------   ----------          ----------   ---------
Total interest-bearing
  Liabilities...............      9,484      1,170    12.34        17,185       1,854    10.79      41,212       4,244     10.30
                              ---------  ---------             ----------   ----------          ----------   ---------
Non-interest-bearing
liabilities:
Non-interest-bearing
  Deposits..................      2,170                             3,399                            3,539
Other liabilities...........      2,616                             3,767                            5,186
                              ---------                        ----------                       ----------
Total non-interest-
  bearing liabilities.......      4,786                             7,166                            8,725
                              ---------                        ----------                       ----------
Total liabilities...........  Rs.14,270  Rs. 1,170             Rs. 24,351   Rs. 1,854           Rs. 49,937   Rs. 4,244
                              =========  =========             ==========   =========           ==========   =========
Stockholders' equity........  Rs. 1,688                        Rs.  2,310                       Rs.  2,668
                              ---------                        ----------                       ----------
Total liabilities and
  stockholders' equity......  Rs.15,958                        Rs. 26,661                       Rs. 52,605
                              =========                        ==========                       ==========

-----------
(1)  Average yield and average cost for the nine months ended December 31, 1998 and 1999 are annualized.
(2)  Includes government of India securities, inter-bank deposits and lending, commercial paper, certificate of deposits and equity securities.
(3)  Includes corporate debt securities, government of India securities held as available for sale and mutual fund units.
(4)  Includes interest income earned on balances maintained with the Reserve
     Bank of India pursuant to the cash reserve ratio requirement, which is currently 9.0% of our demand and time liabilities, excluding certain specified liabilities. See "Supervision and Regulation--Legal Reserve
     Requirements--Cash Reserve Ratio". Up to fiscal 1997, no interest was payable by the Reserve Bank of India on these balances. Since fiscal 1998, the Reserve Bank of India pays interest of 4.0% per annum on balances in excess of 3.0% of our demand and time liabilities.
(5)  Includes balances maintained with the Reserve Bank of India pursuant to the cash reserve ratio requirement.


     Analysis of Changes in Interest Revenue and Interest Expense Volume and Rate Analysis

     The following table sets forth, for the periods indicated, the changes in the components of our net interest revenue. The changes in net interest revenue between periods have been reflected as attributed either to volume or rate changes. For the purpose of this table, changes which are due to both volume and rate have been allocated solely to volume.

                                                                                                      Nine months ended December
                                                                                                   31, 1999 vs. Nine months ended
                               Fiscal 1998 vs. Fiscal 1997        Fiscal 1999 vs. Fiscal 1998              December 31, 1998
                             -------------------------------   --------------------------------    --------------------------------
                                         Increase (decrease)                Increase (Decrease)                 Increase (decrease)
                                               due to                             due to                              due to
                                       ---------------------              ---------------------               ---------------------
                                       Change in   Change in              Change in   Change in               Change in   Change in
                               Net      average     average      Net       average     average       Net       average     average
                              Change    volume       rate       change      volume       rate       Change      volume       rate
                             --------  ---------   ---------   --------   ---------   ---------    --------   ---------   ---------
                                                                         (in millions)
Interest revenue:
Cash, cash equivalents and   Rs.  832   Rs.  790    Rs.  42    Rs. 1,384   Rs. 1,359   Rs.   25    Rs.  502   Rs.   735   Rs. (233)
   trading assets..........
Securities.................      (273)      (224)       (49)         157         162         (5)        316         273         43
Loans, net.................       158        359       (201)       1,208       1,321       (113)      1,227       1,300        (73)
Other interest income......        19         19          -           62          62          -          34          34          -
                             --------   --------    -------    ---------   ---------   --------    --------   ---------   --------
Total interest revenue.....  Rs.  736   Rs.  944    Rs.(208)   Rs. 2,811   Rs. 2,904   Rs.  (93)   Rs.2,079   Rs. 2,342   Rs. (263)
                             ========   ========    =======    =========   =========   ========    ========   =========   ========

                                       99



Interest expense:
Savings account deposits...  Rs.   18   Rs.   18    Rs.   -    Rs.    26   Rs.    26   Rs.    -    Rs.   45   Rs.    44   Rs.    1
Time deposits..............       628        763       (135)       2,063       2,129        (66)      1,518       1,673       (155)
Long-term debt.............         3          5         (2)         139         140         (1)         82          85         (3)
Trading account and other
  Liabilities..............        35         32          3          162         205        (43)        176         116         60
                             --------   --------    -------    ---------   ---------   --------    --------   ---------   --------
Total interest expense.....  Rs.  684   Rs.  818    Rs.(134)   Rs. 2,390   Rs. 2,500   Rs. (110)   Rs.1,821   Rs. 1,918   Rs.  (97)
                             ========   ========    =======    =========   =========   ========    ========   =========   ========
Net interest revenue         Rs.   52   Rs.  126    Rs. (74)   Rs.   421   Rs.   404   Rs.   17    Rs.  258   Rs.   424   Rs. (166)
                             ========   ========    =======    =========   =========   ========    ========   =========   ========

     Yields, Spreads and Margins

     The following table sets forth, for the periods indicated, the yields, spreads and net interest margins on our interest-earning assets.

                                                                                                  Nine months ended
                                                                  Year ended March 31,              December 31(1),
                                                            -------------------------------       ------------------
                                                             1997         1998        1999         1998        1999
                                                            ------       ------      ------       ------      ------
                                                                        (in millions, except percentages)

Interest revenue.........................................  Rs.  1,843   Rs. 2,579   Rs.  5,390  Rs. 3,758   Rs.   5,837
Average interest-earning assets..........................      11,730      19,467       42,521     38,599        62,349
Interest expense.........................................       1,170       1,854        4,244      2,962         4,783
Average interest-bearing liabilities.....................       9,484      17,185       41,212     37,837        63,202
Average total assets.....................................      15,958      26,661       52,605     48,715        82,044
Average interest-earning assets as a percentage
   of Average total assets...............................       73.5%       73.0%        80.8%      79.2%         76.0%
Average interest-bearing liabilities as a
   percentage of Average total assets....................        59.4        64.5         78.3       77.7         77.0
Average interest-earning assets as a percentage
   of Average interest-bearing liabilities...............       123.7       113.3        103.2      102.0         98.7
Yield....................................................       15.71       13.25        12.68      12.98        12.48
Cost of funds............................................       12.34       10.79        10.30      10.44        10.09
Spread(2)................................................        3.38        2.46         2.38       2.54         2.39
Net interest margin(3)...................................        5.74        3.72         2.70       2.75         2.25

------------
(1)  Yield, cost of funds, spread and net interest margin are annualized for the nine months ended December 31, 1998 and 1999.
(2)  Spread is the difference between yield on average interest-earning assets and cost of average interest-bearing liabilities. Yield on average interest-earning assets is the ratio of interest revenue to average interest-earning assets. Cost of average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities.
(3)  Net interest margin is the ratio of net interest revenue to average interest-earning assets. The difference in net interest margin and spread arises due to the difference in amount of average interest-earning assets and average interest-bearing liabilities. If average interest-earning assets exceed average interest-bearing liabilities, net interest margin is greater than the spread and if average interest-bearing liabilities exceed average interest-earning assets, net interest margin is less than the spread.

     Interest Revenue

          Nine months ended December 31, 1999 compared to Nine months ended December 31, 1998

     The following table sets forth, for the periods indicated, the principal components of our interest revenue.

                                                    Nine months ended December 31,
                                         ----------------------------------------------------
                                                                                  1999/1998 %
                                          1998           1999          1999         change
                                         ------         ------        ------      -----------
                                                  (in millions, except percentages)
Cash, cash equivalents and trading
  account assets.....................   Rs.  1,640    Rs.  2,142     US$   49        30.6%
Securities...........................          209           525           12        151.2
Loans................................        1,853         3,080           71         66.2
Others...............................           56            90            2         60.7
                                        ----------    ----------     --------
Total interest revenue...............   Rs.  3,758    Rs.  5,837     US$  134        55.3%
                                        ==========    ==========     ========


     Interest revenue increased 55.3% in the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998 reflecting mainly the following factors:

     o an increase of Rs. 23.8 billion (US$ 546 million) or 61.5% in the average volume of interest-earning assets, offset by

     o a decline of 50 basis points in the gross yield on interest-earning assets to 12.48% in the nine months ended December 31, 1999 from 12.98% in the nine months ended December 31, 1998.

     The increase in interest-earning assets was primarily driven by the growth in loan and cash, cash equivalents and trading assets. The average volume of cash, cash equivalents and trading account assets increased 46.2% in the nine months ended December 31, 1999 to Rs. 9.0 billion (US$ 207 million) compared to the nine months ended December 31, 1998 primarily due to increased reserve requirements resulting from a 68.3% increase in average deposits in the nine months ended December 31, 1999. Our trading portfolio primarily consists of government of India securities which are held to meet our statutory liquidity reserve requirements. The yield on cash, cash equivalents and trading account assets decreased 120 basis points in the nine months ended December 31, 1999 primarily because we did not have the opportunities to swap rupee funds into US dollars at attractive forward rates as we did in the nine months ended December 31, 1998.

     The average volume of loans increased by Rs. 11.8 billion (US$ 272 million) or 71.3% to Rs. 28.5 billion (US$ 654 million) in the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998. Our loan growth was due to an increase in our working capital loans primarily to more highly rated larger corporate clients introduced to us by our parent, ICICI through our joint marketing in the major client group. The decline in yield on interest-earning assets was primarily due to the decline in yield on loans. The yield on loans decreased 43 basis points to 14.43% in the nine months ended December 31, 1999 from 14.86% in the nine months ended December 31, 1998 primarily due to the increased volume of business with higher rated clients which, consistent with market conditions, typically earns lower yields. Our yield was also lower due to an increase in our non-performing loans as we do not accrue interest on non-performing loans and a general decline in interest rates in the nine months ended December 31, 1999.

     The average volume of securities increased 117.5% to Rs. 5.3 billion (US$ 123 million) in the nine months ended December 31, 1999 from Rs. 2.5 billion in the nine months ended December 31, 1998. The yield on the securities increased to 13.13% in the nine months ended December 31, 1999 from 11.36% in the nine months ended December 31, 1998 primarily due to the higher level of dividend income earned from investments in mutual fund units. Our investment in mutual fund units increased to Rs. 1.2 billion (US$ 27 million) at December 31, 1999 from Rs. 266 million (US$ 6 million) at year-end fiscal 1999. Dividend income increased to Rs. 240 million (US$ 6 million) in the nine months ended December 31, 1999 from Rs. 44 million (US$ 1 million) in the nine months ended December 31, 1998.

        Fiscal 1999 compared to Fiscal 1998

     The following table sets forth, for the periods indicated, the principal components of our interest revenue.

                                                                   Year ended March 31,
                                           -----------------------------------------------------------------------
                                                                   1998/1997                            1999/1998
                                            1997        1998       % change        1999        1999      % change
                                           ------      ------     -----------     ------      ------   -----------
                                                             (in millions, except percentages)
Cash, cash equivalents and trading
  Account assets.....................     Rs.    81   Rs.   913     1,027.2%    Rs. 2,297     US$  53     151.6%
Securities                                      421         148       (64.8)          305           7     106.1
Loans................................          1341        1499        11.8         2,707          62      80.6
Others...............................                        19                        81           2     326.3
                                          ---------   ---------                 ---------     -------
Total interest revenue...............     Rs. 1,843   Rs. 2,579        39.9     Rs. 5,390     US$ 124     109.0
                                          =========   =========                 =========     =======



     Interest revenue increased 109.0% in fiscal 1999 compared to fiscal 1998 reflecting mainly the following factors:

     o an increase of Rs. 23.1 billion (US$ 530 million) or 118.4% in the average volume of interest-earning assets, offset by

     o a decline of 57 basis points in the gross yield on interest-earning assets from 13.25% in fiscal 1998 to 12.68% in fiscal 1999.

     The increase in interest-earning assets was primarily driven by the growth in cash, cash equivalents and trading assets and loans. The average volume of cash, cash equivalents and trading account assets increased 144.8% in fiscal 1999 to Rs. 21.1 billion (US$ 486 million) compared to fiscal 1998 primarily due to increased reserve requirements resulting from a 112.8% increase in average deposits in fiscal 1999. We also from time to time swapped rupee funds into US dollars at attractive forward rates and placed them in foreign currency denominated deposits with banks outside India.

     The decline in yield on interest-earning assets was primarily due to the decline in yield on loans. The average volume of loans increased by Rs. 9.0 billion (US$ 208 million) or 95.3% to Rs. 18.5 billion (US$ 426 million) in fiscal 1999 compared to fiscal 1998. Our loan growth was due to an increase in our working capital loans primarily to additional clients referred to us by our parent, ICICI. The yield on loans decreased 118 basis points to 14.60% in fiscal 1999 from 15.78% in fiscal 1998 primarily due to lower market rates generally prevalent in fiscal 1999 compared to fiscal 1998 and the increased volume of business with higher rated clients which, consistent with market conditions, typically earns lower yields. Our yield was also lower due to an increase in our non-performing loans as we do not accrue interest on non-performing loans.

     The average volume of securities increased 112.6% to Rs. 2.8 billion (US$ 65 billion) in fiscal 1999 from Rs. 1.3 billion (US$ 31 million) in fiscal 1998. The yield on the securities declined to 10.77% in fiscal 1999 from 11.11% in fiscal 1998 primarily due to the lower coupon rate on additional securities purchased during the year in line with the downward movement in market interest rates.

        Fiscal 1998 compared to Fiscal 1997

     Interest revenue increased 39.9% in fiscal 1998 compared to fiscal 1997 reflecting mainly the following factors:

     o an increase of Rs. 7.7 billion (US$ 178 million) or 66.0% in the average volume of interest-earning assets; and

     o a decline of 246 basis points in the gross yield on interest-earning assets to 13.25% in fiscal 1998 from 15.71% in fiscal 1997.

     The increase in interest-earning assets was primarily due to the growth in cash, cash equivalents and trading account assets. The average volume of cash, cash equivalents and trading account assets increased 645.2% in fiscal 1998 to Rs. 8.6 billion (US$ 198 million) compared to fiscal 1997 primarily due to increased reserve requirements resulting from a 86.8% increase in average deposits and our shift towards trading operations to maximize our earning from our portfolio of government of India securities. Further, we swapped rupee funds into foreign currency at attractive forward rates and placed them in foreign currency denominated deposits with banks outside India. The yield on cash, cash equivalents and trading account assets increased significantly to 10.57% in fiscal 1998 from 6.99% in fiscal 1997 as a result of increase in our trading portfolio and higher yields earned on rupee funds held as foreign currency deposits.

     The yield on interest-earning assets decreased 246 basis points principally due to a decline in yield on loans offset, in part, by an increase in yield on cash, cash equivalents and trading account assets. The average volume of loans increased by Rs. 2.3 billion (US$ 52 million) or 31.5% to Rs. 9.5 billion (US$ 218 million) in fiscal 1998 compared to fiscal 1997 primarily due to the increased level of corporate customers acquired as a result of our focus on commercial lending. The yield on loans decreased 278 basis points to 15.78% in fiscal 1998 from 18.56% in fiscal 1997 as our average lending rates were over 2.0% lower in fiscal 1998 compared to fiscal 1997 loans as did the general market decline in interest rates. In addition, an increase in our non-performing loans had an adverse effect on the yield on loans as we do not accrue interest on non-performing

     The average volume of securities decreased 60.2% to Rs. 1.3 billion (US$ 31 million) in fiscal 1998 from Rs. 3.3 billion in fiscal 1997 primarily due to the sale of securities held as "available for sale" in fiscal 1997 as the market offered more opportunities for obtaining capital gains. We replaced them with bonds carrying market-related yields, which were lower in fiscal 1998 compared to fiscal 1997 due to the lower interest rates prevalent in fiscal 1998 compared to fiscal 1997.

     Interest Expense

        Nine Months ended December 31, 1999 compared to Nine Months ended December 31, 1998

     The following table sets forth, for the periods indicated, the principal components of our interest expense.


                                                Nine months ended December 31,
                                        ----------------------------------------------
                                                                           1999/1998 %
                                         1998        1999         1999       change
                                        ------      ------       ------    -----------
                                              (in millions, except percentages)
Savings account deposits.............  Rs.    36   Rs.    81   US$     2      125.0%
Time deposits........................      2,573       4,091          94        59.0
Long-term debt.......................        102         184           4        80.4
Trading account liabilities and
  others.............................        251         427          10        70.1
                                       ---------   ---------   ---------
Total interest expense...............  Rs. 2,962   Rs. 4,783   US$   110        61.5
                                       =========   =========   =========


     Interest expense increased 61.5% in the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998 reflecting mainly the following factors:

     o an increase of Rs. 25.4 billion (US$ 583 million) or 67.0% in the average volume of interest-bearing liabilities, offset by

     o a decline of 35 basis points in the cost of interest-bearing liabilities to 10.09% in the nine months ended December 31, 1999 from 10.44% in the nine months ended December 31, 1998.

     The average volume of interest-bearing liabilities increased primarily due to an increase in time deposits which were 84.5% of average interest-bearing liabilities in the nine months ended December 31, 1999. The average volume of time deposits increased by Rs. 21.3 billion (US$ 491 million) or 66.5% to Rs.
53.4 billion (US$ 1.2 billion) in the nine months ended December 31, 1999 from Rs. 32.1 billion (US$ 737 million) in the nine months ended December 31, 1998. We focused on deposit taking from retail customers by offering products targeted at new segments of customers including "Power Pay", a direct deposit product to streamline the salary payment systems of our corporate customers. The share of new "Power Pay" accounts in all new savings accounts in the nine months ended December 31, 1999 was 62.0%. Our focus on retail deposit taking was reflected in the 67.9% growth in our retail deposits in the nine months ended December 31, 1999 compared to 30.7% growth in our corporate deposits in the same period.

     The cost of interest-bearing liabilities declined primarily due to the decrease in the cost of time deposits offset, in part, by the increase in cost of trading account and other liabilities. Our retail deposits typically carry lower interest rates compared to our corporate deposits. As a result of the increase in proportion of retail deposits in the total deposits, the average cost of time deposits decreased 48 basis points to 10.21% in the nine months ended December 31, 1999 from 10.69% in the nine months ended December 31, 1998.

     The average volume of trading account liabilities, consisting of borrowings from the inter-bank money market and short-term borrowings from institutions, increased 44.4% in the nine months ended December 31, 1999 to Rs. 4.8 billion (US$ 111 million) from Rs. 3.3 billion (US$ 77 million) in the nine months ended December 31, 1998 to meet short-term or over-night funding requirements. The cost of trading account liabilities increased to 11.78% in the nine months ended December 31, 1999 from 10.00% in the nine months ended December 31, 1998.

        Fiscal 1999 compared to Fiscal 1998

     The following table sets forth, for the periods indicated, the principal components of our interest expense.


                                                                Year ended March 31,
                                        ----------------------------------------------------------------------
                                                                1998/1997                            1999/1998
                                         1997        1998        % change        1999       1999      % change
                                        ------      ------      ---------       ------     ------    ---------
                                                          (in millions, except percentages)
Savings account deposits.............  Rs.    10   Rs.    28       180.0%     Rs.    54    US$  1      92.9%
Time deposits.......................         962       1,590        65.3          3,653        84     129.7
Long-term debt.......................         13          16        23.1            155         4     868.8
Trading account liabilities and                                     18.9                               73.6
  Others............................         185         220                        382         9
                                       ---------   ---------                  ---------    ------
Total interest expense...............  Rs. 1,170   Rs. 1,854        58.5      Rs. 4,244    US$ 98     128.9
                                       =========   =========                  =========    ======


     Interest expense increased 128.9% in fiscal 1999 compared to fiscal 1998 reflecting mainly the following factors:

     o an increase of Rs. 24.0 billion (US$ 552 million) or 139.8% in the average volume of interest-bearing liabilities, offset by

     o a decline of 49 basis points in the cost of interest-bearing liabilities to 10.30% in fiscal 1999 from 10.79% in fiscal 1998.

     The average volume of interest-bearing liabilities increased primarily due to an increase in time deposits which accounted for 83.3% of average interest-bearing liabilities in fiscal 1999. The average volume of time deposits increased by Rs. 20.0 billion (US$ 460 million) or 139.8% to Rs. 34.3 billion (US$ 789 million) in fiscal 1999 from Rs. 14.3 billion (US$ 329 million) in fiscal 1998. We continued our focus on deposit taking by offering products targeting different segment of customers with features tailored to their specific requirements to build existing customer relationships and acquire new customers.

     The cost of interest-bearing liabilities declined primarily due to the decrease in the cost of time deposits and trading account and other liabilities. The market interest rates were generally lower in fiscal 1999 compared to fiscal 1998. We reduced the interest payable on short-term deposits to 5%-10% in fiscal 1999 from 6%-16% in fiscal 1998. We also reduced the interest rate payable on deposits of over one year maturity to 11.0%-11.5% in fiscal 1999 from 8.5%-13% in fiscal 1998. As a result, the cost of time deposits decreased 46 basis points to 10.64% in fiscal 1999 from 11.10% in fiscal 1998. The reduction in the cost of time deposits was lower than the reduction in the interest rates offered on time deposits because our time deposits re-price only at maturity and existing deposits continue to earn interest at the original contracted rate until their maturity. As a result, revised interest rates on deposits are applicable only to new deposits raised.

     The average volume of trading account liabilities, consisting of borrowings from the inter-bank call money market and short-term borrowings from institutions, increased 115.3% in fiscal 1999 to Rs. 4.2 billion (US$ 96 million) from Rs. 1.9 billion (US$ 44 million) in fiscal 1998 to meet short-term or over-night funding requirements. The cost of trading account liabilities decreased to 9.16% in fiscal 1999 from 11.36% in fiscal 1998.

        Fiscal 1998 compared to Fiscal 1997

     Interest expense increased 58.5% in fiscal 1998 compared to fiscal 1997 reflecting mainly the following factors:

     o an increase of Rs. 7.7 billion (US$ 178 million) or 81.2% in the average volume of interest-bearing liabilities, offset by

     o a decline of 155 basis points in the cost of interest-bearing liabilities to 10.79% in fiscal 1998 from 12.34% in fiscal 1997.

     The average volume of interest-bearing liabilities increased primarily due to an increase in time deposits, which accounted for 83.4% of average interest-bearing liabilities in fiscal 1998. The average volume of time deposits increased by Rs. 6.9 billion (US$ 158 million) or 92.3% to Rs. 14.3 billion (US$ 329 million) in fiscal 1998 from Rs. 7.4 billion (US$ 171 million) in fiscal 1997 due to increase in our corporate and retail deposits.

     The cost of interest-bearing liabilities declined primarily due to the decrease in the cost of time deposits and trading account and other liabilities. The cost of time deposits decreased 181 basis points to 11.10% in fiscal 1998 from 12.91% in fiscal 1997 primarily due to a decrease in market interest rates as the Reserve Bank of India lowered the cash reserve ratio to release more funds into the system to create more liquidity and lowered the bank rate to create a decline in interest rates.

     The average volume of trading account liabilities increased 17.0% in fiscal 1998 to Rs. 1.9 billion (US$ 44 million) from Rs. 1.7 billion (US$ 38 million) in fiscal 1997 to meet short-term or over-night funding requirements. The cost of trading account liabilities increased 18 basis points in fiscal 1998 compared to fiscal 1997.

     Net Interest Revenue

        Nine Months ended December 31, 1999 compared to Nine Months ended December 31, 1998

     The following table sets forth, for the periods indicated, the principal components of our net interest revenue.

                                                        Nine months ended December 31,
                                           -----------------------------------------------------
                                                                                     1999/1998 %
                                             1998           1999         1999          change
                                            ------         ------       ------       -----------
                                                     (in millions, except percentages)
Interest revenue.........................  Rs. 3,758     Rs.  5,837     US$   134         55.3%
Interest expense.........................     (2,962)        (4,783)         (110)        61.5
                                           ---------     ----------     ---------         ----
Net interest revenue....................   Rs.   796     Rs.  1,054     US$    24         32.4%
                                           =========     ==========     =========         ====

     Net interest revenue increased 32.4% in the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998 reflecting mainly the following factors as described in more detail above:

     o an increase of 61.5% in the average volume of interest-earning assets, offset by

     o a decrease of 50 basis points in the net interest margin to 2.25% in the nine months ended December 31, 1999 from 2.75% in the nine months ended December 31, 1998 and a decrease of 15 basis points in our spread to 2.39% in the nine months ended December 31, 1999 from 2.54% in the nine months ended December 31, 1998.

     The net interest margin decreased primarily due to our shift towards loans to highly rated clients resulting in lower credit spreads, an increase in gross non-performing loans, a 120 basis point decline in yield on cash, cash equivalents and trading account assets and a decline in average interest-earning assets as a proportion of average interest-bearing liabilities to 98.7% in the nine months ended December 31, 1999 from 102.0% in the nine months ended December 31, 1998.

        Fiscal 1999 compared to Fiscal 1998

     The following table sets forth, for the periods indicated, the principal components of our net interest revenue.


                                                             Year ended March 31,
                                    -------------------------------------------------------------------
                                                           1998/1997                          1999/1998
                                     1997       1998       % change       1999       1999     % change
                                    ------     ------      ---------     ------     ------    ---------
                                                       (in millions, except percentages)
Interest revenue..................  Rs.1,843   Rs.2,579        39.9%    Rs.5,390    US$124      109.0%
Interest expense..................    (1,170)    (1,854)       58.5       (4,244)      (98)     128.9
                                    --------   --------        ----     --------    ------      -----
Net interest revenue..............  Rs.  673   Rs.  725         7.7%    Rs.1,146    US$ 26       58.1%
                                    ========   ========        ====     ========    ======      =====


     Net interest revenue increased 58.1% in fiscal 1999 compared to fiscal 1998 reflecting mainly the following factors as described in more detail above:

     o an increase of 118.4% in the average volume of interest earning assets, offset by

     o a decrease of 102 basis points in the net interest margin to 2.70% in fiscal 1999 from 3.72% in fiscal 1998 and a decrease of 8 basis points in our spread to 2.38% in fiscal 1999 from 2.46% in fiscal 1998.

     The net interest margin decreased primarily due to our shift towards loans to highly rated clients resulting in lower credit spreads, an increase in gross non-performing loans and the decline in average interest-earning assets as a proportion of average interest-bearing liabilities to 103.2% in fiscal 1999 from 113.3% in fiscal 1998.

        Fiscal 1998 compared to Fiscal 1997

     Net interest revenue increased 7.7% in fiscal 1998 compared to fiscal 1997 reflecting mainly the following factors as described in more detail above:

     o an increase of 66.0% in the average volume of interest-earning assets, offset by

     o a decrease of 202 basis points in the net interest margin to 3.72% in fiscal 1998 from 5.74% in fiscal 1997 and a decrease of 92 basis points in our spread to 2.46% in fiscal 1998 from 3.38% in fiscal 1997.

     The net interest margin decreased primarily due to the over 2.0% decline in our average lending rates in fiscal 1998 and a decline in average interest-earning assets as a proportion of average interest-bearing liabilities to 113.3% in fiscal 1998 from 123.7% in fiscal 1997.

     Provisions for Credit Losses

     The following table sets forth, for the periods indicated, certain information regarding our non-performing loans.


                                                             At March 31,                                 At December 31,
                                   -----------------------------------------------------------------     -----------------
                                                        1998/1997                          1999/1998
                                    1997      1998      % change       1999       1999      % change      1999       1999
                                   ------    ------     ---------     ------     ------    ---------     ------     ------
                                                               (in millions, except percentages)
Gross non-performing loans......   Rs. 187   Rs. 604      223.0%     Rs. 1,613    US$ 37      167.1%    Rs. 1,965    US$45
Allowance for credit losses.....       187       425       127.3           880        20       107.1        1,083       25
Net non-performing loans........         -       179                       733        17       309.5          882       20
Gross non-performing loans as
   a percentage of gross loans..     2.18%     4.58%                     5.66%                              5.06%
Net non-performing loans as a
   percentage of net loans......         -      1.40                      2.66                               2.34
Allowances for credit losses as
  a percentage of gross non-
  performing loans..............    100.00     70.36                     54.56                              55.11
Allowances for credit losses as
  a percentage of  gross total
  loans.........................      2.18      3.22                      3.09                              2.79%


     The following table sets forth, for the periods indicated, certain information regarding our provisions for credit losses.

                                                      At March 31,                            At December 31,
                                       ------------------------------------------      ------------------------------
                                        1997        1998        1999        1999        1998        1999        1999
                                       ------      ------      ------      ------      ------      ------      ------
                                                             (in millions, except percentages)
Provisions for credit loss..........   Rs.  187    Rs.  360    Rs.  540     US$12      Rs.  398    Rs.  218    US$  5
Provisions for credit losses as a
   percentage of  net loans.........      2.23%       2.82%       1.96%                   1.91%       0.58%
Provisions for credit losses as a
  percentage of  total assets.......       0.95        1.02        0.72                    0.67        0.21


     For information on changes in the allowance for credit losses, see "Business--Non-Performing Loans--Allowance for Credit Losses".

     We conduct a comprehensive analysis of our entire loan portfolio on a periodic basis (currently done on a quarterly basis). The analysis considers both qualitative and quantitative criteria including, among others, the account conduct, future prospects, repayment history and financial performance. This comprehensive analysis includes an account by account analysis of our entire corporate loan portfolio, and an allowance is made for any probable loss on each account. Our loan portfolio is composed largely of short-term working capital loans where we have a security interest and first lien on all the current assets of the borrower. We typically lend between 60.0% and 80.0% of the appraised value of collateral to ensure that our loans are sufficiently over-collateralized. However, the recoveries from non-performing loans are subject to delays that may take several years, due to the long legal collection process in India. As a result, we make an allowance for the loans based on the time value of money or the present value of expected realizations of collateral, which takes into account the delay we will experience before recovering our principal. The time to recovery, expected future cash flows and realizable value for collateral value are periodically reviewed in estimating the allowance.

     Loans are identified as non-performing and placed on a non-accrual basis when it is determined that either interest or principal is past due beyond 180 days or that payment of interest or principal is doubtful of collection. Any interest accrued (and not received) on impaired loans is reversed and charged against current earnings. Interest is thereafter included in earnings only to the extent actually received in cash. Our allowance for credit losses is calculated by comparing the net present value of the expected cash flows discounted at the effective interest rate of the loan and the carrying value of the loan.

     We believe that our process for ascertaining our allowance captures the expected losses on our entire loan portfolio and that our current allowance for credit losses is sufficient to cover all currently known or knowable credit losses in our existing portfolio. There can, however, be no guarantee that non-performing loans will not increase and that the current allowance for credit losses will be sufficient.

     Changes in our provisions reflect trends in the key sectors in which we operate. The manufacturing sector was adversely impacted during fiscal 1998 and 1999 primarily due to a slowdown in the Indian economy, a downturn in global commodity prices, particularly in the steel and textiles sub-sectors, and a rapid reduction in import duties which adversely impacted the performance of corporations in these sectors. The impact was, in particular, more on the middle market corporate segment due to their lower resilience to external factors. In the first few years of our operations, due to our small balance sheet size, small to medium-sized middle market companies were our target customers. As a result, some of our loans to small and middle market companies across industries became non-performing.

     Growth in gross non-performing loans slowed significantly to 21.8% in the nine months ended December 31, 1999 to Rs. 2.0 billion (US$ 45 million) at December 31, 1999 from Rs. 1.6 billion (US$ 37 million) at year-end fiscal 1999. As in fiscal 1998 and fiscal 1999, the increase in non-performing loans was primarily due to our loans made to middle market companies in earlier years becoming non-performing during this period. The middle market companies accounted for approximately 85.0% of the increase in gross non-performing loans in the nine months ended December 31, 1999. A significant portion of loans that became non-performing in the nine months ended December 31, 1999 were made in fiscal 1996 and 1997 when our focus was on middle market companies. The non-performing loans in the light manufacturing sector increased by Rs. 181 million in the nine months ended December 31, 1999. The gross non-performing loan as a percentage of gross loans declined to 5.06% at December 31, 1999 from 5.66% at year-end fiscal 1999. As a percentage of net loans, net non-performing loans declined to 2.34% at December 31, 1999 from 2.66% at year-end fiscal 1999. Provisions for credit losses in the nine months ended December 31, 1999 decreased 45.2% to Rs. 218 million (US$ 5 million) from Rs. 398 million (US$ 9 million) in the nine months ended December 31, 1998 primarily due to the lower addition to non-performing loans in the nine months ended December 31, 1999. The gross non-performing loans increased by Rs. 352 million (US$ 8 million) in the nine months ended December 31, 1999 compared to an increase of Rs. 813 million (US$ 19 million) in gross non-performing loans in the nine months ended December 31, 1998. The coverage ratio for gross non-performing loans increased to 55.11% at December 31, 1999 from 54.56% at year-end fiscal 1999.

     Gross non-performing loans increased 167.1% in fiscal 1999 to Rs. 1.6 billion (US$ 37 million) at year-end fiscal 1999 from Rs. 604 million (US$ 14 million) at year-end fiscal 1998 due to an increase in non-performing loans to the middle market companies by Rs. 542 million (US$ 12 million). The non-performing loans in the light manufacturing, iron and steel and textile sectors increased by Rs. 769 million (US$ 18 million). This led to an increase in gross non-performing loan as a percentage of gross loans to 5.66% at year-end fiscal 1999 from 4.58% at year-end fiscal 1998. As a percentage of net loans, net non-performing loans increased to 2.66% at year-end fiscal 1999 from 1.40% at year-end fiscal 1998. Provisions for credit losses in fiscal 1999 increased 50.0% to Rs. 540 million (US$ 12 million) from Rs. 360 million (US$ 8 million) in fiscal 1998 in line with the increase in gross non-performing loans.

     Gross non-performing loans increased 223.0% in fiscal 1998 to Rs. 604 million (US$ 14 million) at year-end fiscal 1998 from Rs. 187 million (US$ 4 million) at year-end fiscal 1997. All the companies that became non-performing in fiscal 1998 were middle market companies, primarily in textiles and iron and steel industries, that were adversely impacted principally by the slowdown in the Indian economy. This led to an increase in gross non-performing loan as a percentage of gross loans to 4.58% at year-end fiscal 1998 from 2.18% at year-end fiscal 1997. As a percentage of net loans, net non-performing loans increased to 1.40% at year-end fiscal 1998 from none at year-end fiscal 1997. Provisions for credit losses in fiscal 1998 increased 92.5% to Rs. 360 million (US$ 8 million) from Rs. 187 million (US$ 4 million) in fiscal 1997 in line with the increase in gross non-performing loans.

     Management believes that several loans which became non-performing in fiscal 1998, 1999 and the nine months ended December 31, 1999 are essentially to inherently viable companies. Many of these borrowers are still making interest payments. Management expects credit losses in these loans to be lower due to the viability of these companies. These loans were classified as non-performing as a result of continued stress on cash flows of these borrowers, primarily due to the slowdown in the Indian economy, stress on account of the global downtrend in the commodity prices coupled with the rapid reduction in domestic trade barriers over the past few years. In some cases the companies classified as non-performing loans are operating companies generating positive, albeit reduced, cash flows as these companies are operating at levels below their overall capacities due to stress. In some cases, in management's view the future cash flows, discounted at the contracted rate of the loan, adequately cover our current outstanding principal and require no allowance for credit losses. Gross non-performing loans that require no allowance for credit losses increased to Rs. 466 million (US$ 10 million) at year-end fiscal 1999 from Rs. 26 million (US$ 600,000) at year-end fiscal 1998. As a result, the coverage ratio for gross performing loans decreased to 54.56% at year-end fiscal 1999 from 70.36% at year-end fiscal 1998 and 100.00% at year-end fiscal 1997. This was also reflected in the provisions for credit losses as a percentage of total assets declining to 0.72% in fiscal 1999 from 1.02% in fiscal 1998. We have also reached negotiated settlements with some of our borrowers where we expect to recover the majority of the gross principal outstanding. For a more detailed discussion of our non-performing loan portfolio, see "Business--Non-performing Loans".

     We calculate our allowance for credit losses on a loan-for-loan basis. In the medium-term, as we increase our exposure to credit cards and other retail loans, we expect to change the way we calculate our allowance to incorporate the statistical methods for loan impairment that are used by banks in developed countries in their retail portfolios, including credit scoring and other methods designed to evaluate consumer credit risk.

     Non-Interest Revenue

        Nine months ended December 31, 1999 compared to Nine months ended December 31, 1998

     The following table sets forth, for the periods indicated, the principal components of our non-interest revenue.

                                                  Nine months ended December 31,
                                        ----------------------------------------------------
                                                                                   1999/1998
                                         1998           1999           1999        % change
                                        ------         ------         ------       ---------
                                                 (in millions, except percentages)
Fees, commissions and brokerage(1)      Rs.  261      Rs.   408       US$   9         56.3%
Trading account revenue(2)..........          11            698            16       6,245.5
Securities transactions(3)..........          22             70             2         218.2
Foreign exchange transactions(4)....         257            167             4         (35.2)
Other revenue.......................                          -             -             -
                                        --------      ---------       -------
Total non-interest revenue, net.....    Rs.  551      Rs. 1,343       US$  31        143.7%
                                        ========      =========       =======

------------
(1)  Primarily from fee-based income on services such as the issue of letters of credit, the issue of guarantees, cash management services and remittances.
(2)  Primarily reflects income from trading in government of India securities.
(3)  Primarily reflects capital gains realized on the sale of available for sale securities.
(4)  Arises primarily from purchases and sales of foreign exchange on behalf of our corporate clients and trading for our own account.


     Non-interest revenue increased 143.7% in the nine months ended December 31, 1999 to Rs. 1.3 billion (US$ 31 million) from Rs. 551 million (US$ 13 million) in the nine months ended December 31, 1998, primarily due to an increase in trading account revenue and fees, commissions and brokerage.

     Fees, commissions and brokerage increased 56.3% in the nine months ended December 31, 1999 primarily due to the increase in income from cash management services and commissions on letters of credit and guarantees. The following table sets forth, for the periods indicated, the principal components of our fees, commissions and brokerage.

                                              Nine months ended December 31,
                                      -------------------------------------------------
                                                                              1999/1998
                                       1998          1999          1999        % change
                                      ------        ------        ------      ---------
                                            (in millions, except percentages)
Remittances.........................  Rs.   28     Rs.   36      US$    -        28.6%
Cash management services............        35           74             2        111.4
Commissions:
   Bills............................        47           71             2         51.1
   Guarantees.......................        60           79             2         31.7
   Letters of credit................        55           88             2         60.0
   Others...........................        36           60             1         66.7
                                      --------      -------       -------
Total commissions...................       198          298             7         50.5
                                      --------      -------       -------
Total fees, commissions and
  Brokerage.........................  Rs.  261      Rs. 408       US$   9        56.3%
                                      ========      =======       =======

     Our client coverage through the Growth Clients Group and the Major Clients Group helped us to increase the number of our customers for cash management services to 231 at December 31, 1999 from 130 at December 31, 1998. The volume of transactions also increased significantly to Rs. 44.1 billion (US$ 1.0 billion) in the nine months ended December 31,1999 from Rs. 22.8 billion (US$ 525 million) in the nine months ended December 31,1998. As a result, income from cash management services increased 111.4% to Rs. 74 million (US$ 2 million) in the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998. Our guarantees increased 45.2% to Rs. 6.7 billion (US$ 154 million) at December 31, 1999 from Rs. 4.6 billion (US$ 106 million) at year-end fiscal 1999. The acceptances increased 40.0% to Rs. 7.8 billion (US$ 180 million) at December 31, 1999 from Rs. 5.6 billion (US$ 128 million) at year-end fiscal 1999. As a result, in the nine months ended December 31, 1999, commissions on guarantees increased 31.4% and commissions on letters of credit increased 57.9%.

     Trading account revenue increased to Rs. 698 million (US$ 16 million) in the nine months ended December 31, 1999 from Rs. 11 million (US$ 252,000) in the nine months ended December 31, 1998 primarily due to the significantly higher level of trading opportunities. We took advantage of the decline in the yield on debt securities and sold higher yielding debt securities from our portfolio. We also benefited from a buoyant equity capital market. As a result, in the nine months ended December 31, 1999 the gain on sale of trading securities was Rs. 364 million (US$ 8 million) and the revaluation gain on trading securities was Rs. 334 million (US$ 8 million).

     Our income from foreign exchange transactions declined 35.2% to Rs. 167 million (US$ 4 million) in the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998 primarily due to the decline in spread on corporate transactions on account of competition and the restricted trading opportunities in this period since the exchange rates were steady.

        Fiscal 1999 compared to Fiscal 1998

         The following table sets forth, for the periods indicated, the principal components of our non-interest revenue.

                                                                Year ended March 31,
                                        ----------------------------------------------------------------------
                                                                1998/1997                            1999/1998
                                         1997        1998        % change        1999       1999     % change
                                        ------      ------      ---------       ------     ------    ---------
                                                          (in millions, except percentages)
Fees, commissions and brokerage(1)     Rs.  149    Rs.  240         61.1%      Rs.  370     US$ 9        54.2%
Trading account revenue(2)..........          -         147            -            134         3        (8.8)
Securities transactions(3)..........         80          32        (60.0)            21         -       (34.4)
Foreign exchange transactions(4)....         86         171         98.8            341         8        99.4
Other revenue.......................          2           1            -              -         -           -
                                       --------    --------                    --------     -----
Total non-interest revenue..........   Rs.  317    Rs.  591        86.4%       Rs.  866     US$20        46.5%
                                       ========    ========                    ========     =====

------------
1)   Primarily from fee-based income on services like the issue of letters of credit, the issue of guarantees, cash management services and remittances.
2)   Primarily reflects income from trading in government of India securities.
3)   Primarily reflects capital gains realized on the sale of available for sale securities.
4)   Arises primarily from purchases and sales of foreign exchange on behalf of our corporate clients and trading for our own account.


     Non-interest revenue increased 46.5% in fiscal 1999 to Rs. 866 million (US$ 20 million) from Rs. 591 million (US$ 14 million) in fiscal 1998, primarily due to a 54.2% increase in income from fees, commissions and brokerage and a 99.4% increase in income from foreign exchange transactions offset, in part, by decline in trading account revenue and income from securities transactions.

     The increase in fees, commissions and brokerage income in fiscal 1999 was primarily due to the increase in fees from cash management services and commissions from guarantees and letters of credit businesses. The following table sets forth, for the periods indicated, the principal components of our fees, commissions and brokerage.

                                                              Year ended March 31,
                                        -------------------------------------------------------------------
                                                               1998/1997                          1999/1998
                                         1997        1998       % change       1999      1999     % change
                                        ------      ------     ---------      ------    ------    ---------
                                                        (in millions, except percentages)
Remittances.........................   Rs.   15    Rs.    24      60.0%     Rs.   38     US$1         58.3%
Cash management services(1).........          2           35          -           53        1         51.4
Commissions:

                                      111



   Bills.............................        29           45       55.2           68        2         51.1
   Guarantees.......................         34           51       50.0           75        2         47.1
   Letters of credit................         46           45       (2.2)          73        2         62.2
   Others...........................         23           40       73.9           63        1         57.5
                                       --------    ---------                --------     ----
Total commissions...................        132          181       37.1          279        7         54.1
                                       --------    ---------                --------     ----
Total fees, commissions and
  brokerage.........................   Rs.  149    Rs.   240       61.1%    Rs.  370     US$9         54.2%
                                       ========    =========                ========     ====

------------
(1)  Cash management services enables faster collection of checks for our corporate clients. The services were started during fiscal 1997.

     Our client coverage through the Growth Clients Group and the Major Clients Group helped us in increasing our number of customers for cash management services to 155 at year-end fiscal 1999 from 105 at year-end fiscal 1998. The volume of transactions also increased significantly to Rs. 38.9 billion (US$ 895 million) in fiscal 1999 from Rs. 10.0 billion (US$ 231 million) in fiscal 1998. As a result, income from cash management services increased 51.4% to Rs. 53 million (US$ 1 million) in fiscal 1999 compared to fiscal 1998.

     Our client coverage strategy helped us in increasing our guarantees issued by 75.0% to Rs. 4.6 billion (US$ 106 million) at year-end fiscal 1999 from Rs.
2.6 billion (US$ 61 million) at year-end fiscal 1998. The acceptances increased 94.9% to Rs. 5.6 billion at year-end fiscal 1999 from Rs. 2.9 billion at year-end fiscal 1998. As a result, commissions on guarantees increased 47.1% in fiscal 1999 and commissions on letters of credit increased 62.2% in fiscal 1999.

     Trading account revenue, primarily consisting of income from trading in government of India securities, decreased 8.8% to Rs. 134 million (US$ 3 million) in fiscal 1999 from Rs. 147 million (US$ 3 million) in fiscal 1998. Income from securities transactions, primarily consisting of capital gains realized on the sale of corporate debt securities, decreased 34.4% to Rs. 21 million (US$ 483,000) in fiscal 1999 from Rs. 32 million (US$ 735,000) in fiscal 1998. The decrease in trading account revenue and income from securities transactions was due to the restricted trading opportunities in the domestic market in fiscal 1999. Subdued sentiment in the debt market also led to a decrease in capital gains realized in fiscal 1999.

     Income from foreign exchange transactions principally reflects our purchases and sales of foreign currency, primarily US dollars, on behalf of our corporate clients and trading on our own account. Our income from foreign exchange transactions increased 99.4% to Rs. 341 million (US$ 8 million) in fiscal 1999 from Rs. 171 million (US$ 4 million) in fiscal 1998 due to favorable market conditions in foreign exchange markets and increase in volume of transactions to Rs. 956.1 billion (US$ 22.0 billion) in fiscal 1999 from Rs.
461.3 billion (US$ 10.6 billion) in fiscal 1998.

        Fiscal 1998 compared to Fiscal 1997

     Non-interest revenue increased 85.8% in fiscal 1998 to Rs. 591 million (US$ 14 million) from Rs. 317 million (US$ 7 million) in fiscal 1997, primarily due to the increase in income from fees, commissions and brokerage, trading account revenue and income from foreign exchange transactions offset, in part, by the decline in income from securities transactions.

     The increase in fees, commissions and brokerage income in fiscal 1998 was primarily due to the increase in income from cash management services which commenced in fiscal 1997, and increased commissions from guarantees and income on remittances. The income from cash management services increased to Rs. 35 million (US$ 804,000) in fiscal 1998 compared to fiscal 1997. Our client coverage strategy helped us to increase guarantees issued by 42.6% to Rs. 2.6 billion (US$ 61 million) at year-end fiscal 1998 from Rs. 1.8 billion (US$ 43 million) at year-end fiscal 1997. As a result, commissions on guarantees increased 50.0% in fiscal 1998.

     Trading account revenue was Rs. 147 million (US$ 3 million) in fiscal 1998. We did not have a trading account portfolio in fiscal 1997. The Reserve Bank of India's monetary policy in fiscal 1998 reduced cash reserve requirements for banks thereby reducing the market interest rates. This helped to improve trading opportunities. Our income from trading activities was high in fiscal 1998 as we capitalized on these available market opportunities in an environment where interest rates moved sharply during short periods. Income from securities transactions decreased 60.0% to Rs. 32 million (US$ 735,000) in fiscal 1998 from Rs. 80 million (US$ 2 million) in fiscal 1997. The decline in income from securities transactions was primarily due to the 61.3% decrease in our securities portfolio to Rs. 1.5 billion (US$ 34 million) at year-end fiscal 1998 from Rs. 3.8 billion (US$ 88 million) at year-end fiscal 1997 as a result of shift in our focus to trading operations.

     Our income from foreign exchange transactions increased 98.8% to Rs. 171 million (US$ 4 million) in fiscal 1998 from Rs. 86 million (US$ 2 million) in fiscal 1997 primarily due to the increase in the volume of transactions to Rs.
461.3 billion (US$ 10.6 billion) in fiscal 1998 from Rs. 214.4 billion (US$ 4.9 billion) in fiscal 1997.

        Non-Interest Expense

        Nine months ended December 31, 1999 compared to Nine months ended December 31, 1998

     The following table sets forth, for the periods indicated, the principal components of our non-interest expense.

                                                   Nine months ended December 31,
                                                                               1999/1998
                                           1998        1999         1999       % change
                                          ------      ------       ------      --------
                                                 (in millions, except percentages)
Employee expense:
   Salaries............................   Rs. 100     Rs. 158      US$  4        58.0%
   Employee benefits...................        30          48           1        60.0
                                          -------     -------      ------
Total employee expense.................       130         206           5        58.5
Premises and equipment expense:
  Premises.............................        37          49           1        32.4
                                          -------     -------      ------
  Computer and office equipment........       149         173           4        16.1
                                          -------     -------      ------
Total premises and equipment expense...       186         222           5        19.4
                                          -------     -------      ------
Administration and other expenses......
   Rentals, taxes and electricity......        70         123           3        75.7
   Advertisement and publicity.........        24          28           1        16.7
   Communications expense..............        31          38           1        22.6
   Other...............................        76         233           5       206.6
                                          -------     -------      ------
Total administration and other expense        201         422           9       110.4
                                          -------     -------      ------
Total non-interest expense.............   Rs. 517     Rs. 850      US$ 19        64.4%
                                          =======     =======      ======


     Non-interest expense increased 64.4% in the nine months ended December 31, 1999 to Rs. 850 million (US$ 20 million) from Rs. 517 million (US$ 12 million) in the nine months ended December 31, 1998. Non-interest expense as a percentage of average total assets decreased to 1.38% in the nine months ended December 31, 1999 from 1.42% in the nine months ended December 31, 1998.

     Employee expense increased 58.5% in the nine months ended December 31, 1999 due to a 46.4% increase in the number of employees to 1,190 at December 31, 1999 from 813 at December 31, 1998 as we expanded our branch network to 84 branches and extension counters from 49 branches and extension counters at December 31, 1998.

     Premises and equipment expense increased 19.4% in the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998, primarily due to a 33.1% increase in premises expenses as a result of the addition of 20 new branches and extension counters in the nine months ended December 31, 1999. Computer and office equipment expense increased 23.9% in the nine months ended

December 31, 1999 primarily due to the depreciation on technology equipment including servers, personal computers, ATMs, VSATs and BANCS2000.

     Administration and other expenses increased 110.4% in the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998 primarily due to additional rental payments resulting from the expansion of our branch network. We networked all our ATMs to Switch which necessitated the issue of new ATM cards to all our existing customers resulting in increased expenses. As we focused on increasing our retail deposits, we also engaged the services of direct selling agents in the nine months ended December 31, 1999 resulting in higher expenses.

        Fiscal 1999 compared to Fiscal 1998

     The following table sets forth, for the periods indicated, the principal components of our non-interest expense.


                                                              Year ended March 31,
                                       -----------------------------------------------------------------------
                                                               1998/1997                           1999/1998 %
                                        1997        1998        % change       1999       1999       change
                                       ------      ------      ----------     ------     ------    -----------
                                                        (in millions, except percentages)
Employee expense:
   Salaries.........................   Rs.  55    Rs.  116        110.9%     Rs. 172     US$  4        48.3%
   Employee benefits................        12          21         75.0           32          1        52.4
                                       -------    --------                   -------     ------
Total employee expense..............        67         137        104.5          204          5        48.9
Premises and equipment expense:
  Premises..........................        17          21         23.5           49          1       133.3
  Computer and office equipment.....        99         141         42.4          183          4        29.8
                                       -------    --------                   -------     ------
Total premises and equipment
  expense...........................       116         162         39.7          232          5        43.2
                                       -------    --------                   -------     ------
Administration and other expenses...
   Rentals, taxes and electricity...        49          77         57.1          114          2        48.1
   Advertisement and publicity......         8          21        162.5           34          1        61.9
   Communications expense...........        13          22         69.2           43          1        95.5
   Other............................       153         135        (11.8)         172          4        27.4
                                       -------    --------                   -------     ------
Total administration and other
  expense...........................       223         255         14.3          363          8        42.4
                                       -------    --------                   -------     ------
Total non-interest expense..........   Rs. 406    Rs.  554         36.5%     Rs. 799     US$ 18        44.2%
                                       =======    ========                   =======     ======


     Non-interest expense increased 44.2% in fiscal 1999 to Rs. 799 million (US$ 18 million) from Rs. 554 million (US$ 13 million) in fiscal 1998. Non-interest expense as a percentage of average total assets decreased to 1.52% in fiscal 1999 from 2.08% in fiscal 1998.

     Total employee expense increased 48.9% in fiscal 1999 due to a 47.8% increase in the number of employees to 891 at year-end fiscal 1999 from 603 at year-end fiscal 1998 as we expanded our branch network in fiscal 1999 to 64 branches and extension counters from 37 branches and extension counters at year-end fiscal 1998.

     Premises and equipment expense increased 43.2% in fiscal 1999 compared to fiscal 1998, primarily due to a 133.3% increase in premises expenses as a result of the addition of 27 new branches and extension counters and the renovation in some of our branches in key locations. Computer and office equipment increased 29.8% in fiscal 1999 primarily due to the depreciation on technology equipment including servers, personal computers, ATMs, VSATs and BANCS2000.

     Administration and other expenses increased 42.4% in fiscal 1999 compared to fiscal 1998 primarily due to additional rental payments resulting from the expansion of our branch network, an increase in communication expenses, such as telecommunications and postage expenses, resulting from a rapid growth in the number of our customers and an increase in advertising expenses associated with building the ICICI Bank brand name and marketing our products.

        Fiscal 1998 compared to Fiscal 1997

     Non-interest expense increased 36.5% in fiscal 1998 to Rs. 554 million (US$ 13 million) from Rs. 406 million (US$ 9 million) in fiscal 1997. Non-interest expense as a percentage of average total assets decreased to 2.08% in fiscal 1998 from 2.54% in fiscal 1997.

     Employee expenses increased 104.5% in fiscal 1998 principally due to a 35.5% increase in the number of employees to 603 at year-end fiscal 1998 from 445 at year-end fiscal 1997 as we rapidly expanded our branch network in fiscal 1998 and an increase of approximately 14.0% in employee salaries.

     Premises and equipment expense increased 39.7% in fiscal 1998 compared to fiscal 1997, due to a 23.5% increase in premises expenses as a result of addition of 13 new branches and extension counters in fiscal 1998 and a 42.4% increase in the computer and office equipment expense in fiscal 1998 primarily due to depreciation on technology equipment including servers, personal computers, ATMs, VSATs and BANCS2000.

     Administration and other expenses increased 14.3% in fiscal 1998 compared to fiscal 1997 primarily due to additional rental payments resulting from the expansion of our branch network offset, in part, by a reduction in rent on office premises as we purchased three branch premises from ICICI. The communications expenses also increased due to the rapid growth in the number of our customer accounts.

     Income Tax Expense

     Income tax expense increased 170.5% in the nine months ended December 31, 1999 to Rs. 303 million (US$ 7 million) from Rs. 112 million (US$ 3 million) in the nine months ended December 31, 1998 primarily due to the higher level of income in the nine months ended December 31, 1999. Our effective tax rate was 22.8% in the nine months ended December 31, 1999 compared to 25.9% in the nine months ended December 31, 1998. Our effective tax rate was lower than the marginal tax rate of 38.5% and 35.0% applicable to companies generally in India in fiscal 2000 and fiscal 1999 primarily due to the tax-exempt income from certain investments of our treasury department including bonds of certain public sector corporations and mutual funds units. The government of India, in order to facilitate access to competitive funding for certain public sector companies, allows these companies to issue bonds, the interest on which is tax-exempt to the bondholder. The government of India also passed a regulation providing that any dividends received on mutual fund units are tax exempt to the holder of the mutual fund units.

     Income tax expense increased 63.5% in fiscal 1999 to Rs. 170 million (US$ 4 million) from Rs. 104 million (US$ 2 million) in fiscal 1998 primarily due to the higher level of income in fiscal 1999. Our effective tax rate was 25.3% in fiscal 1999 compared to 25.9% in fiscal 1998.

     Income tax expense decreased 32.9% to Rs. 104 million (US$ 2 million) in fiscal 1998 from Rs. 155 million (US$ 4 million) in fiscal 1997. Our effective tax rate reduced to 25.9% in fiscal 1998 from 39.0% in fiscal 1997 primarily due to a reduction in the marginal tax rate to 35.0% in fiscal 1998 from 43.0% in fiscal 1997 and an increase in tax-exempt income from certain investments of our treasury department.

Financial Condition

     Assets

     The following tables sets forth, for the periods indicated, the principal components of our assets.

                                       At December 31,     At March 31,              At December 31,
                                       ---------------    ---------------    -------------------------------
                                             1998              1999              1999               1999
                                       ---------------    ---------------    ------------       ------------
                                                                    (in millions)
Cash and cash equivalents...........     Rs.  15,298       Rs.  18,488        Rs.  18,590          US$  427
Trading account assets (1)..........          11,599            15,822             28,606               657
Securities(2).......................           2,912             3,963              4,402               101
Loans, net..........................          20,880            27,597             37,749               868
Acceptances(3)......................           5,045             5,587              7,822               180
Property and equipment..............           1,605             1,761              1,902                44
Other assets (4)....................           2,007             1,607              3,134                72
                                         -----------       -----------        -----------         ---------
Total assets........................     Rs.  59,346       Rs.  74,825        Rs. 102,205         US$ 2,349
                                         ===========       ===========        ===========         =========


                                                                    At March 31,
                                        --------------------------------------------------------------------
                                                              1998/1997                            1999/1998
                                         1997        1998      % change        1999        1999     % change
                                        ------      ------    ---------       ------      ------   ---------
                                                         (in millions, except percentages)
Cash and cash equivalents...........  Rs. 4,099   Rs. 8,728     112.9%      Rs 18,488    US$ 425     111.8%
Trading account assets (1)..........          3       7,387         -          15,822        364     114.2
Securities(2).......................      3,816       1,476     (61.3)          3,963         91     168.5
Loans, net..........................      8,374      12,765      52.4          27,597        634     116.2
Acceptances(3)......................      2,510       2,866      14.2           5,587        128      94.9
Property and equipment..............        573       1,363     137.9           1,761         41      29.2
Other assets (4)....................        391         693      77.2           1,607         37     131.9
                                      ---------   ---------                 ---------   --------
Total assets........................  Rs.19,766   Rs.35,278      78.5%      Rs.74,825   US$1,720     112.1%
                                      =========   =========                 =========   ========

------------
(1)  Primarily includes government of India securities.
(2)  Includes corporate debt securities, government of India securities and mutual fund units.
(3)  Includes only letters of credit that are non-funded facilities.
(4)  Includes deferred tax asset, interest accrued, staff loans, deposits in leased premises and pre-paid expenses.


     Our total assets increased 36.6% to Rs. 102.2 billion (US$ 2.3 billion) at December 31, 1999 from Rs. 74.8 billion (US$ 1.7 billion) at March 31, 1999. Net loans increased 36.8% in the nine months ended December 31, 1999 to Rs. 37.7 billion (US$ 868 million) from Rs. 27.6 billion (US$ 634 million) at March 31, 1999. The growth was in corporate lending as working capital loans increased 48.5% and term loans increased 22.2%. Our loan growth was driven by additional clients referred to us by our parent, ICICI, as we increased our focus on doing business with the large more highly rated clients that are serviced by the ICICI group's Major Clients Group. Loans denominated in foreign currency were less than 5.0% of our total loans at December 31, 1999. The growth in cash and cash equivalents and in trading account assets was principally due to increased reserve requirements resulting from a 71.4% increase in deposits in the nine month ended December 31, 1999. Securities increased 11.1% in the nine months ended December 31, 1999 primarily due to increased investments in corporate debt securities and mutual fund units. Our client coverage strategy helped us in increasing our acceptances by 40.0% to Rs. 7.8 billion (US$ 180 million) at December 31, 1999 from Rs. 5.6 billion (US$ 128 million) at March 31, 1999.

     Our total assets increased 112.1% to Rs. 74.8 billion (US$ 1.7 billion) at year-end fiscal 1999 from Rs. 35.3 billion (US$ 811 million) at year-end fiscal 1998. The high growth in cash and cash equivalents was principally due to increased reserve requirements resulting from a 131.0% increase in deposits in fiscal 1999 and an increase in rupee funds swapped into US dollars at attractive forward rates and placed in foreign currency denominated deposits with banks outside India. Trading account assets increased 114.2% in fiscal 1999 principally due to increased investments in government of India securities to meet the reserve requirements resulting from a 131.0% increase in deposits in fiscal 1999. Securities increased 168.5% in fiscal 1999 primarily due to increased investments in corporate debt securities. Net loans increased 116.2% in fiscal 1999 to Rs. 27.6 billion (US$ 634 million) from Rs. 12.8 billion (US$ 293 million) at year-end fiscal 1998 reflecting significant growth in corporate lending as working capital loans increased 89.2% and term loans increased 194.8%. Our loan growth was largely due to additional clients referred to us by our parent, ICICI. Our acceptances increased 94.9% to Rs. 5.6 billion (US$ 128 million) at year-end fiscal 1999 from Rs. 2.9 billion (US$ 66 million) at year-end fiscal 1998.

     Our total assets increased 78.5% to Rs. 35.3 billion (US$ 811 million) at year-end fiscal 1998 from Rs. 19.8 billion (US$ 454 million) at year-end fiscal 1997. The high growth in cash and cash equivalents was principally due to the increased amount of cash required to be maintained in a current account with the Reserve Bank of India due to its reserve requirements resulting from a 95.1% increase in deposits in fiscal 1998. The growth was also due to an increase in rupee funds swapped into US dollars at attractive forward rates and placed in foreign currency denominated deposits with banks outside India. Trading account assets were Rs. 7.4 billion (US$ 170 million) at year-end fiscal 1998 as we shifted our focus towards treasury operations due to the Reserve Bank of India's monetary policy in fiscal 1998 which reduced the cash reserve requirements of banks, thereby reducing the market interest rates and creating better trading opportunities in India. These primarily comprised investments in government of India securities which increased to meet the reserve requirements resulting from a 95.1% increase in deposits in fiscal 1998. This shift to treasury operations was also reflected in the 61.3% decrease in securities in fiscal 1998. Net loans increased 52.4% in fiscal 1998 to Rs. 12.8 billion (US$ 293 million) from Rs.
8.4 billion (US$ 192 million) at year-end fiscal 1997 reflecting growth in corporate lending as working capital loans increased 38.0% and term loans increased 126.4%. Acceptances increased 14.2% in fiscal 1998 to Rs. 2.9 billion (US$ 66 million) from Rs. 2.5 billion (US$ 58 million) at year-end fiscal 1997.

     Liabilities and Stockholders' Equity

     The following tables set forth, for the periods indicated, the principal components of our liabilities and stockholders' equity.

                                       At December 31,   At March 31,            At December 31,
                                       ---------------   ------------        ----------------------
                                            1998             1999             1999            1999
                                       ---------------   ------------        ------          ------
                                                                (in millions)
Deposits..............................    Rs. 46,424       Rs. 60,729     Rs.  85,002       US$ 1,953
Trading account liabilities(1)........         2,207              418           1,797              41
Acceptances...........................         5,045            5,587           7,822             180
Long-term debt........................         1,110            1,764           1,734              40
Other liabilities (2).................         1,917            3,497           2,181              50
                                          ----------       ----------     -----------       ---------
Total liabilities.....................        56,703           71,995          98,536           2,264
                                          ----------       ----------     -----------       ---------
Stockholders' equity..................         2,643            2,830           3,669              85
                                          ----------       ----------     -----------       ---------
Total.................................    Rs. 59,346       Rs. 74,825     Rs. 102,205       US$ 2,349
                                          ==========       ==========     ===========       =========


                                                                       At March 31,
                                         -----------------------------------------------------------------------
                                                                  1998/1997                            1999/1998
                                          1997         1998        % change        1999       1999     % change
                                         ------       ------      ---------       ------     ------    ---------
                                                              (in millions, except percentages)
Deposits..............................  Rs. 13,476   Rs. 26,290       95.1%  Rs. 60,729    US$ 1,396     131.0%
Trading account liabilities(1)........         841        1,793      113.2          418           10     (76.7)
Acceptances...........................       2,510        2,866       14.2        5,587          128      94.9
Long-term debt........................          89          129       44.9        1,764           41         -
Other liabilities (2).................       1,019        1,729       69.7        3,497           80     102.3
                                        ----------   ----------              ----------    ---------
Total liabilities.....................      18,016       32,807       82.1       71,995        1,655     119.5
                                        ----------   ----------              ----------    ---------
Stockholders' equity..................       1,750        2,471       41.2        2,830           65      14.5
                                        ----------   ----------              ----------    ---------
Total.................................  Rs. 19,766   Rs. 35,278       78.5%  Rs. 74,825    US$ 1,720     112.1%
                                        ==========   ==========              ==========    =========

------------
(1)  Trading account liabilities are inter-bank borrowings and short-term borrowings from other institutions.

(2) Includes refinancing received from the Reserve Bank of India against our export credit, interest accrued but not due on deposits and bills payable.


     The following tables set forth, for the periods indicated, the components of our total deposits.

                                      At December 31,     At March 31,            At December 31,
                                      ---------------     ------------        ----------------------
                                           1998               1999             1999            1999
                                      ---------------     ------------        ------          ------
                                                                    (in millions)
Interest-bearing deposits:
     Savings deposits...............     Rs.  1,913        Rs.   2,271      Rs.   4,313       US$  100
     Time deposits..................         39,788             52,692           72,674          1,670
Total interest-bearing deposits.....         41,701             54,963           76,987          1,769
Non interest bearing deposits:
     Demand deposits ...............          4,723              5,766            8,015            185
                                         ----------         ----------       ----------      ---------
Total deposits......................     Rs. 46,424         Rs. 60,729       Rs. 85,002      US$ 1,954
                                         ==========         ==========       ==========      =========


                                                                      At March 31,
                                       ---------------------------------------------------------------------------
                                                                 1998/1997                               1999/1998
                                        1997         1998         % change        1999         1999       % change
                                       ------       ------       ---------       ------       ------     ---------
                                                           (in millions, except percentages)
Interest-bearing deposits:
     Savings deposits...............  Rs.    497   Rs.  1,037       108.6%     Rs.  2,271    US$    52      119.0%
     Time deposits..................       9,816       21,621       120.3          52,692        1,211       143.7
Total interest-bearing deposits.....      10,313       22,658       119.7          54,963        1,263       142.6
Non interest bearing deposits:
     Demand deposits ...............       3,163        3,632        14.8           5,766          133        58.8
                                      ----------   ----------                  ----------    ---------
Total deposits......................  Rs. 13,476   Rs. 26,290        95.1%     Rs. 60,729    US$ 1,396      131.0%
                                      ==========   ==========                  ==========    =========


     Our total deposits increased 40.0% in the nine months ended December 31, 1999 to Rs. 85.0 billion (US$ 2.0 billion) from Rs. 60.7 billion (US$ 1.4 million) at March 31, 1999. We focused on deposit taking from retail customers by offering products targeted at different segment of customers including "Power Pay", a direct deposit product to streamline the salary payment systems of our corporate customers. The share of new "Power Pay" accounts in all new savings accounts in the nine months ended December 31, 1999 was 62.0%. Our focus on retail deposit taking was reflected in the 67.9% growth in our retail deposits in the nine months ended December 31, 1999 compared to 30.7% growth in our corporate deposits in the same period. Our savings account deposits increased 89.9% in the nine months ended December 31, 1999 as we continued our focus on building a strong retail depositor base. Our time deposits increased 37.9% in fiscal 1999 mainly from corporate deposits. Our non-interest-bearing deposits increased 39.0% due to our specific thrust on this segment as it significantly reduces our cost of funds. Trading account liabilities increased to Rs. 1797 million (US$ 41 million) at December 31, 1999 from Rs. 418 million (US$ 10 million) at March 31, 1999 primarily due to overnight inter-bank borrowings.

     Our total deposits increased 131.0% in fiscal 1999 to Rs. 60.7 billion (US$
1.4 billion) from Rs. 26.3 billion (US$ 604 million) at year-end fiscal 1998. We continued our focus on deposit taking by offering products targeting different segment of customers with features tailored to their specific requirements. In fiscal 1999, our corporate deposits increased 139.3% and our retail deposits increased 109.1%. Our savings account deposits increased 119.0% in fiscal 1999 as we continued our focus on building a strong retail depositor base. Our time deposits increased 143.7% in fiscal 1999 mainly from an increase in corporate deposits. Our non-interest-bearing deposits and savings account deposits grew at a lower rate than the time deposits, as customers appeared to prefer investing in higher earning time deposits. Trading account liabilities decreased 76.7% to Rs. 418 million (US$ 10 million) at year-end fiscal 1999 from Rs. 1.8 billion (US$ 41 million) at year-end fiscal 1998 primarily due to the decrease in short-term borrowings from institutions. Long-term debt increased to Rs. 1.8 billion (US$ 41 million) at year-end fiscal 1999 from Rs. 129 million (US$ 3 million) at year-end fiscal 1998 primarily due to our issuing unsecured redeemable subordinated debentures of Rs. 1.7 billion (US$ 39 million) in fiscal 1999 to augment our Tier 2 capital level.

     Our total deposits increased 95.1% in fiscal 1998 to Rs. 26.3 billion (US$ 604 million) from Rs.13.5 billion (US$ 310 million) at year-end fiscal 1997. In fiscal 1998, our corporate deposits increased 104.0% and our retail deposits increased 74.9%. Our savings account deposits increased 108.6% in fiscal 1988 as we continued our focus on building a strong retail depositor base. Trading account liabilities increased 113.2% in fiscal 1998 to Rs. 1.8 billion (US$ 41 million) from Rs. 841 million (US$ 19 million) at year-end fiscal 1997. Long-term debt increased to Rs. 129 million (US$ 3 million) in fiscal 1998 from

Rs. 89 million (US$ 2 million) in fiscal 1997 primarily due to the refinancing of our term loans from the Small Industries Development Bank of India and the Export Import Bank. Stockholders' equity increased 41.2% in fiscal 1998 as a result of issuance of 15 million equity shares to our parent, ICICI, at Rs. 35 per equity share in June 1997.

     Guarantees

     As part of our financing activities, we provide standby letter of credit facilities, called guarantees in India, that can be drawn down any number of times up to the committed amount of the facility. We issue guarantees on behalf of our borrowers in favor of corporations and government authorities inviting bids for projects, guaranteeing the performance of our borrowers and as security for advance payments made to our borrowers by such project authorities. These generally represent irrevocable assurances that we will make payments in the event that the customer fails to fulfil its financial or performance obligations but represent a non-funded exposure. The guarantees are generally for a period not exceeding 18 months. The credit risk associated with these products, as well as the operating risks, are similar to those in our other loan products. We have the same appraisal process, pricing methodology and collateral requirement for guarantees as that for any other loan product. Guarantees increased 45.2% at December 31, 1999 to Rs. 6.7 billion (US$ 154 million) from Rs. 4.6 billion (US$ 106 million) at March 31, 1999. Guarantees increased 75.0% at year-end fiscal 1999 to Rs. 4.6 billion (US$ 106 million) from Rs. 2.6 billion (US$ 61 million) at year-end fiscal 1998, which in turn increased 42.6% from Rs. 1.8 billion (US$ 43 million) at year-end fiscal 1997. Guarantees outstanding increased at a much faster rate in fiscal 1999 primarily due to our focus on this business in fiscal 1999 as one of the areas for generating non-interest revenue.

     Foreign Exchange and Derivative Contracts

     We enter into foreign exchange forward contracts, swap agreements and other derivative products, which enable customers to transfer, modify or reduce their foreign exchange and interest rate risks. Our foreign exchange contracts arise out of foreign exchange transactions, forward foreign exchange transactions with corporate and non-corporate customers and inter-bank foreign exchange transactions. We earn profit by way of an exchange margin as a mark-up over the exchange rate offer on customer transactions. We earn profit on inter- bank foreign exchange transactions by way of differences between the purchase rate and the sale rate. This income is booked as income from foreign exchange transactions.

     All our outstanding derivative contracts represent currency and interest rate swaps for our corporate customers. We have started offering these types of transactions only recently. The income earned by us on all such transactions is booked as trading account revenue.

     The following table sets forth, for the periods indicated, the notional amount of our derivative contracts.


                                         Notional principal amounts                 Balance sheet credit exposure(1)
                                  ------------------------------------------     ------------------------------------
                                       At March 31,          At December 31,        At March 31,      At December 31,
                                  ---------------------      ---------------     -----------------    ---------------
                                    1998           1999                 1999       1998       1999               1999
                                  ------         ------      ---------------     ------     ------    ---------------
                                                                    (in millions)
Interest rate products:
Swap agreements.............              -             -       Rs.    900            -           -              -
                                 ----------    ----------       ----------       ------     -------        -------
Total interest rate products              -             -       Rs.    900            -           -              -
                                 ==========    ==========       ==========       ======     =======        =======
Foreign exchange products:
Forward contracts...........     Rs. 23,528    Rs. 36,705       Rs. 49,591       Rs. 77     Rs. 425        Rs. 341
Swap agreements.............              -         2,962            7,658            -           -              -
                                 ----------    ----------       ----------       ------     -------        -------
Total foreign exchange
   products.................     Rs. 23,528    Rs. 39,667       Rs. 57,249       Rs. 77     Rs. 425        Rs. 341
                                 ==========    ==========       ==========       ======     =======        =======

-----------
(1) Denotes the mark-to-market impact of the derivative and foreign exchange products at the indicated periods.

     Capital

     We are subject to the capital adequacy requirements of the Reserve Bank of India, which are primarily based on the capital adequacy accord reached by the Basle Committee of Banking Supervision, Bank of International Settlements in 1988. For a detailed description of the Reserve Bank of India's capital adequacy guidelines, see "Supervision and Regulation--Capital Adequacy Requirements". We are required to maintain a minimum ratio of total capital to risk adjusted assets as determined by a specified formula of 8.0%, at least half of which must be Tier 1 capital generally stockholders' equity. The Reserve Bank of India has increased the minimum requirement of the capital adequacy ratio to 9.0% from year-end fiscal 2000.

     The following tables set forth, for the periods indicated, our risk-based capital, risk-weighted assets and risk-based capital adequacy ratios computed in accordance with the applicable Reserve Bank of India guidelines and based on our financial statements prepared in accordance with Indian GAAP.

                                                             At December 31
                                           ---------------------------------------------------
                                                                           US$       1999/1998
                                            1998           1999           1999        % change
                                           ------         ------         ------      ---------
                                                    In millions, except percentages
Tier 1 capital........................   Rs.   3,109     Rs.  3,624     US$    83        16.6%
Tier 2 capital........................           820          1,543            36        88.2
                                         -----------     ----------     ---------
Total capital.........................   Rs.   3,928     Rs.  5,168     US$   119        31.5
                                         ===========     ==========     =========
On-balance sheet risk assets..........        27,076         42,330           973        56.3
Off-balance sheet risk assets.........         6,780         12,610           290        86.0
                                         -----------     ----------     ---------
Total risk assets.....................   Rs.  33,857     Rs. 54,940     US$ 1,263        62.3%
                                         ===========     ==========     =========
Tier 1 capital adequacy ratio.........          9.18%          6.60%
Tier 2 capital adequacy ratio.........          2.42           2.81
                                         -----------     ----------
Total capital adequacy ratio..........         11.60%          9.41%
                                         ===========     ==========


                                                                     Year ended March 31,
                                            --------------------------------------------------------------------------
                                                                      1998/1997                     US$      1999/1998
                                             1997         1998         % change        1999         1999      % change
                                            ------       ------       ---------       ------       ------    ---------
                                                               (in millions, except percentages)
Tier 1 capital........................    Rs. 1,819    Rs. 2,668        46.7%       Rs.  3,035     US$  70       13.8%
Tier 2 capital........................           47           20        (57.4)           1,549          35          -
                                         ----------   ----------                    ----------     -------
Total capital.........................        1,866        2,688         44.0            4,584         105       70.6
                                         ==========   ==========                    ==========     =======
On-balance sheet risk assets..........       10,698       15,801         47.7           33,646         773      112.9
Off-balance sheet risk assets.........        3,613        4,138         14.5            7,803         179       88.6
                                         ----------   ----------                    ----------     -------
Total risk assets.....................   Rs. 14,311   Rs. 19,939         39.3       Rs. 41,449     US$ 952      107.9
                                         ==========   ==========                    ==========     =======
Tier 1 capital adequacy ratio.........        12.71%       13.38%                         7.32%
Tier 2 capital adequacy ratio.........         0.33         0.10                          3.74
                                         ----------   ----------                    ----------
Total capital adequacy ratio..........        13.04%       13.48%                        11.06%
                                         ==========   ==========                    ==========


     Our total capital adequacy ratio computed under the applicable Reserve Bank of India guidelines and based on our financial statements prepared in accordance with US GAAP was 9.08% at December 31, 1999. Using the same basis of computation, our Tier 1 capital adequacy ratio was 6.69% and our Tier 2 capital adequacy ratio was 2.39% at December 31, 1999.

     Our total capital adequacy ratio computed under the applicable Reserve Bank of India guidelines and based on our financial statements prepared in accordance with US GAAP was 10.44% at year-end fiscal 1999. Using the same basis of computation, our Tier 1 capital adequacy ratio was 6.92% and our Tier 2 capital adequacy ratio was 3.52% at year-end fiscal 1999.

                                   MANAGEMENT

Directors and Executive Officers

     Our board of directors, which consists of eight members, is responsible for the management of our business. Our organizational documents provide for at least three and no more than twelve directors. We may, subject to the provisions of our organizational documents and the Indian Companies Act, change the minimum or maximum number of directors by a resolution which is passed at a general meeting by a majority of 75.0% of the present and voting shareholders.

     The composition of our board of directors reflects the principal shareholdings held by ICICI, the requirements of the Indian Banking Regulation Act and the public ownership in India. Under the terms of our organizational documents, ICICI is entitled to appoint one-third of the total number of directors of our board. ICICI has nominated two directors to our board. The Banking Regulation Act requires that not less than 51% of the board members have special knowledge or practical experience in areas relevant to banking including accounting, finance, agriculture, banking and small scale industry. Accordingly, all our directors are professionals with special knowledge of accountancy, banking, economics, administration and management. Of these, one director has expertise in the area of agriculture and another director has experience in small scale industries, as required by the Banking Regulation Act. In addition, under the Banking Regulation Act, the Reserve Bank of India may require us to convene a meeting of our shareholders for the purposes of appointing new directors to our board of directors.

         Our organizational documents also provide that we may execute trust deeds securing our debentures under which the trustee or trustees may appoint a director, known as a debenture director. The debenture director is not subject to retirement by rotation and may only be removed as provided in the relevant trust deed. There is no debenture director on our board of directors.

     Our organizational documents further provide that ICICI may appoint one of their nominated directors to act as the Executive Chairman and Managing Director of our board for terms not exceeding five years at a time. The board of directors has powers to appoint one of the directors to be the Executive Chairman or Managing Director, if ICICI has not appointed one of its nominee directors. The board of directors has appointed Mr. K. V. Kamath as a non-executive Chairman of our board, subject to approval of the Reserve Bank of India. Application to the Reserve Bank of India seeking approval for this appointment has been submitted. We are awaiting this approval. Mr. H. N. Sinor has been appointed our Managing Director and Chief Executive Officer by the shareholders with effect from June 1, 1998 for a period of five years.

     At least two-thirds of the total number of directors, excluding the debenture director and the directors nominated by ICICI, are subject to retirement by rotation. One-third of these directors must retire from office at each annual meeting of shareholders. A retiring director is eligible for re-election. None of our directors other than the Chairman or executive directors shall hold office continuously for a period exceeding eight years.

     Our board of directors at February 11, 2000 had the following members:

Name, Designation and Profession       Date of appointment       Other appointments
---------------------------------      ------------------------  ---------------------------------------------------
Mr. Kundapur Vaman Kamath              April 17, 1996            Chairman
Profession: Managing Director and                                ICICI Infotech Services Limited
Chief Executive Officer of ICICI                                 ICICI Personal Financial Services Limited
                                                                 ICICI Securities & Finance Company Limited
                                                                 ICICI Venture Funds Management Company Limited
                                                                 Prudential ICICI Asset Management Company Limited

                                       121



                                                                 Director
                                                                 Indian Institute of Management, Ahmedabad
                                                                 National Development Bank, Sri Lanka

                                                                 Vice Chairman
                                                                 Indian Business School

                                                                 Member - Governing Board
                                                                 Entrepreneurship Development of India
                                                                 National Institute of Bank Management

                                                                 Member- Managing Committee
                                                                 The Associated Chambers of Commerce and Industry of
                                                                 India (ASSOCHAM)

                                                                 Member - Governing Council
                                                                 Manel Srinivas Nayak Institute of Management

                                                                 Member - Advisory Board
                                                                 NCR Financial Solutions Group Limited, London
                                                                 The Economic Times Editorial

                                                                 Member - Board of Management
                                                                 Manipal Academy of Higher Education

                                                                 Member
                                                                 Confederation of Indian Industry


Mrs. Lalita Dileep Gupte               September 12, 1994        Chairperson
Profession: Joint Managing Director                              ICICI Capital Services Limited
and Chief Operating Officer of ICICI                             ICICI Home Finance Company Limited

                                                                 Director
                                                                 G. S. Mhaskar Private Limited
                                                                 ICICI Personal Financial Services Limited
                                                                 ICICI Infotech Services Limited
                                                                 ICICI Securities and Finance Company Limited
                                                                 ICICI Venture Funds Management Company Limited
                                                                 National Stock Exchange of India Limited
                                                                 Prudential ICICI Asset Management Company Limited

Dr. Satish Chandra Jha                 May 2, 1997               Director- Governing Board
Profession: Development Economist                                Delhi Stock Exchange

                                                                 Director
                                                                 Phillips India Limited
                                                                 SREI International Finance Limited
                                                                 Walchand Capital Limited

                                      122



Mr. Raghunathan Rajamani               December 2, 1994          Director
Profession: Retired Government                                   CanBank Computer Service Limited
Official
                                                                 Trustee
                                                                 Sundaram Mutual Fund


Mr. Bhupendranath V. Bhargava          September 12, 1994        Chairman
Profession: Chairman,                                            India Index Services and Products Limited
Credit Rating and Information
Services of India Limited                                        Director
                                                                 BPL Cellular Holdings Limited
                                                                 Cosmo Films Limited
                                                                 Grasim Industries Limited
                                                                 HEG Limited
                                                                 J. K. Corporation Limited
                                                                 Raymond Limited
                                                                 Supreme Industries Limited

                                                                 Trustee
                                                                 Amarnath Vidya Ashram
                                                                 Sri Shanmukhananda Fine Arts and Sangeetha Sabha

Mr. Uday Madhav Chitale                August 21, 1997           Director
Profession: Partner, M. P Chitale &                              DFK Consulting Services (India) Private Limited
Company (Chartered Accountants)                                  Seahorse Industries Limited

                                                                 Chairman of Executive Committee
                                                                 Shishu Vihar Mandal


Mr. Somesh R Sathe                     January 29, 1998          Managing Director
Profession: Managing Director, Arbes                             ESSP Meditek Private Limited
Tools Private Limited                                            Sukeshan Equipments Private Limited


Mr. H.N. Sinor                         August 21, 1997
Profession: Managing Director and
Chief Executive Officer


     Our executive officers at February 11, 2000 were as follows:


                                                                    Years of           Total
                                                                      work        remuneration in
           Name             Age               Position             experience       fiscal 1999     Shareholdings(1)
-------------------------   ---     ---------------------------    ----------     ---------------   ----------------
Mr. H.N. Sinor               55     Managing Director and Chief        34          Rs. 1,514,078          1,100
                                    Executive Officer

Mr. P.H. Ravikumar           48     Senior Executive Vice              27              1,057,087          1,000
                                    President

Mr. M.N. Gopinath            51     Senior Executive Vice              30              1,046,699          1,200
                                    President

Mr. Alladi Ashok             48     Senior Executive Vice              28                867,374              -
                                    President

                                       123


                                                                    Years of           Total
                                                                      work        remuneration in
           Name             Age               Position             experience       fiscal 1999     Shareholdings(1)
-------------------------   ---     ---------------------------    ----------     ---------------   ----------------

Mr. E.S. Mohan               49     Executive Vice President           26                  886,522              1,000

Mr. A.V.A. Subramaniam       57     Executive Vice President           28                  621,115              1,000

Mr. G. Venkatakrishnan       49     Executive Vice President           25                  469,085                  -
                                    and Chief Financial Officer

Mr. K.S. Harshan             48     Senior Vice President              23                  702,648              1,000

Mr . M.S. Annigeri           46     Senior Vice President              20                  663,774              1,000

Mr. R. B. Nirantar           46     Senior Vice President              21                  651,378                500

Mr. Bhashyam Seshan          43     Company Secretary                  22                  567,749              1,200

------------
(1) We have not granted any stock options to our executive officers.


     Mr. H. N. Sinor holds Bachelor's degrees in Commerce and Law. Mr. Sinor started his career with the Central Bank of India in September 1965 and moved to the Union Bank of India in 1969. He worked in various positions gaining experience in working capital finance, branch banking, resources and corporate planning. Mr. Sinor returned to Central Bank of India as its Executive Director in December 1996. Mr. Sinor joined us on July 1, 1997 and our board on August 21, 1997 and was appointed our Managing Director and Chief Executive Officer with effect from June 1, 1998.

     Mr. P. H. Ravikumar has a Bachelor of Commerce degree and is a Certified Associate of the Institute of Bankers both of London and India. Mr. Ravikumar joined the Bank of India in September 1972. In his 22 years with the Bank of India, he has worked at various offices in India and in Paris, in the areas of branch management, treasury, international banking, commercial advances and planning. Mr. Ravikumar joined us in 1994 and is the Senior Executive Vice President heading the Corporate Banking business.

     Mr. M. N. Gopinath holds a Bachelor's degree in Commerce, a Master's degree in Business Administration and is a Certified Associate of the Indian Institute of Bankers, Mumbai. He joined the Bank of India in 1970. In his 25 years with Bank of India, he has worked at various offices in India and in the US. He has gained experience in credit, international banking, training, branch management, operations, treasury, leasing and housing finance. He was transferred by the Bank of India to its merchant banking subsidiary, BOI Finance Limited, as General Manager. Mr. Gopinath joined us in 1995 and is the Senior Executive Vice President heading the Retail Banking business.

     Mr. Alladi Ashok has a Bachelor of Science degree. Mr. Ashok started his career with the State Bank of India in 1972. He worked in different branches of State Bank of India both in India and in the US. He has handled various responsibilities including working capital financing, credit administration, branch management, foreign exchange and treasury. He joined us in 1996 and is the Senior Executive Vice President heading our Risk Management Department.

     Mr. E. S. Mohan holds Master's degrees in Science and in Business Administration. He is a Certified Associate of the Institute of Bankers of both London and India. He joined the Bank of India in 1974. He was posted at various offices of the Bank of India in India and U.K and gained exposure in treasury management, foreign exchange, commercial loans and branch banking. Mr. Mohan joined us in 1994. He is an Executive Vice President and is on secondment to Inter Commercial Bank Limited, Trinidad and Tobago as the Advisor to the Managing Director of that bank.

     Mr. A. V. A. Subramaniam has a Bachelor of Arts degree, a diploma in Systems Management and is a Certified Associate of the Indian Institute of Bankers. He joined the State Bank of India in 1965. He has worked in various areas including the audit and inspection of general banking and foreign exchange businesses of large branches and foreign offices. Mr. Subramaniam joined us in 1995. He is the Executive Vice President heading our Audit Department.

     Mr. G. Venkatakrishnan holds a Master's degree in Science and a post graduate diploma in bank management. He is a graduate member of Cost and Works Accountants of India and a Certified Associate of the Indian Institute of Bankers, Mumbai. He began his career as an officer with the State Bank of India in 1974. He has held various positions and worked in areas including international banking, auditing, compliance and balance sheet management. Mr. Venkatakrishnan joined us in 1997 and is the Executive Vice President and Chief Financial Officer.

     Mr. K.S. Harshan holds a Master's degree in Economics and a post graduate diploma in Management. He began his career with the Union Bank of India in 1976. In his 18 years with Union Bank of India, he has worked at various offices in India and in London, in the areas of branch management, international trade finance, foreign exchange and operations. Mr. Harshan joined us in 1994 and is a Senior Vice President and head of Foreign Exchange and International Banking.

     Mr. M. S. Annigeri holds a Bachelor's degree in Science. He joined the State Bank of India in 1979. He was posted at various offices of the State Bank of India and gained exposure in branch management and treasury management. Mr. Annigeri joined us in 1996 and is a Senior Vice President and head of Domestic Treasury.

     Mr. R. B. Nirantar has a Bachelor's degree in Commerce, a diploma in Industrial Relations and Personnel Management and is a Certified Associate of the Indian Institute of Bankers. He also holds a degree in General Law. He joined the Union Bank of India in 1974. He joined us in 1994 and is Senior Vice President and heads our Human Resources Development department.

     Mr. Bhashyam Seshan has a Bachelor's degree in Commerce. He is an Associate Member of the Institute of Company Secretaries of India. He started his career with State Bank of Travancore in 1978 and joined us in 1994. He is our Company Secretary.

Corporate Governance

     Our corporate governance policies recognize the accountability of the board and the importance of making the board transparent to all our constituents, including employees, customers, investors and the regulatory authorities, and to demonstrate that the shareholders are the ultimate beneficiaries of our economic activities. We have taken a series of steps including setting up a series of board sub-committees to oversee the functions of executive management. All important board committees consist mainly of non-executive directors. These board committees meet regularly.

     Our board's role, functions, responsibility and accountability are clearly defined. In addition to its primary role of monitoring corporate performance, the functions of the board include:

     o  approving corporate philosophy and mission;
     o  participating in the formulation of strategic and business plans;
     o  reviewing and approving financial plans and budgets;
     o monitoring corporate performance against strategic and business plans, including overseeing operations;
     o  ensuring ethical behavior and compliance with laws and regulations;
     o reviewing and approving borrowing limits; o formulating exposure limits; and
     o keeping shareholders informed regarding plans, strategies and performance.

     To enable the board of directors to discharge these responsibilities effectively, our executive management gives detailed reports on our performance on a quarterly basis.

     The Audit Department conducts regular audits of our branches and concurrent audits of our larger branches and treasury.

     The board functions either as a full board or through committees. The following committees have been formed to focus on specific issues.

     Audit and Risk Committee

     The Audit and Risk Committee consists of five directors, all of which are independent directors. It provides direction to and oversees the audit and risk management function, reviews the financial accounts, interacts with statutory auditors and reviews matters of special interest.

     Committee of Directors

     The Committee of Directors consists of five directors, including the Managing Director and Chief Executive Officer. This Committee has delegated financial powers and approves loan proposals and expenditures within the broad parameters of the delegated authority.

     Compensation Committee

     The Compensation Committee consists of four directors including the Managing Director and Chief Executive Officer. The functions of the committee include considering and recommending to the board the amount of compensation payable to the executive directors, fees payable to other directors and framing the guidelines and management of the employee stock option scheme.

     Nomination Committee

     The Nomination Committee consists of four directors including the Managing Director and Chief Executive Officer. The functions of this committee include the submission of recommendations to the board to fill vacancies on the board or in senior management positions.

     Share Transfer Committee

     The Share Transfer Committee consists of four directors including the Managing Director and Chief Executive Officer. This committee reviews and approves transfers of our equity shares and debentures.

Compensation and Benefits to Directors and Officers

     Under our organizational documents, each director, except directors nominated by ICICI and the Managing Director and Chief Executive Officer, is entitled to remuneration for attending each meeting of the board or of a board committee. The amount of remuneration is set by the board from time to time in accordance with limitations prescribed by the Indian Companies Act or the government of India. Remuneration for attending a board meeting is Rs. 2,000 (US$ 46) and for a committee meeting Rs. 1,000 (US$ 23). We reimburse directors for travel and related expenses in connection with board and committee meetings and with related matters. If a director is required to perform services for us beyond attending meetings, we may remunerate the director as determined by the board of directors and this remuneration may be either in addition to or as substitution for the remuneration discussed above.

     At its meeting held on March 28, 1998, the board of directors decided to revise the salary paid to the Managing Director and Chief Executive Officer, effective June 1, 1998. This was approved at the annual meeting of the shareholders on June 15, 1998. The board or the compensation committee may in its exclusive discretion fix the salary payable within the range of Rs. 60,000 to Rs. 120,000 (US$ 1,379 to US$ 2,758) per month, exclusive of committed bonus and special achievement bonus.

     The total compensation paid by us to our directors and our executive officers in fiscal 1999 was Rs. 9 million (US$ 207,000).


     Bonus

     Each year, our board of directors awards bonuses to our employees including the Managing Director and Chief Executive Officer on the basis of performance and seniority. The performance of each employee is judged by a management appraisal system. The aggregate amount paid towards bonuses to all eligible employees in fiscal 1999 was Rs. 48 million (US$ 1.1 million).

     Employee Stock Option Scheme


     On January 24, 2000, our board approved an employee stock option scheme to attract, encourage and retain high performing employees. Subject to the approval of our shareholders at the extraordinary general meeting to be held on February 21, 2000, up to 5.0% of our issued equity shares after the completion of the offering can be allocated to employee stock options. The stock options will entitle our eligible employees and directors, and eligible employees and directors of our subsidiary and holding companies to apply for equity shares. We do not have any subsidiaries so only our eligible employees and directors and ICICI's eligible employees and directors could apply for equity shares. Eligible employees include those that are assistant managers or higher. The board of directors and compensation committee will determine the eligibility of each employee and director based on an individual evaluation, including an evaluation of work performance, technical knowledge and leadership qualities. The compensation committee will determine the eligibility of ICICI's employees based on their contribution to its different areas of operations.

         The grant date will be the date of the meeting of our board of directors or our compensation committee approving the grant of the options. The vesting period will begin one year after the grant date and may extend for up to three years from that date. The options may vest in tranches subject to the conditions stipulated by the compensation committee. The conditions may include satisfactory performance and continued employment, unless the employment is discontinued because of death, disability or retirement.

     The options will be issued at an exercise price equal to the closing market price on the stock exchange with the highest trading volume on the grant date, or at a price determined by our board of directors or our compensation committee on the grant date.

     The exercise period will begin on the date of vesting and expire at the end of five years from the date of vesting or ten years from the grant date, whichever is later. The share option will be exercisable by submitting an application form or an exercise notice to us. The maximum number of option shares granted to any employee in a year will not exceed 0.05% of the issued shares on the grant date.

     After the shareholders approve the scheme, the compensation committee of our board of directors will decide on the final details of the scheme. We are currently working out the final details of the scheme.

     ICICI has an employee stock option scheme. Under this scheme, eligible employees of ICICI group, including our employees, may be granted options on shares of ICICI. To date, ICICI has granted stock options to its employees only.

     Loans

     Our bank has internal rules and regulations to grant loans to employees to acquire certain assets such as property, vehicles and other consumer durables. These loans are made at interest rates ranging from 3.5 % to 6.0 % per annum and are repayable over fixed periods of time. The loans are generally secured by the assets acquired by the employees. We have also given loans to our employees for purchasing our shares in the offering made by ICICI in June 1997 at the public offering price. At March 31, 1999, there were Rs.

138 million (US$ 3 million) loans outstanding to employees. Pursuant to the Banking Regulation Act, our non-executive directors are not eligible for any loans. At December 31, 1999, there was no outstanding loan to our directors.

     Gratuity

     Under Indian law, we are required to pay a gratuity to employees who after at least five years of continuous service have resigned or retired. Our bank has set up a gratuity fund administered by the Life Insurance Corporation of India. In accordance with our gratuity fund's rules, actuarial valuation of gratuity liability is made based on certain assumptions regarding rate of interest, salary growth, mortality and staff turnover. The total corpus of the fund at March 31, 1999 was Rs. 12 million (US$ 276,000).

     Superannuation Fund

     We contribute 15.0% of the total annual salary of each employee to a superannuation fund, which is administered by the Life Insurance Corporation of India. An employee gets 33.0% of the commuted value on retirement and a monthly pension after that for life. In the event of a death of an employee, beneficiary receives the accumulated balance of the commuted value of 66.0%.

     Provident Fund

     We are statutorily required to maintain a provident fund as a part of our retirement benefits to our employees. Each employee contributes 12.0% of his or her salary and we contribute an equal amount to the fund. This fund is managed by in-house trustees. The investments of the fund are made according to rules made by the government of India. The accounts of the fund are audited by independent auditors. The corpus of the fund at March 31, 1999 was Rs. 52 million (US$ 1 million).

     Interest of Management in Certain Transactions

     Except as otherwise stated in this prospectus, no amount or benefit has been paid or given to any of our directors or officers.

                           RELATED PARTY TRANSACTIONS

     We have entered into several cost-sharing arrangements with ICICI and other group companies, including:

     Lease Agreements with ICICI

     We have entered into lease agreements with ICICI, as lessor, at market rates for the lease of certain properties for both office and residential purposes and for the lease of ATMs. We paid Rs. 92 million (US$ 2 million), Rs. 20 million (US$ 460,000) and Rs. 7 million (US$ 160,000) in fiscal 1997, 1998 and 1999, respectively, for the use of ICICI property for official and residential purposes. We paid Rs. 4.4 million (US$ 102,000) in the nine months ended December 31, 1999 for the lease of ATMs. We did not lease ATMs from ICICI before this period. These lease agreements contain terms and conditions that are standard for agreements of these types.

     Agreements with ICICI Personal Financial Services Limited

     On December 15, 1999, we entered into an agreement with ICICI Personal Financial Services for the provision by them of services related to our telephone banking call centers. The initial term of the agreement is one year. Under this agreement, we will pay fees to ICICI Personal Financial Services based on the number of calls handled by the call center.

     On January 3, 2000, we entered into another agreement with ICICI Personal Finance Services seconding 12 of their employees with skills in marketing and credit processing activities relating to our credit card business. Under this agreement, we will reimburse to ICICI Personal Financial Services the salaries of their employees seconded to us.

     On January 17, 2000, we entered into another agreement with ICICI Personal Financial Services for the provision by them of credit card processing services. Under this agreement, we will reimburse ICICI Personal Finance Services for all costs incurred by them, including salaries and other operating costs, plus a mark-up up to 10.0%.

     Agreements with ICICI Infotech Service Limited

     On September 9, 1997, we entered into an agreement with ICICI Infotech for the provision of services by them relating to the handling of share transfer activities. This agreement expires on September 9, 2000. Under this agreement, we pay fees to ICICI Infotech depending upon the volume of shares handled. In fiscal 1998 and 1999, we paid Rs. 3 million (US$ 69,000) and Rs. 6 million (US$ 138,000), respectively, to ICICI Infotech pursuant to this agreement.

     On September 1, 1999, we entered into another agreement with ICICI Infotech for seconding 35 of their employees for providing information technology services. We reimburse the salaries of ICICI Infotech employees seconded to us. In the nine months ended December 31, 1999, we paid ICICI Infotech Rs. 5 million (US$ 115,000).

     Other Transactions with ICICI

     We have generated fee and commission income from ICICI, as one of our customers, for the provision of banking services to ICICI, including cash management services, the management of ICICI bond issues, remittances and collection. We provided these services to ICICI at market rates. ICICI paid a total of Rs. 6 million (US$ 138,000), Rs.15 million (US$ 345,000) and Rs. 12 million (US$ 276,000) to us in fiscal 1997, 1998 and 1999, respectively, for these banking services.

     We paid Rs. 2 million (US$ 46,000), Rs. 1 million (US$ 23,000) and Rs. 1 million (US$ 23,000) to ICICI in fiscal 1997, 1998 and 1999, respectively, for the secondment of ICICI employees to us.

     We have paid to ICICI interest on deposits and borrowings in call money markets in the amount of Rs.27 million (US$ 631,000), Rs. 105 million (US$ 2.4 illion) and Rs. 125 million (US$ 2.9 million) in fiscal 1997, 1998 and 1999, respectively.

     In addition, we have paid dividends to ICICI, as our shareholder, in the amount of Rs. 113 million, (US$ 2.6 million) Rs. 120 million (US$ 2.8 million) and Rs. 147 million (US$ 3.4 million) for fiscal 1997, 1998 and 1999, respectively. We have paid the same dividend per share to ICICI as we have paid to all our other shareholders.


                             THE REPUBLIC OF INDIA

     The information in this section has been extracted from publicly available documents from various sources, including officially prepared materials from the government of India and its various ministries, the Reserve Bank of India, the Center for Monitoring Indian Economy, International Data Corporation and the National Council for Applied Economic Research, and has not been prepared or independently verified by us or the underwriters, or any of their respective affiliates or advisors. This is the latest available information to our knowledge.

Territory and Population

     India is located in southern Asia and covers a land area of 1.3 million square miles. India's neighbors are Afghanistan, Bangladesh, Bhutan, Myanmar, Nepal, Pakistan, People's Republic of China and Sri Lanka. India is the world's second most populous country after China. It had a population of approximately 975 million in mid-year 1998-99. India's poverty ratio improved to 36.0% in fiscal 1994 compared to 54.9% in fiscal 1974. English is the accepted business language in India. India is the world's largest democracy.

Government and Political System

     India achieved independence on August 15, 1947 and is a sovereign democratic republic consisting of 26 states and six union territories. India's Constitution provides for the separation of executive, legislative and judicial powers. The legislative power of the central government is vested in a bicameral legislature consisting of the Lok Sabha (House of People) and the Rajya Sabha (Council of States). The Lok Sabha consists of 545 members, two of whom are nominated by the President. The other members of the Lok Sabha are directly elected for a term of five years on the basis of a popular vote.

     The Indian Constitution provides that the Rajya Sabha can consist of not more than 250 members, 12 of who are nominated by the President and the rest are elected indirectly by the elected members of the legislatures of the States. The Rajya Sabha is not subject to dissolution, but one-third of its members is required to retire every two years.

     The President of India is the constitutional head of the executive branch of the government, exercising power under the Constitution generally upon the advice of the council of ministers, headed by the Prime Minister. Executive power essentially resides with the Prime Minister and the council of ministers who are responsible to the Lok Sabha. The Prime Minister is elected by the members of the Lok Sabha and appointed by the President who also appoints other ministers on the advice of the Prime Minister.

     The system of government in the states generally resembles that of the central government with the states having a legislature, a governor, a chief minister and a council of ministers. The union territories are administered by the President. There is an extensive system of local government in India, which is principally controlled through local corporations or municipalities. The system of local self-government extends to the village level.

     The Supreme Court of India consists of a Chief Justice and a maximum of 25 other judges appointed by the President.

     The 13th Lok Sabha elections were completed in October 1999. A coalition government led by the Bharatiya Janata Party was formed with A.B. Vajpayee as the Prime Minister of India.

Membership of International Organizations

     India has the following international affiliations:

     o    charter member of the United Nations and its affiliated bodies;
     o    founding member of the International Monetary Fund ("IMF");
     o founding member of the International Bank for Reconstruction and Development ("World Bank");
     o    member of the Asian Development Bank;
     o    member of the African Development Bank; and
     o    member of the Commonwealth of Nations.

The Indian Economy

     The Indian economy was the eleventh largest in the world in terms of GNP measured in US dollars, based on World Bank data for 1998. In terms of purchasing power parity, however, the Indian economy was the fifth largest in the world in 1998. Agriculture remains India's largest economic sub-sector and employs approximately two-thirds of its workforce. The government of India has played a dominant role in the economy in an effort to ensure social justice and self-reliance while achieving economic growth. Economic policy has been formulated in a series of successive five-year plans.

     Economic performance in the period from fiscal 1951 to the early 1980s was mixed. Growth in real gross domestic product or GDP averaged about 3.6% during this period. Though the per capita GDP in this period grew at a lower rate of 1.2% a substantial middle class has emerged over the years.

     India's five-year plans in this period followed policies that promoted:

     o import substitution through quantitative trade restrictions and high tariff barriers;

     o    extensive public ownership of productive capital; and

     o a complex set of controls and regulations governing the activities of the private sector.

     In the 1980s, fiscal imbalances began to arise and the government of India's gross fiscal deficit reached 8.3% of GDP in fiscal 1991. This was primarily on account of:

     o    increased government expenditure;

     o rapid expansion of subsidies which grew from about 1.5% of GDP in fiscal 1981 to more than 2.3% in fiscal 1991;

     o rapid growth of interest expenses as a result of the expansion of public debt;

     o    tax policies that discouraged compliance; and

     o    lower revenue contributions from the public sector.

     There was also deterioration in India's balance of payments position. Import payments increased consistently in the 1980s and more so after the Persian Gulf conflict in fiscal 1991. India's external debt service obligations rose significantly, reflecting a mounting external debt, which consisted increasingly of more expensive commercial borrowings rather than concessional official lending.

     The fiscal and external payments problems reached a crisis point in 1991. After the assassination of the former Prime Minister Rajiv Gandhi in 1991, the Congress Party with P.V. Narasimha Rao as Prime Minister initiated a major structural transformation in the economy.

     Economic Reforms

     Confronted with a major economic crisis, the government of Prime Minister Rao undertook a comprehensive economic reform program that has been continued by all the successive governments. These reforms have primarily included:

     o elimination of industrial licensing requirements for the majority of industries, with only five items of health, strategic and security considerations still remaining under the purview of licensing;
     o    lowering of tariff barriers and simplification of the trade regime;
     o    reduction in subsidies;
     o substantial liberalization of the restrictions on foreign investment, including limitations on foreign equity participation;
     o    reduction in the role of the public sector;
     o increased deregulation of interest rates and introduction of more stringent standards for the financial sector;
     o    achievement of full convertibility of the rupee on current account;
     o reduction in marginal tax rates and a simplification of tax procedures;
     o introduction of a program to make prices in petroleum sector market-determined; and
     o    several initiatives for developing the infrastructure sector.

     Sectoral Composition

     The Indian economy can be divided into three sectors:

     o the primary sector including agriculture, forestry, fishing, mining and quarrying;
     o the secondary sector including manufacturing, construction and utilities (such as electricity and gas supply); and
     o the tertiary sector including transport, communications, financial, information technology, government and other services.

     The following table sets forth, for the periods indicated the sectoral composition of the Indian economy.


                                           Year ended March 31,
            -----------------------------------------------------------------------------
             1951    1961    1971    1981   1991    1995    1996    1997    1998    1999
            ------  ------  ------  ------ ------  ------  ------  ------  ------  ------
                                            (percentage of GDP)

Primary....  56.5%   52.1%   45.8%   39.6%  32.9%   32.2%   30.1%   30.4%   29.2%   29.2%
Secondary..  15.0    18.8    22.3    24.4   28.0    23.6    24.8    24.4    25.3    24.7
Tertiary...  28.5    29.1    31.9    36.0   39.1    44.2    45.1    45.2    45.5    46.1

---------
Source: Government of India, Economic Survey 1998-99 and government of India press note on quick estimates of national income, consumption expenditure, saving and capital formation, 1998-99, January 2000.

     Although manufacturing and services have grown to be major elements of the Indian economy, agriculture remains the single largest sub-sector. In fiscal 1999, the primary sector was estimated to have contributed 29.2% of value added in GDP. Weather conditions, in particular, the annual monsoons, are a critical factor in the performance of agriculture each year. In the past decade, improved irrigation, increased use of fertilizers and higher quality seeds have helped reduce the wide fluctuations once seen. Agricultural exports have exhibited an increasing trend. Agricultural exports have constituted 17-20.0% of India's total exports in recent years.

     The early development of India's manufacturing base was heavily focused on the production of iron, steel, chemicals, paper and cement. Since the 1980s, manufacturing industries in India have been expanded to include high value-added production of petrochemicals, electrical equipment, transport equipment, power generation and synthetic fibers. The secondary sector's contribution to GDP amounted to 24.7% in fiscal 1999.

     The services or tertiary sector has grown significantly. Its share in GDP has increased from about 39.1% in fiscal 1991 to 46.1% in fiscal 1999. Within the services sector, finance is one of the most important components. Government-owned entities dominate India's financial sector.

     Trends in the Economy

     The following table sets forth, for the periods indicated, the key indicators of the Indian economy.


                                                                          Year ended March 31,
                                     -----------------------------------------------------------------------------
                                      1990    1991    1992    1993   1994    1995    1996    1997    1998   1999(1)
                                     ------  ------  ------  ------ ------  ------  ------  ------  ------  ------
                                                  (annual percentage change, except foreign exchange reserves)

Real GDP growth....................    6.9%   5.4%    0.8%    5.3%    6.2%    7.8%    7.6%    7.8%    5.0%    6.8%
Real per capital income............    4.8    3.0    (2.1)    3.1     4.2     5.8     5.5     6.3     3.2     5.0
Agricultural production............    2.1    3.8    (2.0)    4.2     3.8     5.0    (2.7)    9.3    (5.6)    7.6
Industrial production..............    8.6    8.2     0.6     2.3     6.0     8.4    12.8     5.6     6.6     4.0
Wholesale price index (average)....    7.5    10.3   13.7    10.1     8.4    10.9     7.7     6.4     4.8     6.9
Imports............................    8.8    14.4  (24.5)   15.4    10.0    22.9    28.0     6.7     6.0     0.9
Exports............................    18.9   9.0    (1.1)    3.3    20.2    18.4    20.8     5.3     4.6    (3.9)
Foreign exchange reserves (including
  gold) (in US$ billions)..........    4.0    5.8     9.2     9.8    19.3    25.2    21.7    26.4    29.4    32.5
---------
(1) Provisional figures.
Sources: Government of India: Economic Survey, various issues and government of India press note on quick estimates of national income, consumption expenditure, saving and capital formation, 1998-99, January 2000 and Reserve Bank of India: Reserve Bank of
         India Annual Report 1998-99


     Real GDP growth in the 1980s averaged approximately 5.7%. The economy experienced a sharp downturn in fiscal 1992, when the real growth was just 0.8%. The economy recovered considerably from fiscal 1993 onwards primarily due to the liberalization initiatives of the early 1990s. Real GDP growth decreased to 5.0% in fiscal 1998 primarily due to reduced growth in agriculture, caused by a prolonged cold and wet spell in November 1997. Real GDP growth recovered to 6.8% in fiscal 1999. The recovery has continued in fiscal 2000. See "--The Indian Economy--Economic Scenario in Fiscal 2000" for further discussion.

     Although good agricultural performance has been a critical contributor to the rising production trend, industrial output has also picked up since fiscal 1994 and peaked in fiscal 1996 to 12.8%. However, there was a slowdown in India's industrial growth which began in the second half of 1997 due to domestic corporate restructuring, a decline in global commodity prices and a slowdown in world trade. Exports grew at an average rate of 19.8% between fiscal 1994 and fiscal 1996. However, growth in exports slowed down from fiscal 1997 through fiscal 1999 primarily due to a softening in international demand. Industrial growth and exports have recovered significantly in fiscal 2000. See "--The Indian Economy--Economic Scenario in Fiscal 2000" for further discussion.

     Inflation

     India's inflation rate has varied significantly in the past 10 years. As a result of increasing fiscal imbalances and sharp fluctuations in oil and other world commodity prices, average inflation as measured by the wholesale price index rose and reached a peak rate of 13.7% in fiscal 1992. Between fiscal 1992 and fiscal 1998, inflation generally declined except in fiscal 1995 when there was a sudden increase in the inflation rate, due to excess liquidity and an increase in the prices of primary goods. However, the trend was reversed in the following year. The average inflation rate in fiscal 1999 was 6.9%. The decline in inflation rate has continued in fiscal 2000. See "--The Indian Economy--Economic Scenario in Fiscal 2000" for further discussion.

Foreign Trade and Balance of Payments

     Foreign Trade

     Efforts in recent years to expand the export orientation of the economy have been successful. Merchandise exports have increased from 6.2% of GDP in fiscal 1991 to 8.2% in fiscal 1999, while imports have risen from 9.4% to 11.4%. India's major trade partners are the United States, developing countries in Asia, Germany, Japan and the United Kingdom.

         Exports have increased in diversity, with manufactured goods constituting a rising proportion of the total, as compared to primary commodities. Provisional data indicates that two industry groups, handicrafts (including gems and jewellery) and textiles, accounted for about 44.3% of total exports and 57.8% of manufactured exports in fiscal 1999. In recent years, capital goods imports have been dominating total imports. Petroleum and petroleum products are the single largest import items. Although the share of petrol and petroleum product imports had fallen from 25.6% in fiscal 1997 to 15.4% in fiscal 1999 primarily due to the decrease in oil prices it has begun to rise again since April 1999 due to major increases in the price of crude oil in the world market. In the past five fiscal years, India's trade deficit has ranged between 2.7% to 3.9% of GDP. However, the strong growth in invisible receipts, which includes receipts from tourism, other services including software exports, and remittances, has financed a large part of the trade deficit. Consequently, India's current account deficit has remained at manageable levels. In the past five fiscal years, the current account deficit as a percentage of GDP has been in the range of 1.0% to 1.6%.

     The following table sets forth, for the periods indicated, trade deficit and current account deficit as a percentage of GDP.





                                                                   Year ended March 31,
                                     ------------------------------------------------------------------------------------
                                      1992    1993       1994        1995       1996         1997       1998       1999
                                   -------   -------   --------    --------   --------    ---------   --------   --------
                                                      (in percentages, except foreign exchange reserves)
Trade deficit as percentage of
  GDP...........................       1.0%      2.2%       1.5%        2.7%       3.1%        3.9%        3.6%      3.3%
Current account deficit as
  percentage of GDP.............       0.3       1.7        0.4         1.0        1.6         1.2         1.3       1.0
Foreign exchange reserves
  (including gold) (in             US$ 9.2   US$ 9.8   US$ 19.3    US$ 25.2   US$ 21.7    US$ 26.4    US$ 29.4   US$ 32.5
  billions) ....................
---------
Source: Economic Survey, 1998-99, Government of India and the Reserve Bank of India Annual
        Report, 1998-99.


     Foreign Investment Inflows

     India has experienced a surge in foreign investment inflows from fiscal 1994. Foreign investment inflows were a mere US$ 103 million in fiscal 1991. Between fiscal 1994 and fiscal 1999, foreign investment inflows have ranged between US$ 2.4 billion and US$ 6.1 billion. The share of foreign direct investment as a percentage of total foreign investment inflows has been rising consistently in the recent years. There had been a slowdown in foreign portfolio investment inflows in the last two years, largely due to the south-east Asian and Russian economic crisis. However, foreign portfolio investment inflows have improved substantially in fiscal 2000. See "--The Indian Economy--Economic Scenario in Fiscal 2000" for further discussion.

     The following table sets forth, for the periods indicated, the inflows from foreign direct investment and portfolio investment.



                                                                   Year ended March 31,
                                  -------------------------------------------------------------------------------------------------
                                    1991      1992       1993        1994       1995         1996       1997       1998      1999
                                  --------  --------   --------    --------   --------    ---------   --------   --------  --------
                                                                  (in US$ millions)
Direct investment..............        97      129        315         586      1,314        2,144       2,821      3,557     2,462
Portfolio investment...........         6        4        244       3,567      3,824        2,748       3,312      1,828       (61)
                                      ---      ---        ---       -----      -----        -----       -----      -----     -----
Total........................         103      133        559       4,153      5,138        4,892       6,133      5,385     2,401
                                      ===      ===        ===       =====      =====        =====       =====      =====     =====

Source: Reserve Bank of India Bulletin, August 1999

    India's foreign exchange reserves reached a low of US$ 5.8 billion in fiscal 1991. Since then, the foreign exchange reserves have grown consistently to reach a comfortable level of US$ 35.2 billion at January 21, 2000. This level of foreign exchange reserves provides India an import cover of over seven months. This increase in foreign exchange reserves has been primarily due to foreign investment inflows.

     Exchange Rate

     Since March 1993, the exchange rate of the rupee has been market-determined, with transactions on trade account being fully convertible. In February 1994, the Reserve Bank of India announced relaxations in payments restrictions in the case of many invisible transactions, and the final step towards current account convertibility was taken in August 1994 by further liberalization of invisible payments.

     According to the Reserve Bank of India reference rate, the exchange rate of the rupee (monthly average) has moved from Rs. 31.53 per US$ 1.00 in March 1993 to Rs. 42.45 per US$ 1.00 in March 1999. On February 10, 2000, the exchange rate was Rs. 43.64 per US$ 1.00.

     The rupee was stable around Rs. 31.40 per US$ 1.00 from March 1993 to August 1995. Between August 1995 and March 1996, the rupee depreciated sharply against the dollar. However, this was the same period that the dollar appreciated strongly against other currencies. In real terms, the rupee had appreciated in comparison to other currencies and a depreciation was required to maintain a real exchange rate parity.

      Between August 19, 1997 and September 8, 1997 the rupee depreciated by 2.7%, in part due to the south-east Asian crisis. In August 1998, the rupee became volatile in the wake of the Russian crisis. Between August 5, 1998 and August 19, 1998, the rupee depreciated by 2.2%. However, unlike the south -east Asian currencies, the rupee has not experienced a precipitous decline.

     The following chart sets forth the month-end rupee/dollar exchange rates expressed in rupees per US dollar.




                                [GRAPHIC OMITTED]


Source: Report on Currency and Finance, the Reserve Bank of India (various issues)

     External Debt

     Total external debt (non-defense) grew by about US$ 6.2 billion annually between fiscal 1986 and fiscal 1991. Growth in external debt slowed sharply thereafter. As a proportion of GDP, external debt declined from 37.7% in fiscal 1992 to 23.7% in fiscal 1999.

     Total external debt was estimated to be US$ 98.2 billion at the end of March 1999. Short-term debt was only 4.4% of total external debt, and concessional debt was 37.9% of total external debt.

     The debt service ratio, which refers to debt service payments as a percentage of current receipts excluding official transfers, declined from 30.2% in fiscal 1992 to 18.0% in fiscal 1999.

     The following table sets forth, for the periods indicated, certain information regarding external debt and debt service payments.


                                                   Year ended March 31,
                            ---------------------------------------------------------------------
                             1991    1992   1993    1994    1995    1996    1997    1998    1999
                            ------  ------ ------  ------  ------  ------  ------  ------  -----
                                          (in US$ billions, except percentages)
Period-end outstanding ...
   stock..................    83.8    85.3   90.0    92.7    99.0    93.7    93.5    94.3    98.2
Debt service payments.....     9.0     8.3    7.7     8.6    11.0    12.0    11.7    11.2    10.7
Total debt as a
   percentage of GDP......    28.0%   37.7%  36.6%   33.1%   30.0%   26.3%   23.8%   23.8%   23.7%
Total debt service as a
   percentage of current
   receipts...............    35.3    30.2   27.5    25.6    26.2    24.3    21.2    19.1    18.0
---------
Source: India's External Debt--A Status Report, Ministry of Finance, June 1999.
         Reserve Bank of India Annual Report, 1998-99.

     Investment Trends

     A major achievement of the economic liberalization since 1991 has been the improvement in the investment climate in India. The amount of capital raised in the primary market has risen from Rs. 109.6 billion (US$ 2.5 billion) in fiscal 1991 to Rs. 429.0 billion (US$ 9.9 billion) in fiscal 1999.
Simultaneously, there has been an increase in foreign investment inflows. See
"--The Indian Economy--Foreign Trade and Balance of Payments" for further discussion.

     Gross domestic savings as a percentage of GDP rose from 21.8% in fiscal 1994 to 24.7% in fiscal 1998 before falling to 22.3% in fiscal 1999.
Similarly, gross domestic investment rose from 22.4% of GDP in fiscal 1994 to 26.2% of GDP in fiscal 1998 before falling to 23.4% in fiscal 1999. The savings-investment gap has increased from negative 0.6% in fiscal 1994 to negative 1.1% in fiscal 1999.

     The following table sets forth, for the periods indicated, certain information relating to savings, investment and capital raised in the domestic market.

                                                             Year ended March 31,
                                  ------------------------------------------------------------------------
                                    1994          1995        1996        1997         1998        1999
                                  --------      --------    --------    ----------   --------    ---------

                                                   (in percentages, except Rs. in billions)
Gross domestic savings as a
   percentage of GDP...........       21.8%        24.2%       24.1%       24.4%(1)     24.7%(1)    22.3%(1)
Gross domestic investment as
   a percentage of GDP.........       22.4         25.4        25.8        25.7(1)      26.2(1)     23.4%(1)
Capital raised in the domestic
   market......................    Rs. 398      Rs. 480     Rs. 309     Rs. 289      Rs. 490     Rs. 429

---------
(1) These are estimates based on data which are subject to review by official agencies.
Source: Economic Survey 1998-99, Government of India, government of India press note on quick estimates of national income, consumption expenditure, saving and capital formation, 1998-99, January 2000, Center for Monitoring Indian Economy.

     In recent years, industry has raised around one-half of the funds for capital formation from its own savings and depreciation provisions. The balance has been raised from equity share issues in India, borrowings from financial institutions and the domestic market and equity share issues or borrowings in overseas markets.

     Income Distribution: The Growth of the Middle Class

     One of the outcomes of the growth of the Indian economy in recent years has been the rapid growth of the Indian middle class. In the last decade, an increasing proportion of India's population has moved from the low-income brackets to the middle-income group as shown in the table below.

     The following table sets forth, for the periods indicated, the distribution of households and the annual income at fiscal 1996 prices by income group.


                                                                     Year ended March 31,
                                                    ---------------------------------------------
                                                              1990                1996(1)
                                                    ---------------------   ---------------------
                       Annual Income at fiscal
   Income Group              1996 prices            Urban   Rural   Total   Urban   Rural   Total
--------------------   -----------------------      -----   -----   -----   -----   -----   -----

Low                      Rs. 25000 or less           37.1%   67.3%   58.8%   27.9%   57.2%   48.9%
Lower Middle             Rs. 25,001 - 50,000         34.8    23.9    26.9    34.9    29.0    30.7
Middle                   Rs. 50,001 - 77,000         17.9     7.1    10.1    20.3     8.6    11.9
Upper Middle             Rs. 77,001 - 106,000         6.5     1.2     2.7     9.6     3.1     5.0
High                     Greater than Rs. 106,000     3.8     0.5     1.4     7.3     2.0     3.5

---------
(1) Total number of households at year-end 1995-96 was estimated at 164.9 million.
Source: National Council of Applied Economic Research, India Market Demographics Report, 1998.

     Households in the low-income group have decreased by 3.2 million between fiscal 1990 and fiscal 1996 (the latest year for which consumer statistics are available), while they have increased by 12.1 million in the lower middle income group, 5.3 million in the middle income group and 4.4 million in the upper middle income group. Both rural and urban areas have exhibited similar trends, though the movement towards the middle income groups seems more pronounced in the urban regions.

     A Large and Significant Consumer Market

     The recent growth in the middle class has created the possibility of a large and significant consumer market.

     A study conducted by the National Council of Applied Economic Research ("NCAER") in India on consumer classes, based on ownership and consumption trends rather than household incomes, revealed that the structure of the Indian market has changed significantly over the last few years, with the top three population groups, the "very rich", the "consuming class" and the "climbers", growing at nearly five times the average for the population as a whole. The study also revealed that Indian consumption patterns have changed in the last two decades.

     The NCAER estimates that if India's GDP were to grow by an average of 6.4% a year, by fiscal 2007, up to 70.0% of the Indian population, or about 140 million households, would be in the three middle income brackets. This would certainly make India one of the largest consumer markets in the world. Most of this shift is likely to come from the urban areas, where the share of households in the lower income category would drop by a dramatic 90.0%. Corresponding to these income groups, there is likely to be a significant shift in the consumption classes in the economy as well, with the "climbers" together with the "consuming class" projected to form the bulk (about 80%) of the Indian population by fiscal 2007.

     We cannot be sure that growth will occur as predicted by NCAER estimates and investors should not assume that these estimates will, in fact, predict the future.

     Telecommunications in India

     The Indian telecommunications network is one of the largest networks in the world and has been in operation since 1851. At December 31, 1999, there were 23.8 million direct exchange lines in India, translating into a tele-density of about 2.44 per hundred population as against a world average of
11. The telecommunications infrastructure in India historically has been controlled by government-controlled telecommunications providers. The resulting service has been inferior to service in developed countries. Recognizing the business need for a reliable communications network, the government of India decided in 1994 to deregulate the telecommunications sector and open it up to competition.

     The privatization process for the telecommunications sector commenced in 1994 with the announcement of National Telecom Policy and the subsequent opening up of cellular telephony and fixed line telephony to private operators. Licences have been awarded to private fixed line and cellular operators. At November 30, 1999, there were about 1.5 million cellular subscribers in the country.

     The government announced the New Telecom Policy 1999 in March 1999 with a view to further facilitate development of telecommunications in the country. The key features of this policy include :

     o multiple operators in cellular and fixed line services subject to certain conditions;
     o licensing of operators based on a revenue sharing structure with a fixed entry fees;
     o provision of telephony through cable and any other media except internet telephony;
     o    opening up of national long distance from January 1, 2000;
     o free interconnection between all fixed line, cellular and other telecommunicaitions service operators at mutually determined terms without obligations to the Department of Telecommunications, the government service provider;
     o corporatization of the Department of Telecommunications by the year 2001; and
     o    opening of international long distance will be reviewed by 2004.

     There has been significant growth in the telecommunications network in the past few years. The telephone lines over the past five years have been added at a growth rate of 20% per annum. At December 31, 1999, out of 607,491 villages in India, 349,931 villages had public telephones. The above telecommunications network was supported by about 122,124 kilometers of optic fibre and 154,067 kilometers of microwave backbone at December 31, 1999.

     Internet in India

     Internet services were commercially introduced in India in August 1995, with the Videsh Sanchar Nigam Limited or VSNL as the sole provider of Internet connectivity. The services which were initially offered in the four metros of New Delhi, Mumbai, Chennai and Calcutta have been expanded to cover a network of 42 nodes throughout the country. In November 1998, the Internet Service Providers Policy was announced which envisaged entry of unlimited private Internet service providers with negligible license fees. At October 1997, 175 licenses were issued to service providers which include cable operators.

     Although the market for electronic commerce is at an early stage of development in India, it is expanding rapidly. International Data Corporation report estimates that:

     o the personal and network computer base in India will grow at a rate that averages 44% annually from 1.9 million in 1998 to 8.2 million in 2002;
     o    Internet users will grow at a rate that averages 76% annually from
          0.5 million in 1998 to 4.5 million in 2002 and 12.3 million in 2005;
          and
     Internet commerce revenues in India will grow at a rate that averages 260% annually from US$ 3.5 million in 1998 to US$ 593.6 million in 2002.

     We believe that the fundamentals for Internet growth exist in India in terms of income, education, and demographics but the growth has been inhibited by relatively high costs and poor user experience caused by inadequate telecommunications infrastructure and slow network connection speeds. Internet usage is expected to grow rapidly with continuing deregulation, availability of bandwidth at cheaper rates, a bigger base of personal and network computers, advances in network design, increased availability of alternative Internet delivery channels, such as cable, satellite and wireless, increased availability of Internet-based software and applications and emergence of useful content and electronic commerce technologies. As the Internet is becoming more developed and reliable, businesses are increasingly utilizing the Internet for functions critical to their core business strategies such as sales and marketing, customer service and project coordination as it enables them to reduce operating costs, access valuable information and reach new markets.

     The government of India is in the process of introducing legislation to facilitate the development of a secure environment for electronic commerce. In 1999, the Information Technology Bill was referred to a committee of the parliament. This bill seeks to establish a regulatory authority for electronic commerce, provide legal validity to information in the form of electronic records and permit, unless otherwise agreed, an acceptance of contract to be expressed by electronic means of communication. It seeks to facilitate electronic intercourse in trade and commerce by providing the legal framework for authentication and origin of electronic record/communication through digital signature and eliminate uncertainties over writing and signature requirements. The passage of the bill is expected to spur growth of electronic commerce.

     Impact of Political Environment on Economic Reforms

     The present government was formed by a coalition of a number of parties led by the Bhartiya Janata Party in October 1999. Since economic reforms were introduced in fiscal 1992, successive governments in India formed by different political parties have continued the economic reform process despite their varying ideologies. This focus on economic reforms points to the broad political consensus in India on the need for economic reforms. Therefore, we believe that the political environment is unlikely to impact economic policy making in the economy and the process of reforms. However, we cannot guarantee that this will continue to be the case and investors should form their own views regarding the political situation.

     Economic Scenario in Fiscal 2000

     The Indian economy grew at 5.9% in the first quarter and 6.0% in the second quarter of fiscal 2000. Inflation has remained low throughout the current fiscal year. On a point to point basis, the inflation rate measured by the wholesale price index was 3.3% for the week ended January 22, 2000. Total flow of funds from scheduled commercial banks to the commercial sector increased to Rs. 416.6 billion during the period from April 1999 to December 1999 compared to Rs. 305.3 billion during the period from April 1998 to December 1998. During the period April 1999 to November 1999, industrial production recorded a 6.4% growth compared to a growth of 3.6% in the corresponding period in fiscal 1999. Exports during the period from April 1999 to December 1999 have grown by 12.9% reflecting an increased world demand for Indian goods in the current fiscal year. Software exports for the period April 1999 to September 1999 were 58% higher than that for the period April 1998 to September 1998. Foreign investment inflows, which were at US$ 2,401 million for the full year in fiscal 1999, have reached US$ 2,573 million in the first seven months of the current fiscal year. Foreign exchange reserves were at US$ 35.2 billion at January 21, 2000.

     Union Budget Fiscal 2000

     In the Union Budget fiscal 2000, the Ministry of Finance modified the method of estimating the fiscal deficit of the central government. Under this modified method, it has excluded from capital expenditure the proportion of small savings that are given as loans to States and Union Territories. Further, the revised GDP series released by the Central Statistical Organization has been used for calculating various deficit ratios. With these modifications, fiscal deficit estimates worked out to be 4.7% of GDP in fiscal 1998 and 4.5% in fiscal 1999. In fiscal 2000, fiscal deficit is budgeted to decline further to 4.0% of GDP.

     The major steps taken and proposals made in the Union Budget were:

     o The indirect tax structure was rationalized. The number of excise duty rates was brought down from 11 to three and the number of customs duty rates was reduced from seven to five.
     o Several measures were introduced to encourage the flow of investment to the housing sector.
     o The tax rate on long-term capital gains on transfer of listed securities was fixed at the lower of 20.0% with adjustment for cost inflation index, or 10.0% without adjustment for cost inflation index.

     o Tax on dividend income from mutual funds was abolished. However, mutual funds are required to pay a 10.0% tax on distributions, except in the case of equity oriented mutual funds that are exempt from this tax for a period of three years.
     o Stamp duty was proposed to be removed on transfer of debt instruments in dematerialized form.
     o Investment by non-resident Indians up to 100.0% was proposed in almost all sectors.
     o    Corporate restructuring was generally made tax neutral.

Rationalization of Sales Tax

     All states and union territories of India have agreed in principle to introduce a system of tax on value added from April 1, 2001. Further, to reduce the severe competition among Indian states in attracting business by fixing very low tax rates which was not in the general economic interest, the states have agreed to introduce floor rates of sales tax.

     Legislative Framework for Restructuring Sick Companies

     The Sick Industrial Companies (Special Provisions) Act, 1985 established the Board for Industrial and Financial Reconstruction and the Appellate Authority for Industrial and Financial Reconstruction to secure timely detection of sick and potentially sick companies, and for speedy determination and enforcement of preventive and remedial measures to be taken in respect of such companies. The Board for Industrial and Financial Reconstruction makes necessary inquiries into the working of a company and appoints an agency to formulate a scheme for recovery. The Board for Industrial and Financial Reconstruction is empowered to appoint banks or financial institutions as its agents to assist it in discharging its functions. In the event of a reference to the Board for Industrial and Financial Reconstruction, no legal proceedings pertaining to the properties of the company or any proceedings for the liquidation of the company may be brought except with the consent of the Board for Industrial and Financial Reconstruction.

               REFORMS IN SOME KEY SECTORS OF THE INDIAN ECONOMY

     The information in this section has been extracted from publicly available documents from various sources, including officially prepared materials from government of India and its various ministries, the Reserve Bank of India and the Center for Monitoring Indian Economy, and has not been prepared or independently verified by us or the underwriters, or any of their respective affiliates or advisors. This is the latest available information to our knowledge.

Infrastructure Sector

     The Expert Group on the Commercialization of Infrastructure Projects appointed by the government of India estimated that the annual level of investment in infrastructure (at fiscal 1996 prices) would rise from Rs. 600 billion (US$ 13.8 billion) in fiscal 1996 to approximately Rs. 1.8 trillion (US$ 43.7 billion) by fiscal 2006. This group also estimated that infrastructure investment could rise from 5.5% of GDP to 7.0% of GDP by fiscal year 2001 and to 8.0% of GDP by fiscal 2006. The financial resources required between 1996 and 2006 was estimated at Rs. 6.2 billion (US$ 142.5 million) for the power generation sector and Rs. 1.9 billion (US$ 43.7 million) for the telecommunications sector, both at fiscal 1996 prices.

     Until 1991, the development of the infrastructure in India was entrusted predominantly to the public sector. Given the quantum of investment required in this sector, the government of India issued policy guidelines to encourage the involvement of the private sector, including foreign private investment, in infrastructure development. To give a boost to investment in the infrastructure sector, the government took the following steps:

     o It introduced tax incentives for financing and developing infrastructure activities in the 1996-97 budget;

     o Telecommunications, oil exploration and industrial parks were included in infrastructure to enable them to take advantage of the tax benefits;
     o Holding companies' promoters were allowed to raise external commercial borrowings up to US$ 50 million to finance equity in a subsidiary or joint venture company implementing infrastructure projects;
     o Provident funds have been allowed to invest up to 10.0% of incremental funds in private infrastructure projects;
     o Private investment including foreign equity participation up to 100.0%, subject to certain conditions, has been permitted in electricity generation, transmission and distribution, construction and maintenance of roads, highways, vehicular tunnels and bridges and ports; and
     o    The Telecom Regulatory Authority of India and the Tariff
          Authority for Major Ports were set up in 1997.

Insurance

     The R.N. Malhotra Committee was set up in April 1993 to recommend reforms in the insurance industry. This committee submitted its report on January 7, 1994 and its major recommendations were as follows:

     o The entry of the private sector in the insurance industry should be allowed;
     o India's two insurance corporations, the Life Insurance Corporation of India and General Insurance Corporation of India should be privatized, with the government retaining a 50.0% stake;
     o    The licensing system for surveyors should be abolished;
     o    The tariff regime in general insurance must continue;
     o    Contributions to pension schemes must be exempt from tax;
     o    Settlement of claims must be expedited; and
     o    High priority should be given to activating the regulatory apparatus.

     As a first step towards implementation of the recommendations of the Malhotra Committee on Reforms in the Insurance Sector, the budget for fiscal 1996 indicated that an independent regulatory authority would be set up for the insurance industry, and the Insurance Regulatory Authority was set up in 1996.

     In December 1999, the parliament approved the Insurance Regulatory and Development Authority Bill, 1999. This bill has opened up the Indian insurance sector for foreign and private investors. This bill allows foreign equity participation in new insurance companies of up to 26.0%. The new company should have a minimum paid up equity capital of Rs. 1.0 billion (US$ 23.0 million) to carry out the business of life insurance or general insurance or Rs. 2.0 billion (US$ 46.0 million) to carry out exclusively the business of reinsurance. An Insurance Regulatory and Development Authority has been set up to regulate, promote and ensure orderly growth of the insurance industry.

     The Reserve Bank of India recently has circulated draft guidelines governing the entry of banks and financial institutions into the insurance business. The objective of the guidelines is to allow only financially strong banks and financial institutions to enter the insurance business. The draft guidelines permit banks and financial institutions to enter the business of underwriting insurance through joint ventures if they meet the stipulated criteria relating to their net worth, capital adequacy ratio, profitability track record and level of non-performing loans and the performance of their existing subsidiary companies. The draft guidelines specify the maximum percentage of the paid up capital and of the net worth of the bank or financial institution that can be invested in the joint venture. To keep the risks associated with each of the businesses distinct, the guidelines envisage an "arms length" relationship between the bank or financial institution and the insurance company. The Reserve Bank of India has released these draft guidelines for public discussion.

External Sector

     Trade Policy

     The export-import policy for the fiscal years 1997-2000 initiated the process of import liberalization by substantially decreasing the number of items on the restricted list of imports and increasing the number of items that can be imported under the special import license and the open general license. Items under the restricted list face quantitative restrictions on import while items under open general license can be imported freely without any quantitative restrictions. The special import licenses are freely transferable import licenses which are granted to export houses and trading houses for the import of goods. In a major revision of the policy in April 1999, an additional 894 items were moved from the restricted list to the open general license. Only 667 items remain in the restricted list.

     In September 1998, the government of India allowed Indian companies to access international commodity exchanges to hedge their commodity price risks by entering into standard exchange-traded futures and options contracts. Companies with genuine underlying exposure will now be allowed to hedge these risks.

     External Commercial Borrowings

     Since 1991, the government of India has announced various measures with respect to external commercial borrowings. Generally, the approval of the Ministry of Finance and the Reserve Bank of India is required for external commercial borrowings. The government has initiated reforms in this respect to encourage the inflow of long term funds for infrastructure. The major reforms with respect to external commercial borrowings are as follows:

     o Exporters can raise up to three times their average annual exports of the preceding three years subject to a ceiling of US$ 200 million.
     o The maximum eligibility for external commercial borrowings under the long-term external commercial borrowings scheme has been raised to US$ 200 million for borrowings with an average maturity of eight years and US$ 400 million for borrowings with an average maturity of 16 years.

     Rules have been relaxed to allow prepayment, subject to government approval, of all commercial borrowings with a residual maturity of one year. Alternatively, a one-time prepayment of up to 10.0% of the outstanding external commercial borrowing during the life of the loan is permitted. While there are end-use restrictions under the guidelines for external commercial borrowings, financial institutions are permitted to provide loans for project-related expenditure in rupees.

     Foreign Exchange Management Act

     In India, payments and dealings affecting foreign exchange are governed by the Foreign Exchange Regulation Act. In December 1999, parliament passed the new Foreign Exchange Management Act, which when effective, will replace the Foreign Exchange Regulation Act. This new legislation indicates a major shift in the policy of the government with regard to foreign exchange management in India. While the Foreign Exchange Regulation Act was aimed at the conservation of foreign exchange and its utilization for the economic development of the country, the objective of the Foreign Exchange Management Act is to facilitate external trade and promote the orderly development and maintenance of foreign exchange market in India.

     Capital Account Convertibility

     A committee, which was set up by the Reserve Bank of India to look into the various aspects of capital account convertibility, submitted its report on June 3, 1997. The committee in its report had laid out a road map for introducing various measures relating to making the rupee convertible on the capital account. At the same time, it had also specified the pre-conditions to be achieved. Implementation of these recommendations and movement towards capital account convertibility has been gradual, particularly in the wake of the south-east Asian crisis.

                    OVERVIEW OF THE INDIAN FINANCIAL SECTOR

     The information in this section has been extracted from publicly available documents from various sources, including officially prepared materials from the government of India and its various ministries and the Reserve Bank of India, and has not been prepared or independently verified by us or the underwriters, or any of their respective affiliates or advisors. This is the latest available information to our knowledge.

     The Reserve Bank of India, the central banking and monetary authority of India, is the central regulatory and supervisory authority for the Indian financial system. A variety of financial intermediaries in the public and private sector participate in India's financial sector, including the following:

     o    commercial banks;
     o    long-term lending financial institutions;
     o    non-bank finance companies, including housing finance companies; and
     o other specialized financial institutions, and state-level financial institutions.

     Until the early 1990s, the Indian financial system was strictly controlled. Interest rates were administered, formal and informal parameters governed the asset allocation, and strict controls limited entry into and expansion within the financial sector. The government of India's economic reform program, which began in 1991, encompassed the financial sector. The first phase of the reform process began with the implementation of the recommendations of the Committee on the Financial System, the Narasimham Committee I. The reform process has now entered into its second phase. See "--Banking Sector Reform--The Committee on Banking Sector Reforms (Narasimham Committee II)".

     This discussion presents an overview of the role and activities of the Reserve Bank of India and of each of the major participants in the Indian financial system, with a focus on the commercial banks and the long-term lending institutions. This is followed by a brief summary of the banking reform process along with the recommendations of various committees which have played a key role in the reform process. We then present a brief discussion on the impact of the liberalization process on long-term lending institutions and commercial banks. Finally, reforms in the non-banking financial sector are briefly reviewed.

Reserve Bank of India

     The Reserve Bank of India, established in 1935, is the central banking and monetary authority in India. The Reserve Bank of India manages the country's money supply and foreign exchange and also serves as a bank for the government of India and for the country's commercial banks. In addition to these traditional central banking roles, the Reserve Bank of India undertakes certain developmental and promotional roles.

     The Reserve Bank of India requires financial entities regulated by it to furnish information relating to their businesses to it on a regular basis. The Department of Financial Supervision of the Reserve Bank of India is authorized to make requests for information from or undertake both on-site inspection and off-site surveillance of financial institutions. The Reserve Bank of India also issues guidelines on exposure standards, income recognition, asset classification, provisioning for non-performing assets and capital adequacy standards for commercial banks, long-term lending institutions and non-bank finance companies. For further discussion regarding Reserve Bank of India's role as the regulatory and supervisory authority, of India's financial system and its impact on us, see "Supervision and Regulation".

Commercial Banks

     Commercial banks in India have traditionally focused only on meeting the short-term financial needs of industry, trade and agriculture. On September 30, 1999, there were 298 scheduled commercial banks in the country, with a network of 65,294 branches serving approximately Rs. 7.4 trillion (US$ 170 million) in deposit accounts. Scheduled commercial banks are banks which are listed in the schedule to the Reserve Bank of India Act, 1934, and may further be classified as public sector banks, private sector banks and foreign banks.

     Commercial banks have a presence throughout India, with nearly 72.0% of bank branches located in rural or semi-urban areas of the country. A large number of these branches belong to the public sector banks.

     Public Sector Banks

     Public sector banks make up the largest category in the Indian banking system. They include the State Bank of India and its associate banks, 19 nationalized banks and 196 regional rural banks. Excluding the regional rural banks, the remaining public sector banks have 45,761 branches, and account for 77.8% of the outstanding gross bank credit and 79.5% of the aggregate deposits of the scheduled commercial banks. The public sector banks' large network of branches enables them to fund themselves out of low cost deposits.

     The State Bank of India is the largest public sector bank in India. At September 30, 1999, the State Bank of India and its seven associate banks had 13,334 branches. They accounted for 24.7% of aggregate deposits and 29.0% of outstanding gross bank credit of all scheduled commercial banks.

     Regional rural banks were established from 1976 to 1987 by the central government, state governments and sponsoring commercial banks jointly with a view to develop the rural economy. Regional rural banks provide credit to small farmers, artisans, small entrepreneurs and agricultural laborers. There were 196 regional rural banks at September 30, 1999 with 14,481 branches, accounting for 3.8% of aggregate deposits and 3.0% of gross bank credit outstanding of scheduled commercial banks.

     Private Sector Banks

         After the first phase of bank nationalization was completed in 1969, public sector banks made up the largest portion of Indian banking. The focus on public sector banks was maintained throughout the 1970s and 1980s. Furthermore, existing private sector banks which showed signs of an eventual default were merged with state-owned banks. In July 1993, as part of the banking reform process and as a measure to induce competition in the banking sector, the Reserve Bank of India permitted entry by the private sector into the banking system. This resulted in the introduction of nine private sector banks, including us. These banks are collectively known as the "new" private sector banks. In addition, 25 private sector banks existing prior to July 1993 are operating.

     At September 30, 1999, private sector banks accounted for approximately 10.2% of aggregate deposits and 11.3% of gross bank credit outstanding of the scheduled commercial banks. Their network of 4,883 branches accounted for 7.5% of the total branch network of scheduled commercial banks in the country.

     Foreign Banks

     At March 31, 1999, there were 44 foreign banks with 192 branches operating in India. At September 30, 1999, foreign banks accounted for 6.0% of aggregate deposits and 7.9% of outstanding gross bank credit of scheduled commercial banks. As part of the liberalization process, the Reserve Bank of India has permitted foreign banks to operate more freely, subject to requirements largely similar to those imposed on domestic banks. This has led to increased foreign banking activity.

     The primary activity of most foreign banks in India has been in the wholesale segment. However, in recent years, some of the larger foreign banks have started to make consumer financing a larger part of their portfolios based on the growth opportunities in this area in India. These banks are offering products such as automobile finance, home loans, credit cards and household consumer finance.

     Cooperative Banks

     Cooperative banks cater to the financial needs of agriculture, small industry and self-employed businessmen in urban and semi-urban areas of India. The state land development banks and the primary land development banks provide long-term credit for agriculture.

Long-Term Lending Financial Institutions

     The long-term lending financial institutions were established to provide medium-term and long-term financial assistance to various industries for setting up new projects and for the expansion and modernization of existing facilities. These institutions provide fund-based and non-fund-based assistance to industry in the form of loans, underwriting, direct subscription to shares, debentures and guarantees. The primary long-term lending financial institutions include ICICI Limited, the Industrial Development Bank of India, IFCI Limited and the Industrial Investment Bank of India.

     The long-term lending financial institutions were expected to play a critical role in Indian industrial growth and accordingly, had access to concessional government funding. However, in recent years, the operating environment of the long-term lending financial institutions has changed substantially. Although the initial role of these institutions was largely limited to providing a channel for government funding to industry, the reform process has required them to expand the scope of their business activities. Their new activities include:

     o    fee-based activities like investment banking and advisory services;
          and
     o short-term lending activity including issuing corporate finance and working capital loans.

     In addition, there are three other investment institutions at the national level, Life Insurance Corporation of India, General Insurance Corporation of India and its subsidiaries and Unit Trust of India, which also provide long-term financial assistance to the industrial sector.

Non-Bank Finance Companies

     There are over 10,000 non-bank finance companies in India, mostly in the private sector. All non-bank finance companies are required to register with the Reserve Bank of India. The non-bank finance companies may be categorized into entities which take public deposits and those which do not. The companies which accept public deposits are subject to strict supervision and capital adequacy requirements of the Reserve Bank of India.

     The scope and activities of non-bank finance companies have grown significantly over the years. The primary activities of the non-bank finance companies are consumer credit, including automobile finance, home finance and consumer durable products finance, wholesale finance products to small and medium-sized companies such as bills discounting, and fee-based services such as investment banking and underwriting.

     Over the last few years, certain non-bank finance companies have defaulted to investors and depositors, and consequently actions (including bankruptcy proceedings) have been initiated against them, many of which are pending.

     Housing Finance Companies

      Housing finance companies form a distinct sub-group of the non-bank finance companies. As a result of the various incentives given to investing in the housing sector by the government in recent years, the scope of this business has grown substantially. Housing Development Finance Corporation Limited is a premier institution providing housing finance in India. In addition, insurance institutions like Life Insurance Corporation of India and several commercial banks have also established housing finance subsidiaries. National Housing Bank and Housing and Urban Development Corporation Limited are the two government-controlled financial institutions created to improve the availability of housing finance in India.

Other Financial Institutions

     Specialized Financial Institutions

     In addition to the long-term lending financial institutions, there are various specialized financial institutions which cater to the specific needs of different sectors. They include the National Bank for Agricultural and Rural Development, Export Import Bank of India, the Small Industries Development Bank of India, ICICI Venture Funds Management Company Limited, Risk Capital and Technology Finance Corporation Limited, Tourism Finance Corporation of India Limited, Power Finance Corporation Limited and the Infrastructure Development Finance Corporation Limited.

     State Level Financial Institutions

     State financial corporations operate at the state level and form an integral part of the institutional financing system. State financial corporations were set up to finance and promote small and medium-sized enterprises. The state financial institutions are expected to achieve balanced regional socio-economic growth by generating employment opportunities and widening the ownership base of industry. At the state level, there are also state industrial development corporations, which provide finance primarily to medium-sized and large-sized enterprises.

Impact of Liberalization on the Indian Financial Sector

     Until 1991, the financial sector in India was heavily controlled and commercial banks and long-term lending institutions, the two dominant financial intermediaries, had mutually exclusive roles and objectives and operated in a largely stable environment, with little or no competition.

     The focus of commercial banks was primarily to mobilize household savings through demand and time deposits and to use these deposits to meet the short-term financial needs of borrowers in industry, trade and agriculture. In addition, commercial banks provided a range of banking services to individuals and business entities.

     Long-term lending institutions were focused on the achievement of the Indian government's various socio-economic objectives, including balanced industrial growth and employment creation, especially in areas requiring development.

     However, since 1991, there have been comprehensive changes in the Indian financial system. Various financial sector reforms, implemented since 1991, have transformed the operating environment of the banks and long-term lending institutions. In particular, the deregulation of interest rates, emergence of a liberalized domestic capital market, and entry of new private sector banks, along with the broadening of long-term lending institutions' product portfolios, have progressively intensified the competition between banks and long-term lending institutions.

     All of these factors are leading to a gradual disappearance of the traditional boundaries between banks and long-term lending institutions. Long-term lending institutions now compete directly with banks in several areas of business. At the same time, since 1992, the long-term lending institutions' access to subsidized domestic sources of long-term funds has diminished and they now primarily depend upon market borrowings. They do not have complete access to retail savings and demand deposits and have certain restrictions on the short maturity funds that they are able to raise from the market.

Banking Sector Reform

     Most large banks in India were nationalized in 1969 and thereafter were subject to a high degree of control until reform began in 1991. In addition to controlling interest rates and entry into the banking sector, these regulations also channeled lending into priority sectors. Banks were required to fund the public sector through the mandatory acquisition of low interest-bearing government securities or statutory liquidity ratio bonds to fulfill statutory liquidity and cash reserve requirements. As a result, bank profitability was low, non-performing assets were comparatively high, capital adequacy was diminished, and operational flexibility was severely hindered.

     Committee on the Financial System (Narasimham Committee I)

     The Committee on the Financial System (The Narasimham Committee-I) was set up in August 1991 to recommend measures for reforming the financial sector. Many of the recommendations made by the committee, which addressed organizational issues, accounting practices and operating procedures, were implemented by the government of India. The major recommendations that were implemented included the following:

     o With fiscal stabilization and the government increasingly resorting to market borrowing to raise resources, the statutory liquidity ratio or the proportion of the banks' net demand and time liabilities that were required to be invested in government securities was reduced from 38.5% in the pre-reform period to 25.0% in October 1997. This meant that the significance of the statutory liquidity ratio shifted from being a major instrument for financing the public sector in the pre-reform era to becoming a prudential requirement;
     o Similarly, the cash reserve ratio or the proportion of the bank's net demand and time liabilities that were required to be deposited with the Reserve Bank of India was reduced from 15.0% in the pre-reform period to 9.5% in November 1997. At present, the level of cash reserve ratio to be maintained by banks is at 9.0%.
     o    Special tribunals were created to resolve bad debt problems;
     o Almost all restrictions on interest rates for deposits were removed. Commercial banks were allowed to set their own level of interest rates for all deposits except savings bank deposits;
     o In the budgets of fiscal 1993 and fiscal 1994, substantial capital infusion to several state-owned banks was approved in order to bring their capital adequacy closer to internationally accepted standards. The stronger public sector banks were given permission to issue equity to further increase capital; and
     o    Banks were granted the freedom to open or close branches.

     Committee on Banking Sector Reform (Narasimham Committee II)

     The second Committee on Banking Sector Reform (Narasimham Committee II) submitted its report in April 1998. The major recommendations of the committee were as follows:

     o Capital adequacy requirements should take into account market risk in addition to credit risk. Accordingly, this committee suggested that government securities and other approved securities should carry risk weights;
     o Risk weight on a government guaranteed advance should be the same as for other advances;
     o    Foreign exchange open positions should carry a 100.0% risk weight;
     o The minimum capital to risk assets ratio should be increased from 8.0% to 10.0% and a general provision of 1.0% for standard assets should be introduced;
     o    There should be stricter standards for asset classification;
     o For resolution of non-performing assets, this committee proposed the establishment of an asset reconstruction company. Alternatively, banks in difficulty could issue Tier 2 bonds guaranteed by the government of India and these bonds could be made eligible for statutory liquidity ratio investments;
     o The shareholdings of the government of India and the Reserve Bank of India in public sector banks should be reduced;
     o Banks should introduce risk management, asset-liability management and efficient treasury management policies;
     o Decisions to merge public sector banks should originate from the management of the relevant banks, with the government of India as the common shareholder playing a supportive role; and

     o Mergers should not be seen as a means of bailing out weak banks. Rather, weak banks should be strengthened by slowing down their expansion and eliminating their high cost funds and borrowings.

     The Reserve Bank of India accepted and began implementing many of these recommendations in October 1998.

     Reserve Bank of India Recommendations on Role of Banks and Financial Institutions

     In December 1997, the Reserve Bank of India created a working group under the chairmanship of S. H. Khan to harmonize the role and operations of long-term lending institutions and banks. In its report submitted in April 1998, the Khan Working Group recommended that banks and long-term lending institutions progressively move towards universal banking and encouraged the development of a regulatory framework for this purpose.

     Based on the recommendations of the Khan Working Group and the Narasimham Committee II, the Reserve Bank of India, in January 1999, issued a discussion paper entitled "Harmonizing the Role and Operations of Development Financial Institutions and Banks". The paper described the future of the financial system:

     o The provision of diversified services both by banks and long-term lending institutions should continue, subject to appropriate regulation by the Reserve Bank of India;
     o Ultimately there should be only banks and restructured non-bank finance companies;
     o The special role of long-term lending institutions being noted, a transitional path was envisioned for them to become either full-fledged non-bank finance companies or banks. This transitory arrangement should be worked out in consultation with the Reserve Bank of India;
     o If a long-term lending institution chooses to provide commercial banking services directly, permission to create a 100.0% owned banking subsidiary would be considered by the Reserve Bank of India;
     o A corporate form of organization under the Companies Act was recommended to provide the financial intermediaries with the necessary flexibility for mergers and acquisitions and the diversification to meet the needs of the evolving situation;
     o Any conglomerate in which a bank is present should be subject to supervision and regulation on a consolidated basis; and Supervisory functions should be isolated and brought under a consistent supervisory framework; and
     o Ownership of financial intermediaries should be transferred from the Reserve Bank of India to the government of India. This would help ensure that the Reserve Bank of India focused on its supervisory and regulatory functions.

Recent Structural Reforms

         Legislative Framework for Recovery of Debts due to Banks

     Following the recommendations of the Narasimham Committee - I, the Recovery of Debts due to Banks and Financial Institutions Act, 1993 was enacted. The purpose of this legislation is to provide for the establishment of tribunal for speedy resolution of litigation and recovery of debts owed to banks of financial institutions. This act creates tribunals before which the banks for the financial institutions can file a suit for recovery of the amounts due to them. However, if a scheme of reconstruction is pending before the Board for Industrial and Financial Reconstruction, under the Sick Industrial Companies (Special Provision) Act, 1985, no proceeding for recovery can be initiated or continued before the tribunals.

     As part of their effort to continue bank reform, the Reserve Bank of India announced a series of measures in the credit policy for fiscal 1999 and fiscal 2000 aimed at deregulating and strengthening the financial system.

     Credit Policy for Fiscal 1999

     In the monetary and credit policy for fiscal 1999, the following major changes regarding banks were announced:

     o The minimum maturity of term deposits was reduced from 30 days to 15 days; and

     o Differential interest rates were permitted on term deposits of different sizes, but of the same maturity. However, the lending rates for loans below Rs. 200,000 (US$ 4,597) were not to exceed the prime lending rate.

     The major changes regarding banks and long-term lending institutions announced in the mid-term review of the monetary and credit policy for fiscal 1999 included:

     o Regulations were tightened to require provisioning for investment in government securities and government-guaranteed loans and for general provisioning for standard assets;
     o Effective from fiscal 2000, risk weights of 2.5% for central government securities and other approved securities and 20.0% for advances guaranteed by state governments which remained in default were stipulated;
     o Effective from fiscal 1999, foreign exchange open positions carry a 100.0% risk weight;
     o Effective from fiscal 2000, provisioning of a minimum of 0.25% will be introduced for standard assets;
     o Minimum capital to risk assets ratio for banks will be raised from 8.0% to 9.0% by fiscal 2000; and
     o The period for classifying assets in the sub-standard category as doubtful will be reduced from 24 months to 18 months by March 31, 2001.

     Credit Policy for Fiscal 2000

     In the monetary and credit policy for fiscal 2000, the Reserve Bank of India reduced the cash reserve ratio to 10.0%. In addition, several structural reform measures in the banking sector were introduced including:

     o the introduction of differential prime lending rates for various maturities;
     o    permission for banks to provide fixed rate loans;
     o permission for long-term lending institutions to enter the repo market for short-term liquidity management before making the call-money market a purely inter-bank market; and
     o the introduction of a cap on the subscription to Tier 2 bonds of a financial intermediary by another financial intermediary.

     The mid-term review of the monetary and credit policy for fiscal 2000 introduced the following major changes applicable to the financial sector:

     o    The cash reserve ratio has been reduced from 10.0% to 9.0% for banks;
     o A market risk weight of 2.5% has been introduced in respect of all bank investments in government securities (on other bank investments also from fiscal 2001);
     o The exposure limit in respect of a single borrower has been reduced from 25.0% to 20.0% of the capital funds of banks and financial institutions; and
     o Money market mutual funds, which previously were regulated by the Reserve Bank of India, have now been brought under the supervision and regulation of the Securities and Exchange Board of India.

     Recommendations of the Working Group on Restructuring Weak Public Sector Banks

     The Reserve Bank of India constituted a working group on restructuring weak public sector banks which submitted its report in October 1999. The group has suggested a restructuring program which covers the following:

     o    operational restructuring involving
          -    changes in the method of operations;
          -    adoption of modern technology;
          -    resolution of the problem of high non-performing loans; and
          -    reduction in cost of operations;
     o organizational restructuring aimed at improved governance and increased management involvement and efficiency;
     o financial restructuring including the investment of funds by the government on fulfillment of certain conditions; and
     o restructuring providing for legal changes and institution building for supporting the restructuring process.

     Working Group to Review Deposit Insurance in India

     The working group constituted by the Reserve Bank of India to review the role of deposit insurance in India submitted its report in October 1999. The group has recommended changes with respect to the following in the existing system of deposit coverage:

     o    institutions to be brought within the ambit of deposit insurance;
     o    regulatory systems to be set up;
     o    introduction of a risk-based premium;
     o    parameters for the assessment of risk;
     o    and parameters for the capital of a deposit insurance agency.

     The Reserve Bank of India has released the report for public discussion.

     Reforms of the Non-Bank Finance Companies

     The standards relating to income recognition, provisioning and capital adequacy were prescribed for non-bank finance companies in June 1994. The registered non-bank finance companies were required to achieve a minimum capital adequacy of 6.0% by March 31, 1995 and 8.0% by March 31, 1996 and to obtain a minimum credit rating. To encourage the companies complying with the regulatory framework, the Reserve Bank of India announced in July 1996 certain liberalization measures under which the non-bank finance companies registered with it and complying with the prudential norms and credit rating requirements were granted freedom from the ceiling on interest rates on deposits and amount of deposits. A new set of regulatory measures were announced by the Reserve Bank of India in January 1998. The Reserve Bank of India has stipulated a cap of 16.0% on interest rates on the deposits raised from the public by the non-bank finance companies.

     Efforts have also been made to integrate non-bank finance companies into the mainstream financial sector. The first phase of this integration covered measures relating to registrations and standards. These include requiring non-bank finance companies to register and to have minimum net owned funds of Rs. 2.5 million (US$ 57,458). Other measures introduced include requiring non-bank finance companies to maintain a certain percentage of liquid assets and to create a reserve fund. The percentage of liquid assets to be maintained by non-bank finance companies has been revised uniformly upwards and beginning in April 1999, 15.0% of public deposits must be maintained.

     The focus of supervision has now shifted to non-bank finance companies accepting public deposits. This is because these companies will be subject to deposit regulations and standards. A task force on non-bank finance companies set up by the government of India submitted its report in October 1998, and recommended several steps to rationalize the regulation of non-bank finance companies. Accepting these recommendations, Reserve Bank of India issued new guidelines for non-bank finance companies, which were as follows:

     o A minimum net owned fund of Rs. 2.5 million (US$ 57,458) is mandatory before existing non-bank finance companies may accept public deposits;
     o A minimum investment grade rating is compulsory for loan and investment companies accepting public deposits, even if they have the minimum net owned funds;
     o Permission to accept public deposits was also linked to the level of capital to risk assets ratio. Different capital to risk assets ratio levels for non-bank finance companies with different ratings were specified; and
     o Non-bank finance companies were advised to restrict their investments in real estate to 10.0% of their net owned funds.

     Recently, in the Reserve Bank of India's Monetary and Credit Policy for fiscal 2000, the Reserve Bank of India stipulated a minimum capital base of Rs. 20 million (US$ 459,664) for all new non-bank finance companies.

Regulations Review Authority

     In March 1999, the Reserve Bank of India set up a Regulations Review Authority to provide an opportunity to the public at large to seek justification for and suggest deletion or modification of any regulation, circular or return issued, or required by the Reserve Bank of India. This authority is neither a forum for grievance redressal nor a policy-making forum. This authority will, however, convey its views on an application to the relevant department of the Reserve Bank of India.

     Based on the recommendations of this authority, some of the existing regulations may come under review in course of time.

                           SUPERVISION AND REGULATION

     The main legislation governing commercial banks in India is the Banking Regulation Act. Other important legislations include the Reserve Bank of India Act, the Negotiable Instruments Act and the Banker's Books Evidence Act. Additionally, the Reserve Bank of India, from time to time, issues guidelines, to be followed by the banks.

Reserve Bank of India Regulations

     Commercial banks in India are required under the Banking Regulation Act to obtain a license from the Reserve Bank of India to carry on banking business in India. Before granting the license, the Reserve Bank of India must be satisfied that certain conditions are complied with, including (i) that the bank has the ability to pay its present and future depositors in full as their claims accrue; (ii) that the affairs of the bank will not be or are not likely to be conducted in a manner detrimental to the interests of present or future depositors; (iii) that the bank has adequate capital and earnings prospects; and (iv) that the public interest will be served if such license is granted to the bank. The Reserve Bank of India can cancel the license if the bank fails to meet the above conditions.

     We, being licensed as a banking company, are regulated and supervised by the Reserve Bank of India. The Reserve Bank of India requires us to furnish statements, information and certain details relating to our business. It has issued guidelines for commercial banks on recognition of income, assets, maintenance of capital adequacy and provisioning for non-performing assets. The Reserve Bank of India has set up a Board for Financial Supervision, under the chairmanship of the Governor of the Reserve Bank of India. This Board is assisted by the Department of Financial Supervision of the Reserve Bank of India in supervising commercial banks and financial institutions. The appointment of the auditors of the banks is subject to the approval of the Reserve Bank of India. The Reserve Bank of India can direct a special audit in the interest of the depositors or in the public interest.

Regulations Relating to the Opening of Branches

     Banks are required to obtain licenses from the Reserve Bank of India to open new branches. Permission is granted based on factors such as the financial condition and history of the company, its management, adequacy of capital structure and earning prospects and the public interest. The Reserve Bank of India may cancel the license for isolations of the conditions under which its granted. Under the banking license granted to us by the Reserve Bank of India, we are required to have at least 25.0% of our branches located in rural and semi-urban areas. A rural area is defined as a center with a population of less than 10,000. A semi-urban area is defined as a center with population of greater than 10,000 but less than 100,000. These population figures relate to the 1991 census conducted by the government of India.

Capital Adequacy Requirements

     The Reserve Bank of India has laid down minimum capital adequacy standards for banks based on the guidelines of the Basle Committee on Banking Regulations and Supervisory Practices, 1988. Under these guidelines, we are required to maintain a minimum ratio of capital to risk adjusted assets and off-balance sheet items of 8.0%, at least half of which must be Tier 1 capital. The Reserve Bank of India, in its credit policy announced in October 1998, has proposed to increase the minimum capital adequacy ratio to 9.0% effective March 31, 2000.

     The total capital of a banking company is classified into Tier 1 and Tier 2 capital. Tier 1 capital, the core capital, provides the most permanent and readily available support against unexpected losses. It comprises paid-up capital and reserves consisting of any statutory reserves, free reserves and capital reserve in terms of Indian Income Tax Act as reduced by equity investments in subsidiaries, intangible assets, gap in provisioning and losses in the current period and those brought forward from the previous period.

     Tier 2 capital consists of undisclosed reserves, revaluation reserves (at a discount of 55.0%), general provisions and loss reserves (allowed up to a maximum of 1.25% of weighted risk assets), hybrid debt capital instruments (which combine certain features of both equity and debt securities) and subordinated debt and redeemable cumulative non-convertible preferred equity with an initial maturity of not less than five years. Any subordinated debt is subject to progressive discounts each year for inclusion in Tier 2 capital and total subordinated debt considered as Tier 2 capital cannot exceed 50.0% of Tier 1 capital. A bank's investment in Tier 2 bonds issued by other banks is subject to a ceiling of 10.0% of the bank's total capital. Tier 2 capital cannot exceed Tier 1 capital. The Banking Regulation Act does not allow banks established on or after January 15, 1937 to issue preferred equity.

     Risk adjusted assets and off-balance sheet items considered for determining the capital adequacy ratio are the risk weighted total of specified funded and non-funded exposures. Degrees of credit risk expressed as percentage weighting have been assigned to various balance sheet asset items and conversion factors to off-balance sheet items. The value of each item is multiplied by the relevant weight or conversion factor to produce risk-adjusted values of assets and off-balance-sheet items. Guarantees and documentary credits are treated as similar to funded exposure and are subject to similar risk weight. All foreign exchange open position limits of the bank carry a 100.0% risk weight. Capital requirements have also been prescribed for open foreign currency exposures and open positions in gold. Starting March 31, 2000, investment in government and approved securities will also be assigned a risk weight for fluctuation in prices. The aggregate risk weighted assets are taken into account for determining the capital adequacy ratio.

Loan Loss Provisions and Non-performing Assets

     In March 1994, the Reserve Bank of India issued formal guidelines on recognition of income, classification of asset, provisioning against assets and valuation of investments applicable to banks, which are revised from time to time. These guidelines are applied for the calculation of non-performing assets under Indian GAAP. The discussion of asset quality in this prospectus is under US GAAP and the US GAAP standards applied are set forth in "Business--Risk Management--Loan Portfolio."

     The principal features of these Reserve Bank of India guidelines, which have been implemented with respect to our loans, debentures, lease assets and bills, are set forth below.

     Non-Performing Assets

     A non-performing asset is an asset in respect of which any amount of interest or principal has remained past due for more than two quarters. In particular, loans are not classified as non-performing until the borrower has missed two interest payments (180 days) or two principal payments (180 days). Interest in respect of non-performing assets is not recognized or credited to the income account unless collected.

     Asset Classification

     Assets are classified as described below:

     o Standard Assets. Assets that do not have any problems or do not carry more than normal risk attached to the business.
     o Sub-Standard Assets. Assets that are non-performing assets for a period not exceeding two years (18 months by March 31, 2001).
     o Doubtful Assets. Assets that are non-performing assets for more than two years and have not been written off, either wholly or partially (18 months by March 31, 2001)
     o Loss Assets. Assets that are considered uncollectible and identified as a loss by us, the Reserve Bank of India or our external auditors.

     Renegotiated or rescheduled loans must have no past due amounts for one year after renegotiation or rescheduling for the loan to be upgraded.

     Provisioning and Write-Offs

     Provisions are based on guidelines specific to the classification of the assets. The following guidelines apply to the various asset classifications:

     o Standard Assets. No provision required until fiscal 1999. From fiscal 2000, a general provision of 0.25% is required.
     o    Sub-Standard Assets. A general provision of 10.0% is required.
     o Doubtful Assets. A 100.0% write-off is required to be taken against the unsecured portion of the doubtful asset and charged against income. The value assigned to the collateral securing a loan is the amount reflected on the borrower's books or the realizable value determined by third party appraisers. In cases where there is a secured portion of the asset, depending upon the period for which the asset remains doubtful, a 20.0% to 50.0% provision is required to be made against the secured asset as follows:
          -    Up to one year: 20.0% provision
          -    One to three years: 30.0% provision
          -    More than three years: 50.0% provision
     o Loss Assets. The entire asset is required to be written off or provided for.

     While the provisions as indicated above are mandatory, a higher provision in a loan account would be required if the auditors considered it necessary.

Regulations Relating to Making Loans

     The provisions of the Banking Regulation Act govern making loans by banks in India. The Reserve Bank of India issues directions covering the loan activities of banks. Some of the major guidelines of Reserve Bank of India, which are now in effect, are as follows:

          o The Reserve Bank of India has prescribed norms for bank lending to non-bank financial companies.
          o Banks are free to determine their own lending rates but each bank must declare its Prime Lending Rate as approved by the board of directors. Prime lending rate is the minimum rate of interest charged by banks on advances of over Rs. 200,000. Separate Prime Lending Rates can be fixed for short-term and long-term credit. Each bank should also indicate the maximum spread over the Prime Lending Rate for all credit exposures other than consumer credit. The interest charged by banks on advances up to Rs. 200,000 to any one entity (other than most personal banking loans) must not exceed the Prime Lending
               Rate. Interest rates in certain categories of advances are regulated by the Reserve Bank of India.

     The Reserve Bank of India, however, does not require interest rates to be linked to the bank's Prime Lending Rate in respect of the following categories:

          -    loans covered by refinance scheme of financial institutions;
          - interest rates on bank lending to intermediary agencies including housing finance intermediary agencies;
          -    bill discounting by banks; and
          - advances or overdrafts against domestic and non-resident deposits.

     o With respect to cash credit facilities (revolving asset-backed overdraft facilities for meeting working capital needs), up to 20.0% of the facility can be in the form of a demand loan.
     o Penalty interest represents additional interest charged over and above the base rate of interest on certain events, including default in the repayment of loans. Penalty interest is not chargeable for loans up to Rs. 25,000. For loans over Rs. 25,000, penalty interest cannot exceed 2.0%.

     There are guidelines on loans against equity shares in respect of amount, margin and purpose.

     Directed Lending

          Priority Sector Lending

     The Reserve Bank of India has established guidelines requiring banks to lend a minimum of 40.0% of their net bank credit (total domestic loans less marketable debt instruments and certain exemptions permitted by the Reserve Bank of India from time to time. Presently specified categories of deposits from non-resident Indians are exempted) to certain specified sectors called priority sectors. Priority sectors include small-scale industries, the agricultural sector, food and agro-based industries, small business enterprises and weaker sections of society.

     The Reserve Bank of India also has set out the minimum percentage of net bank credit that banks may direct to the priority sectors. The minimum percentage of credit to agriculture sector is 18.0% of which at least 25% should be directed towards indirect agriculture. The balance can be lent to the following:

     o Credit to small scale industrial units which are entities engaged in manufacturing, processing and providing services and whose investment in plant and machinery does not exceed Rs. 10 million;
     o Credit to small businesses including small road and water transport operators, retail traders and professional and other self employed persons;
     o    Educational and other loans to the weaker sections of society; and
     o Direct home loans up to Rs. 1 million disbursed in urban and metropolitan areas and investment in bonds of National Housing Bank and Housing and Urban Development Corporation exclusively for the financing of housing;

     Any shortfall in the amount required to be lent to the priority sectors may be required to be deposited with developmental banks like National Bank for Agriculture and Rural Development and Small institutions recognized by the government of India.

Industries Development Bank of India. These deposits can be for a period of one year or five years and presently carry interest at 8.0% per annum and 11.5% per annum, respectively.

     The Reserve Bank of India requires banks to lend up to 3.0% of our incremental deposits in the previous fiscal year towards housing finance. This can be in the form of home loans to individuals or subscription to the debentures and bonds of National Housing Bank and housing development
          Export Credit

     The Reserve Bank of India also requires us to make loans to exporters at concessional rates of interest. This enables exporters to have access to an internationally competitive financing option. Pursuant to existing guidelines, 12.0% of our net bank credit is required to be in the form of export credit. We provide export credit for pre-shipment and post-shipment requirements of exporter borrowers in rupees and foreign currencies.

     Regulation Relating to Bridge Loans

     Banks may consider approval of bridge loan or interim finance for a maximum period of four months against commitment made by financial institutions or other banks only in cases, where the lending institution faces temporary liquidity constraint. These loans are subject to conditions specified by the Reserve Bank of India.

     o The bank extending bridge loan or interim finance must obtain prior approval of other banks and financial institutions, which have approved the term loans; and

     The approving bank must obtain a commitment from other banks and financial institutions that the latter would directly remit the amount of term loan to it at the time of disbursement.

     Credit Exposure Limits

     As a prudent measure aimed at better risk management and avoidance of concentration of credit risk, the Reserve Bank of India has prescribed credit exposure limits for banks in respect of their lending to individual borrowers and borrower groups.

     The limits set by the Reserve Bank of India are as follows:

     o exposure to individual borrowers must not exceed 25.0% of capital funds of the bank (20.0% by April 1, 2000); and
     o exposure to a borrower group must not exceed 50.0% of capital funds of the bank. In the case of infrastructure projects, such as power, telecommunications, road and port projects, an additional exposure of 10.0% of capital funds is allowed.
     o exposure to individuals against shares or debentures cannot exceed Rs. 2 million if the shares or debentures are in book-entry form and Rs. 1 million if they are in physical form.

     Exposure is the aggregate of:

     o    all approved fund-based limits;
     o investments in shares, debentures and commercial papers of companies and public sector undertakings; and
     o 50.0% of approved non-fund-based limits, underwriting and similar commitments.

     Capital funds include paid-up capital and free reserves excluding revaluation reserves pursuant to accounts audited and published under Indian GAAP.
institutions recognized by the government of India.

     Our loan exposures to individual borrowers and borrower groups are within the above limits. Except in some cases where we have obtained the approval of Reserve Bank of India for exceeding the above limits.

     To ensure that exposures are evenly spread, the Reserve Bank of India requires banks to fix internal limits of exposure to specific sectors. These limits are subject to periodical review by the banks. We have fixed a ceiling of 15.0% on our exposure to any one industry and monitor our exposures accordingly. Where financial fundamentals and sponsors' backing are strong, our exposures have exceeded these limits. However, these exposures are within the individual and borrower group limits specified by the Reserve Bank of India.

Regulations Relating to Investments

     There are no limits on the amount of investments by banks in non-convertible debt instruments. However, credit exposure limits specified by the Reserve Bank of India in respect of a bank's lending to individual borrowers and borrower groups apply in respect of these investments. The Reserve Bank of India requires that the net incremental investment by banks in equity securities in a fiscal year cannot exceed 5.0% of the incremental deposits in the previous fiscal year. Investments in debentures convertible into equity and equity related mutual funds are included in this 5.0% limit. In April 1999, the Reserve Bank of India, in its monetary and credit policy stated that the investment by a bank in subordinated debt instruments, representing Tier 2 capital, issued by other banks and financial institutions should not exceed 10.0% of the investing bank's capital including Tier 2 capital and free reserves. The Reserve Bank of India has permitted us to comply with this requirement by March 31, 2000.

     Restrictions on Investments in a Single Company

     No bank may hold shares in any company exceeding 30.0% of the paid up share capital of that company or 30.0% of its own paid up share capital and reserves, whichever is less.

     Limit on Transactions through Individual Brokers

     The guidelines issued by the Reserve Bank of India require banks to empanel brokers for transactions in securities. The guidelines also require that a disproportionate part of the bank's business should not be transacted only through one broker or a few brokers. The Reserve Bank of India specifies that not more than 5.0% of the total transactions through empanelled brokers can be transacted through one broker. If for any reason this limit is breached, the Reserve Bank of India has stipulated that the board of directors of the bank concerned should ratify such action.

     Prohibition on Short Selling

     The Reserve Bank of India does not permit short selling of securities by banks.

     Valuation of Investments

     In terms of the Reserve Bank of India guidelines, new private sector banks like us are required to mark-to-market their entire investment portfolio each year. Securities, for which market quotes are not available, are valued as follows:

     o fixed income securities are valued on the basis of yield to maturity of or linked to government of India securities except that debentures issued by corporations are valued at cost if interest is serviced regularly and treated as non-performing loans if not so serviced;
     o equity shares are valued at book value as per the latest balance sheet of the investee company except that the holding is valued at Rupee. 1 if the balance sheet is not available; and
     o mutual funds are valued at their latest net asset value declared by the fund.

     Short-term instruments like treasury bills and commercial bills are to be valued at cost.
institutions recognized by the government of India.

     A committee of the Reserve Bank of India has proposed new guidelines for the valuation of investments from the next fiscal year. These guidelines, if implemented by the Reserve Bank of India, would require banks to classify their entire portfolio under three categories namely "held for trading", "available for sale" and "permanent". The permanent component would be required not to exceed 25.0% of the total investment in approved securities. Securities held in the "permanent" category would have to be valued at cost and any premium paid over face value would be amortized over the period of maturity of the instrument. The other two components would have to be marked to market on the basis of the bank's own yield curve subject to the satisfaction of auditors. Any gain or loss on the revaluation of investments in the "held for trading" category would have to be recognized in the income statement. Depreciation should be recognized in the income statement. However, the appreciation, being unrealized, would be appropriated to an investment fluctuation reserve through the income account. The gain or loss on revaluation of investments in the "available for sale" category would have to be taken to the investment fluctuation reserve account without routing through the income account. If the balance in the reserve account is insufficient to provide for any loss on revaluation, provision for such loss would have to be made in the income account. Banks would be able to shift investments from one category to another category only with the approval of their board of directors.

Regulations Relating to Deposits

     The Reserve Bank of India has permitted banks to independently determine rates of interest offered on fixed deposits. However, no bank is permitted to pay interest on current account deposits. Further, banks can pay interest of 4.5% per annum on savings deposits. In respect of savings and time deposits accepted from employees, we are permitted by the Reserve Bank of India to pay an additional interest of 1.0% over the interest payable on deposits from the public.

     Domestic time deposits can have a minimum maturity of 15 days and maximum maturity of 10 years. Time deposits from non-resident Indians denominated in foreign currency can have a minimum maturity of one year and maximum maturity of three years. Rupee time deposits from non-resident Indians can have a minimum maturity of six months and maximum maturity of three years.

     Starting April 1998, the Reserve Bank of India has permitted banks the flexibility to offer varying rates of interests on domestic deposits of the same maturity subject to the following conditions:

     o    Time deposits are of Rs. 1.5 million and above; and
     o Interest is paid in accordance with the schedule of interest rates disclosed in advance by the bank and not pursuant to negotiation between the depositor and the bank.

Insurance of Deposits

     Demand and time deposits of up to Rs. 100,000 (US$ 2,300) accepted by Indian banks have to be mandatorily insured with the Deposit Insurance and Credit Guarantee Corporation, a wholly-owned subsidiary of the Reserve Bank of India. Banks are required to pay the insurance premium for the eligible amount to the Deposit Insurance and Credit Guarantee Corporation on a semi-annual basis. The cost of the insurance premium cannot be passed on to the customer.

Regulations Relating to Knowing the Customer

     The Reserve Bank of India requires banks to open accounts only after verifying the identity of customers as to their name, residence and other details to ensure that the account is being opened by the customer in his own name. To open an account, a prospective customer requires an introduction by:

     o an existing customer who has had his own account with the bank for at least six months duration and has satisfactorily conducted that account; or
     o a well known person in the local area where the prospective customer is residing institutions recognized by the government of India.

     If the prospective customer does not have an introducer, documents of the prospective customer, like his identity card, passport or details of bank accounts with other banks, are required to be submitted.

Legal Reserve Requirements

     Cash Reserve Ratio

     A banking company like us is required to maintain a specified percentage of its demand and time liabilities by way of a balance in a current account with the Reserve Bank of India. This is to maintain the solvency of the banking system. In October 1999, the Reserve Bank of India, in its midterm review of credit and monetary policy, fixed the cash reserve ratio at 9.0%. For this purpose, the following liabilities are not considered:

     o    inter-bank liabilities;
     o    liabilities to primary dealers;
     o    repatriable and non-repatriable deposits from non-resident Indians;
     o    foreign currency deposits from non-resident Indians; and
     o refinance from Reserve Bank of India and other institutions permitted to offer refinance to banks.

     The Reserve Bank of India pays no interest on the cash reserves up to 3.0% of the demand and time liabilities and pays 4.0% on the balance.

     The cash reserve ratio has to be maintained on an average basis for a fortnightly period and should not fall below 85.0% of the required cash reserve ratio on any particular day except the last business date of the fortnight. On the last business day of the fortnight, no restrictions apply.

     Ever since the Reserve Bank of India introduced the financial sector reforms, the goal has been to reduce the cash reserve ratio. It has been stated by the Reserve Bank of India that the ratio would ultimately be reduced to 3.0%.

     Statutory Liquidity Ratio

     In addition to the cash reserve ratio, a banking company like us is required to maintain in India a specified percentage of its total demand and time liabilities by way of liquid assets like cash, gold or approved securities, such as government of India securities and state government securities. This is to maintain liquidity in the banking system. The percentage of this liquidity ratio is fixed by the Reserve Bank of India from time to time. Currently, the Reserve Bank of India requires banks to maintain a liquidity ratio of 25.0% on its total demand and time liabilities. For this purpose the following liabilities are not considered:

     o any advance taken from the Reserve Bank of India or from institutions notified in this regard; and
     o    interbank liabilities to the extent of interbank assets.

Regulations for Asset Liability Management

     At present, Reserve Bank of India regulations for asset liability management require banks to draw up two types of asset-liability gap statements separately for rupee and for four major foreign currencies. These gap statements are prepared by scheduling all assets and liabilities according to the stated or anticipated re-pricing date, or maturity date. These statements have to be submitted to the Reserve Bank of India on a quarterly basis. The Reserve Bank of India has advised banks to actively monitor the difference in the amount of assets and liabilities maturing or being re-priced in a particular period and place internal prudential limits on the gaps in each time period, as a risk control mechanism. Additionally, the Reserve Bank of India has asked banks to manage their asset-liability structure such that the negative liquidity gap in the 1-14 day and 15-28 day time periods does not exceed 20.0% of the cash outflows in these time institutions recognized by the government of India.

periods. The Reserve Bank of India intends to make this 20.0% limit on negative liquidity gaps mandatory with effect from April 1, 2000.

Foreign Currency Dealership

     Reserve Bank of India has granted us a full-fledged authorized dealers' license to deal in foreign exchange through our designated branches. Under this license, we have been granted permission to :

     o    engage in foreign exchange transactions in all currencies;
     o    open and maintain foreign currency accounts abroad;
     o raise foreign currency and rupee denominated deposits from non resident Indians;
     o    grant foreign currency loans to on-shore and off-shore corporations;
     o    open documentary credits;
     o    grant import and export loans;
     o    handle collection of bills, funds transfer services;
     o    issue guarantees; and
     o enter into derivative transactions and risk management activities that are incidental to our normal functions authorized under our organizational documents.

     Our foreign exchange operations are subject to the guidelines specified by the Reserve Bank of India in the exchange control manual. As an authorized dealer, we are required to enroll as a member of the Foreign Exchange Dealers Association of India, which prescribes the ground rules relating to foreign exchange business in India.

     Authorized dealers like us are required to determine our limits on open positions and maturity gaps in accordance with Reserve Bank of India guidelines and these limits are approved by the Reserve Bank of India. At present, the limit for our over-night open positions is Rs. 460 million. Further, we are permitted to hedge foreign currency loan exposures of Indian corporations in the form of interest rate swaps, currency swaps and forward rate agreements, subject to certain conditions.

Statutes governing Foreign Exchange and Cross Border Business Transactions

     The foreign exchange and cross border transactions undertaken by banks are subject to the provisions of Foreign Exchange Regulation Act. All branches should monitor all non-resident accounts to prevent money laundering. These transactions will be regulated by the Foreign Exchange Management Act and the Prevention of Money Laundering Act, once they are put in force.

Requirements of Banking Regulation Act

     Prohibited Business

     The Banking Regulation Act specifies the business activities in which a bank may engage. Business activities other than the specified activities are prohibited to be undertaken by a bank.

     Reserve Fund

     Any bank incorporated in India is required to create a reserve fund to which not less than 20.0% of the profits of each year before dividends must be transferred. If there is an appropriation from this account, the bank is required to report the same to the Reserve Bank of India within 21 days, explaining the circumstances leading to such appropriation.

     Restrictions on Payment of Dividend

     The Banking Regulation Act requires that a bank shall pay dividend on its shares only after all its capitalized expenses (including preliminary expenses, organization expenses, share selling commission, brokerage, amounts of losses and any other item of expenditure not represented by tangible assets) have been completely written off.

     Prior approval of the Reserve Bank of India is required for a dividend payment above 25.0% of par value of a company's shares or for an interest dividend payment.

     The government of India may, on recommendation of the Reserve Bank of India, exempt a bank from requirements relating to its reserve fund and the restrictions on dividend payment.

     Restriction on Share Capital and Voting Rights

     Banks can issue only ordinary shares. Banks incorporated before January 15, 1937 can also issue preferential shares. The Banking Regulation Act specifies that no shareholder in a banking company can exercise voting rights on poll in excess of 10.0% of total voting rights of all the shareholders of the banking company.

     Restriction on Transfer of Shares

     Reserve Bank of India approval is required to obtain its approval before we can register the transfer of shares for an individual or group which acquires 5.0% or more of our total paid up capital.

     Regulatory Reporting and Examination Procedures

     The Reserve Bank of India is empowered under the Banking Regulation Act to inspect a bank. The Reserve Bank of India monitors prudential parameters at quarterly intervals. To this end and to enable off-site monitoring and surveillance by the Reserve Bank of India, the banks are required to report to the Reserve Bank of India on aspects such as:

     o    assets, liabilities and off-balance sheet exposures;
     o the risk weighting of these exposures, the capital base and the capital adequacy ratio;
     o    the unaudited operating results for each quarter;
     o    asset quality;
     o    concentration of exposures;
     o connected and related lending and the profile of ownership, control and management; and
     o    other prudential parameters.

     The Reserve Bank of India also conducts periodical on-site inspections on matters relating to the bank's portfolio, risk management systems, internal controls, credit allocation and regulatory compliance, at intervals ranging from one to three years. We have been subject to the on-site inspection by the Reserve Bank of India at yearly intervals. The inspection report, along with the report on actions taken by us, has to be placed before our board of directors. On approval by our board of directors, we are required to submit the report on actions taken by us to the Reserve Bank of India. The Reserve Bank of India also discusses the report with our management team including our chief executive officer.

     The Reserve Bank of India also conducts on-site supervision of our selected branches with respect to their general operations and foreign exchange related transactions.

     Penalties

     The Reserve Bank of India can impose penalties on banks and its employees in case of infringement of regulations under the Banking Regulation Act. The penalty can be a fixed amount or be related to the amount involved in any contravention of the regulations. The penalty may also include imprisonment.

Assets to be Maintained in India

     Every bank is required to ensure that its assets in India (including import-export bills drawn in India and Reserve Bank of India approved securities, even if the bills and the securities are held outside India) or not less than 75.0% of its demand and time liabilities in India.

Secrecy Obligations

     Our obligations relating to maintaining secrecy arise out of common law principles governing our relationship with our customers. We cannot disclose any information to third parties except under clearly defined circumstances. The following are the exceptions to this general rule:

     o    where disclosure is required to be made under any law;
     o    where there is an obligation to disclose to the public;
     o    where we need to disclose information in our interest; and
     o where disclosure is made with the express or implied consent of the customer.

     We are required to comply with the above in furnishing any information to any parties.

     The Reserve Bank of India may, in the public interest, publish the information obtained from the bank. Under the provisions of the Banker's Books Evidence Act, a copy of any entry in a bankers' book, such as ledgers, day books, cash books and account books certified by an officer of the bank may be treated as prima facie evidence of the transaction in any legal proceedings.

Appointment and Remuneration of our Chairman, Managing Director and other directors

     We require prior approval of the Reserve Bank of India to appoint our chairman and managing director and any other directors and to fix their remuneration. The Reserve Bank of India is empowered to remove such an appointee on the grounds of pubic interest, interest of despositors or to ensure the proper management of the bank. Further, the Reserve Bank of India may order meetings of the bank's board of directors to discuss any matter in relation to the bank, appoint observers to such meetings and in general may make such changes to the management as it may deem necessary and can also order the convening of a general meeting of the company to elect new directors.

Securities and Exchange Board of India Regulations and Guidelines

     The Securities and Exchange Board of India was established to protect the interests of public investors in securities and to promote the development of, and to regulate, the Indian securities market. We are subject to Securities and Exchange Board of India regulations in respect of our activities as underwriters and agents for collecting subscriptions to public offerings of securities made by other companies. These regulations provide for registration with the Securities and Exchange Board of India for each of these activities, the functions, responsibilities and a code of conduct applicable for these activities.

                               EXCHANGE CONTROLS

Restrictions on Conversion of Rupees

     There are restrictions on the conversion of rupees into dollars. Before February 29, 1992, the Reserve Bank of India determined the official value of the rupee in relation to a weighted basket of currencies of India's major trading partners. In the February 1992 budget, a new dual exchange rate mechanism was introduced by allowing conversion of 60.0% of the foreign exchange received on trade or current account at a market-determined rate and the remaining 40.0% at the official rate. All importers were, however, required to buy foreign exchange at the market rate except for certain specified priority imports. In March 1993, the exchange rate was unified and allowed to float. In February 1994 and again in August 1994, the Reserve Bank of India announced relaxations in payment restrictions in the case of a number of transactions. Since August 1994, the government of India has substantially complied with its obligations owed to the IMF, under which India is committed to refrain from using exchange restrictions on current international transactions as an instrument in managing the balance of payments. Effective July 1995, the process of current account convertibility was advanced by relaxing restrictions on foreign exchange for various purposes, such as foreign travel and medical treatment.

Restrictions on Sale of the Equity Shares underlying the ADSs and for Repatriation of Sale Proceeds

     ADSs issued by Indian companies to non-residents have free transferability outside India. However, under Indian regulations and practice, the approval of the Reserve Bank of India is required for the sale of equity shares underlying the ADSs (other than a sale on a stock exchange or in connection with an offer made under the takeover regulations) by a non-resident of India to a resident of India as well as for renunciation of rights to a resident of India. Further, the depositary cannot accept deposits of outstanding equity shares and issue ADRs evidencing ADSs representing such equity shares. Therefore, an investor in the ADSs who surrenders ADSs and withdraws equity shares is not permitted subsequently to deposit such equity shares and obtain ADSs. Nor would a holder to whom such equity shares are transferred be permitted to deposit such equity shares. Investors who seek to sell in India any equity shares (other than a sale on a stock exchange or in connection with an offer made under the takeover regulations) withdrawn from the depositary facility and to convert the rupee proceeds from such sale into foreign currency and repatriate such foreign currency from India will, subject to the foregoing, have to obtain Reserve Bank of India approval for each such transaction.

                 NATURE OF THE INDIAN SECURITIES TRADING MARKET

     The information in this section has been extracted from publicly available documents from various sources, including officially prepared materials from the Securities and Exchange Board of India, the BSE and the NSE, and has not been prepared or independently verified by us or the underwriters, or any of their respective affiliates or advisors. This is the latest available information to our knowledge.

Market Price Information

     Equity Shares

     Our outstanding equity shares are listed and traded on the Calcutta, Delhi, Madras and Vadodara Stock Exchanges, the BSE and the NSE. The equity shares were first listed on the Vadodara Stock Exchange in 1997. The prices for equity shares as quoted in the official list of each of the Indian stock exchanges are in Indian Rupees. We have applied to list the ADSs, each representing o equity shares, for quotation on the NASDAQ National Market. The equity shares underlying the ADSs will be listed on each of these Indian stock exchanges within six weeks of the offering.

     The following table shows:

     o the reported high and low closing prices quoted in rupees for the equity shares on the NSE;
     o the reported high and low closing prices for the equity shares, translated into U.S. dollars, based on the noon buying rate on the last date of each period presented; and

     o    the average trading volume for the equity shares on the NSE.

                                                                                       Average daily
                                                                                           equity
                                           Price per                Price per          share trading
                                       Equity share (1)            Equity share          volume(2)
                                   -------------------------   ---------------------  ----------------
                                       High          Low         High        Low       (in millions)
                                   ------------   ----------   ---------  ----------  ----------------
Fiscal 1998
Third Quarter (from September
29, 1997)......................       Rs. 54.50    Rs. 35.00    US$ 1.39    US$ 0.89         Rs. 41.7
Fourth Quarter.................           52.25        36.40        1.32        0.92             10.1
Fiscal 1999
First Quarter..................           65.00        32.00        1.53        0.75             17.4
Second Quarter.................           44.00        32.10        1.04        0.76              3.6
Third Quarter..................           35.00        21.55        0.82        0.51              2.9
Fourth Quarter.................           33.60        20.75        0.79        0.49              6.1
Fiscal 2000
First Quarter..................           38.60        22.70        0.89        0.52              2.6
Second Quarter.................           45.45        32.00        1.04        0.73              3.4
Third Quarter..................           75.00        32.15        1.72        0.74              9.7
Fourth Quarter (through
February 10, 2000).............          184.10        66.00        4.22        1.51          40.8(3)

---------
(1) Data from the NSE. The prices quoted on the BSE and other stock exchanges may be different.
(2) Data from the NSE. The average daily trading volumes reported on the BSE and other stock exchanges may be different.
(3)  Fourth quarter through February 9, 2000.

     On February 10, 2000, the closing price of equity shares on the NSE was Rs. 169.10, equivalent to US$ 3.88 per equity share (US$ o per ADS on an imputed basis) translated at the noon buying rate of Rs. 43.58 per US$ 1.00 on February 10, 2000.

     At February 9, 2000, there were approximately 131,398 holders of record of our equity shares, of which 19 had registered addresses in the United States and held an aggregate of approximately 6,400 equity shares.

The Indian Securities Market

     India has a long history of organized securities trading. In 1875, the first stock exchange was established in Mumbai.

     Stock Exchange Regulation

     India's stock exchanges are regulated primarily by the Securities and Exchange Board of India, as well as by the government of India acting through the Ministry of Finance, Stock Exchange Division, under the Securities Contracts (Regulation) Act, 1956 and the Securities Contracts (Regulation) Rules, 1957. The Securities Contracts (Regulation) Rules regulate the recognition of stock exchanges, the qualifications for membership and the manner in which contracts are entered into and enforced between members.

     The main objective of the Securities and Exchange Board of India, which was established by the government of India in February 1992, is to promote the development of and regulate the Indian securities markets and protect the interests of investors. The Securities and Exchange Board of India may make or amend an exchange's by-laws and rules, overrule an exchange's governing body and withdraw recognition of an exchange. In the past, the Securities and Exchange Board of India's regulation of market practices was limited. The Securities and Exchange Board of India Act, 1992 granted the Securities and Exchange Board of India powers to regulate the business of Indian securities markets, including stock exchanges and other financial intermediaries, promote and monitor self-regulatory organizations, prohibit fraudulent and unfair trade practices and insider trading, and regulate substantial acquisitions of shares and takeovers of companies. The Securities and Exchange Board of India has also issued guidelines concerning minimum disclosure requirements by public companies, rules and regulations concerning investor protection, insider trading, substantial acquisitions of shares and takeovers of companies, buybacks of securities, employee stock option schemes, stockbrokers, merchant bankers, mutual funds, credit rating agencies and other capital market participants.

     Recently, the Securities Contracts (Regulation) Act has been amended to include derivatives of securities and instruments of collective investment in the definition of `"securities"'. This has been done with a view to develop and regulate the markets for derivatives. Trading in derivatives is expected to commence in the near future. The Securities and Exchange Board of India also set up a committee for the review of Indian securities laws, which has proposed a draft Securities Bill. The draft Securities Bill, if accepted, will result in a substantial revision in the laws relating to securities in India. Recently, the Indian Companies Act, 1956 was amended to introduce significant changes such as allowing buyback of securities, issuance of sweat equity shares, making accounting standards issued by the Institute of Chartered Accountants of India mandatory and relaxing restrictions on inter-corporate investment and loans.

     Public Issuance of Securities

     Under the Companies Act, a public offering of securities in India must generally be made by means of a prospectus, which must contain information specified in the Companies Act and be filed with the Registrar of Companies having jurisdiction over the place where a company's registered office is situated. A company's directors and promoters may be subject to civil and criminal liability for misstatements in a prospectus. The Companies Act also sets forth procedures for the acceptance of subscriptions and the allotment of securities among subscribers and establishes maximum commission rates for the sale of securities.

     The Securities and Exchange Board of India has issued detailed guidelines concerning disclosures by public companies and investor protection. Prior to the repeal of certain rules in mid-1992, the Controller of Capital Issues of the government of India regulated the prices at which companies could issue securities. The Securities and Exchange Board of India guidelines now permit existing listed companies to price freely their issues of securities, though the pricing of initial public offerings is subject to certain restrictions. All new issues governed by the Securities and Exchange Board of India guidelines are conditional upon a minimum subscription requirement of 90.0% of the securities being issued. However, such minimum subscription clause is not applicable to Development Financial Institutions. In July 1996, Securities and Exchange Board of India relaxed the foregoing minimum subscription requirement in the case of "offer for sale" of securities, but introduced regulations which require that there be a minimum of ten shareholders for every Rs. 100,000 (US$ 2,298) of the nominal value of shares offered to the public. In the case of public issues, the requirement is for a minimum of five shareholders for every Rs. 100,000 (US$ 2,298) of the nominal value of shares offered to the public. Promoters of companies are required to retain a certain minimum certified holding of equity share capital, which is subject to a lock-in for three years. No issuance of bonus shares is permitted within 12 months of any public issue or rights issue.

     Public limited companies are required under the Companies Act to prepare, file with the Registrar of Companies and circulate to their shareholders audited annual accounts, which comply with the Companies Act's disclosure requirements and regulations governing their manner of presentation. In addition, a listed company is subject to continuing disclosure requirements pursuant to the terms of its listing agreement with the relevant stock exchange. The Securities and Exchange Board of India has recently notified amendments to the listing agreement tightening the continual disclosure standards by corporations. Accordingly, companies are now required to publish unaudited financial statements on a quarterly basis and are required to inform stock exchanges immediately regarding any stock-price sensitive information.

     Listing

     The listing of securities on a recognized Indian stock exchange is regulated by the Securities Contract Rules.

     Under the standard terms of stock exchange listing agreements, the governing body of each stock exchange is empowered to suspend trading of or dealing in a listed security for breach of the company's obligations under such agreement, subject to the company receiving prior notice of the intent of the exchange. A listed company can also be delisted after a notice period of six months if the number of public shareholders falls below five for every Rs. 100,000 (US$ 2,298) nominal value of shares offered to the public, the public shareholding falls below 20.0% of the number of shares offered to the public or the listed company fails to pay annual listing fees to the relevant stock exchange. The Securities and Exchange Board of India has recently issued guidelines for standardizing listing agreements and by-laws of stock exchanges in India. The Securities and Exchange Board of India proposes to issue additional guidelines, which set out basic listing standards for all stock exchanges in India. In the event that a suspension of a company's securities continues for a period in excess of three months, the company may appeal to the Securities and Exchange Board of India to set aside the suspension. The Securities and Exchange Board of India has the power to veto stock exchange decisions in this regard.

     Indian Stock Exchanges

     There are 24 stock exchanges in India. At December 31, 1999, these stock exchanges were served by over 9,000 brokers and over 50,000 sub-brokers dispersed across India. Most of the stock exchanges have their governing board for self-regulation.

     It is estimated that the six major exchanges, the BSE, the stock exchanges at Ahmedabad, Calcutta, Chennai and Delhi, and the NSE, account for more than 90.0% of the market capitalization of listed Indian companies. The BSE and the NSE account for a majority of trading volumes of securities in India. The BSE and NSE together hold a dominant position among the stock exchanges in terms of number of listed companies, market capitalization and trading activity.

     The Securities and Exchange Board of India had prescribed certain guidelines for the pricing and reporting of negotiated deals. A negotiated deal refers to a transaction executed at a price not determined through stock exchange pricing and involving a value of not less than Rs. 2.5 million (US$ 57,458) or a volume of not less than 10,000 shares. Earlier, a negotiated deal had to be reported to the stock exchange within 15 minutes from the time the trade was negotiated or, if such transaction occurs after trading hours, on the next day when the market opens.

     However, for greater transparency, the Securities and Exchange Board of India has decided that negotiated deals will not be permitted in the existing manner and they have to be executed on the screens of the exchanges just like any other normal trade.

     There are generally no restrictions on price movements of any security on any given day. However, to restrict abnormal price volatility, the Securities and Exchange Board of India has instructed stock exchanges to apply daily circuit breakers which do not allow transactions at prices different by more than 8.0% of the previous closing price for shares quoted at Rs. 20 (US$ 0.46) or more. The Securities and Exchange Board of India has recently instructed stock exchanges to relax the circuit breakers by a further 4.0% after half an hour from the time prices reach the limit of 8.0%. It has allowed stock exchanges to fix circuit breakers for shares quoted at prices up to Rs. 20 (US$ 0.46). Further, margin requirements are also imposed by stock exchanges that are required to be paid at rates fixed by the stock exchanges. The Indian stock exchanges can also exercise the power to suspend trading during periods of market volatility.

     A settlement cycle is an account period for the securities traded on a stock exchange. At the end of the period, obligations are settled, i.e., buyers of securities pay for and receive securities while sellers give securities and receive payment for them. The obligations are settled on a net basis, i.e., if some security is both purchased and sold in the same settlement cycle then only the net quantity of securities is delivered or received and the net amount of funds paid or received. Typically, the length of the settlement period is five business days. The Securities and Exchange Board of India has specified 10 shares that were to be settled by rolling settlement from January 10, 2000. Under rolling settlement, the length of the settlement period is one day.

     In December 1993, the Securities and Exchange Board of India announced a ban on forward trading on the Ahmedabad, Calcutta and Delhi stock exchanges and the BSE in order to contain excessive speculation, protect the interests of investors and regulate the stock market. All transactions thereafter were required to be for payment and delivery.

     In October 1995, the Securities and Exchange Board of India announced the introduction of a modified forward trading system to enable buyers and sellers to defer the settlement of their obligations to the following settlement cycle. This system began on the BSE in January 1996 for select shares. The new system segregates trades into different categories, namely, carry-forward, delivery and jobbing, with different identification numbers of the various trades. Other features of the new system are: flat margins of 15.0%; compulsory online trading (which means that only computerized exchanges will be allowed to use the system); a maximum 90-day period for carry-over of transactions and capital adequacy standards of 3.0% for individual brokers and 6.0% for corporate brokers. The Securities and Exchange Board of India has appointed a committee to recommend modalities for a carry forward mechanism under the rolling settlement. Once the revised carry forward mechanism is approved, rolling settlement would will be applicable also for shares in the carry forward list.

     In 1992, the Securities and Exchange Board of India promulgated rules and regulations that prescribe conditions for registration of stockbrokers. A stockbroker may not buy, sell or deal in securities except pursuant to a certificate granted by the Securities and Exchange Board of India. The regulations also prescribe a broker code of conduct and rules for the fair treatment of investors by brokers, the procedures for registration, the payment of registration fees, maintenance of appropriate books and records and the right of inspection of the books of the stockbrokers by the Securities and Exchange Board of India. Broker liability in cases of default extends to suspension or cancellation of the broker's registration. The Securities and Exchange Board of India has issued registration certificates to over 9,000 stockbrokers who are members of various stock exchanges in India. Before these regulations, stockbrokers were required to be registered only with the stock exchanges of which they were members. The Securities and Exchange Board of India regulations introduced the concept of dual registration of stockbrokers with the Securities and Exchange Board of India and the stock exchanges, and brought the brokers under regulation for the first time.

     The Securities and Exchange Board of India has enforcement powers over secondary market participants for violation of any provisions of the Securities and Exchange Board of India Act, 1992, or breach of the rules and regulations of the Securities and Exchange Board of India. The Securities and Exchange Board of India may also take enforcement actions for violations of the Securities Contract Act or rules made thereunder and rules, regulations and by-laws of the stock exchanges.

     NSE

     In April 1993, the government of India gave the final clearance for the setting up of the NSE at Mumbai. The NSE was established by financial institutions and banks, with the Industrial Development Bank of India as the coordinating agency. The NSE serves as a national exchange, providing nationwide online satellite-linked screen-based trading facilities with market makers and electronic clearing and settlement. The principal aim of the NSE is to enable investors to buy or sell securities from anywhere in India, serving as a national market for securities, including government securities, debentures, public sector bonds and units. The NSE does not categorize shares into groups. Deliveries for trades executed "on-market" are exchanged through the National Securities Clearing Corporation Limited. Screen-based paperless trading and settlement is possible through the NSE from more than 291 cities in India. At November 25, 1999, the NSE had 6,839 trading terminals across the country.

     Government securities, public sector bonds and units commenced trading on the NSE in July 1994 and trading in equities of 200 large companies started in November 1994. The average daily traded value of the capital market segment rose from approximately Rs. 70 million (US$ 1.6 million) in November 1994 to more than Rs. 31.6 billion (US$ 7.2 billion) in November 1999. The NSE has 890 trading members on the capital market segment and 96 trading members on the wholesale debt market segment. At October 31, 1999, 685 securities were listed and 572 securities were permitted to trade on the capital market segment. On the wholesale debt market segment, 797 securities were listed and 517 securities were permitted to trade at October 31, 1999. The NSE launched the NSE 50 Index, now known as S&P CNX NIFTY, on April 22, 1996 and the Mid-cap index on January 1, 1996. The securities in the NSE 50 Index are highly liquid. In May 1998, India Index Services and Products Limited (IISL) was launched as a joint venture between the NSE and Credit Rating and Information Services of India Limited with the objective of providing index-related services and products for the capital markets. IISL has a consulting agreement with Standard & Poor's, the world's leading provider of equity indices, for co-branding IISL's equity indices. The market capitalization of the NSE at November 30, 1999 was approximately Rs. 7,264.2 billion (US$ 167.0 billion). With a wide network in major metropolitan cities, screen-based trading, central monitoring system and greater transparency, the NSE has lately recorded high volumes of trading. The volume of trading on the NSE now generally exceeds that on the BSE.

     The NSE has set up a disaster recovery site at Pune to enable it to commence normal business operations within a very short time frame should a disaster occur.

     The clearing and settlement operations of the NSE are managed by its wholly owned subsidiary, the National Securities Clearing Corporation. A key factor in the growth of the NSE has been the short and tight settlement cycles that have operated since its commencement. The National Securities Clearing Corporation Limited operates a well-defined settlement cycle and there has been no deviation or deferment from this cycle. The NSE provides a facility for multiple settlement mechanisms including an account period settlement in regular market sub-segment dealing in physical securities and rolling settlement--normal (lot size one) and rolling settlement-- normal (marketable lots) in book-entry sub-segment.

     The account period cycle starts every Wednesday and ends on a Tuesday with the pay in of securities on the next Monday, pay-in of funds on the next Tuesday and pay-out of funds and securities on the next Wednesday. The settlement in the book-entry sub-segment is conducted on the next Tuesday. The settlement is completed within eight days of the last day of the trading cycle. The rolling settlement is typically on a T+5 working day basis, trades taking place on Monday will be settled on the next Monday. All settlements for securities are through the clearing house in the case of physical settlement and through the depositary in the case of book entry sub-segment. Funds settlement takes place through designated clearing banks. The National Securities Clearing Corporation Limited interfaces with the depositary on the one hand and the clearing banks on the other to provide delivery versus payment settlement for depositary enabled trades.

     BSE

     The BSE, the oldest stock exchange in India, was established in 1875. It has evolved over the years into its present status as the premier stock exchange of India. The BSE switched over to online trading (BOLT) since May 1995. At November 30, 1999, the BSE had 637 members, comprising 245 individual members, 371 Indian companies, 20 foreign brokers and one composite corporate member. Only a member of the BSE has the right to trade in the stocks listed on the BSE.

     At November 30, 1999, there were 5,858 listed companies trading on the BSE. At November 30, 1999, the estimated market capitalization of stocks trading on the BSE was Rs. 7.1 trillion (US$ 163.2 billion). The average daily turnover on the BSE has also shown a significant increase from approximately Rs. 67 million (US$ 1.5 million) in January 1987 to approximately Rs. 24.6 billion (US$ 565 million) in November 1999. At November 30, 1999, the BSE had over 1,000 trading work-stations in 235 cities across the country. The BSE has SEBI approval to expand its BOLT online trading network to 424 cities.

     Trading Hours

     Trading on the BSE is from 10:00 a.m. to 3:30 p.m. on weekdays. The BSE is closed on public holidays. Special trade sessions are held outside normal trading hours simultaneously with the annual government budget announcement and on Diwali, a religious festival.

     Trading Procedure

     Until 1995, brokers and members of the BSE received individual orders from which any cross-orders were matched and taken off. The balance of the orders was transmitted to the trading floor for execution in an open outcry system. The BSE has now introduced its BOLT online trading system on the exchange. The enhanced transparency in dealings due to implementation of BOLT has assisted considerably in smoothening settlement cycles and improving efficiency in back office work. From July 3, 1995, all listed shares were transferred to BOLT.

     Classification of Shares

     On the BSE, shares are classified into A, B1, B2, C and Z groups. All groups settle funds and securities through the BSE clearing house. For the A group of shares, forward trading is permitted. The Z group includes those companies who have not fulfilled the listing guidelines or have not paid listing fees. The C group covers odd lot securities in other groups and rights renunciations. Our equity shares are in the A group. At November 30, 1999, there were 140 A group, 1,124 B1 group, 4,515 B2 group and 541 Z group shares and 681 debentures listed on the BSE.

     Settlement

     The trading period for all group shares lasts from Monday to Friday. The trades are normally settled by the broker's net payment to the BSE clearing house for securities on the following Thursday and the broker's delivery of securities to the BSE clearing house on the same Thursday and, in the case of overflow of securities, on Friday. The BSE clearing house then delivers securities to the brokers on Friday and makes payments to the brokers on Saturday. All shortages in delivery are compulsorily auctioned by the clearing house. The auction system is fully computerized and has been following a closed-bid system. For payments, the bank accounts of the brokers are maintained with the designated clearing banks which are debited or credited on the specified days.

     Commissions

     The maximum commission charged by brokers for trading equities is 2.5% of the transaction value but, in practice, commissions are normally in the range of 0.5% to 2.0%. The 1994 budget imposed a 5.0% service tax on brokerage commissions.

     Stock Market Indices

     The following two indices are generally used in tracking the aggregate price movements on the BSE.

     o The BSE Sensitive Index (Sensex) consists of listed shares of 30 large market capitalization companies representing 15 industries from 'A' group, including ICICI. The companies were selected on the basis of market capitalization, liquidity and the need for sectoral representation. The BSE Sensitive Index was first compiled in 1986 (and revised in 1996) with the financial year ended March 31, 1979 as its base year. This is the most commonly used index in India. On October 12, 1998 the BSE Index Committee revised the composition of the Index to include the representation of the information technology sector and increase the representation of the oil and gas, and pharmaceutical sectors. The revised index, the changes in the calculation of which became effective from November 16, 1998, represented approximately 36.5% of the BSE market capitalization at November 30, 1999.

     o The BSE 100 Index (formerly the BSE National Index) contains listed shares of 100 companies including the 30 in the BSE Sensitive Index, and was based in March 1984 at a stated value of 100. The BSE 100 Index was introduced in January 1986. On January 15, 1998, the BSE Index Committee revised the composition of the BSE 100 Index. The index represented approximately 64.6% of the BSE market capitalization at November 30, 1999.

Internet-Based Securities Trading and Services

     The Securities and Exchange Board of India has recently allowed Internet-based securities trading under the existing legal framework. The regulations seek to allow the Internet to be used as an order routing system through stock brokers registered with the Securities and Exchange Board of India on behalf of clients for executing trades on a recognized stock exchange in India. Stock brokers interested in providing this service are required to apply for permission to the respective stock exchange and also have to comply with certain minimum conditions stipulated by the Securities and Exchange Board of India.

Takeover Code

     Disclosure and mandatory bid obligations under Indian law are governed by the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1997 (the "Takeover Code") which prescribes certain thresholds or trigger points that give rise to these obligations. The Takeover Code is under constant review by the Securities and Exchange Board of India and was recently amended.

     The most important features of the Takeover Code, as amended, are as follows:

     Any acquirer (meaning a person who, directly or indirectly, acquires or agrees to acquire shares or voting rights in a company, either by himself or with any person acting in concert) who acquires shares or voting rights that would entitle him to more than 5.0% of the shares or voting rights in a company is required to disclose the aggregate of his shareholding or voting rights in that company to the company (which in turn is required to disclose the same to each of the stock exchanges on which the company's shares are listed) within four working days of (a) the receipt of allotment information; or (b) the acquisitions of shares or voting rights, as the case may be.

     o A person who holds more than 15.0% of the shares or voting rights in any company is required to make annual disclosure of his holdings to that company (which in turn is required to disclose the same to each of the stock exchanges on which the company's shares are listed).
     o Promoters or persons in control of a company are also required to make annual disclosure of their holdings in the same manner.
     o An acquirer cannot acquire shares or voting rights which (taken together with existing shares or voting rights, if any, held by him or by persons acting in concert with him) would entitle such acquirer to exercise 15.0% or more of the voting rights in a company, unless such acquirer makes a public announcement offering to acquire a further 20.0% of the shares of the company.
     o An acquirer who, together with persons acting in concert with him, holds between 15.0% and 75.0% of the shares cannot acquire additional shares or voting rights that would entitle him to exercise a further 5.0% of the voting rights in any period of 12 months unless such acquirer makes a public announcement offering to acquire a further 20.0% of the shares of the company.
     o Any further acquisition of shares or voting rights by an acquirer who holds 75.0% of the shares or voting rights in a company triggers the same public announcement requirements.
     o In addition, regardless of whether there has been any acquisition of shares or voting rights in a company, an acquirer acting in concert cannot directly or indirectly acquire control over a company (for example, by way of acquiring the right to appoint a majority of the directors or to control the management or the policy decisions of the company) unless such acquirer makes a public announcement offering to acquire a minimum of 20.0% of the shares of the company.

     The Takeover Code sets out the contents of the required public announcements as well as the minimum offer price.

     The Takeover Code permits conditional offers as well as the acquisition and subsequent delisting of all shares of a company and provides specific guidelines for the gradual acquisition of shares or voting rights. Specific obligations of the acquirer and the board of directors of the target company in the offer process have also been set out. Acquirers making a public offer are also required to deposit in an escrow account a percentage of the total consideration which amount will be forfeited in the event that the acquirer does not fulfill his obligations. In addition, the Takeover Code introduces the "chain principle" by which the acquisition of a holding company will obligate the acquirer to make a public offer to the shareholders of each subsidiary company which is listed.

     The general requirements to make such a public announcement do not, however, apply entirely to bail-out takeovers when a promoter (i.e., a person or persons in control of the company, persons named in any offer document as promoters and certain specified corporate bodies and individuals) is taking over a financially weak company but not a "sick industrial company" pursuant to a rehabilitation scheme approved by a public financial institution or a scheduled bank. A "financially weak company" is a company which has at the end of the previous financial year accumulated losses, which have resulted in erosion of more than 50.0% but less than 100.0% of the total sum of its paid up capital and free reserves at the end of the previous financial year. A "sick industrial company" is a company registered for more than five years which has at the end of any financial year accumulated losses equal to or exceeding its entire net worth.

     The Takeover Code does not apply to certain specified acquisitions including the acquisition of shares (i) by allotment in a public, rights and preferential issue, (ii) pursuant to an underwriting agreement, (iii) by registered stockbrokers in the ordinary course of business on behalf of clients, (iv) in unlisted companies, (v) pursuant to a scheme of reconstruction or amalgamation or (vi) pursuant to a scheme under Section 18 of the Sick Industrial Companies (Special Provisions) Act, 1985. The Takeover Code does not apply to acquisitions in the ordinary course of business by public financial institutions such as ICICI either on their own account or as a pledgee. In addition, the Takeover Code does not apply to the acquisition of ADSs so long as they are not converted into equity shares.

Depositaries

     In August 1996, the Indian Parliament enacted the Depositaries Act, 1996 which provides a legal framework for the establishment of depositaries to record ownership details and effectuate transfers in book-entry form. The Securities and Exchange Board of India passed the Securities and Exchange Board of India (Depositaries and Participants) Regulations, 1996 which provides for the formation of such depositaries, the registration of participants as well as the rights and obligations of the depositaries, participants and the issuers. Every depositary has to register with the Securities and Exchange Board of India. Pursuant to the Depositaries Act, the National Securities Depositary Limited was established by the Unit Trust of India, the Industrial Development Bank of India and the NSE in 1996 to provide electronic depositary facilities for trading in equity and debt securities. The National Securities Depositary Limited, which commenced operations in November 1996, was the first depositary in India. Another depositary, the Central Depositary Services India Limited, established by the BSE has commenced operations since July 15, 1999. The depositary system has significantly improved the operations of the Indian securities markets.

     Trading of securities in book-entry form commenced in December 1996 and was available for securities of more than 472 companies at August 1999. In order to encourage "dematerialization" of securities, the Securities and Exchange Board of India has set up a working group on dematerialization of securities comprising foreign institutional investors, custodians, stock exchanges, mutual funds and the National Securities Depositary Limited to review the progress of securities and trading in dematerialized form and to recommend scrips for compulsory dematerialized trading in a phased manner. Accordingly, commencing January 1998, the Securities and Exchange Board of
India has notified scrips of various companies for compulsory dematerialized trading by certain categories of investors such as foreign institutional investors and other institutional investors and has also notified compulsory dematerialized trading in specified scrips for all retail investors. The Securities and Exchange Board of India proposes to increase the number of scrips in which dematerialized trading is compulsory for all investors significantly in the near future. The Securities and Exchange Board of India has also provided that the issue and allotment of shares in public, rights or offer for sale after a specified date to be notified by the Securities and Exchange Board of India) shall only be in dematerialized form and an investor shall be compulsorily required to open a depository account with a participant.

     However, even in case of scrips notified for compulsory dematerialized trading, investors, other than institutional investors, are permitted to trade in physical shares on transactions outside the stock exchange where there are no requirements of reporting such transactions to the stock exchange and on transactions on the stock exchange involving lots less than 500 securities.

             RESTRICTION ON FOREIGN OWNERSHIP OF INDIAN SECURITIES

     The government of India regulates ownership of Indian companies by foreigners. Foreign investment in Indian securities, including the equity shares represented by the ADSs, is generally regulated by the Foreign Exchange Regulation Act, 1973. The Foreign Exchange Regulation Act will be replaced by the Foreign Exchange Management Act, 1999 once it is passed by the Indian parliament and notified by the government of India in the Official Gazette.

     The Foreign Exchange Management Act, 1999 contains the same provisions as the Foreign Exchange Regulation Act regarding the restrictions on foreign ownership of Indian securities and the Reserve Bank of India will continue to regulate foreign investment in Indian securities.

     Under the foreign investment rules, the following restrictions are applicable on foreign ownership:

     o Under the foreign direct investment route, foreign investors may own our equity shares only with the approval of the Foreign Investment Promotion Board; this approval is granted on a case-by-case basis except, as discussed immediately below:

     o Under the Issue of Foreign Currency Convertible Bonds and Equity Shares (through Depositary Receipt Mechanism) Scheme, 1993, foreign investors may purchase ADSs or GDRs, subject to the receipt of all necessary government approvals at the time the depositary receipt program is set up. Recently, with a view to liberalize the operational procedures, the government of India's Ministry of Finance has granted a general approval to ADS or GDR issues, subject to certain restrictions;

     o Under the portfolio investment route, foreign institutional investors, subject to registration with the Securities and Exchange Board of India and the Reserve Bank of India, may be permitted to own in the aggregate up to an additional 24.0% of our equity shares that are not represented by ADSs or GDRs; no single foreign institutional investor may own more than 10.0% of our equity shares; and

     o Under the portfolio investment route, non-resident Indians and corporate bodies predominantly owned by non-resident Indians may own up to 10.0% of our equity shares; no single non-resident Indian or corporate body predominantly owned by non-resident Indian's may own more than 5.0% of our total equity shares.

     [We are required to obtain the approval of the Foreign Investment Board for this offering which is a foreign direct investment. Under the guidelines issued by the Indian government for consideration by the Foreign Investment Promotion Board, of proposals for foreign direct investment in a banking company, non-resident Indians, inclusive of foreign investors, are allowed to invest up to 40.0% of the bank's equity capital. Out of this 40.0%, foreign investment of up to 20.0% is permitted by foreign banking companies or finance companies including multilateral financial institutions. The Reserve Bank of India has confirmed to us that portfolio investment in the secondary market in India by foreign institutional investors and non-resident Indians described above is not included in the above limit of 40.0%.]

     Assuming the underwriters' over-allotment option is exercised in full, foreign direct investment through this offering will be o% of our equity shares.

     As an investor in ADSs, you do not need to seek the specific approval from the government of India to purchase, hold or dispose of your ADSs. In the offering, we are also required to obtain the approval of the Department of Company Affairs and the relevant stock exchanges. We have sought these approvals. The Reserve Bank of India has recently issued a notification under the provisions of the Foreign Exchange Regulation Act relaxing the requirement of prior approval for an Indian company making an ADS issue provided that the issuer is eligible to issue ADSs pursuant to the guidelines issued by the Ministry of Finance and has the necessary approval from the Foreign Investment Promotion Board. We have sought approval of the Foreign Investment Promotion Board and will not be require to obtain the prior approval of the Reserve Bank of India for this offering. The Reserve Bank of India has also granted general permission for foreign investors to acquire our ADSs.

     Equity shares which have been withdrawn from the depositary facility and transferred on our register of shareholders to a person other than the depositary or its nominee may be voted by that person. However, you may not receive sufficient advance notice of shareholder meetings to enable you to withdraw the underlying equity shares and vote at such meetings.

     Notwithstanding the foregoing, if a foreign institutional investor, non-resident Indian or overseas corporate body were to withdraw its equity shares from the ADS program, its investment in the equity shares would be subject to the general restrictions on foreign ownership noted above and may be subject to the portfolio investment restrictions, including the 10-24.0% portfolio investment limitations, and the 5-10.0% non-resident Indian limitation. The application of these limitations, however, is not clear. Secondary purchases of securities of Indian companies in India by foreign direct investors or investments by non-resident Indians, persons of Indian origin, overseas corporate bodies and foreign institutional investors above the ownership levels set forth above require government of India approval on a case-by-case basis. It is unclear whether similar case-by-case approvals of ownership of equity shares withdrawn from the depositary facility by foreign institutional investors, non-resident Indians and overseas corporate bodies would be required.

     Further, if you withdraw your equity shares from the ADS program and your direct or indirect holding in us exceeds 15.0% of our total equity (under the Takeover Code), you would be required to make a public offer to the remaining shareholders. If you withdraw your equity shares from the depositary facility, you will not be able to redeposit them with the depositary.

     If you wish to sell the equity shares withdrawn from the depositary facility, you will be required to receive the prior approval of the Reserve Bank of India, unless the sale is on a stock exchange or in connection with an offer under the Takeover Code.


                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the ownership of our equity shares, at February 9, 2000 and adjusted to give effect to the offering (including the equity shares to be issued in the event the underwriters' over-allotment option is exercised in full).

                                                          Actual       Adjusted        Actual        Adjusted
                                                       -----------   ------------   -------------   -----------
                                                       Percentage of total equity         Number of equity
                                                           shares outstanding               Shares sold
                                                       --------------------------   ---------------------------
ICICI(1)...........................................         74.3%             o%    122,505,800             o
Unit Trust of India................................           4.5              o      7,440,786             o
Other Indian institutional investors
    and corporate bodies...........................           5.5              o      9,113,564             o
Individual domestic investors(2)...................          13.9              o     22,945,525             o
Foreign institutional investors,
    foreign banks, overseas corporate
    bodies and non-resident Indians
    excluding the Depositary.......................           1.8              o      2,995,025             o
The Depositary.....................................             -              o              -             o
                                                       ----------     ----------   ------------       -------
                                                           100.0%         100.0%    165,000,700             o
                                                       ==========     ==========   ============       =======

---------
(1) Under the Indian Banking Regulation Act, no person holding shares in a banking company can vote more than 10.0% of the outstanding equity shares. This means that while ICICI owns 74.3% of our equity shares, it can only vote 10.0% of our equity shares. Due to this voting restriction, ICICI effectively controls a minimum of 28.0% of the voting power of our outstanding equity shares. After the completion of the offering, ICICI's effective voting power will decrease to a minimum of o% since its shareholding in us will be diluted.

(2) Executive officers and directors as a group held less than 0.01% of our equity shares at February 9, 2000.

                                   DIVIDENDS

     Under Indian law, a company pays dividends upon a recommendation by its board of directors and approval by a majority of the shareholders at the annual general meeting of shareholders held within six months of the end of each fiscal year. The shareholders have the right to decrease but not increase the dividend amount recommended by the board of directors. Dividends may be paid out of company profits for the fiscal year in which the dividend is declared. We have paid dividends consistently every year since fiscal 1996, the second year of our operations.

     The following table sets forth, for the periods indicated, the dividend per equity share and the total amount of dividends paid on the equity shares, both exclusive of dividend tax.

                                                            Dividend per equity         Total amount of
For Fiscal Year                                                    share                dividends paid
                                                            -------------------         ----------------
                                                                                         (in millions)
1995..................................................                -                         -
1996..................................................             Rs. 0.80                  Rs. 117
1997..................................................                 1.00                      150
1998..................................................                 1.00                      162
1999..................................................                 1.20                      198

     Until fiscal 1997, investors were required to pay tax on dividend income. From fiscal 1998, dividend income was made tax-exempt. However, all companies were required to pay a 10% tax on distributed profits. From fiscal 1999, this tax rate rose to 11% because of a 10% surcharge imposed on all taxes by the government.

     Future dividends will depend upon our revenues, cash flow, financial condition and other factors. As an owner of ADSs, you will be entitled to receive dividends payable in respect of the equity shares represented by such ADSs. The equity shares represented by ADSs will rank pari passu with existing equity shares. At present, we have equity shares issued in India. See "Description of the American Depositary Shares--Share Dividends and Other Distributions" for payment and distribution of dividends.

     As an owner of ADSs, you will be entitled to full dividends for fiscal 2001 and will not be entitled to any dividends for fiscal 2000 since, with respect to equity shares issued by us during a particular fiscal year, dividends declared and paid for such fiscal year generally are prorated from the date of issuance to the end of such fiscal year. The equity shares in this offering will be issued on March o, 1999, the o day of fiscal 2000.

     Before paying any dividend on our shares, we are required under the Indian Banking Regulation Act to write off all capitalized expenses (including preliminary expenses, organization expenses, share-selling commission, brokerage, amounts of losses incurred or any other item of expenditure not represented by tangible assets). Before declaring dividends, we are required to transfer at least 20.0% of the balance of profits of each year to a reserve fund. The government of India may, however, on recommendation of the Reserve Bank of India, exempt us from such requirement. We require prior approval from the Reserve Bank of India to pay a dividend of more than 25.0% of the par value of our shares. We also require prior approval from the Reserve Bank of India to pay an interim dividend.

     We have no agreement with ICICI regarding the payment of dividends by us to ICICI or the contribution of capital by ICICI to us for maintenance of our minimum capital adequacy ratio. Any declaration or payment of a dividend by us to ICICI would have to be approved by our board of directors and shareholders, and if the dividend is in excess of 25.0% of the par value of our shares, we would have to obtain prior approval from the Reserve Bank of India. Pursuant to the Banking Regulation Act, ICICI, though holding more than 10.0% of our share capital, has voting power equal to only 10.0% of our outstanding equity shares.

     For a description of the tax consequences of dividends paid to our shareholders, see "Taxation--Indian Tax--Taxation of Distributions".

                                    DILUTION

     Our net tangible book value at o, 1999, under US GAAP was Rs. o billion (US$ o million) or Rs. o (US$ o) per ADS. "Net tangible book value per ADS" represents the amount of total tangible assets less total liabilities, divided by the number of equity shares outstanding, adjusting for the ratio of oequity shares per ADS.

     After giving effect to the gross proceeds from the sale of o ADSs representing o equity shares offered hereby (including the equity shares to be issued in the event the underwriters' over-allotment option is exercised in full) at the public offering price of Rs. o (US$ o) per ADS, net tangible book value at o, 1999 would have been Rs. o billion (US$ obillion) or Rs. o (US$ o) per ADS. This represents an immediate increase in the net tangible book value of Rs. o (US$ o) per ADS to existing shareholders and an immediate dilution of Rs. o (US$ o) per ADS to new investors purchasing ADSs.

     The following table illustrates the per ADS dilution:

Public offering price per ADS............................................ Rs. o
Net tangible book value per ADS before the offering......................     o
Increase per ADS to existing shareholders................................     o
Pro forma net tangible book value per ADS after the offering.............     o
Dilution per ADS to new investors........................................     o

     The following table sets forth, for the period indicated, the number of ADSs purchased from us, the total consideration and the average price per ADS paid by the existing holders of equity shares and the price to be paid by the new investors (before deducting the underwriting discount and commissions and the estimated offering expenses payable by us) on an adjusted basis:

                                                                 At o, 1999
                                    ------------------------------------------------------------------------
                                                                                             Average Price
                                     ADS Purchased(1)          Total Consideration(1)         per ADS(1)
                                    -------------------    ------------------------------   ----------------
                                    Number      Percent         Amount          Percent
                                    ------      -------     ---------------  ------------
                                                             (in millions)
Existing shareholders.........           o          o%      Rs. o     US$ o         o%       Rs. o     US$ o
New investors.................           o           o          o         o          o           o         o
Total.........................           o          o%      Rs. o     US$ o         o%       Rs. o     US$ o

---------
(1) Equity shares purchased, have been converted into ADS equivalents for comparison purposes.

                          DESCRIPTION OF EQUITY SHARES

Dividends

     Under Indian law, a company pays dividends upon a recommendation by its board of directors and approval by a majority of the shareholders at the annual general meeting of shareholders held within six months of the end of each fiscal year. The shareholders have the right to decrease but not increase the dividend amount recommended by the board of directors. Dividends are generally declared as a percentage of par value and distributed and paid to shareholders in proportion to the paid up value of their equity shares, and pro rata for the period for which the equity shares are paid up. It is customary in India to pay to holders of newly issued shares only a portion of the annual dividend based on a pro rata basis. The Indian Companies Act provides that shares of a company of the same class must receive equal dividend treatment.

     These distributions and payments are required to be made within six weeks of the declaration by the shareholders at the annual general meeting where our balance sheet and profit and loss account are approved by the shareholders. The Indian Companies Act states that any dividends that remain unpaid or unclaimed after that period are to be transferred to a special bank account. Any money, which remains unclaimed for seven years from the date of the transfer is to be transferred by us to a fund created by the Indian government. No claims for the payment of dividends unpaid or unclaimed for a period of seven years shall lie against the fund of the Indian government or against us.

     Our Articles of Association authorize our board of directors to declare and pay interim dividends with prior approval of the Reserve Bank of India.

     Under the Indian Companies Act, dividends payable can be paid only in cash to the registered shareholder to his order or to the order of his banker at a record date fixed prior to the relevant annual general meeting.

     Before paying any dividend on our shares, we are required under the Indian Banking Regulation Act to write off all capitalized expenses (including preliminary expenses, organization expenses, share-selling commission, brokerage, amounts of losses incurred or any other item of expenditure not represented by tangible assets). We require prior approval from the Reserve Bank of India to pay a dividend of more than 25.0% of the par value of our shares. We also require prior approval from the Reserve Bank of India to pay an interim dividend.

     Dividends may only be paid out of our profits for the relevant year. Before declaring dividends, we are required to transfer at least 20.0% of the balance of profits of each year to a reserve fund. The government of India may, however, on recommendation of the Reserve Bank of India, exempt us from such requirement.

Bonus Shares

     In addition to permitting dividends to be paid out of current or retained earnings, the Indian Companies Act permits our board of directors to distribute to the shareholders, in the form of fully paid-up bonus equity shares, an amount transferred from the capital surplus reserve or legal reserve to stated capital. Bonus equity shares can be distributed only with the prior approval of the Reserve Bank of India. These bonus equity shares must be distributed to shareholders in proportion to the number of equity shares owned by them.

Preemptive Rights and Issue of Additional Shares

     The Indian Companies Act gives shareholders the right to subscribe for new shares in proportion to their existing shareholdings unless otherwise determined by a resolution passed by three-fourths of the shareholders present and voting at a general meeting. Under the Indian Companies Act and our Articles of Association, in the event of an issuance of securities, subject to the limitations set forth above, we must first offer the new shares to the holders of equity shares on a fixed record date. The offer, required to be made by notice, must include:

     o the right, exercisable by the shareholders of record, to renounce the shares offered in favor of any other person;

     o    the number of shares offered; and
     o the period of the offer, which may not be less than 15 days from the date of offer. If the offer is not accepted, it is deemed to have been declined.

     Our board of directors is permitted to distribute equity shares not accepted by existing shareholders in the manner it deems beneficial for us in accordance with our Articles of Association.

General Meetings of Shareholders

     There are two types of general meetings of shareholders: annual general meetings and extraordinary general meetings. We are required to convene our annual general meeting within six months after the end of each fiscal year. We may convene an extraordinary general meeting when necessary or at the request of a shareholder or shareholders holding on the date of the request at least 10.0% of our paid up capital. A general meeting is generally convened by our Secretary in accordance with a resolution of the board of directors. Written notice stating the agenda of the meeting must be given at least 21 days prior to the date set for the general meeting to the shareholders whose names are in the register at the record date. Those shareholders who are not registered at the record date do not receive notice of this meeting and are not entitled to attend or vote at this meeting.

     The annual general meeting is held in Vadodara, the city in which our registered office is located. General meetings other than the annual general meeting may be held at any location if so determined by a resolution of our board of directors.

Voting Rights

     A shareholder has one vote for each equity share and voting may be by a show of hands or on a poll. However, under the Indian Banking Regulation Act, on poll, a shareholder cannot exercise voting rights in excess of 10.0% of the total voting rights of all shareholders. Resolutions are adopted at a general meeting by a majority of the shareholders having voting rights present or represented. The quorum for a general meeting is five members personally present. Generally, resolutions may be passed by simple majority of the shareholders present and voting at any general meeting. However, certain resolutions, such as an amendment to the organizational documents, commencement of a new line of business, an issue of additional equity shares without preemptive rights and reductions of share capital, require that the votes cast in favor of the resolution (whether by show of hands or on a poll) are not less than three times the number of votes, if any, cast against the resolution. As provided in our Articles of Association, a shareholder may exercise his voting rights by proxy to be given in the form prescribed by us. This proxy, however, is required to be lodged with us at least 48 hours before the time of the relevant meeting. A shareholder may, by a single power of attorney, grant general power of representation covering several general meetings. A corporate shareholder is also entitled to nominate a representative to attend and vote on its behalf at all general meetings.

     ADS holders have no voting rights with respect to the deposited shares. For a discussion of the voting rights, see "Description of the American Depositary Shares--Voting Rights".

Annual Report

     At least 21 days before an annual general meeting, we must circulate either a detailed or abridged version of our audited financial accounts, together with the Directors' Report and the Auditor's Report, to the shareholders along with a notice convening the annual general meeting. We are also required under the Indian Companies Act to make available upon request of any shareholder our complete balance sheet and profit and loss account.

     Under the Companies Act, we must file with the Registrar of Companies our balance sheet and profit and loss account within 30 days of the conclusion of the annual general meeting and our annual return within 60 days of the conclusion of that meeting.

Register of Shareholders and Record Dates

     The equity shares are in registered form. We maintain a register of our shareholders in Vadodara. We register transfers of equity shares on the register of shareholders upon presentation of certificates in respect of the transfer of equity shares held in physical form together with a transfer deed duly executed by the transferor and transferee. Such transfer deeds attract stamp duty, which has been fixed at 0.5% of the transfer price.

     For the purpose of determining equity shares entitled to annual dividends, the register of shareholders is closed for a notified period prior to the annual general meeting. The Indian Companies Act and our listing agreements with the stock exchanges permit us, pursuant to a resolution of our board of directors and upon at least thirty days' advance notice to the stock exchanges, to set the record date and close the register of shareholders after seven days' public notice for not more than 30 days at a time, and for not more than 45 days in a year, in order for us to determine which shareholders are entitled to certain rights pertaining to the equity shares. Trading of equity shares and delivery of certificates in respect of the equity shares may, however, continue after the register of shareholders is closed.

Transfer of Shares

     Shares held through depositaries are transferred in the form of book entries or in electronic form in accordance with the regulations laid down by the Securities and Exchange Board of India. These regulations provide the regime for the functioning of the depositaries and the participants and set out the manner in which the records are to be kept and maintained and the safeguards to be followed in this system. Transfers of beneficial ownership of shares held through a depositary are exempt from stamp duty.

     The Securities and Exchange Board of India requires that our equity shares for trading and settlement purposes be in book-entry form for all investors, except for transactions that are not made on a stock exchange and transactions that are not required to be reported to the stock exchange. However, up to 500 equity shares may be traded and settled in physical form. Transfers of equity shares in book-entry form require both the seller and the purchaser of the equity shares to establish accounts with depositary participants appointed by depositaries established under the Depositaries Act, 1996. Charges for opening an account with a depositary participant, transaction charges for each trade and custodian charges for securities held in each account vary depending upon the practice of each depositary participant. Upon delivery, the equity shares shall be registered in the name of the relevant depositary on our books and this depositary shall enter the name of the investor in its records as the beneficial owner. The transfer of beneficial ownership shall be effected through the records of the depositary. The beneficial owner shall be entitled to all rights and benefits and subject to all liabilities in respect of his securities held by a depositary.

     The requirement to hold the equity shares in book-entry form will apply to the ADS holders when the equity shares are withdrawn from the depositary facility upon surrender of the ADSs. In order to trade the equity shares in the Indian market, the withdrawing ADS holder will be required to comply with the procedures described above.

     Our equity shares are freely transferable, subject only to the provisions of the Indian Companies Act under which, if a transfer of equity shares contravenes the Securities and Exchange Board of India Act, 1992 or the regulations issued under it or the Sick Industrial Companies (Special Provisions) Act, 1985, or any other similar law, the Indian Company Law Board may, on application made by us, a depositary incorporated in India, an investor, the Securities and Exchange Board of India or certain other parties, direct a rectification of the register of records. It is a condition of our listing that we transfer equity shares and deliver share certificates duly endorsed for the transfer within one month of the date of lodgment of transfer. If a company without sufficient cause refuses to register a transfer of equity shares within two months from the date on which the instrument of transfer is delivered to the company, the transferee may appeal to the Company Law Board seeking to register the transfer of equity shares. The Indian Company Law Board may, in its discretion, issue an interim order suspending the voting rights attached to the relevant equity shares before completing its investigation of the alleged contravention. Our Articles of Association provide for certain restrictions on the transfer of equity shares, including granting power to the board of directors in certain circumstances, to refuse to register or acknowledge transfer of equity shares or other securities issued by us. However, under the Indian Companies Act, the enforceability of these transfer restrictions is unclear. Further, the Reserve Bank of India requires us to obtain their approval before registering a transfer of equity shares in favor of a person which together with equity shares already held by him represent more than 5.0% of our share capital.

     Our transfer agent is ICICI Infotech Services Limited, located in Mumbai. Certain foreign exchange control and security regulations apply to the transfer of equity shares by a non-resident or a foreigner. See "Restriction on Foreign Ownership of Indian Securities".

     We have entered into listing agreements with the Vadodara Stock Exchange, Vadodara and five other stock exchanges in India on which our outstanding equity shares are listed. It is a condition of our listing that if an acquisition of our equity shares results in the acquirer holding any securities beyond 5.0% of our voting capital, we and the acquirer shall be subject to the provisions of the Securities and Exchange Board of India (Substantial Acquisitions of Shares & Takeovers) Regulations, 1997. See "Nature of the Indian Securities Trading Market--Takeover Code". These provisions would not be applicable to the equity shares so long as they are represented by ADSs. See "Restriction on Foreign Ownership of Indian Securities".

Disclosure of Ownership Interest

     The provisions of the Indian Companies Act generally require beneficial owners of equity shares of Indian companies that are not holders of record to declare to the company details of the holder of record and holders of record to declare details of the beneficial owner. While it is unclear whether these provisions apply to holders of an Indian company's ADSs, investors who exchange ADSs for equity shares are subject to this provision. Failure to comply with these provisions would not affect the obligation of a company to register a transfer of equity shares or to pay any dividends to the registered holder of any equity shares in respect of which such declaration has not been made, but any person who fails to make the required declaration may be liable for a fine of up to Rs 1,000 (US$ 23) for each day such failure continues. Furthermore, any charge, promissory note or any other collateral agreement created, executed or entered into by the registered owner of any equity share in respect of which a declaration as required by the Indian Companies Act has not been made is not enforceable by the beneficial owner or any person claiming through him. However, under the Indian Banking Regulation Act, a registered holder of any equity shares, except in certain conditions, shall not be liable to any suit or proceeding on the ground that the title to those equity shares vests in another person.

Acquisition by the Issuer of Its Own Shares

     Until recently, the Indian Companies Act did not permit a company to acquire its own equity shares because of the resulting reduction in the company's capital. However, the government of India amended the Indian Companies Act and consequently this reduction in capital is permitted in certain circumstances. The reduction of capital requires compliance with buy-back provisions specified in the Indian Companies Act and by the Securities and Exchange Board of India.

     ADS holders will be eligible to participate in a buyback in certain cases. An ADS holder may acquire equity shares by withdrawing them from the depositary facility and then selling those equity shares back to us. ADS holders should note that equity shares withdrawn from the depositary facility may not be redeposited into the depositary facility.

     There can be no assurance that the equity shares offered by an ADS investor in any buyback of shares by us will be accepted by us. ADS investors are advised to consult their Indian legal advisers prior to participating in any buyback by us, including in relation to any tax issues relating to such buyback.

Liquidation Rights

     Subject to the rights of depositors, creditors, employees and holders of any equity shares entitled to preferential prepayment over the equity shares, in the event of our winding up, the holders of the equity shares are entitled to be repaid the amounts of capital paid up or credited as paid up on such equity shares. All surplus assets remaining after payments are made to the holders of any preference shares belong to the holders of the equity shares in proportion to the amount paid up or credited as paid up on such equity shares, respectively, at the commencement of the winding-up.

Acquisition of the Undertaking by the Government

     Under the Indian Banking Regulation Act, the government may, after consultation with the Reserve Bank of India, in the interest of our depositors or banking policy or better provision of credit generally or to a particular community or area, acquire our banking undertaking. The Reserve Bank of India may acquire our business if it is satisfied that we have failed to comply with the directions given to us by the Reserve Bank of India or that our business is being managed in a manner detrimental to the interest of our depositors.

     Some of the provisions specified above are proposed to be amended by way of the Companies (Bill), 1999. These include the introduction of specific guidelines regarding the declaration of an interim dividend, voting by postal ballot, appointment of directors by nominee shareholder and removal of requirements to disclose beneficial ownership of securities under Section 187C of the Companies Act. These changes will become effective once this bill is passed by the Indian parliament and is notified in the Official Gazette of India.

                 DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES

     Bankers Trust Company, as depositary, will issue the ADSs. Each ADS will represent an ownership interest in o equity shares. The equity shares will be deposited by us with ICICI, the custodian. The custodian's office is located at ICICI Towers, Bandra-Kurla Complex, Mumbai 400 051, India. The depositary's principal executive office is located at 4 Albany Street, New York, NY 10006.

     You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes that you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your brokers or other financial institutions to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

     As the depositary will actually be the legal owner of the equity shares, you must rely on it to exercise the rights of a shareholder. The obligations of the depositary are set out in a deposit agreement among Bankers Trust Company, you, as an ADS holder, and us. The deposit agreement and the ADSs are generally governed by New York law.

     The following is a summary of the material provisions of the deposit agreement. As it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the ADR. Copies of the deposit agreement and the ADR will be available for inspection at the Corporate Trust Office of the depositary and at the office of the custodian set forth above.

Share Dividends and Other Distributions

     The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on equity shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of equity shares your ADSs represent.

     Cash

     The depositary will, as promptly as practicable, convert any cash dividend or other cash distribution we pay on the equity shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from any government is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It may hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for interest.

     Before making the distribution, any withholding taxes that must be paid will be deducted. See "Taxation". The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If exchange rates fluctuate during a time when the depositary cannot convert foreign currency, you may lose some or all of the value of the distribution.

     Shares

     The depositary will distribute new ADSs representing any equity share we may distribute as a free distribution, if we request it to make this distribution and provided that the depositary receives satisfactory evidence that it is legal to do so. The depositary will only distribute whole ADSs. It will sell equity shares which would require it to issue a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, each ADS will also represent the new equity shares.

     Rights to Receive Additional Shares

     If we offer holders of securities any rights to subscribe for additional equity shares or any other rights, the depositary, after consultation with us, will have discretion as to the procedure to be followed in making those rights available to you. If the depositary decides it is not legal or feasible to make these rights available to you, the Depositary may sell the rights and distribute the net proceeds.

The depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

     After consultation with us, if the depositary makes rights available to you, upon instruction from you, it will exercise the rights and purchase the equity shares on your behalf. The depositary will then deposit the equity shares and issue ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

     The U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. For example, you may not be able to trade the ADSs freely in the United States. In this case, the depositary may issue the ADSs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for the changes needed to put the restrictions in place. The depositary will not offer you rights, unless those rights and the securities to which the rights relate are either exempt from registration or have been registered under the Securities Act with respect to a distribution to you. We will have no obligation to register under the Securities Act those rights or the securities to which they relate.

     Other Distributions

     The depositary will, after consultation with us, send to you anything else that we distribute on deposited securities by any means it thinks is legal, fair and practical, subject to the receipt of requisite approvals. If it cannot make the distribution in that way, the depositary, after consultation with us, may decide to sell what we distributed and distribute the net proceeds, subject to the receipt of requisite approvals, in which case the ADSs will also represent the newly distributed property.

     The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, equity shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, equity shares, rights or anything else to ADS holders. This means that you may not receive the distribution we make on our equity shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

     Subject to Indian law, the depositary will issue ADSs if you or your broker deposits equity shares or evidence of rights to receive equity shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the name you request and will deliver the ADSs as promptly as practicable at its New York office to the persons you request. Under current Indian laws and regulation, the depositary cannot accept deposits of equity shares other than from us (except for equity shares issued as bonus shares or pursuant to rights offerings) and issue ADRs evidencing ADSs representing the equity shares.

     Persons resident in India (other than us) may not, directly or indirectly, deposit equity shares with the custodian.

     If you surrender your ADSs and withdraw the underlying equity shares, you or any subsequent transferee will not be permitted subsequently to deposit the equity shares and obtain ADSs. Moreover, foreign institutional investors, non-resident Indians or overseas corporate bodies who withdraw equity shares will be subject to Indian legal restrictions governing the foreign ownership of Indian securities. For a discussion, see "Restriction on Foreign Ownership of Indian Securities". The depositary has agreed, subject to the terms of the deposit agreement, to accept deposits of equity shares if current Indian laws and regulations are amended to permit such deposits.

     You may turn in your ADSs at the depositary's New York office. Upon payment of its fees and expenses and any taxes and charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver (1) the underlying equity shares to an account in the book-entry system in India and (2) any other deposited securities underlying the ADSs at the office of the custodian.

     If you surrender ADSs and withdraw equity shares, you will have to take the equity shares in electronic dematerialized form. You will be required to establish an account with a participant of the

National Securities Depositary Limited or Central Depositary Services Limited to hold or sell the shares in electronic dematerialized form, and you may incur customary fees and expenses in doing so. Equity shares which are withdrawn from the depositary also may not be sold on the stock exchanges in India until the equity shares underlying the ADSs have been listed on those exchanges. The process of being listed on those exchanges will be completed within six weeks after the offering. In addition, the sale of withdrawn equity shares by a non-resident of India to a resident of India may require approval from the Reserve Bank of India. For further details on the sale of underlying equity shares, see "Description of Equity Shares--Transfer of Shares".

     Voting Rights

     You will have no voting rights with respect to the deposited equity shares. The depositary will exercise voting rights in respect of the deposited equity shares as directed by the board of directors. The depositary will not, under any circumstances, be obliged to exercise any discretion in relation to the exercise or non-exercise of voting rights.

     Equity shares which have been withdrawn from the depositary facility and transferred on our register of shareholders to a person other than the depositary or its nominee may be voted by that person. However, you may not receive sufficient advance notice of shareholder meetings to enable you to withdraw the underlying equity shares and vote at such meetings.

     Notwithstanding the foregoing, if a foreign institutional investor, non-resident Indian or overseas corporate body were to withdraw its equity shares from the depositary facility, its investment in the equity shares would be subject to the general restrictions on foreign ownership noted under "Restriction on Foreign Ownership of Indian Securities" and may be subject to the portfolio investment restrictions, including the 10-24.0% portfolio investment limitations, and the 5-10.0% non-resident Indian limitation. The application of these limitations, however, is not clear. Secondary purchases of securities of Indian companies in India by foreign direct investors or investments by non-resident Indians, persons of Indian origin, overseas corporate bodies and foreign institutional investors above the ownership levels set forth under "Restriction on Foreign Ownership of Indian Securities" require government of India and Reserve Bank of India approval on a case-by-case basis. It is unclear whether similar case-by-case approvals of ownership of equity shares withdrawn from the depositary facility by foreign institutional investors, non-resident Indians and overseas corporate bodies would be required.

Fees and Expenses

        ADS holders must pay:                For:
        US$ 5.00 (or less) per 100 ADSs      Each issuance of an ADS, including
                                             as a result of a distribution of
                                             equity shares or rights or other
                                             property.

                                             Each cancellation of an
                                             ADS, including if the
                                             agreement terminates.

        Registration or transfer fees        Transfer and registration of
                                             shares on the equity share
                                             register of the foreign
                                             registrar from your name to
                                             the name of the depositary or
                                             its agent when you deposit or
                                             withdraw equity shares.

        Expenses of the depositary           Conversion of foreign
                                             currency to US dollars.
                                             Cable, telex and facsimile
                                             transmission expenses.

         Taxes and other governmental        As necessary
         charges that the depositary or
         the custodian is required to pay
         on any ADS or equity share
         underlying an ADS, for
         example, stock transfer taxes,
         stamp duty or withholding
         taxes.

Inspection of Transfer Books

     The depositary will maintain at its transfer office in New York facilities for the execution and delivery, registration of transfer, combination or split-up of ADRs and a register for the registration of ADRs and the registration of the transfer of ADSs that at reasonable times will be open for inspection by the investors in the ADSs and by us provided that such inspection shall not be for the purpose of communication with investors in the ADSs in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.

Reports and Notices

     We will transmit to the depositary copies of any communications generally distributed to holders of equity shares, including annual reports to shareholders and notices of shareholder's meetings. The depositary will make available for inspection by ADS holders at its principal office any notices, reports and communications received from us that are both received by the depositary or the custodian as the holder of the equity shares and made generally available to holders of our equity shares. The depositary will also send to ADS investors copies of such reports where furnished by us as provided in the deposit agreement.

     On or before the first date on which we give notice, by publication or otherwise, of any meeting of shareholders, or of any adjourned meeting of such holders, or of the taking of any action by such holders other than at a meeting, or the taking of any action in respect of any cash or other distributions or the offering of any rights, we will transmit to the depositary and the custodian a written English-language version of the notice thereof in the form given or to be given to shareholders. The depositary will arrange for the mailing of such notices to all ADS holders.

Payment of Taxes

     You will be responsible for any taxes or other governmental charges payable on your ADRs or on the deposited securities underlying your ADSs. The Depositary may refuse to transfer your ADSs or allow you to withdraw the equity shares underlying your ADSs until such taxes or other charges are paid.

     The depositary may deduct the amount of any taxes or other charges owed from any payments due to you. The depositary may also sell deposited securities, by public or private sale, to pay any taxes or other charges owed. You will remain liable for any deficiency if the proceeds of the sale are not enough to pay the taxes or other charges. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

     If we:                                       Then:

     Change the nominal or par value of our       The cash, equity shares or other securities received
     equity shares                                by the depositary will become deposited securities.
     Reclassify, split up or consolidate any      Each ADS will automatically represent its equal share
     of the deposited securities                  of the new deposited securities.

     Distribute securities on the equity shares   The depositary may, and will if we ask it to,
     that are not distributed to you              distribute some or all of the cash, equity shares or
     Recapitalize, reorganize, merge, liquidate,  other securities it receives. It may also issue new
     sell all or substantially all of our         ADSs or ask you to surrender your outstanding ADSs
     assets, or take any similar action           in exchange for new ADSs, identifying the new
                                                  deposited securities.

Amendment and Termination

     We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or certain expenses of the depositary, or prejudices an important right of ADS investors, it will only become effective thirty days after the depositary notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADR and the deposit agreement as amended.

     The depositary will terminate the deposit agreement if we ask it do so. The depositary may also terminate the agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In both cases, the depositary must notify you at least 90 days before termination.

     After termination, the depositary and its agents will be required to do only the following under the agreement: (1) collect dividends and distributions on the deposited securities, (2) sell rights offered to you, and (3) deliver equity shares and other deposited securities upon cancellation of ADSs. Any time after one year after termination, the depositary will, if practical, sell any remaining deposited securities by public or private sale. After that, the depositary will hold the proceeds of the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered the ADSs. It will not invest the money and will have no liability for interest. The depositary's only obligations will be to account for the proceeds of the sale and other cash. After termination, our only obligations will be with respect to indemnification and to pay certain amounts to the depositary.

Limitations on Obligations and Liability to ADS Holders

     The agreement expressly limits our obligations and the obligations of the depositary, and it limits our liability and the liability of the depositary. We and the depositary:

     o are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

     o are not liable if either we or the depositary is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

     o are not liable if either we or the depositary exercise discretion permitted under the deposit agreement;

     o have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party; and

     o may rely upon any documents we or the depositary believe in good faith to be genuine and to have been signed or presented by the proper party, and may rely on advice or information from any person we or the depositary believe, in good faith, to be competent to give such advice or information.

     In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

     Before the depositary will issue or register transfer of an ADS, make a distribution on an ADS, or allow a withdrawal of equity shares, the depositary may require:

     o payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any equity shares or other deposited securities;

     o production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

     o compliance with laws or governmental regulations relating to ADSs or the withdrawal of deposited securities and such reasonable regulations, if any, that the depositary may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

     The depositary may refuse to deliver, transfer, or register transfers of ADSs generally when our books or the depositary's books are closed, or at any time if the we or the depositary think it advisable to do so.

     You have the right to cancel your ADSs and withdraw the underlying equity shares at any time except:

     o when temporary delays arise because: (1) we or the depositary have closed our transfer books; (2) the transfer of equity shares is blocked to permit voting at shareholders' meeting; or (3) we are paying a dividend on the equity shares;

     o you or other ADS holders seeking to withdraw equity shares owe money to pay fees, taxes and similar charges; or

     o when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of equity shares or other deposited securities.

     This right of withdrawal may not be limited by any other provision of the deposit agreement. Foreign investors who withdraw equity shares will be subject to Indian legal restrictions governing the ownership of Indian securities. For a discussion, see "Restriction on Foreign Ownership of Indian Securities".

Pre-Release of ADSs

     Subject to current Indian law and regulations, our consent and the provisions of the deposit agreement, the depositary may issue ADSs before deposit of the underlying equity shares. This is called a pre-release of ADSs. The depositary may deliver equity shares upon the receipt and cancellation of ADSs, including pre-released ADSs. The depositary may receive ADSs instead of equity shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions:

     o before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer, as the case may be,

          -    beneficially owns the equity shares to be received,

          - assigns all beneficial rights, title and interest in the equity shares to the depositary in its capacity as the depositary and for the benefit of the holders of the ADSs,

          - will not take any action with respect to the ADSs or equity shares that is inconsistent with the assignment of beneficial ownership (including, without the consent of the depositary, disposing of the equity shares) other than in satisfaction of the pre-release, and

          - the pre-release must be fully collateralized with cash or collateral that the depositary considers appropriate; and

     o the depositary must be able to close out the pre-release on not more than five business days' notice.

     The pre-release will be subject to whatever indemnities and credit regulations the depositary considers appropriate. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30.0% of the total equity shares deposited, although the depositary may disregard such limit from time to time if it shall choose to do so.

                                    TAXATION

Indian Tax

     The following discussion is the opinion of Amarchand & Mangaldas & Suresh
A. Shroff & Co. The discussion of Indian tax consequences for investors in ADSs and equity shares received upon redemption of ADSs who are not resident in India whether of Indian origin or not is based on the provisions of the Indian Income-Tax Act, 1961, including the special tax regime for ADSs contained in
Section 115AC, which has recently been extended to cover additional ADSs that an investor may acquire in an amalgamation or restructuring of the company, and certain regulations implementing the Section 115AC regime. The Indian Income Tax Act is amended every year by the Finance Act of the relevant year. Some or all of the tax consequences of the Section 115AC regime may be amended or modified by future amendments to the Indian Income Tax Act.

     The summary is not intended to constitute a complete analysis of the tax consequences under Indian law of the acquisition, ownership and sale of ADSs and equity shares by non-resident investors. Potential investors should, therefore, consult their own tax advisers on the tax consequences of such acquisition, ownership and sale, including specifically the tax consequences under Indian law, the law of the jurisdiction of their residence, any tax treaty between India and their country of residence, and in particular the application of the regulations implementing the section 115 AC regime.

     Residence

     For the purpose of the Income Tax Act, an individual is a resident of India during any fiscal year, if he (i) is in India in that year for 182 days or more or (ii) having within the four years preceding that year been in India for a period or periods amounting in all to 365 days or more, is in India for period or periods amounting in all to 60 days or more in that year. The period of 60 days is substituted by 182 days in case of Indian citizen or person of Indian origin who being resident outside India comes on a visit to India during the financial year or an Indian citizen who leaves India for the purposes of his employment during the financial year. A company is resident in India in any fiscal year if it is registered in India or the control and management of its affairs is situated wholly in India in that year. A firm or other association of persons is resident in India except where the control and the management of its affairs are situated wholly outside India.

     Taxation of Distributions

     Dividend distributed will not be subject to tax in the hands of the shareholders. Consequently, withholding tax on dividends paid to shareholders does not apply. However, if dividends are declared, the company is required to pay a 11.0% tax on distributable profits.

     Taxation on Redemption of ADSs

     The acquisition of equity shares upon a redemption of ADSs by a non-resident investor will not give rise to a taxable event for Indian tax purposes.

     Taxation on Sale of Equity Shares or ADSs

     Any transfer of ADSs or equity shares outside India by a non-resident investor to another non-resident investor does not give rise to Indian capital gains tax.

     Subject to any relief under any relevant double taxation treaty, a gain arising on the sale of an equity share to a resident of India or where the sale is made inside India will generally give rise to a liability for Indian capital gains tax. Such tax is required to be withheld at source. Where the equity share has been held for more than 12 months (measured from the date of advice of redemption of the ADS by the Depositary), the rate of tax is 10.0%. Where the equity share has been held for 12 months or less, the rate of tax varies and will be subject to tax at normal rates of income-tax applicable to non-residents under the provisions of the Indian Income Tax Act, subject to a maximum of 48.0% in the case of foreign companies. The actual rate depends on a number of factors, including without limitation the nature of the non-resident investor. During the period the underlying equity shares are held by non-resident investors on a transfer from the Depositary upon redemption of ADRs, the provisions of the Avoidance of Double Taxation Agreement entered into by the government of India with the country of residence of the non-resident investors will be applicable in the matter of taxation of any capital gain arising on a transfer of the equity shares. The double taxation treaty between the United States and India does not provide US residents with any relief from Indian tax on capital gains.

     For purposes of determining the amount of capital gains arising on a sale of an equity share for Indian tax purposes, the cost of acquisition of an equity share received upon redemption of an ADS will be the price of the share prevailing on the BSE or the NSE on the date on which the depositary advises the custodian of such redemption, not the acquisition cost of the ADS being redeemed. The holding period of an equity share received upon redemption of an ADS will commence from the date of advice of redemption by the depositary. The exact procedures for the computation and collection of Indian capital gains tax are not settled.

     Rights

     Distribution to non-resident holders of additional ADSs or equity shares or rights to subscribe for equity shares made with respect to ADSs or equity shares are not subject to tax in the hands of the non-resident holder.

     It is unclear as to whether capital gain derived from the sale of rights by a non-resident holder not entitled to exemption under a tax treaty to another non-resident holder outside India will be subject to Indian capital gains tax. If rights are deemed by the Indian tax authorities to be situated within India, as our situs is in India, the gains realized on the sale of rights will be subject to customary Indian taxation as discussed above.

     Stamp Duty

     Upon the issuance of the equity shares underlying the ADSs, we are required to pay a stamp duty of 0.1% per share of the issue price. A transfer of ADSs is not subject to Indian stamp duty. Normally, upon the acquisition of equity shares from the depositary in exchange for ADSs representing such equity shares in physical form, an investor would be liable for Indian stamp duty at the rate of 0.5% of the market value of the equity shares at the date of registration. Similarly, a sale of equity shares by an investor would also be subject to Indian stamp duty at the rate of 0.5% of the market value of the equity shares on the trade date, although customarily such tax is borne by the transferee, that is, the purchaser. However, our equity shares are compulsorily deliverable in dematerialized form except for trades up to 500 shares only which may be for delivery in physical form. Under Indian stamp law, no stamp duty is payable on the acquisition or transfer of equity shares in dematerialized form.

     Other Taxes

     At present, there are no taxes on wealth, gifts and inheritance which may apply to the ADSs and underlying equity shares.

     Service Tax

     Brokerage or commissions paid to stockholders in connection with the sale or purchase of shares is subject to a service tax of 5.0%. The stockbroker is responsible for collecting the service tax and paying it to the relevant authority.

United States Tax

     The following discussion is the opinion of Davis Polk & Wardwell. The discussion describes the material US federal income tax consequences of the acquisition, ownership and sale of ADSs that are generally applicable to US investors. For these purposes, you are an US investor if you are:

     o a citizen or resident of the United States under US federal income tax laws;
     o a corporation organized under the laws of the United States or of any political subdivision of the United States; or
     o an estate or trust the income of which is includable in gross income for US federal income tax purposes regardless of its source.

     This discussion only applies to ADSs that you purchase through the offering, and only if you own ADSs as capital assets.

     This discussion assumes that we are not a passive foreign investment company. Please see the discussion under "Passive Foreign Investment Company Rules" below.

     Please note that this discussion does not discuss all of the tax consequences that may be relevant in light of your particular circumstances. In particular, it does not address purchasers subject to special rules, including:

     o    insurance companies;
     o    tax-exempt entities;
     o    dealers in securities;
     o    financial institutions;
     o persons who own the ADSs as part of an integrated investment (including a straddle, hedging or conversion transaction) comprised of the ADS, and one or more other positions for tax purposes;
     o    persons whose functional currency is not the US dollar; or
     o persons who own, actually or constructively, 10.0% or more of our voting stock.

     This discussion is based on the tax laws of the United States currently in effect (including the Internal Revenue Code of 1986, as amended, referred to as "the Code", Treasury Regulations, Revenue Rulings and judicial decisions). These laws may change, possibly with retroactive effect.

     For US federal income tax purposes, if you own an ADS, you will generally be treated as the owner of the equity shares underlying the ADS.

     Please consult your tax advisors with regard to the application of the US federal income tax laws to the ADSs, including the passive foreign investment company rules described below, as well as any tax consequences arising under the laws of any state, local or other taxing jurisdiction.

     Taxation of Dividends

     Dividends you receive on the ADSs, other than certain pro rata distributions of common shares, will generally constitute foreign source dividend income for US federal income tax purposes. The amount of the dividend you will be required to include in income will equal the US dollar value of the rupees, calculated by reference to the exchange rate in effect on the date the payment is received by Bankers Trust Company, as the depositary, regardless of whether the payment is converted into US dollars. If you realize gain or loss on a sale or other disposition of rupees, it will be US source ordinary income or loss. You will not be entitled to claim a dividends-received deduction for dividends paid by ICICI Bank.

     Taxation of Capital Gains

     You will recognize capital gain or loss for U.S. federal income tax purposes on the sale or exchange of ADSs in the same manner as you would on the sale or exchange of any other shares held as capital assets. The gain or loss will generally be U.S. source income or loss. You should consult your own tax advisors about the treatment of capital gains, which may be taxed at lower rates than ordinary income for non-corporate taxpayers, and capital losses, the deductibility of which may be limited.

     Passive Foreign Investment Company Rules

     Based upon proposed Treasury regulations, which are proposed to be effective for taxable years after December 31, 1994, ICICI Bank does not expect to be considered a passive foreign investment company. In general, a foreign corporation is a passive foreign investment company for any taxable year in which (i) 75.0% or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (ii) 50.0% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. ICICI Bank has based the expectation that it is not a passive foreign investment company on, among other things, provisions in the proposed regulations that provide that certain restricted reserves (including cash and securities) of banks are assets used in connection with banking activities and are not passive assets, as well as the composition of our income and our assets from time to time. Since there can be no assurance that the proposed regulations will be finalized in their current form and the composition of income and assets of ICICI Bank will vary over time, there can be no assurance that ICICI Bank will not be considered a passive foreign investment company for any fiscal year. If ICICI Bank is a passive foreign investment company at any time that you own ADSs,

     o you may be subject to additional taxes and interest charges on certain dividends and on any gain recognized on the disposition of the shares. This tax is assessed at the highest tax rate applicable for corporate or individual taxpayers for the relevant periods; and
     o You will be subject to additional US tax filing requirements for each year that you hold the shares.

     Please consult your tax advisors about the possibility that ICICI Bank will be a passive foreign investment company and the rules that would apply to you if ICICI Bank were.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the US underwriting agreement between us and each of the US underwriters named below, and concurrently with the sale of o ADSs to the international underwriters, We have agreed to sell to each of the US underwriters, and each of the US underwriters severally has agreed to purchase from us, the aggregate number of ADSs set forth opposite its name below.

US Underwriters                                               Number of ADSs
---------------------------------------------------------     --------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated................................            o
Morgan Stanley & Co. Incorporated........................            o
Total....................................................            o

     Subject to the terms and conditions set forth in the international underwriting agreement between us and each of the international underwriters named below, and concurrently with the sale of o ADSs to the US underwriters, we have agreed to sell to each of the international underwriters, and each of the international underwriters severally has agreed to purchase from us, the aggregate number of ADSs set forth opposite its name below.

International Underwriters                                    Number of ADSs
---------------------------------------------------------     --------------
Merrill Lynch (Singapore) Pte. Ltd.......................             o
Morgan Stanley & Co. International Limited...............             o
Total....................................................             o

     Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are the joint global coordinators and joint book runners for the US offering and the international offering. The consummation of each of the US offering and the international offering is a condition to the closing of the other offering. The US underwriters and the international underwriters are collectively referred to as the "underwriters".

     Prior to the US offering and the international offering, there has been no established market in the US, India or elsewhere for the ADSs. The equity shares represented by the ADSs trade in the Indian stock markets. The public offering price for the ADSs will be determined by us in consultation with the joint global coordinators and joint book runners by reference to the market prices for our equity shares and other relevant factors, including an assessment of our results of operations and future prospects, demand for the ADSs, general economic conditions, recent offering prices for similar securities of reasonably comparable companies and the general condition of the securities markets at the time of the offering.

     The joint global coordinators and joint book runners have advised us that the underwriters propose initially to offer the ADSs to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess of o per ADS. After the public offering, the public offering price and concession may be changed. The public offering price per ADS in the US offering and the international offering is identical.

     The US underwriting agreement and the international underwriting agreement provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters are committed to purchase all of the ADSs if they purchase any ADSs. The underwriters reserve the right to withdraw, cancel or modify the US offering and the international offering and to completely or partially reject any orders.

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5.0% of the total number of ADSs offered by them.

     The US underwriters may engage in transactions that affect the price of the ADSs. In particular, the US underwriters may over-allot, creating a situation where more ADSs are sold than are set forth on the cover page of this prospectus (a short position in the ADSs). In order to cover the over-allotments or to stabilize the price of the ADSs, the US underwriters may purchase up to an aggregate of o additional ADSs at the public offering price set forth on the cover page of this prospectus less the underwriting concession and discount referred to above. To the extent that the US underwriters exercise this option, each underwriter will be obligated, subject to conditions set out in the US underwriting agreement, to purchase additional ADSs proportionate to each underwriter's initial amount reflected in the first table above. In addition, the US underwriters may bid for and purchase the ADSs to stabilize the price of the ADSs as an exception to SEC rules limiting such activities until the distribution of the ADSs is completed. As a result of such purchases, the price of the security would generally be higher than it would have been without such purchases. The US underwriters may or may not engage in these transactions, and once commenced, they may discontinue their actions without notice. We do not, nor do the US underwriters, make any representation or prediction as to the direction and magnitude of any effect that the transactions we have described above may have on the price of the ADSs. Finally, the underwriting syndicate may reclaim selling concessions allowed to a US underwriter or a dealer for distributing the ADSs in the US offering if any US underwriter repurchases previously distributed ADSs in transactions to cover syndicate short positions, in stabilization transactions or otherwise.

     The joint global coordinators and joint book runners may allocate the ADSs for the US offering and the international offering as they deem appropriate.

     The ADSs will be listed on the New York Stock Exchange under the symbol o.

     Unless we and ICICI have obtained the prior written consent of the joint global coordinators and joint book runners, we and ICICI have agreed that we and ICICI will not, from the date of this prospectus through and including 180 days after such date, sell, offer or contract to sell, or otherwise dispose of any of our equity shares (including ADSs) or any securities (which are convertible into or exchangeable for shares, or any options or warrants), except in connection with the offering or other than shares or other securities or options, the rights or warrants for equity shares or other securities, issued, offered, allotted, appropriated, modified or granted to our employees (including directors) or former employees (including directors), directly or indirectly, pursuant to any employee share scheme or arrangement for any one or more employee or employees generally or as required by law.

     From time to time, the underwriters have provided, and continue to provide, commercial and investment banking services to us for which they have received customary compensation

     We have agreed with the underwriters to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, or to contribute to payments that the other may be required to make in respect thereof.

     The underwriters have, subject to the completion of this offering, agreed to reimburse us for certain expenses incurred in connection with this offering.

Pursuant to the agreement among US and international underwriters, each underwriter has represented and agreed to the following selling restrictions:

     o Each US underwriter has represented and agreed that, with certain exceptions: (a) it is not purchasing any ADSs for the account of anyone other than a United States or Canadian person (as defined below) and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or distribute any prospectus relating to the ADSs outside the United States or Canada or to anyone other than a United States or Canadian person.

          Each international underwriter has represented and agreed that, with certain exceptions: (a) it is not purchasing any ADSs for the account of any United States or Canadian person (as defined below) and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or distribute any prospectus relating to the ADSs in the United States or Canada or to any United States or Canadian person.

          With respect to any underwriter that is a US underwriter and an international underwriter, the foregoing representations and agreements (a) made by it in its capacity as a US underwriter apply only to it in its capacity as a US underwriter and (b) made by it in its capacity as an international underwriter apply only to it in its capacity as an international underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the agreement among underwriters.

          "United States or Canadian person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian person.

     o Sales may be made between U.S. underwriters and international underwriters of any number of ADSs as may be mutually agreed. The per ADS price of any ADSs so sold shall be the public offering price set forth on the cover page of this prospectus, in US dollars, less an amount not greater than the per ADS amount of the concession to dealers described above.

          Each U.S. underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any ADSs, directly or indirectly, in Canada or to, or for the benefit of, any resident of Canada in contravention of the Canadian securities laws and has represented that any offer or sale of ADSs in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. underwriter has further agreed to send a notice to any dealer who purchases from it any of the ADSs which states in substance that, by purchasing such ADSs, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such ADSs in Canada or to, or for the benefit of, any resident of Canada in contravention of the Canadian securities laws and that any offer or sale of ADSs in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will, in turn, deliver to any other dealer to whom it sells any of such ADSs a notice containing substantially the same statement as is contained in this sentence. References to "Canada" includes all provinces and territories of Canada or in the particular province or territory of Canada as applicable. References to "Canadian securities laws" include the securities laws of Canada and all provinces and territories of Canada or of that particular province or territory of Canada as applicable.

     o Each international underwriter has represented and agreed that (a) it has not offered or sold and will not offer or sell prior to the date six months after the closing date for the sale of the ADSs to the international underwriters, any ADSs to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the ADSs to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

     o Each international underwriter has represented and agreed that it has not offered and will not offer, directly or indirectly, any ADSs in The Netherlands to the account of any person or entity other than to persons or entities who or which trade or invest in the ADSs in the conduct of a profession or business within the meaning of the Securities Transactions Supervision Act 1995 (Wet Toezicht Effectenverkeer 1995) and its implementing regulations (which persons and entities include banks, brokers, pension funds, insurance companies, securities firms, investment institutions, other institutional investors and other parties).

     o Each international underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the ADSs acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese international underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each international underwriter has further agreed to send to any dealer who purchases from it any of the ADSs a notice stating in substance that, by purchasing such ADSs, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such ADSs directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese international underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such ADSs a notice containing substantially the same statement as is contained in this sentence.

     o Each international underwriter has represented and agreed that it has not distributed and will not distribute, directly or indirectly, any prospectus relating to the ADSs in India or to residents of India and that it has not offered or sold and will not offer or sell, directly or indirectly, any ADSs in India or to, or for the account or benefit of, any resident of India.

     o Each international underwriter has represented and agreed that no prospectus in relation to the ADSs has been or will be lodged with, or registered by, the Australian Securities and Investments Commission and that it has not, directly or indirectly, offered for purchase or sale, nor issued invitations to buy or sell and will not, directly or indirectly, offer for purchase or sale, nor issue invitations to buy or sell any ADSs and has not distributed and will not distribute any draft or definitive document in relation to any such offer, invitation, purchase or sale in Australia, except in accordance with the Corporations Law in force in Australia and any other applicable Australian laws.

     o Each international underwriter has represented and agreed that it has not applied for any license issued by the Central Bank of the United Arab Emirates ( "Central Bank ") with respect to the ADSs and that it has not distributed and will not distribute any prospectus relating to the ADSs in the United Arab Emirates ( "UAE ") or to residents of the UAE and that it has not offered or sold and will not offer or sell and ADSs in the UAE for the account or benefit of any resident of the UAE, except through a bank or financial institution operating in the UAE and duly licensed by the Central Bank in accordance with UAE Federal Law No. 10 of 1980 (as amended) and the Resolutions and Circulars of the Board of Directors of the Central Bank and the Regulations issued by or on behalf of the Central Bank from time to time.

     o Each international underwriter has represented and agreed that it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any ADSs other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the companies ordinance (Cap32) of Hong Kong and that, except as permitted under the securities laws of Hong Kong, it has not issued and will not issue in Hong Kong any document, invitation or advertisement relating to the ADSs other than with respect to ADSs which are intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

     o Each international underwriter has represented and agreed that it has not offered or sold and will not offer or sell any ADSs or circulate or distribute any document or other material relating to the ADSs, either directly or indirectly to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 106C of the Companies Act, Cap. 50 of Singapore, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 106D of the Singapore Companies Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other provision of the Singapore Companies Act.

                                 LEGAL MATTERS

     The validity of the ADSs offered by us in this prospectus will be passed upon for us by Davis Polk & Wardwell, our United States counsel, and for the underwriters by Shearman & Sterling, US counsel to the underwriters. The validity of the equity shares represented by the ADSs and certain other Indian legal matters will be passed upon by Amarchand & Mangaldas & Suresh A. Shroff & Co., our Indian counsel , and by Bhaishankar Kanga & Girdharlal, Indian counsel to the underwriters. Davis Polk & Wardwell may rely upon Amarchand & Mangaldas & Suresh A. Shroff & Co. and Shearman & Sterling may rely upon Bhaishankar Kanga & Girdharlal with respect to all matters of Indian law.

                                    EXPERTS

     Our US GAAP financial statements at March 31, 1998 and 1999, and for each of the years in the three-year period ended March 31, 1999, have been included in this prospectus in reliance upon the report of KPMG, India, independent accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in auditing and accounting.

                     PRESENTATION OF FINANCIAL INFORMATION

     We have prepared our historical financial statements in accordance with Indian generally accepted accounting principles. Starting in fiscal 2000, we intend to adopt US generally accepted accounting principles and publish in our annual shareholders' report our financial statements in US GAAP as well as in Indian GAAP.

     The financial information in this prospectus has been prepared in accordance with US GAAP, unless we have indicated otherwise. Our fiscal year ends on March 31 of each year so all references to a particular fiscal year are to the year ended March 31 of that year. The financial statements, including the notes to these financial statements, audited by KPMG, India, independent accountants, are set forth at the end of this prospectus.

     Although we have translated in this prospectus certain rupee amounts into dollars for convenience, this does not mean that the rupee amounts referred to could have been, or could be, converted into dollars at any particular rate, the rates stated below, or at all. Except in the sections on "The Republic of India", and "Reforms in Some Key Sectors of the Indian Economy" which are based on publicly available data, all translations from rupees to dollars are based on the noon buying rate in the City of New York for cable transfers in rupees at December 31, 1999. The Federal Reserve Bank of New York certifies this rate for customs purposes on each date the rate is given. The noon buying rate on December 31, 1999 was Rs. 43.51 per US$ 1.00. The exchange rates used for convenience translations differ from the actual rates used in the preparation of our financial statements.

                           FORWARD-LOOKING STATEMENTS

     We have included statements in this prospectus which contain words or phrases such as "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions, that are "forward-looking statements". Actual results may differ materially from those suggested by the forward-looking statements due to certain risks or uncertainties associated with our expectations with respect to, but not limited to, our ability to successfully implement our strategy, the market acceptance of and demand for Internet banking services, future levels of non-performing loans, our growth and expansion, the adequacy of our allowance for credit and investment losses, technological changes, investment income, cash flow projections and our exposure to market risks. By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occur in the future. As a result, actual future gains, losses or impact on net interest income could materially differ from those that have been estimated.

     In addition, other factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this document include, but are not limited to : general economic and political conditions in India, south east Asia, and the other countries which have an impact on our business activities or investments, the monetary and interest rate policies of India, inflation, deflation, unanticipated turbulence in interest rates, foreign exchange rates, equity prices or other rates or prices, the performance of the financial markets and level of Internet penetration in India and globally, changes in domestic and foreign laws, regulations and taxes, changes in competition and the pricing environment in India, and regional or general changes in asset valuations. For further discussion on the factors that could cause actual results to differ, see the discussion under "Risk Factors" contained in this prospectus.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     In accordance with the Securities Act, we have filed a registration statement on Form F-1, including its amendments, exhibits, and schedules, with the Commission with respect to the ADSs and the underlying equity shares we are offering in this prospectus. This prospectus, which forms part of the registration statement, omits certain parts of the registration statement in accordance with rules and regulations of the Commission. Statements made in this prospectus regarding any contract, agreement or other document are not necessarily complete. If any statement refers to a contract, agreement or document that is filed as an exhibit to the registration statement, please refer to that exhibit for a more complete description of the matter involved.

     For more information about us, the ADSs, and the equity shares, please refer to the registration statement. The registration statement, including its exhibits and schedules, may be inspected and copied at the Public Reference Room maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room is available from the Commission at 1-800-SEC-0330. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and the information regarding issuers, like us, that file electronically with the SEC.

     As a result of the offering made by this prospectus, we will become subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, applicable to a foreign private issuer. In accordance with the Exchange Act, we will file annual reports on Form 20-F and other information with the Commission. The annual reports and information we file with the Commission can be inspected and copied at the Public Reference Room maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, these materials may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     Under the Exchange Act, we will not be required to publish financial statements as frequently or as promptly as US companies. However, our audited summary financial information prepared under Indian GAAP will be published quarterly. In addition, we intend to give the depositary annual reports with annual audited financial statements prepared under US GAAP. The depositary has agreed that, upon our request, it will promptly mail these annual reports to all registered holders of ADSs. We will also give the depositary all notices of shareholders' meetings and other reports and communications that are made generally available to our shareholders although, as described in this prospectus, investors in ADSs will not be entitled to vote, or request the depositary to vote, the ADSs or the underlying equity shares at any meeting of shareholders. The depositary will arrange for the mailing of these documents to registered holders of ADSs.

     We have an internet site at http://www.icicibank.com. This web site and the information contained in or connected to it is not incorporated into this prospectus or registration statement and you should not rely on any of the information contained in the web site in making a decision to acquire ADSs in the offering.

     As a foreign private issuer, we will be exempt from the rules under the Exchange Act requiring the furnishing and content of proxy statements. Our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

            ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     We are incorporated under the laws of India. All our directors and executive officers, and substantially all experts named in this prospectus, reside outside of the United States. All of our assets are located outside the United States. In addition, a substantial portion of the assets of our directors and officers and of the non-resident experts are located outside the United States. As a result, it may be difficult to effect service of process within the United States upon these persons or to enforce in U.S. courts judgments obtained in U.S. courts against these persons, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

     Section 44A of the Indian Code of Civil Procedure provides that where a foreign judgment has been rendered by a court in any country or territory outside India which the government of India has by notification declared to be a reciprocating territory, it may be enforced in India by proceedings in execution as if the judgment had been rendered by the relevant court in India. The United States has not been declared by the government of India to be a reciprocating territory for the purposes of Section 44A.

     Amarchand & Mangaldas & Suresh A. Shroff & Co., our Indian counsel, has advised us that, accordingly, a judgment of a court in the United States may be enforced in India only by a suit upon the judgment in terms of Section 13 of the Indian Code of Civil Procedure, and not by proceedings in execution. This section, which is the statutory basis for the recognition of foreign judgments, states that a foreign judgment is conclusive as to any matter directly adjudicated upon except:

     o where the judgment has not been pronounced by a court of competent jurisdiction;
     o    where the judgment has not been given on the merits of the case;
     o where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable;
     o where the proceedings in which the judgment was obtained were opposed to natural justice;
     o    where the judgment has been obtained by fraud; or
     o where the judgment sustains a claim founded on a breach of any law in force in India.

     The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice. A party seeking to enforce a foreign judgment in India is required to obtain prior approval from the Reserve Bank of India under the Foreign Exchange Regulation Act to execute such a judgment or to repatriate any amount recovered. Any judgment in a foreign currency would be converted into rupees on the date of judgment and not on the date of payment.

     We also have been advised by our Indian counsel that a party may file suit in India against us, our directors and executive officers as an original action based upon the provisions of the federal securities laws of the United States. To our knowledge, no such suit has ever been brought in Indian courts. Generally, there are considerable delays in the disposal of suits by Indian courts. Moreover, it is unlikely that an Indian court would award damages on the same basis as a foreign court.

        SELECTED FINANCIAL INFORMATION FOR ICICI BANK UNDER INDIAN GAAP

     The selected financial and other data given in the table below have been derived from our financial statements, prepared in accordance with Indian GAAP. These financial statements are not included in this prospectus. Our Indian GAAP financial statements for fifteen months ended March 31, 1995, 1996,1997 and 1998 have been audited by Lodha & Co., Chartered Accountants and for fiscal 1999 by S. B. Billimoria and Company, Chartered Accountants.

                                             Fifteen
                                             months
                                              ended                      Year ended March 31,
                                             March 31,  --------------------------------------------------------
                                               1995       1996       1997        1998        1999        1999(1)
                                             ---------  ---------  ----------  ----------  ----------  ---------
                                                                       (in millions)
Income :
Interest income(2).........................    Rs. 148  Rs. 1,066   Rs. 1,827   Rs. 2,585   Rs. 5,441   US$  125
Other income(3)............................         93        249         426         851         890         20
                                               -------  ---------   ---------   ---------   ---------   --------
Total income...............................        241      1,315       2,253       3,436       6,331        145
Expenses :
Interest expense...........................         82        754       1,171       1,855       4,255         98
Operating expenses (excluding                      114        223         323         431         654         15
     depreciation on fixed assets) (4).....
Depreciation on fixed assets...............         14         45          82         145         175          4
                                               -------  ---------   ---------   ---------   ---------   --------
Expenses before provisions and write-offs..        210      1,022       1,576       2,431       5,084        117
Provisions and write-offs :
Provisions for depreciation on investments.          5         52          54         138        (48)        (1)
Other provisions and contingencies(5)......          1          9          51         137         323          7
                                               -------  ---------   ---------   ---------   ---------   --------
Provisions and write-offs..................          6         61         105         275         275          6
Profit :
Profit before tax..........................         25        232         572         730         972         22
Provision for taxes........................         11         61         171         228         338          8
                                               -------  ---------   ---------   ---------   ---------   --------
Profit for the year........................     Rs. 14    Rs. 171     Rs. 401     Rs. 502     Rs. 634    US$  15
                                               =======  =========   =========   =========   =========   ========

---------
(1) For your convenience, rupee amounts for fiscal 1999 have been translated into US dollars using the noon buying rate in effect on December 31, 1999 of Rs. 43.51 = US$ 1.00.
(2) Represents interest income on advances, income on investments and discount on bills. purchased and discounted and interest earned on cash balances.
(3) Represents commission, exchange and brokerage, profit on sale or revaluation of investments, sale of land, buildings and other assets and profit on exchange transactions.
(4)  Represents employee expenses, establishment expenses and other expenses.
(5)  Primarily represents provisioning for bad and doubtful debts.

                                                                           At March 31,
                                              -----------------------------------------------------------------------
                                                 1995       1996         1997         1998         1999       1999(1)
                                              ----------  ---------   ----------  -----------  -----------   --------
                                                                         (in millions)
Assets:
Cash and balances with the Reserve Bank
   of India................................     Rs. 997   Rs. 1,043    Rs. 1,503   Rs. 3,101    Rs. 4,658     US$ 107
Balances with banks and money at call and
short notice...............................         685         586        2,226       5,628       11,725         269
Advances(2)................................       1,212       6,507        7,980      11,278       21,101         485
Investments................................       1,450       2,628        4,354      10,234       28,612         658
Fixed assets...............................          99         465          964       1,837        1,996          46
Other assets(3)............................         116         342          792         716        1,725          40
                                              ---------   ---------   ----------   ---------   ----------    --------
Total assets...............................   Rs. 4,559   Rs.11,571   Rs. 17,819   Rs.32,794   Rs. 69,817    US$1,605
                                              =========   =========   ==========   =========   ==========    ========
Liabilities:
Borrowings:
     Deposits(4)...........................       3,306       7,299       13,476      26,290       60,730       1,396
     Other borrowings(5)...................          72       2,090          930       1,922        1,999          46
                                              ---------   ---------   ----------   ---------   ----------    --------
Total borrowings...........................       3,378       9,389       14,406      28,212       62,729       1,442
Other liabilities and provisions(6)........         117         615        1,594       1,914        4,005          92
                                              ---------   ---------   ----------   ---------   ----------    --------
Total liabilities..........................       3,495      10,004       16,000      30,126       66,734       1,534
Shareholders' funds
    Equity capital.........................       1,050       1,500        1,500       1,650        1,650          38
    Reserves and surplus...................          14          67          319       1,018        1,433          33
                                              ---------   ---------   ----------   ---------   ----------    --------
Total shareholders' funds..................       1,064       1,567        1,819       2,668        3,083          71
                                              ---------   ---------   ----------   ---------   ----------    --------
Total liabilities and shareholders' funds..   Rs. 4,559   Rs.11,571   Rs. 17,819   Rs.32,794   Rs. 69,817    US$1,605
                                              =========   =========   ==========   =========   ==========    ========

---------
(1) For your convenience, rupee amounts for fiscal 1999 have been translated into US dollars using the noon buying rate in effect on December 31, 1999 of Rs. 43.51 = US$ 1.00.
(2)  Includes bills purchased and discounted.
(3)  Includes current assets and advances for capital assets.
(4)  Represents deposits received from banks as well as others.
(5) Represents borrowings from the Reserve Bank of India and from other banks and institutions.
(6)  Includes debentures issued by us.

            SIGNIFICANT DIFFERENCES BETWEEN INDIAN GAAP AND US GAAP

     Indian GAAP differs in several respects from US GAAP. A summary of the significant differences between Indian GAAP and US GAAP is presented below:

           Subject                        Indian GAAP                          US GAAP
--------------------------------------------------------------------------------------------------------
Statement of cash flows..... Statement is required for companies   Statement is required.
                             listed on the stock exchanges and is
                             recommended for other companies.

Statement of changes in
stockholders' equity........ Statement is not required.            Statement is required.

Consolidation............... The practice of consolidation is not  When company controls more than
                             followed.                             50.0% of the voting securities of
                                                                   another company, the investee company is
                                                                   known as a subsidiary and is generally
                                                                   considered to be a part of the
                                                                   controlling company (parent). In these
                                                                   circumstances, the financial statements
                                                                   of the investee are generally required
                                                                   to be consolidated with the financial
                                                                   statements of its parent in which all
                                                                   material transactions between them are
                                                                   eliminated.


Equity method............... Equity accounting is not recognized   When a company controls 20.0% to
                             as an acceptable method of            50.0% of the investee's voting
                             accounting.                           securities or has a subsidiary that is
                                                                   not consolidated, the investment is
                                                                   generally stated at the underlying net
                                                                   asset value, with the equity in the
                                                                   investee's earnings or loss included in
                                                                   the investor's income statement for the
                                                                   current period (equity accounting).

Business combination........ The conditions for applying the       Business combinations are accounted
                             purchase method are different and     for either under the purchase method
                             business combinations are generally   or the pooling method.
                             accounted as per the pooling of
                             interest method.

                                      201



           Subject                        Indian GAAP                          US GAAP
--------------------------------------------------------------------------------------------------------
Allowance for credit losses. Allowance for credit losses are       Loans are identified as non-
                             based on defaults expected both on    performing and placed on non- accrual
                             principal and interest. The           basis, where management estimates
                             allowance does not consider present   that payment of interest or principal
                             value of future inflows.              is doubtful of collection.
                                                                   Non-performing loans are reported after
                                                                   considering the impact of impairment.
                                                                   The impairment is measured by comparing
                                                                   the carrying amount of the loan to the
                                                                   present value of expected future cash
                                                                   flows or the fair value of the
                                                                   collateral (discounted at the loans'
                                                                   effective rate).

Loan origination fees/costs. Loan origination fees and costs are   Loan origination fees (net of loan
                             taken to the income statement in the  origination costs) are deferred and
                             year accrued/incurred.                recognized as an adjustment to yield
                                                                   over the life of the loan.

Interest capitalization..... Capitalization of interest is         Interest cost incurred for funding an
                             optional.                             asset during its construction period
                                                                   is required to be capitalized based on
                                                                   the average outstanding investment in
                                                                   the asset and the average cost of funds.
                                                                   The capitalized interest cost is
                                                                   included in the cost of the relevant
                                                                   asset and is depreciated over the useful
                                                                   life of the asset.

Redeemable preference
shares..................... Redeemable preference shares are a     Redeemable preference shares do not component
                            component of shareholders' equity,     form a part of the shareholders' equity and
                            and preference dividend is reported    dividends on such shares are charged to the
                            as an appropriation of income.         income statement.

                                      202



           Subject                        Indian GAAP                          US GAAP
--------------------------------------------------------------------------------------------------------
Investment in debt and
equity securities........... Securities are classified as current  Securities are classified as trading, or permanent. Current securities are  held to maturity or available for valued at the lower of cost or market sale based on management's intention
                             value with any unrealized loss        on the acquisition date. While
                             charged to the income statement       trading and available for sale
                             unrealized gains are not recorded     securities are valued at fair value,
                             permanent investments are             held to maturity securities are
                             valued at cost, adjusted for          valued at cost, adjusted for amortization
                             permanent diminution.                 of premiums and accretion of discount.
                                                                   The unrealized gains and losses on
                                                                   trading securities are taken to the
                                                                   income statement, while those on
                                                                   available for sale securities are
                                                                   reported as a separate component of
                                                                   stockholders' equity, net of applicable
                                                                   taxes.


Revaluation of property,
plant and equipment......... Revaluation of property, plant and    Revaluation of property, plant and
                             equipment is permitted.               equipment is not permitted except in
                                                                   certain cases.
Accounting for finance
leases...................... Assets under finance leases are       Assets under finance leases should
                             not required to be capitalized        be capitalized and depreciated by
                             by lessees but, instead, are          lessees, with the corresponding
                             capitalized and depreciated by        recognition of the lease obligation
                             lessors at statutory rates. The       lease rentals are recognized as
                             difference between the depreciation   payments of the lease obligation
                             charge and annual lease charge is     and interest thereon. Lessors should
                             adjusted in the income statement      recognize the minimum lease payments
                             through a lease equalization          less unearned income, i.e., the net
                             account.                              investment in the lease, as an asset
                                                                   and the interest component of the
                                                                   lease rental as income.
                             Lessees recognize lease rental
                             payments as expenses as they are
                             incurred.

Sale of securities under
repurchase agreements....... Recorded as sales and removed from    Sales proceeds are recorded as
                             balance sheet of seller.              borrowings in the balance sheet of
                                                                   seller/borrower. Securities continue
                                                                   to be reflected as assets in the
                                                                   balance sheet of seller/borrower.

                                      203



           Subject                        Indian GAAP                          US GAAP
--------------------------------------------------------------------------------------------------------
Income taxes................ The amount of tax that is payable is  Income taxes are provided against
                             recorded.                             current period income as reflected in
                                                                   the financial statements, even though
                                                                   all or some of such income will not be
                                                                   reported for tax purposes in the
                                                                   current period and taxes will not
                                                                   become payable at a later date. This
                                                                   means that, even though certain amount
                                                                   of the current period accounting
                                                                   income is not taxable, income tax must
                                                                   be provided in the financial
                                                                   statements against both income on
                                                                   which taxes are payable and income on
                                                                   which the tax liability is deferred
                                                                   regardless of the length of that
                                                                   deferral, subject to valuation
                                                                   allowances for deferred tax assets.

Share issue expenses........ Share issue expenses are              Direct costs to sell shares are
                             generally deferred and amortized      treated as a reduction of the issue
                             over a period of three to five        proceeds; indirect costs are expensed
                             years.  They may also be written      as incurred.
                             off against share premium account.

  Debt issue costs.......... Debt issue expenses may be            Debt issue costs are deferred and
                             written off against share premium     Amortized over the life of the debt
                             account or accounted as deferred      Using the 'interest method'.
                             revenue expenses and amortized.

Extraordinary items......... Extraordinary items are disclosed     Extraordinary items are disclosed
                             separately in the statement of profit separately in the statement of profit
                             and loss.                             and loss net of applicable tax effects.

Prior period items.......... Prior period items are disclosed      Prior period items, less related tax
                             separately in the current statement   effects, are excluded from the current
                             of profit and loss.                   statements of profit and loss and
                                                                   reflected as adjustments to the
                                                                   opening balance of retained earnings.

                                      204



           Subject                        Indian GAAP                          US GAAP
--------------------------------------------------------------------------------------------------------
Related party transactions.. Requirements to report related party  Financial statements are generally
                             transactions in the financial         required to include full disclosures
                             statements are limited to reporting   of all material related party
                             (a) accounts receivable and loans     transactions and balances, other
                             given to management, or to            than compensation arrangements,
                             enterprises in which management is    expense allowances, and other
                             interested or which are under the     similar items in the ordinary course
                             same management; and (b) loans taken  of business.
                             from management. Disclosure is also
                             required of guarantees given by or
                             for management and of remuneration to
                             management.

Segmental information....... Segmental information is not required.  Information regarding total revenues, operating costs, gross
                                                                     profit, assets and liabilities for
                                                                     each operating segment is required
                                                                     to be disclosed.

Until o, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscription.

ICICI Bank Limited

Financial Statements
Prepared in accordance with US GAAP
Years ended March 31, 1998, March 31, 1999 and nine months ended December 31, 1999 (unaudited)

ICICI Bank Limited

Financial statements
for the years ended March 31, 1998 and 1999 and nine months ended December 31, 1999 (Unaudited)


Contents                                                                                         Page

Independent Auditors' Report on the financial statements                                          F-1
Independent Accountants' Review Report on the financial statements                                F-2

Balance sheets at March 31, 1998 and 1999 and December 31, 1999 (Unaudited)                       F-3

Statements of income for the years ended March 31, 1997, 1998 and 1999
and for the nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)                  F-4

Statements of changes in stockholders' equity for the years ended March 31, 1997,
1998 and 1999 and nine months ended December 31, 1999 (Unaudited)                                 F-5

Statements of cash flows for the years ended March 31, 1997, 1998 and 1999
and for the nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)                  F-6

Notes to financial statements                                                                     F-8

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and stockholders of ICICI Bank Limited

We have audited the accompanying balance sheet of ICICI Bank Limited as of March 31, 1999 and 1998, and the related statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ICICI Bank Limited as of March 31, 1999 and 1998, and the result of its operations and its cash flows for each of the years in the three-year period ended March 31, 1999, in conformity with accounting principles generally accepted in United States.

The accompanying financial statements as of March 31, 1999 and for the year ended March 31, 1999 have been translated in United States dollar solely for the convenience of the reader. We have audited the translation and, in our opinion, the financial statements expressed in Indian rupees have been translated into dollars on the basis set forth in note 1.1.3 to the financial statements.


                                                                     KPMG


Mumbai, India

9 February 2000

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT


To the board of directors and stockholders of ICICI Bank Limited

We have reviewed the accompanying balance sheet of ICICI Bank Limited as of December 31, 1999 and the related statements of income, stockholders' equity and cash flows for the nine-month periods ended December 31, 1999 and 1998. These financial statements are the responsibility of the Bank's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements as of and for the nine-month period ended December 31, 1999 have been translated into United States dollars solely for the convenience of the reader. We have reviewed the translation and, in our opinion, the financial statements expressed in Indian rupees have been translated into dollars on the basis set forth in note 1.1.3 to the financial statements.




                                                                  KPMG


Mumbai, India

9 February 2000

ICICI Bank Limited

Balance sheets
At March 31, 1998 and 1999 and December 31, 1999 (unaudited)



                                                              At March 31,                  At December 31,
                                                       1998          1999    1999(1)           1999    1999(1)
                                                       ----          ----    -------           ----    -------
                                                                                             (Unaudited)
                                                                         (in millions)
                                                  --------------------------------------------------------------
                                                         Rs            Rs        USD             Rs        USD
Assets
Cash and cash equivalents.................            8,728        18,488        425         18,590        427
Trading account assets....................            7,387        15,822        364         28,606        657
Securities, available for sale............            1,476         3,963         91          4,402        101
Loans, net................................           12,765        27,597        634         37,749        868
Acceptances...............................            2,866         5,587        128          7,822        180
Property and equipment....................            1,363         1,761         41          1,902         44
Other assets..............................              693         1,607         37          3,134         72
                                                     ------        ------      -----        -------      -----
Total assets..............................           35,278        74,825      1,720        102,205      2,349
                                                     ------        ------      -----        -------      -----

Liabilities
Interest bearing deposits.................           22,658        54,963      1,263         76,987      1,769
Non-interest bearing deposits.............            3,632         5,766        133          8,015        184
                                                     ------        ------      -----        -------      -----
Total deposits............................           26,290        60,729      1,396         85,002      1,953
Trading account liabilities...............            1,793           418         10          1,797         41
Acceptances ..............................            2,866         5,587        128          7,822        180
Long-term debt............................              129         1,764         41          1,734         40
Other liabilities.........................            1,729         3,497         80          2,181         50
                                                     ------        ------      -----        -------      -----
Total liabilities.........................           32,807        71,995      1,655         98,536      2,264
                                                     ------        ------      -----        -------      -----
Stockholders' equity
Common stock..............................            1,650         1,650         38          1,650         38
Additional paid in capital................              375           375          9            375          9
Retained earnings.........................              430           756         17          1,564         36
Other comprehensive income................               16            49          1             80          2
                                                     ------        ------      -----        -------      -----
Total stockholders' equity................            2,471         2,830         65          3,669         85
                                                     ------        ------      -----        -------      -----
Total liabilities and stockholders'
  equity..................................           35,278        74,825      1,720        102,205      2,349
                                                     ======        ======      =====        =======      =====

 (1)   Exchange rate : Rs43.51 = US$1.00

See accompanying notes to the financial statements.

ICICI Bank Limited

Statements of income
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)

                                                                                                For the nine months
                                                           Year ended March 31,                  ended December 31,
                                                --------------------------------------       --------------------------
                                                     1997       1998    1999   1999(1)       1998       1999   1999(1)
                                                     ----       ----    ----   -------       ----       ----   -------
                                                                                                 (Unaudited)
                                                                 (in millions, except per share data)
                                                -----------------------------------------------------------------------
                                                      Rs       Rs         Rs       USD         Rs         Rs       USD
Interest revenue
Loans, including fees.........................     1,341    1,499      2,707        62      1,853      3,080        71
Securities, including dividend................       421      148        305         7        209        525        12
Trading account assets, including dividend....         -      865      2,247        52      1,618      2,079        48
Other.........................................        81       67        131         3         78        153         3
                                                   -----    -----      -----     -----      -----      -----     -----
Total interest revenue........................     1,843    2,579      5,390       124      3,758      5,837       134
                                                   -----    -----      -----     -----      -----      -----     -----
Interest expense
Deposits......................................       972    1,618      3,707        85      2,609      4,172        96
Long term debt................................        13       16        155         4        102        184         4
Trading account liabilities...................       159      216        256         6        215        367         9
Other.........................................        26        4        126         3         36         60         1
                                                   -----    -----      -----     -----      -----      -----     -----
Total interest expense........................     1,170    1,854      4,244        98      2,962      4,783       110
                                                   -----    -----      -----     -----      -----      -----     -----
Net interest revenue..........................       673      725      1,146        26        796      1,054        24
Provision for credit losses...................       187      360        540        12        398        218         5
                                                   -----    -----      -----     -----      -----      -----     -----
Net interest revenue after provision for
  credit losses ..............................       486      365        606        14        398        836        19
Non-interest revenue, net
Fees, commission and brokerage................       149      240        370         9        261        408         9
Trading account revenue.......................         -      147        134         3         11        698        16
Securities transactions.......................        80       32         21         -         22         70         2
Foreign exchange transactions.................        86      171        341         8        257        167         4
Other ........................................         2        1          -         -          -          -         -
                                                   -----    -----      -----     -----      -----      -----     -----
Net revenue...................................       803      956      1,472        34        949      2,179        50
                                                   -----    -----      -----     -----      -----      -----     -----
Non-interest expense
Salaries......................................        55      116        172         4        100        158         4
Employee Benefits.............................        12       21         32         1         30         48         1
                                                   -----    -----      -----     -----      -----      -----     -----
Total Employee expenses.......................        67      137        204         5        130        206         5
Premise and equipment expense.................       116      162        232         5        186        222         5
Administration and other expense..............       223      255        363         8        201        422         9
                                                   -----    -----      -----     -----      -----      -----     -----
Total non-interest expense....................       406      554        799        18        517        850        19
                                                   -----    -----      -----     -----      -----      -----     -----
Income before taxes...........................       397      402        673        16        432      1,329        31
Income tax expense............................       155      104        170         4        112        303         7
                                                   -----    -----      -----     -----      -----      -----     -----
Net income ...................................       242      298        503        12        320      1,026        24
                                                   =====    =====      =====     =====      =====      =====     =====
Earnings per share
Basic and diluted ............................      1.61     1.84       3.05      0.07       1.94       6.22      0.15
Weighted average number of common shares (in
millions) used for computing earnings per
share.........................................       150      162        165       165        165        165       165

(1)   Exchange rate : Rs 43.51 = US$1.00

See accompanying notes to the financial statements.

ICICI Bank Limited

Statements of changes in stockholders' equity for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1999 (Unaudited)


                                                                                                     For the nine months
                                                              Year ended March 31,                    ended December 31,
                                                              --------------------                    ------------------
                                                          1997       1998      1999    1999(1)           1999    1999(1)
                                                          ----       ----      ----    -------           ----    -------
                                                                                                     (Unaudited)
                                                                               (in millions)
                                                    --------------------------------------------------------------------
                                                            Rs         Rs        Rs       USD               Rs      USD
Common stock
Balance, beginning of period.................            1,500      1,500     1,650        38            1,650       38
Common stock issued to parent company........                -        150         -         -                -        -
                                                         -----      -----     -----     -----            -----    -----
Balance, end of period.......................            1,500      1,650     1,650        38            1,650       38
                                                         -----      -----     -----     -----            -----    -----
Additional paid in capital
Balance, beginning of period.................                -          -       375         9              375        9
Common stock issued to parent company........                -        375         -         -                -        -
                                                         -----      -----     -----     -----            -----    -----
Balance, end of period.......................                -        375       375         9              375        9
                                                         -----      -----     -----     -----            -----    -----
Retained earnings
Balance, beginning of period.................              158        283       431        10              756       17
Net income...................................              242        298       503        12            1,026       24
Dividend declared on common stock ...........            (117)      (150)     (178)       (5)            (218)      (5)
                                                         -----      -----     -----     -----            -----    -----
Balance, end of period.......................              283        431       756        17            1,564       36
                                                         -----      -----     -----     -----            -----    -----
Other comprehensive income
Balance, beginning of period.................             (66)       (33)        15         -               49        1
Unrealized gain on securities, net...........               33         48        34         1               31        1
                                                         -----      -----     -----     -----            -----    -----
Balance, end of period.......................             (33)         15        49         1               80        2
                                                         -----      -----     -----     -----            -----    -----
Total stockholders' equity
Balance, beginning of period.................            1,592      1,750     2,471        57            2,830       65
Common stock issued to parent company........                -        525         -         -                -        -
Net income...................................              242        298       503        12            1,026       24
Dividend declared on common stock............            (117)      (150)     (178)       (5)            (218)      (5)
Unrealized gain on securities, net...........               33         48        34         1               31        1
                                                         -----      -----     -----     -----            -----    -----
Balance, end of period.......................            1,750      2,471     2,830        65            3,669       85
                                                         -----      -----     -----     -----            -----    -----


Statement of comprehensive income
                                                                                                   For the nine months
                                                               Year ended March 31,                 ended December 31,
                                                               --------------------                 ------------------
                                                        1997       1998      1999   1999(1)            1999     1999(1)
                                                    ----------   --------  ------- --------         ---------  --------
                                                                                                        (Unaudited)
                                                                               (in millions)
                                                    --------------------------------------------------------------------
                                                          Rs        Rs         Rs      USD                 Rs       USD
Net income...................................            242        298       503       12              1,026        24
Other comprehensive income, net of tax
Unrealized gains on securities...............             33         48        34        1                 31         1
                                                       -----      -----     -----    -----              -----     -----
Comprehensive income.........................            275        346       537       13              1,057        25
                                                       -----      -----     -----    -----              -----     -----


(1)   Exchange rate : Rs 43.51 = US$1.00
See accompanying notes to the financial statements.

ICICI Bank Limited

Statements of cash flows
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)



                                                                                                     For the nine months
                                                               Year ended March  31,                  ended December 31,
                                                    ----------------------------------------- --------------------------
                                                         1997      1998        1999   1999(1)   1998     1999    1999(1)
                                                         ----      ----        ----   -------   ----     ----    -------
                                                                                                    (Unaudited)
                                                                               (in millions)
                                                    -------------------------------------------------------------------
                                                           Rs         Rs         Rs     USD       Rs        Rs      USD

Cash flows from operating activities
Net income.........................................       242        298        503      12      320     1,026       24
Adjustments to reconcile net income to net cash
from operating activities:
Provision for credit losses........................       187        360        540      12      398       218        5
Depreciation and amortization .....................        65        148        163       4      148       163        4
Provision for deferred taxes ......................        22        (99)      (130)     (3)     (79)       36        1
Unrealized (gain)/loss on trading securities.......         -        127        (23)     (1)      76      (334)      (8)
Net gain on sale of securities,
  available for sale ..............................       (80)       (32)       (21)       -     (22)      (70)      (2)
Change in assets and liabilities
Other assets.......................................       (87)      (301)      (914)    (21)  (1,316)   (1,528)     (35)
Other liabilities..................................       561        727      1,898      44      421    (1,315)     (30)
Trading account assets.............................        (3)    (7,511)    (8,412)   (194)  (4,288)  (12,450)    (286)
Trading account liabilities........................    (1,166)       952     (1,375)    (32)     414     1,378       32
                                                      -------     ------    -------  ------  -------   -------   ------
Net cash used in operating activities..............      (259)    (5,331)    (7,771)   (179)  (3,928)  (12,876)    (295)
                                                      -------     ------    -------  ------  -------   -------   ------
Cash flows from investing activities
Securities, available for sale
Purchases..........................................    (2,992)      (142)    (3,610)    (83)  (2,221)   (3,020)     (70)
Proceeds from sales................................     1,178      2,609      1,103      25      590     2,611       60
Net increase in loans..............................    (1,704)    (4,751)   (15,373)   (353)  (8,513)  (10,369)    (239)
Capital expenditure on property and equipment......      (396)      (985)      (487)    (11)    (295)     (267)      (6)
Proceeds from sale of property and equipment......          -          1          1       -        -         -        -
                                                      -------     ------    -------  ------  -------   -------   ------
Net cash used in investing activities..............    (3,914)    (3,268)   (18,366)   (422) (10,439)  (11,045)    (255)
                                                      =======     ======    =======  ======  =======   =======   ======

(1)   Exchange rate : Rs 43.51 = US$1.00

See accompanying notes to the financial statements.

ICICI Bank Limited

Statements of cash flows
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)

                                                                                                   For the nine months
                                                                     Year ended March  31,           ended December 31,
                                                           -------------------------------------  -------------------------
                                                               1997     1998    1999     1999(1)  1998     1999    1999(1)
                                                               ----     ----    ----     -------  ----     ----    -------
                                                                                                       (Unaudited)
                                                                                   (in millions)
                                                           ---------------------------------------------------------------
                                                                Rs        Rs       Rs      USD       Rs        Rs     USD
Cash flows from financing activities
Net increase in deposits.................................    6,176    12,813   34,439      792   20,133   24,271      558
Proceeds from issuance of long term debt.................        7        40    1,636       38      981        -        -
Maturity and redemption of long term debt................        -         -        -        -        -      (30)      (1)
Proceeds from issuance of common stock to parent company.        -       525        -        -        -        -        -
Payment of dividend......................................     (117)     (150)    (178)      (5)    (178)    (218)      (5)
                                                             -----    ------   ------      ---   ------   ------      ---
Net cash from financing activities.......................    6,066    13,228   35,897      825   20,936   24,023      552
                                                             =====    ======   ======      ===   ======   ======      ===
Net increase in cash and cash equivalents................    1,893     4,629    9,760      224    6,569      102        2
Cash and cash equivalents at beginning of period.........    2,206     4,099    8,728      201    8,728   18,488      425
                                                             -----    ------   ------      ---   ------   ------      ---
Cash and cash equivalents at end of the period...........    4,099     8,728   18,488      425   15,297   18,590      427
                                                             =====     =====   ======      ===   ======   ======      ===

(1)   Exchange rate : Rs 43.51 = US$1.00

See accompanying notes to the financial statements.

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)

1        Significant accounting policies

1.1      Basis of presentation

1.1.1 ICICI Banking Corporation Limited incorporated in Vadodara, India provides a wide range of banking and financial services including commercial lending, trade finance and treasury products. The name of ICICI Banking Corporation Limited was changed to ICICI Bank Limited ("ICICI Bank") on September 10, 1999. ICICI Bank is a banking company governed by the Banking Regulations Act, 1949. ICICI Bank is a 74.25% owned subsidiary of ICICI Limited ("the parent company"), a leading financial institution in India. ICICI Bank does not have any majority owned subsidiaries or investments where its shareholding exceeds 20% of the voting stock of the investee.

1.1.2 The accounting and reporting policies of ICICI Bank used in the preparation of these financial statements reflect industry practices and conform to generally accepted accounting principles in the United States of America ("US GAAP"). The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported income and expenses during the reporting period. Management believes that the estimates used in the preparation of the financial statements are prudent and reasonable. Actual results could differ from these estimates.

1.1.3 The accompanying financial statements have been prepared in Indian rupees ("Rs"), the national currency of India. Solely for the convenience of the reader, the financial statements at and for the year ended March 31, 1999 and at and for the nine months period ended December 31, 1999 have been translated into US dollars, at the noon buying rate in New York city at December 31, 1999 for the cable transfers in rupees, as certified for customs purposes by the Federal Reserve of New York of US$1.00 = Rs 43.51. No representation is made that the rupee amounts have been, could have been or could be converted into US dollars at such rate or any other rate on March 31, 1999 and December 31, 1999 or at any other certain date.

1.2      Revenue recognition

1.2.1 Interest income is accounted on an accrual basis except in respect of impaired loans, where it is recognized on a cash basis.

1.2.2 Income from leasing operations is accrued in a manner to provide a fixed rate of return on outstanding investments.

1.2.3 Discount on bills is recognized on a straight line basis over the tenure of the bills.

1.2.4 Fees from non-fund based activities such as guarantees and letters of credit are amortized over the contractual period of the commitment.

1.3      Cash and cash equivalents

1.3.1 ICICI Bank considers all highly liquid investments, which are readily convertible into cash and have contractual maturities of three months or less from the date of purchase, to be cash equivalents. The carrying value of cash equivalents approximates fair value.

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


1.4      Securities and trading account activities

1.4.1 ICICI Bank has adopted the Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that investments in debt and equity securities be reported at fair value, except for debt securities classified as held-to-maturity securities, which are reported at amortized cost. Equity securities and debt securities available for sale are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of applicable income taxes. Realized gains and losses on sale of securities are included in earnings on a weighted average cost basis.

1.4.2 Any "other than temporary diminution" in the value of held to maturity or securities, available for sale is charged to the income statement. "Other than temporary diminution" is identified based on management's evaluation.

1.4.3 Trading account assets include securities held for the purpose of sale in the short term. These securities are valued at fair value, with the unrealized gains/losses being taken to trading account revenue. Trading account activities also include foreign exchange products. Foreign exchange trading positions are valued at prevailing market rates on the date of the balance sheet and the resulting gains/losses are included in foreign exchange revenue.

1.5      Loans

1.5.1 Loans are reported at the principal amount outstanding, inclusive of interest accrued and due pursuant to the contractual terms. Loan origination fees (net of loan origination costs) are deferred and recognized as an adjustment to yield over the period of the loan. Interest is accrued on the unpaid principal balance and is included in interest income.

1.5.2 Loans are identified as impaired and placed on a non-accrual basis, when it is determined that payment of interest or principal is doubtful of collection or that interest or principal is past due beyond specific periods. Such loans are classified as non-performing. Any interest accrued (and not received) on impaired loans is reversed and charged against current earnings, and interest is thereafter included in earnings only to the extent actually received in cash. Non-performing loans are returned to an accrual status when all contractual principal and interest amounts are reasonably assured of repayment and there is a sustained period of repayment performance in accordance with the contractual terms.

1.5.3 Non-performing loans are reported after considering the impact of "non-performance". Non-performance is measured by comparing the carrying amount of the loan with the present value of the expected future cash flows/fair value of the collateral, discounted at the effective rate of the loan. In cases of default wherein ICICI Bank does not have adequate security and/or the borrower is not traceable and legal recourse is not expected to result in recovery, ICICI Bank writes off all or part of the carrying value of the loan.

1.5.4 Loans include aggregate rentals on lease financing transactions and residual values, net of related unearned income and security deposit collected from the lessee. Substantially all of the lease financing transactions represent direct financing leases. Unearned income is amortized under a method which primarily results in an approximate level rate of return when related to the unrecovered lease investment. Income on non-performing leases is recognised on the same basis as non-performing loans.

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


1.5.5 Loans further include credit substitutes, such as privately placed/negotiated debt instruments and preferred shares, which are not readily marketable.

1.6      Aggregate allowance for credit losses

1.6.1 ICICI Bank evaluates its entire credit portfolio on a periodic basis and grades its accounts considering both qualitative and quantitative criteria. This analysis includes an account by account analysis of the entire loan portfolio, and an allowance is made for any probable loss on each account. In evaluating its credit losses, management has estimated recovery of such loans at various stages of time to recovery and has discounted these using the effective interest rate of the loans. In estimating recovery, ICICI Bank considers its past credit loss experience and such other factors, which in its judgement, deserve recognition in estimating probable credit losses. Actual recovery may differ from estimates and consequently actual loss could differ from the estimated loss. The aggregate allowance for credit losses is increased by amounts charged to the provisions for credit losses, net of write-offs and releases of provisions as a result of cash collections.

1.7      Property and equipment

1.7.1 Property and equipment are stated at cost, less accumulated depreciation. The cost of additions, capital improvements and interest during the construction period are capitalized, while repairs and maintenance are charged to expenses when incurred.

1.7.2    Depreciation is provided over the estimated useful lives of the assets.

1.7.3 The cost and accumulated depreciation for property and equipment sold, retired or otherwise disposed of are relieved from the accounts, and the resulting gains/losses are reflected in the income statement.

1.7.4 Property under construction and advances paid towards acquisition of property, plant and equipment are disclosed as capital work in progress.

1.8      Interest capitalization

1.8.1 The interest cost incurred for funding an asset during its construction period is capitalized based on the actual outstanding investment in the asset from the date of purchase/expenditure and the average cost of funds. The capitalized interest cost is included in the cost of the relevant asset and is depreciated over the asset's estimated useful life.

1.9      Income taxes

1.9.1 Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss carry forwards. Deferred tax assets are recognized subject to management's judgement that realization is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be received and settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the income statement in the period of change.

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


1.10     Retirement benefits

         Gratuity

1.10.1 In accordance with Indian law, ICICI Bank provides for a gratuity to its employees in the form of a defined benefit retirement plan covering all employees. The plan provides a lump sum payment to vested employees at retirement, on death while in employment or on termination of employment based on the respective employee's salary and the years of employment with ICICI Bank. The gratuity benefit conferred by ICICI Bank on its employees is equal to or greater than the statutory minimum.

1.10.2 ICICI Bank provides the gratuity benefit through annual contributions to a fund administered by trustees and managed by the Life Insurance Corporation of India. Under this scheme, the Life Insurance Corporation of India assumes the obligation to settle the gratuity payment to ICICI Bank's employees. ICICI Bank contributed Rs 2 million, Rs 3 million and Rs 5 million to the gratuity fund in fiscal 1997, 1998 and 1999 respectively. The contribution, including provision, for nine months ended December 31, 1998 and 1999 was Rs 3 million and Rs 4 million respectively.

         Superannuation

1.10.3 The permanent employees of ICICI Bank are entitled to receive retirement benefits under the superannuation fund operated by ICICI Bank. The Superannuation fund is a defined contribution plan under which ICICI Bank contributes annually a sum equivalent to 15% of the employee's eligible annual salary to Life Insurance Corporation of India the manager of the fund, that undertakes to pay the lump sum and annuity payments pursuant to the scheme. ICICI Bank contributed Rs 5 million, Rs 10 million and Rs 12 million to the superannuation plan in fiscal 1997, 1998 and 1999 respectively. The contribution, including provision, for nine months ended December 31, 1998 and 1999 was Rs 11 million and Rs 17 million respectively.

         Provident fund

1.10.4 In accordance with Indian law, all employees of ICICI Bank are entitled to receive benefits under the provident fund, a defined contribution plan in which both the employee and ICICI Bank contribute monthly at a determined rate (currently 12% of employees' salary). These contributions are made to a fund set up by ICICI Bank and administered by a board of trustees. ICICI Bank contributed Rs 4 million, Rs 7 million and Rs 11 million, Rs 7 million and Rs 11 million to the provident fund in fiscal 1997, 1998 and 1999 and nine months ended December 31, 1998 and 1999, respectively. Further, in the event the return on the fund is lower than 12% (current guaranteed rate of return to the employees), such difference will be contributed by ICICI Bank and charged to income.

         Leave encashment

1.10.5 The liability for leave encashment on retirement or on termination of services of the employee of ICICI Bank is valued on the basis of the employee's last drawn salary and provided for. Accordingly ICICI Bank has made a provision of Rs 1 million, Rs 1 million, Rs 4 million, Rs 3 million and Rs 6 million for fiscal 1997, 1998, 1999, and nine months ended December 31 1998 and 1999 respectively.

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


1.11     Foreign currency transactions

1.11.1 Revenue and expenses in foreign currency are accounted at the exchange rate on the date of the transaction. Foreign currency balances at year-end are translated at the year-end exchange rates and the revaluation gains/losses are adjusted through the income statement.

1.11.2 Foreign exchange contracts are revalued at year-end based on forward exchange rates for residual maturities and the revaluation gain/loss is adjusted through the income statement. Foreign exchange contracts, that are accounted for as hedges of foreign currency exposures, are revalued at the year-end spot rates with any forward premium or discount recognized over the life of the contracts.

1.12     Derivative instruments

1.12.1 ICICI Bank enters into currency swaps with its corporate clients which it hedges with the parent company. These swap contracts are designated as hedge transactions and accounted for under accrual method.

1.12.2 Foreign exchange contracts designated as hedges have been accounted for as hedge transactions and the premium/discount has been amortized over the period of the contract.

1.12.3 The Bank has entered into interest rate swap contracts for its own balance sheet management purposes as well as for taking trading positions. The contracts which have been entered into for its balance sheet management purposes have been designated as hedge transactions and accounted for under the accrual method. The contracts entered into for trading purposes have been designated as 'Traded Contracts' and have been accounted at their fair value.

1.13     Debt issuance costs

1.13.1   Debt issuance costs are amortized over the tenure of the debt.

1.14     Dividends

1.14.1 Dividends on common stock and the related dividend tax are recorded as a liability at the point of their approval by the board of directors.

1.15     Earnings per share

1.15.1 Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by adjusting outstanding shares assuming conversion of all potentially dilutive stock options and other convertible securities.

1.16     Interim information (Unaudited)

1.16.1 The interim information presented in the financial statements have been prepared by management without audit and, in the opinion of the management, includes all adjustments of a normal recurring nature that are necessary for the fair presentation of financial position, results of operations, and cash flows for the periods shown, in accordance with generally accepted accounting principles.

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


2        Financial instruments

2.1.1 ICICI Bank provides a wide variety of financial instruments as products to its customers, and it also uses these instruments in connection with its own activities. Following are explanatory notes regarding financial assets and liabilities, off-balance sheet financial instruments, concentration of credit risk and the estimated fair value of financial instruments.

2.1.2 Collateral requirements are assessed on a case-by-case evaluation of each customer and product, and may include cash, securities, receivables, property, plant and equipment and other assets.

2.2      Financial assets and liabilities

         Cash and cash equivalents

2.2.1 Cash and cash equivalents at December 31, 1999 include a balance of Rs 4,307 million (March 31, 1999: Rs 4,565 million and March 31, 1998: Rs 3,031 million) maintained with the Reserve Bank of India being the minimum daily stipulated amount to be maintained. This balance is subject to withdrawal and usage restrictions.

2.2.2 Cash and cash equivalents at December 31, 1999 also includes, interest-bearing deposits with banks aggregating Rs 12,269 million (March 31, 1999: Rs 11,083 million and March 31 1998: Rs 5,211 million).

         Trading account assets

2.2.3    A listing of the trading account assets is set out below:

                                                                                 At March 31,       At December 31,
                                                                          -----------------------   ---------------
                                                                                1998       1999             1999
                                                                          -----------    -------          ---------
                                                                                                     (Unaudited)
                                                                                         (in Rs millions)
                                                                          ----------------------------------------
          Government of India securities ................................      6,987     14,449           28,100
          Equity securities..............................................        101        198              165
          Revaluation gains on derivative
            and foreign exchange contracts................................        77        425              341
          Commercial paper /certificates of deposits......................       222        750                -
                                                                               -----     ------           ------
          Total...........................................................     7,387     15,822           28,606
                                                                               =====     ======           ======

2.2.4 In accordance with the Banking Regulation Act, 1949, ICICI Bank is required to maintain a specified percentage of its net demand and time liabilities by way of liquid unencumbered assets like cash, gold and approved securities. The amount of securities required to be maintained at December 31, 1999 was Rs 18,271 million (March 31, 1999: Rs 12,875 million and March 31, 1998: Rs 6,499 million).

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


         Trading account revenue

2.2.5    A listing of trading account revenue is set out below:

                                                                                       Nine months ended
                                                             Year ended March 31,            December 31,
                                                      ----------------------------   ---------------------
                                                          1997     1998     1999         1998      1999
                                                          ----     ----     ----         ----      ----
                                                                                      (Unaudited)
                                                                      (in Rs millions)
                                                       --------------------------------------------------
 Gain on sale of trading securities..............           -       274      111          87       364
 Revaluation gain/(loss) on trading securities...           -      (127)      23         (76)      334
                                                          ----     ----      ---         ---       ---
  Total .........................                           -       147      134          11       698
                                                          ====     ====      ===          ==       ===

         Repurchase transactions

2.2.6 During the period under review, ICICI Bank has undertaken repurchase and reverse repurchase transactions in Government of India securities. The average level of repurchase outstandings during fiscal 1998, fiscal 1999 and nine months ended 31 December 1999 was Rs 160 million, Rs 417 million and Rs 299 million, respectively. The average level of reverse repurchase transactions outstanding during fiscal 1998, fiscal 1999 and nine months ended December 31, 1999 was Rs 299 million, Rs 211 million and Rs 91 million, respectively. At 31 December 1999 outstanding repurchase and outstanding reverse repurchase contracts amounts to Nil and Rs 8,015 million respectively. At March 31, 1998 and March 31, 1999 ICICI Bank had no outstanding repurchase or reverse repurchase contracts.

         Securities, available for sale

2.2.7    The portfolio of securities, available for sale is set out below:

                                                                              At March 31, 1998
                                                             -----------------------------------------------------
                                                                              (in Rs millions)
                                                             -----------------------------------------------------
                                                              Amortized          Gross          Gross       Fair
                                                                   cost     unrealized     unrealized      Value
                                                                                  gain           loss
                                                                              (in Rs millions)
                                                             -----------------------------------------------------
          Corporate debt securities.......................        1,117             33           (14)      1,136
          Government of India securities..................           59              1              -         60
                                                                  -----             --           ---       -----
          Total debt securities...........................        1,176             34           (14)      1,196
          Mutual fund units...............................          280              -              -        280
                                                                  -----             --           ---       -----
          Total securities, available for sale ...........        1,456             34           (14)      1,476
                                                                  =====             ==           ===       =====


                                                                              At March 31, 1999
                                                             -----------------------------------------------------
                                                              Amortized          Gross          Gross       Fair
                                                                   cost     unrealized     unrealized      Value
                                                                                  gain           loss
                                                                              (in Rs millions)
                                                             -----------------------------------------------------

          Corporate debt securities.......................        2,860              -              -      2,860
          Government of India securities..................          775             50              -        825
                                                                  -----             --           ----      -----
          Total debt securities...........................        3,635             50              -      3,685
          Mutual fund units...............................          266             12              -        278
                                                                  -----             --           ----      -----
          Total securities, available for sale ............       3,901             62              -      3,963
                                                                  =====             ==           ====      =====

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


                                                                   At December 31, 1999
                                                    -----------------------------------------------------
                                                                        (Unaudited)
                                                     Amortized          Gross          Gross       Fair
                                                          cost     unrealized     unrealized      Value
                                                                         gain           loss

                                                                     (in Rs millions)
                                                    -----------------------------------------------------

 Corporate debt securities......................         2,218             45              -      2,263
 Government of India securities.................           916             75              -        991
                                                         -----            ---             --      -----
 Total debt securities..........................         3,134            120              -      3,254
 Mutual fund units..............................         1,158              -             10      1,148
                                                         -----            ---             --      -----
 Total securities available for sale ...........         4,292            120             10      4,402
                                                         =====            ===             ==      =====


         Income from securities, available for sale

2.2.8 A listing of interest and dividends on securities, available for sale and net gains from sale of such securities is set out below:

                                                                                       For the nine months
                                                             Year ended March 31,      ended December 31,
                                                         --------------------------    -------------------
                                                         1997      1998      1999         1998      1999
                                                         ----      ----      ----         ----      ----
                                                                                       (Unaudited)
                                                                     (in Rs millions)
                                                     -----------------------------------------------------
 Interest......................................           419       129       248        165       285
 Dividends ....................................             2        19        57         44       240
                                                          ---       ---       ---        ---       ---
 Total interest, including dividends...........           421       148       305        209       525
                                                          ===       ===       ===        ===       ===


         Maturity profile of debt securities

2.2.9 A listing of debt securities of securities, available for sale at March 31, 1999 and December 31, 1999 by original contractual maturity is set out below:

                                                             March 31, 1999         December 31, 1999
                                                             --------------         -----------------
                                                           Amortized        Fair  Amortized        Fair
                                                                cost       Value       cost       Value
                                                                ----       -----       ----       -----
                                                                        (in Rs millions)
                                                         ------------------------------------------------
 Corporate debt securities                                                             (Unaudited)
 Less than one year............................                  266         266        263         263
 One to five years.............................                1,894       1,894      1,467       1,492
 Five to 10 years..............................                  700         700        488         508
                                                               -----       -----      -----       -----
 Total.........................................                2,860       2,860      2,218       2,263
                                                               =====       =====      =====       =====

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)



         Loans

2.2.10   A listing of loans by category is set out below:

                                                                      At March  31,    At December 31,
                                                            -------------------------  ----------------
                                                                 1998          1999               1999
                                                                 ----          ----               ----
                                                                                           (Unaudited)
                                                                         (in Rs millions)
                                                            ---------------------------------------------
 Corporate
 Working capital finance.........................                 9,256      17,508             26,005
 Term loans......................................                 1,462       2,731              3,237
 Credit substitutes..............................                 1,424       6,762              8,471
 Leasing and related activities..................                   458         366                339
 Retail loans ........................ ..........                   590       1,110                780
                                                                 ------      ------             ------
 Gross loans.....................................                13,190      28,477             38,832
 Aggregate allowance for credit losses...........                 (425)       (880)            (1,083)
                                                                 ------      ------             ------
 Net loans.......................................                12,765      27,597             37,749
                                                                 ======      ======             ======

2.2.11 Loans given to persons domiciled outside India at December 31, 1999 were Rs 240 million (March 31, 1999: Rs 91.2 million and March 31, 1998: nil).

2.2.12 Normally, the working capital advances are secured by a first lien on current assets, principally comprising inventory and receivables. Additionally, in certain cases ICICI Bank may obtain additional security through a first or second lien on property and equipment, a pledge of financial assets like marketable securities and corporate/personal guarantees. The term loans are normally secured by a first lien on the property and equipment and other tangible assets of the borrower.

         Net investment in leasing activities

2.2.13 Contractual maturities of ICICI Bank's net investment in leasing activities and its components, which are included in loans, are set out below:

                                                                                       At March 31,
                                                                                -------------------------
                                                                                      1998     1999
                                                                                      ----     ----

                                                                                   (in Rs millions)
                                                                                -------------------------
 Gross finance receivable for the year ended/ending March 31
 1999..............................................................                    150           -
 2000..............................................................                    138         162
 2001..............................................................                    139         121
 2002..............................................................                    112         128
 2003 and beyond...................................................                     74          88
                                                                                       ---         ---
                                                                                       613         499
 Less: Unearned income.............................................                   (106)        (84)
           Security deposits.......................................                    (49)        (49)
                                                                                       ---         ---
 Investment in leasing and other receivables.......................                    458         366
 Less: Aggregate allowance for credit losses.......................                      -        (144)
                                                                                       ---         ---
 Net investment in leasing and other receivables.....................                  458         222
                                                                                       ===         ===

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


                                                         At December 31,
                                                         -----------------
                                                                   1999
                                                         -----------------
                                                            (Unaudited)
                                                          (in Rs millions)
                                                         -----------------
 Gross finance receivable for
 Three months ending March 31, 2000                                 111
 Year ending March 31,
 2001....................................................           108
 2002....................................................           128
 2003 ...................................................            47
 2004....................................................            40
 2004 beyond ............................................            26
                                                                   ----
                                                                    460
 Less: Unearned income...................................           (75)
           Security deposits.............................           (46)
                                                                   ----
 Investment in leasing and other receivables.............           339
 Less: Aggregate allowance for credit losses.............          (155)
                                                                   ----
 Net investment in leasing and other receivables.........           184
                                                                   ====


         Maturity profile of loans

2.2.14 A listing of each category of loan other than net investment in leasing and other receivables, by maturity is set out below:

                                                       March 31, 1999
                                                       --------------
                                       Up to 1 Year    1-5 years   More than    Total
                                                                   5 years
                                       -------------   ---------   ----------   ------
                                                      (in Rs millions)
                                       -------------------------------------------------
 Term loan........................            784        1,736         211       2,731
 Working capital finance..........         15,240        2,268           -      17,508
 Credit substitutes...............              -        5,744       1,018       6,762
 Retail loans.....................          1,110            -           -       1,110
                                           ------        -----       -----      ------
 Total............................         17,134        9,748       1,229      28,111
                                           ======        =====       =====      ======


                                                December 31, 1999 (Unaudited)
                                       -------------------------------------------------
                                       Up to 1 Year    1-5 years   More than    Total
                                                                   5 years
                                       -------------   ---------   ----------   ------
                                                      (in Rs millions)
                                       -------------------------------------------------
 Term loan........................            913        2,117         207       3,237
 Working capital finance..........         10,961       15,044           -      26,005
 Credit substitutes...............          1,754        3,909       2,808       8,471
 Retail loans.....................            780            -           -         780
                                           ------       ------       -----      ------
 Total............................         14,408       21,070       3,015      38,493
                                           ======       ======       =====      ======

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)



         Interest and fees on loans

2.2.15 A listing of interest and fees on loans (net of unearned income) is set out below:

                                                Year ended March 31,           For the nine months ended
                                        -----------------------------------    --------------------------
                                                                               December 31,
                                                                               ------------
                                             1997       1998          1999            1998        1999
                                             ----       ----          ----            ----        ----
                                                                                     (Unaudited)
                                                               (in Rs millions)
                                        -----------------------------------------------------------------
 Working capital finance .............      1,056      1,136         1,755           1,235       1,795
 Term loan ...........................        184        176           338             228         339
 Credit substitutes ..................         17         74           465             295         707
 Leasing and related activities ......         35         38            21              25          12
 Retail loans ........................         49         75           128              70         227
                                            -----      -----         -----           -----       -----
 Total                                      1,341      1,499         2,707           1,853       3,080
                                            =====      =====         =====           =====       =====


         Non-performing loans

2.2.16   A listing of non-performing loans is set out below:

                                                          At March 31,     At December 31,
                                                -------------------------  ---------------
                                                     1998          1999              1999
                                                     ----          ----              ----
                                                                               (Unaudited)
                                                             (in Rs millions)
                                                --------------------------------------------
 Working capital finance                               558         1,158             1,408
 Term loan                                              46           236               245
 Credit substitutes                                      -            75                75
 Leasing and related activities                          -           144               237
                                                     -----         -----             -----
 Total                                                 604         1,613             1,965
 Allowance for credit losses                         (425)         (880)            (1083)
                                                     -----         -----             -----
 Impaired loans net of valuation allowance             179           733               882
                                                     =====         =====             =====
 Loans without valuation allowance                      26           466               467
 Loans with valuation allowance                        578         1,147             1,498
                                                     -----         -----             -----
 Total                                                 604         1,613             1,965
                                                     =====         =====             =====
 Interest foregone on non-performing assets             81            93                74
 Average non-performing loans                          559         1,343             1,827

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


         Changes in the allowance for credit losses

2.2.17 A listing of the changes in allowance for credit losses is set out below:

                                                               Year ended March 31,     For the nine months
                                                               ----------------------   ended December 31,
                                                                                        ---------------------
                                                                    1998       1999               1999
                                                                    ----       ----               ----
                                                                                           (Unaudited)
                                                                          (in Rs millions)
                                                               -----------------------------------------------
  Aggregate  allowance for credit losses at
     beginning of the year/period .........................          187        425                880
  Additions
  Provisions for credit losses, net of release
     of provisions as a result of cash collections ........          360        540                218
                                                                   -----      -----              -----
                                                                     547        965              1,098
 Write offs ...............................................         (122)       (85)               (15)
                                                                   -----      -----              -----
 Aggregate allowance for credit losses at end of the
    year/period ...........................................          425        880              1,083
                                                                   =====      =====              =====

         Troubled debt restructuring

2.2.18 Loans at December 31, 1999 include loans aggregating Rs 44 million (March 31, 1999: Rs 38 million and March 31, 1998: nil), which are currently under a scheme of debt restructuring and which have been identified as impaired loans. The gross recorded investment in these loans is Rs 44 million (March 31, 1999: Rs 38 million and March 31, 1998: nil) against which an allowance for credit losses aggregating Rs 26 million (March 31, 1999: Rs 22 million and March 31, 1998: nil) has been established.

2.2.19 There are no commitments to lend incremental funds to any borrower who is party to a troubled debt restructuring.

         Concentration of credit risk

2.2.20 Concentrations of credit risk exist when changes in economic, industry or geographic factors similarly affect groups of counterparties whose aggregate credit exposure is material in relation to ICICI Bank's total credit exposure. ICICI Bank's portfolio of financial instruments is broadly diversified along industry, product and geographic lines within the country.

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


2.2.21 A listing of the concentration of loan exposures by industry is set out below:

                                                   At March 31,                    At December 31,
                                  ------------------------------------------  ------------------------
                                          1998                  1999                   1999
                                          ----                  ----                   ----
                                                                                   (Unaudited)
                                  (in Rs             %  (in Rs             %       (in Rs          %
                                   millions)             millions)              millions)
                                  -----------           -----------           ------------
 Light manufacturing ................  1,300     9.86        2,800     9.83       4,528       11.66
 Chemical, Paints and Pharmaceuticals  1,092     8.28        2,420     8.50       4,221       10.87
 Finance ............................    780     5.91        1,949     6.84       2,700        6.95
 Transport ..........................    360     2.73          159     0.56         111        0.29
 Electricity ........................    540     4.09        1,488     5.23       1,645        4.24
 Textiles ...........................  1,170     8.87        1,405     4.93       1,375        3.54
 Metal and metal products ...........    330     2.50        1,370     4.81       1,120        2.88
 Automobile .........................    600     4.55        1,006     3.53       1,518        3.91
 Construction .......................    770     5.84          740     2.60         940        2.42
 Iron and steel .....................    460     3.49          620     2.18         715        1.84
 Cement .............................    170     1.29          540     1.90       1,060        2.73
 Software ...........................    230     1.74          460     1.62         650        1.67
 Agriculture ........................    501     3.80          675     2.37       1,912        4.92
 Personal loans .....................    590     4.47        1,110     3.90         780        2.01
 Paper and paper products ...........    240     1.82          373     1.30         663        1.71
 Other industries ...................  4,057    30.76       11,362    39.90      14,894       38.36
                                      ------   ------       ------    -----      ------      ------
 Total                                13,190   100.00       28,477   100.00      38,832      100.00
                                      ======   ======       ======   ======      ======      ======

         Unearned income

2.2.22   A listing of unearned income is set out below:

                                                   Year ended March 31,     For the nine months
                                                  ---------------------     ended December 31,
                                                                            ------------------
                                                        1998          1999                1999
                                                        ----          ----                ----
                                                                                   (Unaudited)
                                                                (in Rs millions)
                                                  ---------------------------------------------
Unearned income on leasing and other
   receivable transactions .......................        106            84                  75
Unearned commission on guarantees ................         38            73                 104
Unearned income on letters of credit .............         12            17                  25
Unamortised loan origination fees ................          -             -                  14

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)



Deposits

2.2.23 Deposits include demand deposits, which are non-interest-bearing and savings and time deposits, which are interest-bearing. A listing of deposits is set out below:

                                        At March 31,       At December  31,
                                -----------------------    ----------------
                                      1998        1999                1999
                                      ----        ----                ----
                                                               (Unaudited)
                                            (in Rs millions)
                               --------------------------------------------
Interest bearing
Savings deposits ..............      1,037       2,271               4,313
Time deposits..................     21,621      52,692              72,674
                                    ------      ------              ------
                                    22,658      54,963              76,987
Non-interest bearing
Demand deposits................      3,632       5,766               8,015
                                    ------      ------              ------
Total..........................     26,290      60,729              85,002
                                    ======      ======              ======


2.2.24 At December 31, 1999, term deposits of Rs 67,522 million (March 31, 1999: Rs 48,720 milion and March 31, 1998: Rs 18,560 million) have a residual maturity of less than one year. The balance of the deposits mature between one to seven years.

         Trading account liabilities

2.2.25 Trading account liabilities at December 31, 1999 include borrowings from banks in the inter-bank call money market of Rs 1,318 million (March 31, 1999: Rs 418 million and March 31, 1998: Rs 293 million) and short term borrowings from other institutions and agencies of Rs 479 million (March 31, 1999: Rs nil and March 31, 1998: Rs 1,500 million).

         Long-term debt

2.2.26 Long-term debt represent debt with an original maturity of greater than one year. Long term debt bears interest at a fixed contractual rate ranging from 12.5% to 17%. A listing of long-term debt by residual maturity is set out below:

                                             At March 31, 1999                    At December 31, 1999
                                          ---------------------                  ----------------------
                                                                                   Unaudited
                                          (in Rs millions)            %          (in Rs millions)    %
                                          -------------------                   ----------------
 Residual maturity
 One year to five years...................           1,084           62           1,054             61
 Five years to 10 years...................             680           38             680             39
                                                     -----          ---           -----            ---
 Total ...................................           1,764          100           1,734            100
                                                     =====          ===           =====            ===


2.2.27 Long term debt at December 31, 1999 includes unsecured non-convertible subordinated debt of Rs 1,680 million (March 31, 1999: Rs 1,680 million and March 31, 1998: nil).

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)



2.3      Off-balance sheet financial instruments

         Foreign exchange and derivative contracts

2.3.1 ICICI Bank enters into foreign exchange forward contracts and currency swaps with interbank participants and customers. These transactions enable customers to transfer, modify or reduce their foreign exchange and interest rate risks.

2.3.2 Forward foreign exchange contracts are commitments to buy or sell foreign currency at a future date at the contracted rate. Currency swaps are commitments to exchange cash flows by way of interest in one currency against another currency and exchange of notional principal amount at maturity based on predetermined rates. Currency swaps offered to customers are hedged by opposite contracts with the parent company and are accounted for as hedge contracts.

2.3.3 The market and credit risk associated with these products, as well as the operating risks, are similar to those relating to other types of financial instruments. Market risk is the exposure created by movements in interest rates and exchange rates, during the currency of the transaction. The extent of market risk affecting such transactions depends on the type and nature of the transaction, value of the transaction and the extent to which the transaction is uncovered. Credit risk is the exposure to loss in the event of default by counterparties. The extent of loss on account of a counterparty default will depend on the replacement value of the contract at the ongoing market rates.

2.3.4 The following table presents the aggregate notional principal amounts of ICICI Bank's outstanding foreign exchange and derivative contracts at March 31, 1999 and at March 31, 1998, together with the related balance sheet credit exposure.

                                   Notional principal amounts         Balance sheet credit exposure (Note 1)
                                   At March 31,     At December 31,   At March 31,       At December 31,
                                   ------------     ---------------   ------------       ---------------
                                                     (Unaudited)                          (Unaudited)
                                    1998      1999           1999      1998         1999            1999
                                    ----      ----           ----      ----         ----            ----
                                                           (in Rs millions)
                                -------------------------------------------------------------------------
 Interest rate agreements
 Swap agreements...............        -         -            900          -          -               -
                                  ------    ------         ------         --        ---             ---
                                       -         -            900          -          -               -
 Foreign exchange products
 Forward contracts.............   23,528    36,705         49,591         77        425             341
 Swap agreements...............        -     2,962          7,658          -          -               -
                                  ------    ------         ------         --        ---             ---
                                  23,528    39,667         57,249         77        425             341
                                  ======    ======         ======         ==        ===             ===

Note 1: Balance sheet credit exposure denotes the mark-to-market impact of the derivative and foreign exchange products on the reporting date.

         Loan commitments

2.3.5 ICICI Bank has outstanding undrawn commitments to provide loans and financing to customers. These loan commitments aggregated Rs 18,091 million and Rs 11,643 million at December 31, 1999 and March 31, 1999 respectively (March 31, 1998: Rs 3,700 million). The interest rate on these commitments is dependent on the lending rates on the date of the loan disbursement. Further, the commitments have fixed expiry dates and may be contingent upon the borrowers ability to maintain specific credit standards.

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


         Guarantees

2.3.6 As a part of its commercial banking activities, ICICI Bank has issued guarantees and letters of credit to enhance the credit standing of its customers. These generally represent irrevocable assurances that ICICI Bank will make payments in the event that the customer fails to fulfill his financial or performance obligations. Financial guarantees are obligations to pay a third party beneficiary where a customer fails to make payment towards a specified financial obligation. Performance guarantees are obligations to pay a third party beneficiary where a customer fails to perform a non-financial contractual obligation. The guarantees are generally for a period not exceeding 18 months.

2.3.7 The credit risk associated with these products, as well as the operating risks, are similar to those relating to other types of financial instruments. Fees are recognised over the term of the facility.

2.3.8    Details of facilities outstanding are set out below:

                                         At March 31,        At December 31,
                                         ------------        ---------------
                                       1998        1999              1999
                                       ----        ----              ----
                                                              (Unaudited)
                                             (in Rs millions)
                                  -----------------------------------------
 Financial guarantees.............    1,636       2,733             3,730
 Performance guarantees...........    1,010       1,897             2,993
                                      -----       -----             -----
 Total ...........................    2,646       4,630             6,723
                                      =====       =====             =====

2.4      Estimated fair value of financial instruments

2.4.1 ICICI Bank's financial instruments include financial assets and liabilities recorded on the balance sheet, as well as off-balance sheet instruments such as foreign exchange and derivative contracts. A listing of the fair value of these financial instruments is set out below:

                    Carrying   Estimated       Estimated     Carrying     Estimated       Estimated fair
                        value  fair value     fair value        value    fair value   value in excess of
                                            in excess of                                    /(less than)
                                            /(less than)                                  carrying value
                                                carrying
                                                   value

                                                         March 31,
                                                         ---------
                                   1998                                       1999
                    -----------------------------------        ------------------------------------------
                                                      (in Rs millions)
                    -------------------------------------------------------------------------------------
Financial assets       35,278      35,201           (77)       74,825        74,742                 (83)
Financial liabilities  32,807      32,960            153       71,995        72,397                  402


                                  Carrying     Estimated       Estimated fair
                                      value   fair value   value in excess of
                                                                 /(less than)
                                                               carrying value
                                                 December 31,
                                                    1999
                                               (in Rs millions)
                                  --------------------------------------------
                                                  (Unaudited)
Financial assets................    102,205      102,094                (111)
Financial liabilities...........     98,536       99,354                  818

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


2.4.2 Fair values vary from period to period based on changes in a wide range of factors, including interest rates, credit quality, and market perception of value and as existing assets and liabilities run off and new items are generated.

2.4.3 A listing of the fair values by category of financial assets and financial liabilities is set out below:

Particulars                        Carrying   Estimated   Estimated Carrying     Estimated      Estimated
                                      value  fair value  fair value      value  fair value  fair value in
                                                          in excess                             excess of
                                                          of /(less                          /(less than)
                                                              than)                        carrying value
                                                           carrying
                                                              value
                                                                March 31,
                                                                ---------
                                             1998                                 1999
                                ----------------------------------    -----------------------------------
                                                            (in Rs millions)
                                -------------------------------------------------------------------------
Financial assets
Securities .....................     1,476       1,476           -      3,963       3,963              -
Trading assets .................     7,387       7,387           -     15,822      15,822              -
Loans (Note 1) .................    12,765      12,688        (77)     27,597      27,514           (83)
Other financial
  assets (Note 2) ..............    13,650      13,650           -     27,443      27,443              -
                                    ------      ------                 ------      ------           ----
Total ..........................    35,278      35,201        (77)      74,825     74,742           (83)
                                    ======      ======        ===       ======     ======           ====
Financial liabilities
Interest-bearing deposits ......    22,658      22,811         153     54,963      55,365            402
Non-interest-bearing deposits...     3,632       3,632           -      5,766       5,766              -
Trading account liabilities ....     1,793       1,793           -        418         418              -
Long-term debt .................       129         129           -      1,764       1,764              -
Other financial liabilities
   (Note 3) ....................     4,595       4,595           -      9,084       9,084              -
                                    ------      ------                 ------      ------           ----
Total ..........................    32,807      32,960         153     71,995      72,397            402
                                    ======      ======         ===     ======      ======           ====
Derivatives
Currency swaps (Note 4)                  -           -           -          -           -             12
                                    ------      ------                 ------      ------           ----



Particulars                                       Carrying      Estimated   Estimated fair
                                                      value    fair value  value in excess
                                                                           of /(less than)
                                                                            carrying value
                                                               December 31,
                                                                  1999
                                                    ------------------------------------
                                                             (in Rs millions)
                                                 -----------------------------------------
                                                               (Unaudited)
Financial assets                                                                        -
Securities .....................................     4,402         4,402                -
Trading assets .................................    28,606        28,606
Loans (Note 1) .................................    37,749        37,638            (111)
Other financial assets (Note 2) ................    31,448        31,448                -
                                                    -------      -------            ----
Total ..........................................    102,205      102,094            (111)
                                                    =======      =======            ====
Financial liabilities
Interest-bearing deposits ......................    76,987        77,747              760
Non-interest-bearing deposits ..................     8,015         8,015                -
Trading account liabilities ....................     1,797         1,797                -
Long-term debt .................................     1,734         1,792               58
Other financial liabilities (Note 3) ...........    10,003        10,003                -
                                                    -------      -------            ----
Total ..........................................    98,536        99,354              818
                                                    ======        ======              ===
Derivatives
Currency swaps (Note 4) ........................         -             -               52
Interest rate swaps ............................         -             -             (10)
                                                    -------      -------            ----

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


         Note 1: The carrying value of loans is net of allowance for credit losses.

         Note 2: Includes cash, due from banks, deposits at interest with banks, short-term highly liquid securities, and customers acceptance liability for which the carrying value is a reasonable estimate of fair value.

         Note 3: Represents acceptances and other liabilities outstanding, for which the carrying value is a reasonable estimate of the fair value.

         Note 4: All customer positions are hedged by opposite contracts with the parent company.

2.4.4 The above data represents management's best estimates based on a range of methodologies and assumptions. Quoted market prices are used for many securities. For performing loans, contractual cash flows are discounted at current market origination rates for loans with similar terms and risk characteristics. For impaired loans, the impairment is considered while arriving at the fair value. For liabilities, market borrowing rates of interest of similar instruments are used to discount contractual cash flows.

2.4.5 The estimated fair value of loans, interest-bearing deposits and long term debt reflects changes in market rates since the loans were given and deposits were taken.

3        Property and equipment

3.1.1 Property and equipment are stated at cost less accumulated depreciation. Generally, depreciation is computed over the estimated useful life of the asset.

3.1.2    A listing of property and equipment by asset category is set out below:

                                                     At March 31,     At December 31,
                                              ----------------------  ---------------
                                                   1998        1999            1999
                                                   ----        ----            ----
                                                                        (Unaudited)
                                                        (in Rs millions)
                                              ---------------------------------------
 Land .......................................       121         121             121
 Building ...................................       927         977            1024
 Equipment and furniture ....................       518         738             891
 Capital work in progress ...................        32         308             401
                                                  -----       -----           -----
 Gross value of property and equipment ......     1,598       2,144           2,437
 Less:  Accumulated depreciation ............     (235)       (383)           (535)
                                                  -----       -----           -----
 Net value of property and equipment ........     1,363       1,761           1,902
                                                  =====       =====           =====


3.1.3 Capital work in progress at December 31, 1999 include capital advances of Rs 154 million (March 31, 1999: Rs 91 million and March 31, 1998: Rs 13 million). Interest capitalized for nine months ended December 31, 1999 is Rs 24 million (March 31, 1999: Rs 12 million and March 31, 1998: Rs 1 million).

3.1.4 Depreciation charges in fiscal 1997, 1998 and 1999 and nine months ended December 31, 1998 and 1999 amounts to Rs 88 million, Rs 160 million and Rs 203 million, Rs 147 million and Rs 177 million, respectively.

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


4        Other assets

4.1.1 Other assets at December 31, 1999 includes interest accrued of Rs 1,455 million (March 31, 1999: Rs 662 million and March 31, 1998: Rs 274 million), deposits in leased premises of Rs 171 million (March 31, 1999: Rs 157 million and March 31, 1998: Rs 130 million) and prepaid expenses of Rs 8 million (March 31, 1999: Rs 18 million and March 31, 1998: Rs 7 million).

5        Other liabilities

5.1.1 Other liabilities at December 31, 1999 include accounts payable of Rs 524 million (March 31, 1999: Rs 1,121 million and March 31, 1998: 1,078 million) and interest accrued but not due on deposits amounting to Rs 377 million (March 31, 1999: Rs 235 million and March 31, 1998: Rs 176 million).

6        Common stock

6.1.1    At December 31, 1999, March 31, 1999 and March 31, 1998, the
         authorized common stock was 300 million shares with a par value of Rs 3,000 million. At December 31, 1999 and March 31, 1999 and March 31, 1998, the issued common stock was 165 million shares with paid-up values of Rs 1,650 million.

7        Restricted retained earnings

7.1.1 Retained earnings at December 31, 1999 and March 31, 1999 computed as per generally accepted accounting principles of India include profits aggregating to Rs 789 million (March 31, 1998: Rs 589 million) which are not distributable as dividends under the Banking Regulation Act, 1949. These relate to requirements regarding earmarking a part of the profits under banking laws. Utilization of these balances is subject to approval of the Board of Directors and needs to be reported tothe Reserve Bank of India. Statutes governing the operations of ICICI Bank mandate that dividends be declared out of distributable profits only after the transfer of at least 20% of net income, computed in accordance with current banking regulations, to a statutory reserve. Additionally, the remittance of dividends outside India is governed by Indian statutes on foreign exchange transactions.

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)

8        Income taxes

8.1      Components of deferred tax balances

8.1.1 The tax effects of significant temporary differences are reflected through a deferred tax asset/liability, which is included in the balance sheet of ICICI Bank.

8.1.2    A listing of the temporary differences is set out below:

                                                                       At March 31,       At December 31,
                                                                       ------------       ---------------
                                                                   1998        1999               1999
                                                                   ----        ----               ----
                                                                                           (Unaudited)
                                                                          (in Rs millions)
                                                              -------------------------------------------
 Deferred tax assets
 Provision for loan losses ..................................       144         309                383
 Contingency reserve ........................................         6           6                 10
 Unrealized loss on securities, available for sale ..........         8          21                  -
 Others .....................................................        13          12                 10
                                                                   ----        ----               ----
 Total deferred tax asset ...................................       171         348                403
 Valuation allowances .......................................         -           -                  -
                                                                   ----        ----               ----
 Net deferred tax asset .....................................       171         348                403

 Deferred tax liabilities
 Property and equipment .....................................      (148)       (187)              (235)
 Investments ................................................        (2)         (3)               (58)
 Unrealized gains on securities, available for sale..........         -         (11)               (20)
 Amortization of software cost ..............................        (8)        (12)               (12)
 Amortization of debt issue costs ...........................         -          (4)                (4)
 Others .....................................................         -          (1)                (4)
                                                                   ----        ----               ----

 Total deferred tax liability ...............................      (158)       (218)              (333)
                                                                   ----        ----               ----
 Net deferred tax asset/(liability) .........................        13         130                 70
                                                                   ====        ====               ====
 Current ....................................................        12          10                (59)
 Non-current ................................................         1         120                129

8.1.3 Management is of the opinion that the realization of the recognized net deferred tax asset of Rs 70 million at December 31, 1999 (March 31, 1999: Rs 130 million and March 31 1998: Rs 13 million) is more likely than not based on expectations as to future taxable income.

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


8.2      Reconciliation of tax rates

8.2.1 The following is the reconciliation of estimated income taxes at Indian statutory income tax rate to income tax expense as reported.

                                                                        For the nine months
                                                Year ended March 31,     ended December 31,
                                           ----------------------------- ------------------
                                                  1997    1998    1999          1998   1999
                                                  ----    ----    ----          ----   ----
                                                                                (Unaudited)
                                                                  (in Rs millions)
                                           ------------------------------------------------
Net income before taxes ...................       397     402     673           432   1,329
Statutory tax rate ........................        43%     35%     35%           35%   38.5%
Income tax expense at statutory tax rate ..       171     141     236           151     511

Increase (reductions) in taxes on account of
Income exempt from taxes ..................        (6)    (30)    (81)          (57)   (211)
Effect of change in statutory tax rate ....        (4)    (15)      -             -      13
Others ....................................        (6)      8      15            18     (10)
                                                  ---     ---     ---           ---   -----
Reported income tax expense ...............       155     104     170           112     303
                                                  ===     ===     ===           ===   =====


8.3      Components of income tax expense

8.3.1    The components of income tax expense are set out below:

                                                          For the nine months
                                  Year ended March 31,     ended December 31,
                             ----------------------------- ------------------
                                    1997    1998    1999          1998   1999
                                    ----    ----    ----          ----   ----
                                                                  (Unaudited)
                                                    (in Rs millions)
                             ------------------------------------------------
Current..................           133     203      300          191    267
Deferred...................          22     (99)    (130)         (79)    36
                                    ---     ---     ----          ---     --
Total income tax expense...         155     104      170          112    303
                                    ===     ===      ===          ===    ===

9        Segmental disclosures and related information

9.1      Segmental disclosures

9.1.1 ICICI Bank has adopted SFAS No.131, "Disclosures about Segments of an Enterprise and Related Information".

9.1.2 ICICI Bank carries out commercial lending, treasury operations and deposit mobilization activities through branches across India. Management has identified commercial lending and treasury operations as operating segments. While the commercial lending segment provides working capital, term loans and other trade finance services to corporate customers, the treasury segment operates in the money markets and provides foreign exchange products to customers.

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


9.1.3 Resource allocation and financial performance assessment of the above segments is done by management based on the financial information given below:

                                     Commercial lending               Treasury operations
                                                  Year ended March 31,
                             --------------------------------------------------------------
                                  1997       1998      1999       1997      1998       1999
                                  ----       ----      ----       ----      ----       ----
                                                    (in Rs millions)
                             ---------------------------------------------------------------
Interest revenue............     1,341      1,499     2,707        421     1,013      2,552
Non-interest revenue........       149        240       370        166       350        496
                                 -----      -----     -----        ---     -----      -----
Total revenue...............     1,490      1,739     3,077        587     1,363      3,048
                                 =====      =====     =====        ===     =====      =====


                                       Commercial lending     Treasury operations
                                      For the nine months period ended December 31,
                                      ---------------------------------------------
                                       1998        1999         1998          1999
                                       ----        ----         ----          ----
                                                      (Unaudited)
                                                    (in Rs millions)
                                    -------------------------------------------------
Interest revenue....................    1,853       3,080        1,827         2,604
Non-interest revenue................      261         408          290           935
                                        -----       -----        -----         -----
Total revenue.......................    2,114       3,488        2,117         3,539
                                        =====       =====        =====         =====


9.1.4 Management evaluates performance of the segments based on the volume movements in the assets and the gross interest yields on the assets. Interest expense and operating costs are not allocated to individual segments but are monitored at the entity level. The costs and volumes of deposits mobilized, which are managed in a aggregate basis are given below:

                                        At March 31,       At December 31,
                                    ---------------------  ---------------
                                                               (Unaudited)
                                         1998       1999              1999
                                         ----       ----              ----
                                               (in Rs millions)
                                    ---------------------------------------
Deposits............................   26,290     60,729            85,002
Trading account liabilities.........    1,793        418             1,797
                                       ------     ------            ------
Total ..............................   28,083     61,147            86,799
                                       ======     ======            ======


                                                                   For the nine months
                                       Year ended March 31,        ended December 31,
                                ------------------------------     --------------------

                                    1997       1998       1999         1998          1999
                                    ----       ----       ----         ----          ----
                                                                       (Unaudited)
                                                    (in Rs millions)
                                ----------------------------------------------------------
Interest on
Deposits.......................      972      1,618      3,707        2,609         4,172
Trading account liabilities....      159        216        256          215           367
                                   -----      -----      -----        -----         -----
Total..........................    1,131      1,834      3,963        2,824         4,539
                                   =====      =====      =====        =====         =====

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


9.1.5 A reconciliation between the segment revenues and the totals is given below:

                                                                           For the nine months
                                            Year ended March 31,           ended December 31,
                                     --------------------------------      -------------------
                                         1997       1998       1999         1998          1999
                                         ----       ----       ----         ----          ----
                                                                            (Unaudited)
                                                         (in Rs millions)
                                     ----------------------------------------------------------
Commercial lending ................     1,490      1,739      3,077        2,114         3,488
Treasury operations ...............       587      1,363      3,048        2,117         3,539
Other .............................        83         68        131           78           153
                                        -----      -----      -----        -----         -----
Total revenue .....................     2,160      3,170      6,256        4,309         7,180
                                        =====      =====      =====        =====         =====


9.1.6 A reconciliation between the segment assets and the total assets is given below:

                                      At March 31,        At December 31,
                                  ---------------------   ---------------
                                                              (Unaudited)
                                       1998        1999              1999
                                       ----        ----              ----
                                             (in Rs millions)
                                  ----------------------------------------

Commercial lending................   15,631      33,184            45,571
Treasury Operations ..............   17,591      38,273            51,598
Other.............................    2,056       3,368             5,036
                                     ------      ------           -------
Total assets......................   35,278      74,825           102,205
                                     ======      ======           =======


9.2      Geographic distribution

9.2.1 The business operations of ICICI Bank are largely concentrated in India. Accordingly the entire revenue assets and net income are attributed to Indian operations.

         Major customers

9.2.2 ICICI Bank provides banking and financial services to a wide base of customers. There is no major customer which contributes more than 10% of total revenues.

10       Commitments and contingent liabilities

10.1.1 ICICI Bank is obligated under a number of capital contracts. Capital contacts are job orders of a capital nature which have been committed. Estimated amounts of contracts remaining to be executed on capital account aggregated to Rs 50 million at December 31, 1999 (March 31, 1999: Rs 62 million and March 31, 1998: Rs 6 million).

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


         Lease commitments

10.1.2 ICICI Bank has commitments under long-term operating leases principally for premises and Automated Teller Machines. Lease terms for premises generally cover periods of nine years. The following is a summary of future minimum lease rental commitments for non-cancelable leases.

                                     March 31, 1999         December 31, 1999
                                                             (Unaudited)
                                              (in Rs millions)
                                    ---------------------------------------
 2000..............................          90                  116
 2001..............................          99                  127
 2002..............................         109                  137
 2003..............................         120                  153
 2004......................... ....         132                  170
 Thereafter .......................         324                  409
                                            ---                  ---
 Total minimum lease commitments...         874                1,112
                                            ===                =====


10.1.3 Various tax-related legal proceedings are pending against ICICI Bank. Potential liabilities, if any, have been adequately provided for, and management does not estimate any incremental liability in respect of legal proceedings.

11       Related party transactions

11.1.1 ICICI Bank has entered into transactions with the following related parties:

         |X|      The parent company;
         |X|      Affiliates of the Bank;
         |X|      Employees Provident Fund Trust; and
         |X|      Directors and employees of the group.

11.1.2   The related party transactions can be categorized as follows:

         Banking services

11.1.3 ICICI Bank provides banking services to all the related parties on the same terms that are offered to other customers.

11.1.4   The revenues earned from these related parties are set out below:

                                                          For nine months period
                               Year ended March 31,       ended December 31,
                       ---------------------------------  ----------------------
                                                               (Unaudited)
                            1997       1998         1999      1998          1999
                            ----       ----         ----      ----          ----
                                           (in Rs millions)
                       ---------------------------------------------------------
Parent company.........        6         15           12         8            15
Affiliates ............        3          5            4         3             4
                             ---        ---          ---       ---           ---
Total..................        9         20           16        11            19
                             ===        ===          ===       ===           ===

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


11.1.5 ICICI Bank has paid to the parent company interest on deposits and borrowings in call money markets amounting to Rs 27 million, Rs 105 million, Rs 125 million, Rs 40 million and Rs 99 million in fiscal 1997, 1998 and 1999 and nine months ended December 31, 1998 and 1999 respectively.

         Leasing of premises and infrastructural facilities

11.1.6 ICICI Bank has entered into lease agreements with the parent company for the lease of certain premises and infrastructural facilities to ICICI Bank. Total amount paid as rent for fiscal 1997, 1998 and 1999 and the nine months ended December 31, 1998 and 1999 is Rs 92 million, Rs 20 million, Rs 7 million, Rs 5 million and Rs 9 million respectively.

         Acquisition of premises

11.1.7 ICICI Bank purchased premises from the parent company for Rs 532 million in fiscal 1998.

         Derivative transactions

11.1.8 ICICI Bank enters into foreign exchange currency swaps and interest rate swaps with the parent company on a back to back basis. The outstanding contracts at December 31, 1999 are cross currency swaps amounting to Rs 3,829 million and interest related swaps amounting to Rs 900 million.

         Expenses for services rendered

11.1.9 ICICI Bank paid Rs 2 million, Rs 1 million, Rs 1 million, Rs 0.4 million and Rs 2 million in fiscal 1997, 1998 and 1999 and the nine months ended December 1998 and 1999 respectively to the parent company for use of the parent company's employees. ICICI Bank also paid Rs 5 million in the nine months ended December 31, 1999 to an affiliate company for use of the affiliate's employees for information technology services.

         Share transfer activities

11.1.10 ICICI Bank has paid Rs 3 million, Rs 6 million, Rs 4 million and Rs 3 million in fiscal 1998 and 1999 and nine months ended December 31, 1998 and 1999 respectively to an affiliate company for share transfer services provided by the affiliate.

         Other transaction with related parties

11.1.11 ICICI Bank has advanced loans to employees, bearing interest ranging from 3.5% to 6%. These are housing, vehicle and general purpose loans. The tenure of these loans ranges from five to twenty years. Further, ICICI Bank has advanced loans at 16% to employees for purchase of its equity shares at the time of the public issues. The balance outstanding at March 31, 1998, March 31, 1999 and December 31, 1999 was Rs 100 million, Rs 136 million and Rs 197 million respectively.

11.1.12 During the nine months ended December 31, 1999 ICICI Bank entered into an agreement with an affiliate company for availing telephone banking call centers services.

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


11.1.13 ICICI Bank sold certain investments to an affiliate company and booked a gain of Rs 9 million during the nine months ended December 31, 1999.

11.1.14 The balances pertaining to receivables from and payable to related parties are as follows:

                                               Parent          Affiliates
                                               company
                                                  (in Rs millions)
                                             ---------------------------
At March 31, 1998
Accounts payable.............................    2,237              630

At March 31, 1999
Accounts payable ............................    3,081              217

At December 31, 1999 (Unaudited)
Accounts receivable..........................        2                1
Accounts payable ............................    2,147            1,119


12       Capital adequacy requirements

12.1.1 The Company is a banking company within the meaning of the Indian Banking Regulation Act, 1949, registered with and subject to examination by the Reserve Bank of India.

12.1.2 ICICI Bank is subject to the capital adequacy requirements set by the Reserve Bank of India, which stipulate a minimum ratio of capital to risk adjusted assets and off-balance sheet items of 8%, at least half of which must be Tier I capital. The Reserve Bank of India is increasing the minimum capital adequacy ratio to 9.0% effective March 31, 2000. The capital adequacy ratio of the Bank calculated in accordance with he Reserve Bank of India guidelines at December 31, 1999, March 31, 1998 and March 31, 1999 was 9.41%, 13.48% and 11.06%
         respectively.

13       Employee stock option scheme

13.1.1 In January 2000 ICICI Bank's Board of Directors approved on employee stock option plan which will be submitted to the shareholders for approval on February 21, 2000. Under the plan, up to 5% of the issued equity shares on February 21, 2000 may be allocated to employee stock option.

14       Future impact of new accounting standards

14.1.1 The Financial Accounting Standards Board ("FASB") recently issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes standards for accounting and reporting for derivative instruments and hedging activities. As the derivative activities of ICICI Bank are not significant, the future impact of SFAS No. 133 on the financial statements of ICICI Bank is unlikely to be material. SFAS No. 133 is effective for fiscal periods beginning after June 15, 1999.

ICICI Bank Limited

Notes to financial statements
for the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 (Unaudited) and 1999 (Unaudited)


15       Year 2000

15.1.1 To date, ICICI Bank has not encountered any material Year 2000 issues concerning its respective computer programs. ICICI Bank's plan for the Year 2000 included replacing or updating existing systems (which were not Year 2000 compliant), assessing the Year 2000 preparedness of clients and counterparties and formulating a contingency plan to ensure business continuity in the event of unforeseen circumstances.

For and on behalf of the Board of directors



----------------------------
HN Sinor
Managing Director & CEO



----------------------------
Uday M Chitale
Director




             -----------------------------           ---------------------
             G Venkatakrishnan                       Bhashyam Seshan
             Executive Vice President &              Company Secretary
             Chief Financial Officer

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

     SEC registration fee......................................    US$ 33,000
     New York Stock Exchange fees..............................       102,000
     Blue sky qualification fees and expenses..................        15,000
     Printing and engraving expenses...........................          *
     Accountant's fees and expenses............................       156,000
     Legal fees and expenses...................................       500,000
                                                                   ----------
                Total..........................................          *
                                                                   ==========
---------
* To be provided by amendment.

Item 14. Indemnification of Directors and Officers

     Under Section 201 of the Indian Companies Act, 1956, a company is prohibited from indemnifying any officer of the company or any person employed by the company as an auditor against any liability which, by virtue of any rule of law, would otherwise attach to him in respect of any negligence, default, misfeasance, or breach of duty of which he may be guilty in relation to ICICI Bank.

     Article 215 of ICICI Bank's Articles of Association provides that the directors and officers of ICICI Bank shall be indemnified by ICICI Bank against all costs, losses and expenses which any director or officer may incur or become liable for by reason of any contract entered into or act done by him in his capacity as officer or director, including any liability incurred by him in defending any proceeding brought against officers and directors in their capacity if the indemnified officer or director receives judgment in his favor or is acquitted in such proceeding.

     The form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of ICICI Bank and its officers and directors.

     ICICI has obtained directors and officers insurance providing indemnification for certain of ICICI Bank's directors, officers or employees for certain liabilities.

Item 15. Recent Sales of Unregistered Securities

     ICICI Bank has not sold any unregistered securities to the public in the last three years.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.         Description of the Document
-----------         -----------------------------------------------------------
   1.1              Form of Underwriting Agreement
   3.1              ICICI Bank Articles of Association, as amended.
   3.2              ICICI Bank Memorandum of Association, as amended (including in Exhibit 3.1)
  *4.1              Form of Deposit Agreement among ICICI Bank, Bankers Trust
                    Company and the holders from time to time of American
                    Depositary Receipts issued thereunder (including as an
                    exhibit), the form of American Depositary Receipt).
   4.2              ICICI Bank's Specimen Certificate for Equity Shares.
  *5.1              Opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co.
   8.1              Opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co. as
                    to certain Indian tax matters (included under "Taxation--
                    Indian Tax" in the Prospectus included as part of this Registration Statement).
   8.2              Opinion of Davis Polk & Wardwell as to certain US tax
                    matters (included under "Taxation --United States Tax" in the Prospectus included as part of this Registration

                    Statement).
   15.1 Letter of KPMG, India, Independent Auditors, as to unaudited interim financial information
   23.1             Consent of KPMG, India, Independent Auditors.
   23.2             Consent of Amarchand & Mangaldas & Suresh A. Shroff & Co.
   23.3             Consent of Davis Polk & Wardwell
   24.1             Powers of Attorney
---------------
* To be filed by amendment.

(b)  Financial Statement Schedules.

     Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or the
 Notes thereto.

Item 17. Undertakings

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, ADRs representing the ADSs in such denominations and registered in such names as required by the Underwriters to permit prompt deliver to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification by it is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mumbai, India on February 11, 2000.

                                      ICICI BANK LIMITED

                                      By: /s/ H. N. SINOR
                                         ---------------------------------------
                                                         H. N. Sinor
                                           Managing Director and Chief Executive
                                             Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                              Title                        Date
------------------------------------  ---------------------------------   ------------------
          /s/ H. N. SINOR
------------------------------------  Managing Director and Chief         February 11, 2000
             H.N. Sinor               Executive Officer and Director

           K. V. KAMATH*
------------------------------------  Director                            February 11, 2000
            K.V. Kamath

          LALITA D. GUPTE*
------------------------------------  Director                            February 11, 2000
          Lalita D. Gupte

           SATISH C. JHA*
------------------------------------  Director                            February 11, 2000
           Satish C. Jha

           R. RAJAMANI*
------------------------------------  Director                            February 11, 2000
            R. Rajamani

           B.V. BHARGAVA*
------------------------------------  Director                            February 11, 2000
           B.V. Bhargava

         UDAY M. CHITALE*
------------------------------------  Director                            February 11, 2000
          Uday M. Chitale

         SOMESH R. SATHE*
------------------------------------  Director                            February 11, 2000
          Somesh R. Sathe

       /S/ G. VENKATAKRISHNAN
------------------------------------  Executive Vice President and        February 11, 2000
         G. Venkatakrishnan           Chief Financial Officer

        /S/ BHASHYAM SESHAN
------------------------------------  Company Secretary                   February 11, 2000
          Bhashyam Seshan



*  By: /s/ H. N. SINOR
      ----------------------------------------------------
      Name:                  H.N. Sinor
      Title: Managing Director and Chief Executive Officer

AUTHORIZED REPRESENTATIVE

PUGLISI & ASSOCIATES,
As the duly authorized representative
Of ICICI Bank Limited in the United States

By: /s/ DONALD J. PUGLISI
   ----------------------------------------
Name:  Donald J. Puglisi
Title: Managing Director

                                 EXHIBIT INDEX

Exhibit No.    Description of the Document
-----------    ---------------------------
   1.1         Form of Underwriting Agreement
   3.1         ICICI Bank Articles of Association, as amended.
   3.2         ICICI Bank Memorandum of Association, as amended (including in
               Exhibit 3.1)
  *4.1         Form of Deposit Agreement among ICICI Bank, Bankers Trust Company and the holders from time to time of American Depositary Receipts issued thereunder (including as an exhibit), the form of American
               Depositary Receipt).
   4.2         ICICI Bank's Specimen Certificate for Equity Shares.
  *5.1         Opinion of & Mangaldas & Suresh A. Shroff & Co.
   8.1         Opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co. as to
               certain Indian tax matters (included under "Taxation--Indian Tax"
               in the Prospectus included as part of this Registration
               Statement).
   8.2         Opinion of Davis Polk & Wardwell as to certain US tax
               matters (included under "Taxation --United States Tax" in
               the Prospectus included as part of this Registration
               Statement).
  15.1         Letter of KPMG, India, Independent Auditors, as to unaudited interim financial information
  23.1         Consent of KPMG, India, Independent Auditors.
  23.2         Consent of Amarchand & Mangaldas & Suresh A. Shroff & Co.
  23.3         Consent of Davis Polk & Wardwell
  24.1         Powers of Attorney
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* To be filed by amendment.